As filed with the Securities and Exchange Commission on September 6, 2024.
Registration No. 333-273479

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Xos, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	3711	98-1550505
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)
3550 Tyburn Street
Los Angeles, California 90065
Tel: (818) 316-1890
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Christen Romero
General Counsel
Xos, Inc.
3550 Tyburn Street
Los Angeles, California 90065
Tel: (818) 316-1890
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copies to:
Dave Peinsipp
Logan Tiari
Cooley LLP
3 Embarcadero Center, 20th Floor
San Francisco, California 94111
Tel: (415) 693-2000
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
Xos, Inc., a Delaware corporation, filed a Registration Statement on Form S-1 on July 27, 2023, which was declared effective on August 8, 2023 (as amended and supplemented, the “registration statement”). This Post-Effective Amendment No. 1 to Form S-1 (the “Post-Effective Amendment”) is being filed in order to update certain disclosures in the registration statement.
On March 29, 2024, Xos, Inc. filed its Annual Report on Form 10-K for fiscal year ended December 31, 2023 (the “Annual Report on Form 10-K”). On May 15, 2024 and August 14, 2024, Xos, Inc. filed its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, respectively (the “Quarterly Reports on 10-Q” and together with the Annual Report on Form 10-K, the “SEC Reports”). Interested parties should refer to such SEC Reports for more information.
The form of prospectus included in this Post-Effective Amendment may be used in one or more offerings by one or more selling stockholders identified in the prospectus contained herein with one or more of the underwriters named therein and with different types and amounts of securities offered.
No additional securities are being registered under this Post-Effective Amendment. All applicable registration fees were paid at the time of the original filing of the registration statement.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling securityholder may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION - DATED SEPTEMBER 6, 2024
Up to 3,333,333 Shares of our Common Stock
This prospectus relates to the resale of up to 3,333,333 shares (the “Shares”) of our common stock, $0.0001 par value per share (our “Common Stock”), by YA II PN, LTD., a Cayman Islands exempt limited partnership (the “Selling Securityholder”). The shares included in this prospectus consist of shares of our Common Stock that we have issued or that we may, in our discretion, elect to issue and sell to the Selling Securityholder, from time to time after the date of this prospectus, pursuant to a standby equity purchase agreement we entered into with the Selling Securityholder on March 23, 2022, as amended on June 22, 2023 (as amended, the “Purchase Agreement” or “SEPA”), in which the Selling Securityholder has committed to purchase from us, at our direction, up to $125.0 million of our Common Stock of which $119.4 million remains unsold as of the date of this prospectus, subject to terms and conditions specified in the Purchase Agreement. Concurrently with our execution of the Purchase Agreement on March 23, 2022, we issued 619 shares of our Common Stock (as adjusted for the one-for-thirty reverse stock split of our Common Stock effected on December 6, 2023 (the “Reverse Stock Split”)) to the Selling Securityholder as consideration for its irrevocable commitment to purchase shares of our Common Stock at our election in our discretion, from time to time after the date of this prospectus, upon the terms and subject to the satisfaction of the conditions set forth in the Purchase Agreement. See the section entitled “Committed Equity Financing” for a description of the Purchase Agreement and the section entitled “Selling Securityholder” for additional information regarding the Selling Securityholder.
Our registration of the securities covered by this prospectus does not mean that the Selling Securityholder will offer or sell any of the shares of our Common Stock. The Selling Securityholder may offer, sell or distribute all or a portion of their shares of our Common Stock publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of shares of our Common Stock by the Selling Securityholder pursuant to this prospectus. However, we may receive up to $119.4 million in aggregate gross proceeds from sales of our Common Stock to the Selling Securityholder that we may, in our discretion, elect to make, from time to time after the date of this prospectus, pursuant to the Purchase Agreement. We provide more information about how the Selling Securityholder may sell or otherwise dispose the shares of our Common Stock in the section entitled “Plan of Distribution.” The Selling Securityholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).
We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.
Our Common Stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “XOS.” On September 5, 2024, the closing price of our Common Stock was $4.90.
Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 15 of this prospectus to read about factors you should consider before buying our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is September 6, 2024.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Securityholder have authorized anyone to provide you with different information. Neither we nor the Selling Securityholder are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholder may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale of the securities offered by the Selling Securityholder described in this prospectus.
Neither we nor the Selling Securityholder have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholder take responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholder will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”
On August 20, 2021, the transactions contemplated by the Agreement and Plan of Merger, dated as of February 21, 2021, as amended on May 14, 2021 (the “Merger Agreement”), by and among NextGen Acquisition Corporation, a Cayman Islands exempted company limited by shares (“NextGen”), Sky Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of NextGen (“Merger Sub”), and Xos, Inc., a Delaware corporation (now known as Xos Fleet, Inc., “Legacy Xos”), were consummated, whereby (i) Merger Sub merged with and into Legacy Xos, the separate corporate existence of Merger Sub ceased and Legacy Xos became the surviving corporation and a wholly owned subsidiary of NextGen (“Xos” or the “Company,” and such transaction the “Merger” or the “Business Combination”). Immediately prior to the closing of the Merger (the “Closing” and such date of the Closing, the “Closing Date”), NextGen changed its jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and domesticating and continuing as a corporation formed under the laws of the State of Delaware. In connection with the Business Combination, NextGen changed its name to Xos, Inc.
Unless the context indicates otherwise, references in this prospectus to the “Company,” “Xos,” “we,” “us,” “our” and similar terms refer to Xos, Inc. (f/k/a NextGen Acquisition Corporation) and its consolidated subsidiaries (including Legacy Xos). References to “NextGen” refer to our predecessor company prior to the consummation of the Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have based these forward-looking statements on our current expectations and projections about future events. All statements, other than statements of present or historical fact included in this prospectus are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “will,” “would” or the negative of such terms or other similar expressions. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. We caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995.
As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:
•our ability to continue as a going concern, and our ability to raise additional financing in upcoming periods, which may not be available on acceptable terms, or at all;
•the effect of the transaction with ElectraMeccanica Vehicles Corp., initially announced on January 11, 2024 and consummated on March 26, 2024, on our business relationships, operating results and business generally;
•our ability to successfully commercialize our product and service offerings to customers over time;
•delays in the design, manufacturing and wide-spread deployment of our products;
•our ability to grow market share in our existing markets or any new markets we may enter;
•our ability to successfully complete strategic relationships and alliances with third-parties or acquisitions in the future;
•changes in domestic and foreign business, market, financial, political and legal conditions;
•changes in applicable laws or regulations;
•the outcome of any legal proceedings against us;
•our financial and business performance, including financial projections and business metrics and any underlying assumptions thereunder;
•changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;
•our ability to maintain an effective system of internal controls over financial reporting, including our ability to remediate the existing material weaknesses in our internal controls;
•our ability to manage our growth effectively;
•our ability to achieve and maintain profitability in the future;
•our ability to access sources of capital, including debt financing and other sources of capital to finance operations and growth;

•our ability to maintain and enhance our products and brand, and to attract customers;
•our ability to execute our business model, including market acceptance of our planned products and services and achieving sufficient production volumes at acceptable quality levels and prices;
•our ability to source certain of our critical inventory items, including battery cells, semiconductor chips and vehicle bodies and aluminum;
•our ability to successfully manage supply shortages and disruptions, product delivery delays, and anticipate costs and production timing in light of those challenges;
•our ability to scale in a cost-effective manner, including hiring qualified personnel, particularly during hiring difficulties, to meet our manufacturing and delivery goals;
•developments and projections relating to our competitors and industry;
•global general economic and political conditions, recessions, interest rates, inflation, uncertain credit and global financial markets, including potential future bank failures, health crises, supply chain disruption, fuel prices, international currency fluctuations, and geopolitical events, such as local and national elections, corruption, political instability and acts of war or military conflict, including repercussions of the military conflicts between Russia and Ukraine and in the Middle East, or terrorism on our business and the actions we may take in response thereto;
•our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;
•expectations regarding the time during which we will be an emerging growth company under the Jumpstart Our Business Startups Act of 2012, as amended;
•our future capital requirements and sources and uses of cash, including our ability to timely obtain financing on favorable terms or at all;
•the outcome of any known and unknown litigation and regulatory proceedings; and
•any other risks and uncertainties set forth in this prospectus in the section entitled “Risk Factors.”
Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Additional cautionary statements or discussions of risks and uncertainties that could affect our results or the achievement of the expectations described in forward-looking statements may also be contained in any accompanying prospectus supplement.
Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such statements included in this prospectus may not prove to be accurate. Should one or more of the risks or uncertainties described in this prospectus materialize, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in the section entitled “Risk Factors” and in our periodic filings with the SEC. Our SEC filings are available publicly on the SEC’s website at www.sec.gov.
You should read this prospectus and any accompanying prospectus supplement completely and with the understanding that our actual future results, levels of activity and performance as well as other events and circumstances may be materially different from what we expect. Forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this prospectus, and we expressly disclaim any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in our expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required by law. We qualify all of our forward-looking statements by these cautionary statements.

PROSPECTUS SUMMARY
This summary highlights selected information appearing in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information set forth in the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and the consolidated financial statements and related notes included elsewhere in this prospectus before making an investment decision.
The Company
We and our wholly owned subsidiaries (collectively, the “Company” or “Xos”) are a leading fleet electrification solutions provider committed to the decarbonization of commercial transportation. We design and manufacture Class 5-8 battery-electric commercial vehicles that travel on last-mile, back-to-base routes of up to 200 miles per day. We also offer charging infrastructure products and services through Xos Energy Solutions™ to support electric vehicle fleets. Our proprietary fleet management software, Xosphere™, integrates vehicle operation and vehicle charging to provide commercial fleet operators a more seamless and cost-efficient vehicle ownership experience than traditional internal combustion engine counterparts. We developed the X-Platform (our proprietary, purpose-built vehicle chassis platform) and the X-Pack (our proprietary battery system) specifically for the medium- and heavy-duty commercial vehicle segment with a focus on last-mile commercial fleet operations.
On March 26, 2024, we completed the previously announced business combination involving ElectraMeccanica Vehicles Corp.(“ElectraMeccanica”), whereby we acquired all of the issued and outstanding common shares of ElectraMeccanica (“ElectraMeccanica Shares”) pursuant to a plan of arrangement (the “Plan of Arrangement”) under the Business Corporations Act (British Columbia) (the “Arrangement”) in accordance with the terms of an arrangement agreement entered into by Xos and ElectraMeccanica on January 11, 2024, as amended on January 31, 2024 (the “Arrangement Agreement”). Subject to the terms and conditions set forth in the Arrangement Agreement and the Plan of Arrangement, on March 26, 2024, each ElectraMeccanica Share outstanding immediately prior to the effective time of the Arrangement was converted automatically into the right to receive 0.0143739 of a share of Common Stock, for total consideration of 1,766,388 shares of Common Stock. See Note 19 - Subsequent Events in the accompanying consolidated financial statements for more information.
As an early-stage growth company, we have incurred net losses and cash outflows since our inception. We will continue to incur net losses and cash outflows in accordance with our operating plan as we continue to scale our operations to meet anticipated demand and seek to establish our product and service offerings. As a result, our ability to access capital is critical and until we can generate sufficient revenue to cover our operating expenses, working capital and capital expenditures, and we will need to raise additional capital in order to fund and scale our operations. These conditions and events raise substantial doubt about our ability to continue as a going concern.
Products & Services
Xos Vehicles
Class 5-6 Medium Duty Rolling Chassis: We currently manufacture a Class 5-6 Medium Duty Rolling Chassis (the “MD X-Platform”) with multiple body options to address a range of customer applications. The modularity of our MD X-Platform allows for numerous use cases and body configurations to satisfy customer demands. Today the most popular customer configurations utilizing our MD X-Platform include the following:
•Commercial Stepvans: Stepvan configurations are an attractive choice for our wide-range of parcel delivery, linen, and food & beverage customers.
•Armored Trucks: Armored truck configurations using our MD X-Platform are popular with Xos customers specializing in armored cash transport and logistics.
Class 7-8 Heavy Duty Chassis: In May 2022 we launched our Class 7-8 Heavy Duty Chassis (the “HD X-Platform,” and together with the “MD X-Platform, the “X-Platform”). We plan to continue to develop the HD X-

Platform for use by future customers in regional haul fleets with body configurations to include box trucks, refrigerated units, and flatbeds.
Xos Product Development: We are designing our next-generation chassis to reduce per-unit production costs, increase technological capabilities and improve total cost of ownership (“TCO”) for fleet operators. The next-generation chassis will continue to be designed for a wide range of use cases, including parcel delivery, uniform rental, and cash-in-transit industries.
Powered by Xos™
Our Powered by Xos™ business provides mix-use powertrain solutions for off-highway, industrial and other commercial equipment and specialty vehicles, such as school buses, medical and dental clinics, blood donation vehicles, and mobile command vehicles. Our powertrain offerings encompass a broad range of solutions, including high-voltage batteries, power distribution and management componentry, battery management systems, system controls, inverters, electric traction motors and auxiliary drive systems. We support some of the industry’s leading chassis manufacturers through Powered by Xos, including Winnebago and Blue Bird Bus.
Xos Energy Solutions™
Xos Energy Solutions™ is our comprehensive charging infrastructure business through which Xos offers mobile and stationary multi-application chargers, mobile energy storage, and turnkey energy infrastructure services to accelerate client transitions to electric fleets. Xos Energy Solutions™ product and service offerings maximize incentive capture and reduce energy infrastructure installation times and costs. Xos Energy Solutions™ offers customers full service project management, electric vehicle chargers and ancillary equipment, and infrastructure installation services. This service is available to customers whether they use Xos trucks, competitor trucks, or a mixed fleet.
In January 2024, we announced the next generation of the Xos Hub™-a rapid-deployment mobile charger designed to expedite fleet transitions to electric vehicles. The next generation Xos Hub™ offers customers 280kWh of energy storage capacity and charging rates up to 160kW. The Xos Hub™ is capable of simultaneously charging up to four electric vehicles. Xos has made deliveries to several customers, including FedEx Ground and Duke Energy, and expects to deliver units to several other large fleets in the coming months.
Xosphere™
Our fleet management platform-Xosphere™-interconnects vehicle, maintenance, charging, and service data to improve overall customer experience. The Xosphere™ aims to minimize electric fleet total cost of ownership (“TCO”) through fleet management integration and predictive servicing data. Our comprehensive suite of tools allows fleet operators to (i) monitor vehicle and charging performance in real-time with in-depth telematics; (ii) reduce charging cost; (iii) optimize energy usage; and (iv) manage maintenance and service support with a single software tool. Xosphere™ also includes connection modules that feature over-the-air update (OTA) capabilities through Xos’ cloud intelligence platform and feature remote diagnostics and maintenance services. Xosphere™ is compatible with Xos vehicles, powertrains, and charging solutions, regardless of the customer’s specific mix of products and services. As a result, Xos customers are empowered to cross-manage and optimize multiple Xos products with a single tool.
Committed Equity Financing
On March 23, 2022, we entered into a Standby Equity Purchase Agreement, as amended on June 22, 2023 (as amended, the “Purchase Agreement” or “SEPA”), with YA II PN, LTD., a Cayman Islands exempt limited partnership (the “Selling Securityholder” or “Yorkville”). Pursuant to the Purchase Agreement, we have the right to sell to Yorkville up to $125.0 million of shares of our Common Stock of which $119.4 million remains unsold as of the date of this prospectus, subject to certain limitations and conditions set forth in the Purchase Agreement, from time to time during the term of the Purchase Agreement. Sales of our Common Stock to Yorkville under the Purchase Agreement, and the timing of any such sales, are at our option, and we are under no obligation to sell any securities to Yorkville under the Purchase Agreement. In accordance with our obligations under the Purchase Agreement, we have filed the registration statement that includes this prospectus with the SEC to register under the Securities Act the resale by Yorkville of up to 3,333,333 shares of our Common Stock that we may elect, in our sole discretion, to issue and sell to Yorkville, from time to time under the Purchase Agreement.
Upon the satisfaction of the conditions to Yorkville’s purchase obligation set forth in the Purchase Agreement, including that the registration statement of which this prospectus forms a part be declared effective by the SEC and the final form of this prospectus is filed with the SEC, we will have the right, but not the obligation, from time to time at our discretion until February 11, 2026, to direct Yorkville to purchase a specified amount of shares of our Common Stock (each such sale, an “Advance”) by delivering written notice to Yorkville (each, an “Advance Notice”). While there is no mandatory minimum amount for any Advance, it may not exceed the lesser of (i) the number of shares of our Common Stock equal to $20.0 million divided by the closing price of our Common Stock for the trading day immediately preceding an Advance Notice or (ii) a certain percentage of the average daily trading volume during regular trading hours for the three trading days immediately preceding an Advance Notice, unless a different amount is agreed to by Yorkville and us.
The per share purchase price for the shares of our Common Stock, if any, that we elect to sell to the Selling Securityholder in an Advance pursuant to the Purchase Agreement will be determined by reference to the volume weighted average price of our Common Stock (the “VWAP”), less a discount of either 3% or 5%, and calculated in accordance with the Purchase Agreement, provided however that we may establish a minimum acceptable price in each Advance Notice below which we shall not be obligated to make any sales to the Selling Securityholder.
There is no upper limit on the price per share that Yorkville could be obligated to pay for our Common Stock we may elect to sell to it in any Advance. The purchase price per share of our Common Stock that we may elect to sell to Yorkville in an Advance under the Purchase Agreement will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction.
We will control the timing and amount of any sales of our Common Stock to Yorkville. Actual sales of shares of our Common Stock to Yorkville under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, which may include, among other things, market conditions, the trading price of our Common Stock and determinations by us as to the appropriate sources of funding for our business and its operations.
At the annual meeting of our stockholders held on May 31, 2023, our stockholders approved, as is required by the applicable Nasdaq rules and regulations, the issuance of 20% or more of the shares of our Common Stock outstanding immediately prior to the execution of the Purchase Agreement, pursuant to the Purchase Agreement with Yorkville. We may not issue or sell any shares of our Common Stock to Yorkville under the Purchase Agreement which, when aggregated with all other shares of our Common Stock then beneficially owned by Yorkville and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 promulgated thereunder), would result in Yorkville beneficially owning more than 9.99% of the outstanding shares of our Common Stock, provided that if any portion of an Advance would cause Yorkville to exceed the beneficial ownership limitation due to Yorkville’s ownership of our securities convertible into our Common Stock, then the maximum number of shares of our Common Stock that such securities will be convertible into will be reduced by the number of shares of our Common Stock included in such Advance for such period that Yorkville holds such shares of our Common Stock covered by such Advance and the number of shares of our Common Stock covered by such Advance will not be reduced (the “Beneficial Ownership Limitation”).
Yorkville has agreed that it and its affiliates will not engage in any short sales of our Common Stock nor enter into any transaction that establishes a net short position in our Common Stock during the term of the Purchase Agreement.
The Purchase Agreement will automatically terminate on the earliest to occur of (i) February 11, 2026 or (ii) the date on which the Selling Securityholder shall have purchased from us under the Purchase Agreement shares of our Common Stock for an aggregate gross purchase price of $125.0 million. We have the right to terminate the Purchase Agreement at no cost or penalty upon five trading days’ prior written notice to Yorkville, provided that there are no outstanding Advance Notices and all outstanding amounts owed to Yorkville are repaid. We and Yorkville may also agree to terminate the Purchase Agreement by mutual written consent. Neither we nor Yorkville may assign or transfer our respective rights and obligations under the Purchase Agreement, and no provision of the Purchase Agreement may be modified or waived by us or Yorkville other than by an instrument in writing signed by both parties.
As consideration for Yorkville’s commitment to purchase shares of our Common Stock at our direction upon the terms and subject to the conditions set forth in the Purchase Agreement, upon execution of the Purchase Agreement, we issued 619 shares of our Common Stock to Yorkville.
The Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.
On June 22, 2023, we and Yorkville entered into the Side Letter (the “Side Letter”) to the Securities Purchase Agreement, dated August 9, 2022 (the “Securities Purchase Agreement”), by and between us and Yorkville for the sale and issuance of the convertible debentures in the principal amount of up to $35.0 million (the “Convertible Debentures”), pursuant to which we and Yorkville agreed, among other things, to remove the restriction on our ability to effect an Advance (as defined below) under the Purchase Agreement, provided that for so long as any principal (“Principal”) and interest (“Interest”) remain outstanding under the Convertible Debentures, we may only (i) effect an Advance under the Purchase Agreement if (x) the daily VWAP of our Common Stock is less than a certain floor price (“Floor Price,” which was $17.70 (as adjusted for the Reverse Stock Split) as of the date of this prospectus) for five consecutive trading days, or (y) we have issued pursuant to the Convertible Debentures in excess of 95% of the shares of our Common Stock available under the Exchange Cap, as defined in the Convertible Debentures (each, a “Triggering Event”), and has not been cured in accordance with clause (A), (B), or (C) of Section 2(a) of the Convertible Debentures, and (ii) designate an Option 1 Advance Amount (as defined below). Pursuant to the Side Letter, the proceeds from any Advance (the “Advance Proceeds”) shall offset an equal amount outstanding under the Convertible Debentures as an optional redemption pursuant to the Convertible Debentures (an “Optional Redemption”). During each calendar month, any portion of the Advance Proceeds that would result in the cumulative reduction to the outstanding principal under the Convertible Debentures by more than $3.0 million (“Excess Proceeds”) shall be split such that 75% of such Excess Proceeds is paid to us pursuant to the terms of the Purchase Agreement and 25% of such Excess Proceeds is applied as an Optional Redemption on the Convertible Debentures. Each Triggered Principal Amount (which is $3.0 million, or up to $4.0 million in certain circumstances) under the Convertible Debentures (as defined therein) shall be reduced by any such Optional Redemptions including any Advance Proceeds that were offset against amounts outstanding under the Convertible Debentures as an Optional Redemption as set forth in the 30 days prior to the applicable monthly prepayment date. The Convertible Debentures were fully repaid prior to December 31, 2023.
The net proceeds under the Purchase Agreement to us will depend on the frequency and prices at which we sell shares of our Common Stock to Yorkville. We expect to use any amounts that we receive under the Purchase Agreement for working capital and general corporate purposes.
We do not know what the purchase price for our Common Stock will be and therefore cannot be certain as to the number of shares we might issue to Yorkville under the Purchase Agreement. As of September 3, 2024, there were 8,003,858 shares of our Common Stock outstanding, of which 4,912,613 shares were held by non-affiliates. Although the Purchase Agreement provides that we may sell up to $125.0 million of our Common Stock to the Selling Securityholder of which $119.4 million remains unsold as of the date of this prospectus, only 3,333,333 shares of our Common Stock are being registered for resale by the Selling Securityholder under the registration statement that includes this prospectus.
If and when we elect to issue and sell shares to Yorkville under the Purchase Agreement, we may need to register for resale under the Securities Act additional shares of our Common Stock in order to receive aggregate gross proceeds equal to the $125.0 million available to us under the Purchase Agreement, of which $119.4 million remains potentially available as of the date of this prospectus, depending on market prices for our Common Stock. If all of the 3,333,333 shares offered by Yorkville for resale under the registration statement that includes this prospectus were issued and outstanding as of the date of this prospectus (without taking into account the 9.99% Beneficial Ownership Limitation), such shares would represent approximately 29.4% of the total number of shares of our Common Stock outstanding and approximately 40.4% of the total number of outstanding shares held by non-affiliates, in each case as of September 3, 2024. If we elect to issue and sell more than the number of shares offered under this prospectus to Yorkville, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares, which could cause substantial additional dilution to our stockholders. The number of shares ultimately offered for resale by Yorkville is dependent upon the number of shares we may elect to sell to Yorkville under the Purchase Agreement.
There are substantial risks to our stockholders as a result of the sale and issuance of our Common Stock to Yorkville under the Purchase Agreement. These risks include the potential for substantial dilution and significant declines in our stock price. See the section entitled “Risk Factors.” Issuances of our Common Stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of our Common Stock that our existing stockholders own will not decrease as a result of sales, if any, under the Purchase Agreement, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to Yorkville.
For more detailed information regarding the Purchase Agreement, see the section entitled “Committed Equity Financing.”

Summary of Risk Factors
Our ability to implement our business strategy is subject to numerous risks that you should be aware of before making an investment decision. The principal risks we perceive are described more fully in the section entitled “Risk Factors,” immediately following this prospectus summary. These risks include the following, among others, any one or more of which could have a material adverse effect on our business, prospects, financial condition and operating results:
•There is substantial doubt about our ability to continue as a going concern through the next 12 months from the date of the condensed consolidated financial statements in this prospectus.
•Our limited operating history makes evaluating our business and future prospects difficult and may increase the risk of your investment.
•Our mix of offerings, such as Xos Energy Services™ and Xosphere™, is novel in the industry and has yet to be tested in the long term.
•We are an early-stage company with a history of losses and may incur significant expenses and continuing losses for the foreseeable future.
•We have yet to achieve positive operating cash flow and, given our projected funding needs, our ability to generate positive cash flow is uncertain.
•Our financial results may vary significantly from period to period due to fluctuations in our product development cycle and operating costs, product demand and other factors.
•Our business plans require a significant amount of capital. In addition, our future capital needs may require us to sell additional equity or debt securities that may dilute our stockholders or introduce covenants that may restrict our operations or our ability to pay dividends.
•We have incurred substantial debt, which could impair our flexibility and access to capital and adversely affect our financial position, and our business would be adversely affected if we are unable to service our debt obligations and are subject to default.
•The sale and issuance of our Common Stock to the Selling Securityholder will cause dilution to our existing stockholders, and the sale of the shares of our Common Stock acquired by the Selling Securityholder, or the perception that such sales may occur, could cause the price of our Common Stock to fall.
•We have experienced and may in the future experience significant delays in the design, manufacturing and wide-spread deployment of our products.
•We previously restated our financial statements for several prior periods, which resulted in unanticipated costs and may adversely affect investor confidence, our stock price, our ability to raise capital in the future and our reputation.
•We identified material weaknesses in our internal control over financial reporting, and we may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements of our financial statements. If we fail to remediate any material weaknesses or if we otherwise fail to establish and maintain effective control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected.
•If we fail to successfully tool our manufacturing facilities or if our manufacturing facilities become inoperable, we will be unable to produce our vehicles and our business will be harmed.
•We are or may be subject to risks associated with strategic alliances or acquisitions and may not be able to identify adequate strategic relationship opportunities, or form strategic relationships, in the future.

•We derive a significant portion of our revenues from a small number of customers; if revenues derived from these customers decrease or the timing of such revenues fluctuates, our business and results of operations could be negatively affected.
•Our delay in providing sufficient charging solutions for our vehicles has resulted in the delay of the delivery of our vehicles to customers.
•We are dependent on our suppliers, some of which are limited source or single-source suppliers, and their inability or unwillingness to deliver necessary components and materials used in our products at prices and volumes, performance and specifications acceptable to us could harm our business.
•Our business and prospects depend significantly on our ability to build the Xos brand. We may not successfully establish, maintain and strengthen the Xos brand, and our brand and reputation could be harmed by negative publicity regarding Xos or our products.
•If we fail to manage our growth effectively, we may not be able to further design, develop, manufacture and market our products successfully.
•Our battery packs use lithium-ion battery cells, a class of batteries which have been observed to catch fire or vent smoke and flame.
•We have, and may again, experience increases in costs, disruption of supply or shortage of materials, in particular for lithium-ion battery cells, semiconductors and other key components.
•We rely on complex machinery for the manufacture of our products, which involves a significant degree of risk and uncertainty in terms of operational performance and costs.
•We may be unable to realize the opportunities expected from the acquisition of ElectraMeccanica.
•We may face regulatory limitations on our ability to sell vehicles directly to consumers.
•Compliance obligations and/or the actual or perceived failure to comply with existing or future laws, regulations, contracts, self-regulatory schemes, standards, and other obligations related to data privacy and security (including security incidents) could harm our business.
•The performance characteristics of our products may vary, due to factors outside of our control, which could harm our ability to develop, market and deploy our products.
•We may have insufficient reserves to cover future warranty or part replacement needs or other vehicle, powertrain and battery pack repair requirements, including any potential software upgrades.
•We have experienced product recalls and may experience future product recalls.
•We are highly dependent on the services of Dakota Semler and Giordano Sordoni, our co-founders, as well as our key personnel and senior management, and if we are unable to attract and retain key personnel and hire qualified management, technical and electric vehicle engineering personnel, our ability to compete could be materially and adversely affected.
•The commercial vehicle market is highly competitive, and we may not be successful in competing in this industry.
•Our growth depends on the last-mile and return-to-base segment’s willingness to adopt electric vehicles.
•We have been and may continue to be impacted by macroeconomic conditions, including health crises, inflation, uncertain credit and global financial market, including potential bank failures, labor discord, supply chain disruption and geopolitical events, such as the war between Russia and Ukraine and in the Middle East.

Corporate Information
NextGen was incorporated on July 29, 2020 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. NextGen completed its initial public offering in October 2020. In August 2021, Merger Sub merged with and into Legacy Xos, whereupon the separate limited liability company existence of Merger Sub ceased and Legacy Xos became the surviving company and continued in existence as a subsidiary of NextGen. Prior to the Closing Date, NextGen changed its jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and domesticating and continuing as a corporation formed under the laws of the State of Delaware.
On the Closing Date, and in connection with the Closing, NextGen changed its name to Xos, Inc. Legacy Xos was deemed to be the accounting acquirer in the Business Combination based on an analysis of the criteria outlined in Accounting Standards Codification 805. While NextGen was the legal acquirer in the Business Combination, because Legacy Xos was deemed the accounting acquirer, the historical financial statements of Legacy Xos became the historical financial statements of the combined company, upon the consummation of the Business Combination.
On January 11, 2024, Xos, Inc. and ElectraMeccanica entered into the Arrangement Agreement pursuant to which Xos, Inc. acquired the ElectraMeccanica Shares pursuant to the Plan of Arrangement.
Implications of Being an Emerging Growth Company and a Smaller Reporting Company
We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We will remain an emerging growth company under the JOBS Act until the earliest of (a) the last day of our first fiscal year following the fifth anniversary of NextGen’s initial public offering (which is expected to be December 31, 2025), (b) the last date of our fiscal year in which we have total annual gross revenue of $1.235 billion or more, (c) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.
We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our voting and non-voting Common Stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our voting and non-voting Common Stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.
As a result, the information in this prospectus and that we provide to our investors in the future may be different in scope than what you might receive from other public reporting companies.

THE OFFERING

Issuer	Xos, Inc.

Issuance of Our Common Stock

Shares of Our Common Stock Offered by the Selling Securityholder	3,333,333 shares that we may elect, in our discretion, to issue and sell to the Selling Securityholder under the Purchase Agreement from time to time.

Shares of Our Common Stock Outstanding	8,003,858 shares (as of September 3, 2024).

Shares of Our Common Stock Outstanding After Giving Effect to the Issuance of the Shares Registered Hereunder	11,337,191 shares (based on total shares outstanding as of September 3, 2024).

Use of Proceeds
We will not receive any proceeds from the resale of shares of our Common Stock included in this prospectus by the Selling Securityholder. However, we may receive up to $125.0 million in aggregate gross proceeds under the Purchase Agreement from sales of our Common Stock that we may elect to make to the Selling Securityholder pursuant to the Purchase Agreement, if any, from time to time in our discretion. $119.4 million remains potentially available as of the date of this prospectus.
We expect to use any proceeds that we receive under the Purchase Agreement for working capital and general corporate purposes. See the section titled “Use of Proceeds.”

Market for Common Stock	Our Common Stock is currently traded on Nasdaq under the symbol “XOS.”

Risk Factors	See the section titled “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

RISK FACTORS
Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth herein. The occurrence of any of the events or developments described below, or of additional risks and uncertainties not presently known to us or that we currently deem immaterial, could materially and adversely affect our business, growth prospects financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.
Risks Related to this Offering
It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to the Selling Securityholder, or the actual gross proceeds resulting from those sales. Further, we may not have access to the full commitment amount under the Purchase Agreement with the Selling Securityholder.
On March 23, 2022, we entered into the Purchase Agreement, as amended on June 22, 2023, with the Selling Securityholder, pursuant to which the Selling Securityholder has committed to purchase up to $125.0 million of our Common Stock of which $119.4 million remains unsold as of the date of this prospectus, subject to certain limitations and conditions set forth in the Purchase Agreement. The shares of our Common Stock that may be issued under the Purchase Agreement may be sold by us to the Selling Securityholder at our discretion from time to time.
We generally have the right to control the timing and amount of any sales of shares of our Common Stock to the Selling Securityholder under the Purchase Agreement. Sales of our Common Stock, if any, to the Selling Securityholder under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Securityholder all, some or none of the shares of our Common Stock that may be available for us to sell to the Selling Securityholder pursuant to the Purchase Agreement.
Because the purchase price per share to be paid by the Selling Securityholder for the shares of our Common Stock that we may elect to sell to the Selling Securityholder under the Purchase Agreement, if any, will fluctuate based on the market prices of our Common Stock prior to each Advance made pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of our Common Stock that we will sell to the Selling Securityholder under the Purchase Agreement, the purchase price per share that the Selling Securityholder will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by the Selling Securityholder under the Purchase Agreement, if any.
Moreover, although the Purchase Agreement provides that we may sell up to an aggregate of $125.0 million of our Common Stock to the Selling Securityholder, of which $119.4 million remains unsold as of the date of this prospectus, only 3,333,333 shares of our Common Stock are being registered for resale under the registration statement that includes this prospectus. If we elect to sell to the Selling Securityholder all of the shares of our Common Stock being registered for resale under this prospectus, depending on the market price of our Common Stock prior to each advance made pursuant to the Purchase Agreement, the actual gross proceeds from the sale of all such shares may be substantially less than the $125.0 million available to us under the Purchase Agreement, which could materially adversely affect our liquidity.
If it becomes necessary for us to issue and sell to the Selling Securityholder under the Purchase Agreement more than the number of shares being registered for resale under this prospectus in order to receive the desired aggregate gross proceeds (up to the maximum of $125.0 million) under the Purchase Agreement, then we must file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Securityholder of any such additional shares of our Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective. Any issuance and sale by us under the Purchase Agreement of shares of our Common Stock in addition to the number of shares of our Common Stock being registered for resale by the Selling Securityholder under the registration statement that includes this prospectus could cause additional dilution to our stockholders.
We are not required or permitted to issue any shares of our Common Stock under the Purchase Agreement if such issuance would breach our obligations under the rules or regulations of Nasdaq. In addition, the Selling Securityholder will not be required to purchase any shares of our Common Stock under the Purchase Agreement if such sale would result in the Selling Securityholder’s beneficial ownership exceeding 9.99% of the then issued and outstanding Common Stock, provided that if any portion of an Advance would cause the Selling Securityholder to exceed the beneficial ownership limitation due to the Selling Securityholder’s ownership of our securities convertible into our Common Stock, then the maximum number of shares of our Common Stock that such securities will be convertible into will be reduced by the number of shares of our Common Stock included in such Advance for such period that the Selling Securityholder holds such shares of our Common Stock covered by such Advance and the number of shares of our Common Stock covered by such Advance will not be reduced. Our inability to access a part or all of the amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business.
The sale and issuance of our Common Stock to the Selling Securityholder will cause dilution to our existing stockholders, and the sale of the shares of our Common Stock acquired by the Selling Securityholder, or the perception that such sales may occur, could cause the price of our Common Stock to fall.
The purchase price for the shares that we may sell to the Selling Securityholder under the Purchase Agreement will fluctuate based on the price of our Common Stock. Depending on a number of factors, including market liquidity, sales of such shares may cause the trading price of our Common Stock to fall or to otherwise be lower than it would have been in the absence of such sales.
If and when we do sell shares to the Selling Securityholder, the Selling Securityholder may resell all, some, or none of those shares at its discretion, subject to the terms of the Purchase Agreement. Therefore, sales to the Selling Securityholder by us could result in substantial dilution to the interests of other holders of our Common Stock. Additionally, the sale of a substantial number of shares of our Common Stock to the Selling Securityholder, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a desirable time and price.
Investors who buy shares of our Common Stock at different times will likely pay different prices.
Pursuant to the Purchase Agreement, we control the timing and amount of any sales of our Common Stock to the Selling Securityholder. If and when we do elect to sell shares of our Common Stock to the Selling Securityholder pursuant to the Purchase Agreement, the Selling Securityholder may resell all, some or none of such shares in its discretion and at different prices, subject to the terms of the Purchase Agreement. As a result, investors who purchase shares from the Selling Securityholder in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Securityholder in this offering as a result of future sales made by us to the Selling Securityholder at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to the Selling Securityholder under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with the Selling Securityholder may make it more difficult for us to sell equity or equity-related securities in the future at a desirable time and price.
Our management team will have broad discretion over the use of the net proceeds from our sale of shares of our Common Stock to the Selling Securityholder, if any, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.
We expect to use any remaining proceeds that we receive under the Purchase Agreement for working capital and general corporate purposes. Our management team will have broad discretion as to the use of the net proceeds from our sale of shares of our Common Stock to the Selling Securityholder, if any, and we could use such proceeds for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management team with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management team to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.
Risks Related to our Business and Industry
There is substantial doubt about our ability to continue as a going concern through the next 12 months from the date of the condensed consolidated financial statements in this prospectus.
As an early-stage growth company, our ability to access capital is critical. Unless and until we can generate sufficient revenue to cover our operating expenses, working capital and capital expenditures, we will need to raise additional capital in order to fund and scale our operations. Our ability to access capital when needed is not assured and, if capital is not available to us when, and in the amounts, needed, we could be required to delay, scale back or abandon some or all of our development programs and other operations.
Additional equity financing may not be available on favorable terms or at all and, if available, could be dilutive to current stockholders. Our ability to access the Purchase Agreement is dependent on trading volumes and market price of our Common Stock, and certain other applicable conditions. Debt financing, if available, may involve restrictive covenants and dilutive financing instruments. Moreover, the terms of any financing may adversely affect the holdings or the rights of our stockholders and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our Common Stock to decline. Moreover, $20.0 million aggregate principal amount of convertible notes will need to be repaid out of our available cash on August 11, 2025, unless converted, extended or refinanced.
Global general economic and political conditions, such as a potential recession, inflation, uncertain credit and global financial markets, including potential future bank failures, health crises, supply chain disruption, fuel prices, international currency fluctuations, and geopolitical events such as local and national elections, corruption, political instability and tensions and acts of war or military conflict including repercussions of the wars between Russia and Ukraine and in the Middle East, or terrorism, have and could continue to adversely impact our ability to raise additional funds, among other things.
Since inception, we financed our operations primarily from the sales of our Common Stock, the Business Combination, the ElectraMeccanica acquisition and the issuance of debt. As of June 30, 2024, our principal sources of liquidity were cash and cash equivalents aggregating to $19.7 million (including cash acquired pursuant to the Arrangement with ElectraMeccanica, which closed on March 26, 2024).
If we seek additional financing to fund our business activities in the future, any doubt about our ability to continue as a going concern may make prospective investors or other financing sources more resistant or unwilling to provide funding to us on commercially reasonable terms, or at all. In addition, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our audited financial statements and/or seek protection under Chapters 7 or 11 of the United States Bankruptcy Code. This could potentially cause us to cease operations and result in a complete or partial loss of your investment in our Common Stock.
If capital is not available to us when, and in the amounts, needed, we could be required to delay, scale back, or abandon some or all of our operations and development programs, which would materially harm our business, financial condition and results of operations. Due to uncertainties discussed above, we have concluded that there is substantial doubt about our ability to continue as a going concern through the next 12 months from the date of the condensed consolidated financial statements in this prospectus. Our consolidated financial information does not include any adjustments that might result from the outcome of this uncertainty.
Our limited operating history makes evaluating our business and future prospects difficult and may increase the risk of your investment.
We face risks and difficulties as an early-stage company with a limited operating history. If we do not successfully address these risks, our business, prospects, financial condition and operating results may be materially and adversely affected. Xos Fleet, Inc. (“Legacy Xos”) was originally incorporated as a California corporation in October 2015 and converted into a Delaware corporation in December 2020. As further described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the Business Combination (as defined therein) was completed in August 2021. We have a very limited operating history on which investors can base an evaluation of our business, prospects, financial condition and operating results. We intend to derive our revenue from the sale of our products and services. There are no assurances that we will be able to retain existing or secure future business with customers.
Our mix of offerings, such as Xos Energy Services™ and Xosphere™, is novel in the industry and has yet to be tested in the long term. Any failure to commercialize our strategic plans could have a material adverse effect on our operating results and business, harm our reputation and could result in substantial liabilities that exceed our resources.
We have certain offerings, such as Xos Energy Services™ and Xosphere™, that are novel in the industry and subject us to substantial risk given the significant expenditures required before receipt of substantial revenue. These offerings have limited operating histories and have yet to be tested on a large scale. Demand for these offerings may not ultimately meet expectations and/or products and services in development may never become commercially available, either of which may have a material adverse effect on our business, prospects, financial condition and operating results.
New services and products ordinarily encounter difficulties, many of which are beyond our control, including substantial risks and expenses in the course of establishing or entering new markets, organizing operations and undertaking marketing activities. We may also encounter unforeseen expenses, difficulties or delays in connection with developing such services and products, including, but not limited to, those related to providing energy services and related infrastructure, providing financing options, increasing service personnel and supplying insurance and other risk products. The likelihood of our success with offerings such as Xos Energy Services™ and Xosphere™ must be considered in light of these risks and expenses, potential complications or delays and the competitive environment in which we operate. Therefore, there can be no assurances that our business plan will prove successful. We may not be able to generate significant revenue or operate profitably, which may have a material adverse effect on our business, prospects, financial condition and operating results.
Risks Relating to the Design, Supply and Manufacturing of our Products
We have experienced and may in the future experience significant delays in the design, manufacturing and wide-spread deployment of our products, which could harm our business, prospects, financial condition and operating results.
There are often delays in the design, development, manufacturing and release of new products, and to the extent we delay the launch or manufacture of our products, our growth prospects could be adversely affected. We have experienced delays in our battery production activities, which have resulted in a manufacturing backlog in our vehicle assembly line. If we are not able to manufacture sufficient vehicles and powertrains that meet our specifications, we may need to partner with contract manufacturers or expand our manufacturing capabilities, which may cause us to incur additional costs and delay deployment of our products. Furthermore, we rely on third-party suppliers for the provision and development of many of the key components and materials used in our products, and to the extent we experience any delays, we may need to seek alternative suppliers. If we experience delays by our third-party outsourcing partners or suppliers, we could experience delays in delivering on our timelines.
Any delay in the design, development, manufacturing and release of our products could materially damage our brand, business, prospects, financial condition and operating results.
We may not be able to accurately plan our production, which may result in us carrying excess and/or obsolete raw material inventory.
We generally make decisions on our production level and timing, procurement, facility requirements, personnel needs and other resources requirements based on estimates made in light of certain production and sales forecasts, our past dealings with such customers, market conditions and other relevant factors. Our customers’ final purchase orders may not be consistent with our estimates. If the final purchase orders substantially differ from our estimates, we may have excess raw material inventory or material shortages. Excess inventory could result in unprofitable sales or write-offs as our products are susceptible to obsolescence and price declines. Expediting additional material to make up for any shortages within a short time frame could result in unprofitable sales or cause us to adjust delivery dates. In either case, our results of operation would fluctuate from period to period.
Our ability to develop and manufacture our products of sufficient quality and appeal to customers on schedule and on a large scale will require significant capital expenditures and is unproven and still evolving.
Our future business model depends in large part on our ability to execute our plans to design, develop, manufacture, market, deploy and service our products at scale, which will require significant capital expenditures. We also retain third-party vendors and service providers to engineer, design, develop, test and manufacture some of the critical systems and components of our products. While this approach allows us to draw upon such third-parties’ industry knowledge and expertise, there can be no assurance such systems and components will be successfully developed to our specifications or delivered in a timely manner to meet our program timing requirements.
Our continued development and manufacture of our products are and will be subject to a number of risks, including with respect to:
•our ability to acquire and install the equipment necessary to manufacture the desired quantity of our products within the specified design tolerances;
•long- and short-term durability of our products to withstand day-to-day wear and tear;
•compliance with environmental, workplace safety and similar regulations;
•engineering, designing, testing and securing delivery of critical systems and components on acceptable terms and in a timely manner;
•delays in delivery of final systems and components by our suppliers;
•shifts in demand for our current products and future derivatives built off the X-Platform™;
•the compatibility of the X-Platform™ with future vehicle designs;
•our ability to attract, recruit, hire and train skilled employees;
•quality controls, particularly as we plan to expand our manufacturing capabilities;
•delays or disruptions in our supply chain, like those we have recently experienced due to broader macroeconomic trends;
•other delays and cost overruns; and
•our ability to secure additional funding, if necessary.
If we are unable to develop and manufacture products of sufficient quality and appeal to customers on schedule and on a large scale, our business, prospects, financial condition and operating results may be materially and adversely affected.
We have no experience to date in high volume manufacturing of our products.
We do not know whether we will be able to develop efficient, automated, low-cost manufacturing capabilities and processes that will enable us to meet the quality, price, engineering, design and manufacturing standards, as well as the manufacturing volumes, required to successfully mass market our products. Even if we are successful in developing high volume manufacturing capabilities and processes, we do not know whether we will be able to do so in a manner that avoids significant delays and cost overruns, including as a result of factors beyond our control such as problems with suppliers and vendors or force majeure events, meets our product commercialization and manufacturing schedules and satisfies the requirements of customers and potential customers. If we were to experience delays, disruptions, capacity constraints or quality control problems in manufacturing operations, product shipments could be delayed or rejected and our customers could consequently elect to change product demand. These disruptions could negatively impact our revenues, competitive position and reputation.
Our manufacturing facilities and the equipment used to manufacture our products would be costly to replace and could require substantial lead time to replace and qualify for use. Our manufacturing facilities may be harmed or rendered inoperable by natural or man-made disasters, including, war, military conflicts earthquakes, flooding, fire and power outages, or by health crises, which may render it difficult or impossible for us to manufacture our products for some period of time. The inability to manufacture our products, or the backlog that could develop if our manufacturing facilities are inoperable for even a short period of time, may result in the loss of customers or harm our reputation and have a negative impact on our operating results.
If we fail to successfully tool our manufacturing facilities or if our manufacturing facilities become inoperable, we will be unable to produce our vehicles and our business will be harmed.
Tooling our manufacturing facilities for production of our vehicles and our future expansion plans are complicated and present significant challenges. If any of our manufacturing facilities are not tooled in conformity with our requirements, repair or remediation may be required and could require us to take vehicle production offline, delay plans for increasing production capacity, or construct alternate facilities, which could materially limit our manufacturing capacity, delay planned increases in manufacturing volumes, delay the start of production of new product lines, or adversely affect our ability to timely sell and deliver our electric vehicles to customers. Any repair or remediation efforts could also require us to bear substantial additional costs, including both the direct costs of such activities and potentially costly litigation or other legal proceedings related to any identified defect, and there can be no assurance that our insurance policies or other recoveries would be sufficient to cover all or any of such costs. Any of the foregoing consequences could have a material adverse effect on our business, prospects, results of operations and financial condition and could cause our results of operations to differ materially from our current expectations.
We are dependent on our suppliers, some of which are limited source or single-source suppliers, and the inability or unwillingness of these suppliers, due to increased demand or other factors, to deliver necessary components and materials used in our products at prices, and volumes, performance and specifications acceptable to us, could have a material adverse effect on our business, prospects, financial condition and operating results.
We rely on third-party suppliers for the provision and development of many of the key components and materials used in our products. While we plan to obtain components and materials from multiple sources whenever possible, some of the components and materials used in our products will be purchased by us from a single or limited number of sources. Our third-party suppliers may not meet their product specifications and performance characteristics, which would impact our ability to achieve our product specifications and performance characteristics as well. Additionally, our third-party suppliers may not obtain the required certifications for their products or provide warranties that are necessary for our products.
We may become dependent on a single source third-party supplier of battery packs. The inability or unwillingness of such single source third-party supplier to deliver battery packs at prices, timelines, volumes performance and specifications acceptable to use would likely have a material adverse impact on our business, prospects, financial condition and operating results.
Generally, if we are unable to obtain components and materials from our suppliers or if our suppliers decide to create or supply competing products, our business could be adversely affected. We have less negotiating leverage with suppliers than larger and more established automobile manufacturers and may not be able to obtain favorable pricing and other terms for the foreseeable future. While we believe that we can establish alternate supply relationships and can obtain or engineer replacement components for our limited source components, we may be unable to do so in the short term, or at all, at prices, volumes or quality levels that are favorable to us. In addition, if these suppliers experience financial difficulties, cease operations, or otherwise face business disruptions, we may be required to provide substantial financial support to ensure supply continuity or take other measures to ensure components and materials remain available. Any disruption could affect our ability to deliver products and could increase our costs, which could have a material adverse effect on our business, prospects, financial condition and operating results.
Our battery packs use lithium-ion battery cells, a class of batteries which have been observed to catch fire or vent smoke and flame.
Our battery packs use lithium-ion battery cells. On rare occasions, lithium-ion battery cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion battery cells. This has occurred in our testing as we refine our battery design. While we have taken measures to enhance the safety of our battery designs, a future field or testing failure of our battery packs could occur, which could subject us to litigation, inquiries, product recalls or redesign efforts, all of which would be time-consuming and expensive. Also, negative public perceptions regarding the suitability of lithium-ion battery cells for automotive applications or any future incident involving lithium-ion battery cells such as a vehicle or other fire, even if such incident does not involve our battery packs, could negatively affect our brand and harm our business, prospects, financial condition and operating results.
In addition, a significant number of lithium-ion battery cells are stored at our facilities and the facilities of our manufacturing partners and suppliers. Any mishandling of battery cells may cause disruption to the operation of such facilities. A safety issue or fire related to the battery cells could disrupt operations or cause manufacturing delays, and could lead to adverse publicity, litigation or a safety recall. Moreover, any failure of a competitor’s electric vehicle or energy storage product may cause indirect adverse publicity for us and our products. Such adverse publicity could negatively affect our brand and harm our business, prospects, financial condition and operating results.
We have, and may again, experience increases in costs, disruption of supply or shortage of materials, in particular for lithium-ion battery cells, semiconductors and other key components, which have harmed and could continue to harm our business.
We and our suppliers have experienced, and may continue to experience, increases in the cost of, or a sustained interruption in the supply or shortage of, components and materials. Any such cost increase, supply interruption or shortage could materially and negatively impact our business, prospects, financial condition and operating results. We and our suppliers use various materials in our respective businesses and products, including for example lithium-ion battery cells and steel, and the prices for such components and materials fluctuate. Additionally, the available supply of such components and materials are and may continue to be unstable, depending on market conditions and global demand, including as a result of increased production of electric vehicles and battery packs by us and our competitors, and could adversely affect our business and operating results. For instance, we are exposed to multiple risks relating to lithium-ion battery cells. These risks include:
•an increase in the cost, or decrease in the available supply, of materials used in our battery packs;
•disruption in the supply of battery cells due to quality issues or recalls by battery cell manufacturers; and
•fluctuations in the value of any foreign currencies in which battery cell and related raw material purchases are or may be denominated against the U.S. dollar.
Our business is dependent on the continued supply of lithium-ion battery cells for the battery packs used in our vehicles and powertrains. Any disruption in the supply of battery cells could disrupt production of our products. We heavily rely on international shipping to transport battery packs and the components and materials used in our proprietary battery packs from our suppliers. Delays due to congestion in west coast ports have caused, and may in the future cause, us to use more expensive air freight or other more costly methods to receive components and materials. Furthermore, fluctuations or shortages in petroleum and other economic conditions have caused, and may in the future cause, us to experience significant increases in freight charges and material costs.
Additionally, we and other vehicle manufacturers that utilize integrated circuits have been negatively impacted by shortages of semiconductors. A combination of factors, including increased demand for consumer electronics, automotive manufacturing shutdowns due to the COVID-19 pandemic, the rapid recovery of demand for vehicles and long lead times for wafer production, have contributed to the shortage of semiconductors. A shortage of semiconductors or other key components or materials could cause a significant disruption to our production schedule. If we are unable to obtain sufficient semiconductors or other key components or materials that have experienced or may experience shortages, or if we cannot find other methods to mitigate the impact of any such shortage, then our financial condition and results of operations may be materially and adversely affected.
Substantial increases in the prices for components or materials utilized in the manufacture of our products, such as those charged by suppliers of battery cells, semiconductors or other key components or materials, would increase our operating costs, and could reduce our margins if the increased costs cannot be recouped through increased vehicle, powertrain or battery pack sales. Any attempts to increase prices in response to increased component or material costs could result in cancellations of orders and reservations and materially and adversely affect our brand, image, business, prospects and operating results.
We rely on complex machinery for the manufacture of our products, which involves a significant degree of risk and uncertainty in terms of operational performance and costs.
We rely on complex machinery for the manufacture and assembly of our products, which involves a significant degree of uncertainty and risk in terms of operational performance and costs. Our facilities and the facilities of our suppliers contain large-scale machinery consisting of many components. These components may suffer unexpected malfunctions from time to time and may depend on repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions of these components may significantly affect the intended operational efficiency.
Operational performance and costs can be difficult to predict and are often influenced by factors outside of our control, such as, but not limited to, scarcity of natural resources, environmental hazards and remediation, costs associated with decommissioning of machines, labor disputes and strikes, difficulty or delays in obtaining permits, damage to or defects in electronic systems, industrial accidents, fire, seismic activity and natural disasters. Should operational risks materialize, it may result in the personal injury to or death of workers, the loss of manufacturing equipment, damage to manufacturing facilities, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs, reputational damage and potential legal liabilities, all which could have a material adverse effect on our business, prospects, financial condition or operating results.
Furthermore, manufacturing technology may evolve rapidly, and we may decide to update our manufacturing processes more quickly than expected, which may result in material increases in our expenses and/or capital expenditures. Moreover, as we scale the commercial production of our vehicles, our experience has caused, and may in the future cause, us to discontinue the use of already installed equipment in favor of different or additional equipment. The useful life of any equipment that would be retired early as a result would be shortened, causing the depreciation on such equipment to be accelerated, and our results of operations could be negatively impacted.
Our delay in providing sufficient charging solutions for our vehicles has resulted in the delay of the delivery of vehicles to customers.
Our delay in providing sufficient charging solutions for our vehicles has resulted in the delay of the delivery of vehicles to customers. Demand for our vehicles and the customer’s willingness to take delivery depends in large part on the availability of charging infrastructure. Most vehicles in our targeted segments operate on last-mile routes that generally return to base hubs on a daily basis, and fleet operators may choose to purchase fewer Xos vehicles, or none at all, if they are unable to install sufficient dedicated charging infrastructure. We have experienced customers delaying or declining delivery of vehicles due to a lack of charging infrastructure. Our charging solutions now being offered through Xos Energy Services™ may not be sufficient to meet customer needs. Our efforts to install, configure and implement dedicated charging solutions have been affected by numerous factors, such as;
•the cost, availability, standardization and quality of commercial electric vehicle charging systems;

•the availability of government incentives and our ability to navigate legal requirements, such as permits, associated with installing electric vehicle charging systems;
•our ability to hire skilled employees, or train new employees, that are qualified to install and/or service electric vehicle charging systems; and
•electric grid capacity and reliability.
In addition, while the prevalence of public charging stations and third-party charging networks generally has been increasing, charging station locations are significantly less widespread than gas stations. Moreover, the charging bays at such stations or networks may (i) have limited availability, (ii) be unable to accommodate commercial electrical vehicles such as our products, and/or (iii) feature charging times that are unacceptable to our customers. Any failure of public charging stations or third-party charging networks to meet customer expectations or needs, including quality of experience, could impact the demand for electric vehicles, including ours.
We derive a significant portion of our revenues from a small number of customers; if revenues derived from these customers decrease or the timing of such revenues fluctuates, our business and results of operations could be negatively affected.
We currently derive a significant portion of our revenues from a small number of customers, and this trend may continue for the foreseeable future. During the year ended December 31, 2023, two customers accounted for 54% and 10%, respectively, of our revenues, and during the six months ended June 30, 2024, two customers accounted for 25% and 10% of our revenues. The loss of any one of our significant customers, a reduction in the purchases of our products by such customers or the cancellation of significant purchases by any of these customers would reduce our revenues and could harm our ability to achieve or sustain expected results of operations, and a delay of significant purchases, even if only temporary, would reduce our revenues in the period of the delay. Any such reduction in revenues may also impact our cash resources available for other purposes, such as research and development.
Our business and prospects depend significantly on our ability to build the Xos brand. We may not successfully establish, maintain and strengthen the Xos brand, and our brand and reputation could be harmed by negative publicity regarding Xos or our products.
Our business and prospects are heavily dependent on our ability to develop, maintain and strengthen the Xos brand. If we do not establish, maintain and strengthen our brand, we may lose the opportunity to build a critical mass of customers, and our business, prospects, financial condition and operating results may be materially and adversely affected.
Promoting and positioning our brand will likely depend significantly on our ability to provide high-quality products and engage with our existing and potential customers as intended, and we have limited experience in these areas. In addition, our ability to develop, maintain and strengthen the Xos brand will depend heavily on the success of our customer development and branding efforts. Our target customers may be reluctant to acquire products from a new and unproven company such as Xos. In addition, our novel technology and design may not align with target customer preferences. If we do not develop and maintain a strong brand, our business, prospects, financial condition and operating results will be materially and adversely impacted.
In addition, if negative incidents relating to our products occur or are perceived to have occurred, whether or not such incidents are our fault, we could be subject to adverse publicity. In particular, given the popularity of social media, any negative publicity, whether true or not, could quickly proliferate and harm consumer perceptions and confidence in the Xos brand. Furthermore, there is the risk of potential adverse publicity related to our manufacturing or other partners whether or not such publicity is related to their collaboration with us. Our ability to successfully position our brand could also be adversely affected by perceptions about the quality of our competitors’ products.

In addition, from time to time, products may be evaluated and reviewed by third-parties. Any negative reviews or reviews which compare us unfavorably to competitors could adversely affect customer perception of our products.
If we fail to manage our growth effectively, we may not be able to further design, develop, manufacture and market our products successfully.
Any failure to manage our growth effectively could materially and adversely affect our business, prospects, operating results and financial condition. We intend to expand our operations significantly. We expect our future expansion to include:
•expanding the management team;
•hiring and training new personnel;
•leveraging consultants to assist with company growth and development;
•expanding our product offering across products, as well as services such as Xos Energy Services™ and Xosphere™;
•controlling expenses and investments in anticipation of expanded operations;
•establishing or expanding design, research and development, manufacturing, sales and service facilities;
•implementing and enhancing administrative infrastructure, systems and processes; and
•expanding into new markets.
As of June 30, 2024, we had 174 employees, of which 173 were full-time employees, as well as 20 contractors. We intend to strategically hire personnel across a variety of functions as business needs arise. However, we may have difficulties hiring qualified personnel at times, such as during challenging labor markets. Because our vehicles and powertrains are based on a different technology platform than traditional internal combustion engines, individuals with sufficient training and experience in alternative fuel technologies may not be available to hire, and as a result, we may need to expend significant time and expense training newly hired employees. Competition for individuals with experience designing, manufacturing and servicing vehicles and powertrains and their software is intense, and we may not be able to attract, integrate, train, motivate or retain sufficient highly qualified personnel. The failure to attract, integrate, train, motivate and retain these additional employees could seriously harm our business, prospects, financial condition and operating results.
The performance characteristics of our products may vary due to factors outside of our control, which could harm our ability to develop, market and deploy our products.
The performance characteristics of our products, including the expected range, may vary due to factors outside of our control. Our products are subject to continuous design and development updates, and there are no assurances that they will be able to meet their projected performance characteristics. External factors may also impact the performance characteristics of our products, including, but not limited to, driver behavior, speed, terrain, hardware efficiency, payload, vehicle or powertrain conditions and weather conditions. These external factors, as well as any operation of our products other than as intended, may affect the performance of our products, including range and longevity.
In addition, our products may contain defects in design and manufacturing that may cause them not to perform as expected or may require repair. We currently have a limited frame of reference by which to evaluate the performance of our products upon which our business prospects depend. There can be no assurance that we will be able to detect and fix any defects in our products. Our products may not perform consistent with customers’ expectations or on par with those of our competitors. See “—Risks Related to the Design, Supply and Manufacture of our Products—We have experienced product recalls and may experience future product recalls, that could materially and adversely affect our business, prospects, financial condition and operating results.”

If the average performance of our products, including the usable life of a battery pack or energy system, is below expectations, or if there are product defects or any other failure of our products to perform as expected, our reputation could be harmed, which could result in adverse publicity, lost revenue, delivery delays, product recalls, negative publicity, product liability claims and significant warranty and other expenses and could have a material adverse impact on our business, prospects, financial condition and operating results.
Insufficient reserves to cover future warranty or part replacement needs or other vehicle, powertrain and battery pack repair requirements, including any potential software upgrades, could materially and adversely affect our business, prospects, financial condition and operating results.
We will need to maintain reserves to cover part replacement and other vehicle, powertrain and battery pack repair needs, including any potential software upgrades or warranty claims. If our reserves are inadequate to cover future maintenance requirements on our products, our business, prospects, financial condition and operating results could be materially and adversely affected. We may become subject to significant and unexpected expenses, including claims from our customers. There can be no assurances that then-existing reserves will be sufficient to cover all expenses.
We have experienced product recalls and may experience future product recalls that could materially and adversely affect our business, prospects, financial condition and operating results.
We have experienced product recalls that have either been resolved or are in the process of being resolved. Any future product recall or complications from current recalls may result in negative publicity, damage our brand and materially and adversely affect our business, prospects, financial condition and operating results. In the future, we may, voluntarily or involuntarily, initiate a recall if any of our products, or components thereof, prove to be defective or noncompliant with applicable motor vehicle safety standards or other requirements. If a large number of products are the subject of a recall, or if needed replacement parts are not in adequate supply, we may not be able to deploy recalled products for a significant period of time. These types of disruptions could jeopardize our ability to fulfill existing contractual commitments or satisfy demand for our products and could also result in the loss of business to our competitors. Such recalls also involve significant expense and diversion of management attention and other resources, and could adversely affect our brand image, as well as our business, prospects, financial condition and operating results. Additionally, problems and defects experienced by other electric vehicles from other manufacturers could by association have a negative impact on perception and customer demand for our products.
We may become subject to product liability claims, including possible class action and derivative lawsuits, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.
Product liability claims, even those without merit or those that do not involve our products, could harm our business, prospects, financial condition and operating results. The automobile industry in particular experiences significant product liability claims, and we face inherent risk of exposure to claims in the event our products do not perform or are claimed to not have performed as expected. As is true for other electric vehicle suppliers, we expect in the future that our vehicles will be involved in crashes resulting in death or personal injury. Additionally, product liability claims that affect our competitors or suppliers may also cause indirect adverse publicity for us and our products.
A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product liability claim against us or our competitors could generate substantial negative publicity about our products and business and could have a material adverse effect on our brand, business, prospects, financial condition and operating results. We may self-insure against the risk of product liability claims, meaning that any product liability claims will likely have to be paid from company funds, not by insurance.

If we are unable to establish and maintain confidence in our long-term business prospects among customers and analysts and within our industry, then our financial condition, operating results, business prospects and access to capital may be materially and adversely affected.
Customers may be less likely to purchase our products if they do not believe that our business will succeed or that our service and support and other operations will continue in the long term. Similarly, suppliers and other third-parties may be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed. Accordingly, in order to build and maintain our business, we must maintain confidence among customers, suppliers, analysts, ratings agencies and other parties in our products, long-term financial viability and business prospects. Maintaining such confidence may be particularly challenging due to certain factors, including those that are largely outside of our control, such as our limited operating history, customer unfamiliarity with our products, any delays in scaling manufacturing, delivery and service operations to meet demand, competition, uncertainty regarding the future of electric vehicles (including our vehicles), our manufacturing and sales performance compared with market expectations and any negative publicity with respect to us, our competitors or the industry.
We have limited experience servicing our products and our integrated software. If we or our partners are unable to adequately service our products and integrated software, our business, prospects, financial condition and operating results may be materially and adversely affected.
Servicing electric vehicles is different than servicing vehicles with internal combustion engines and requires specialized skills, including high voltage training and servicing techniques. We have partnered with third-parties to perform certain servicing services on our vehicles, but our current or future third-party vehicle servicers may initially have limited experience in servicing vehicles like ours. There can be no assurance that our service arrangements will adequately address the service requirements of our customers to their satisfaction, or that we and our servicing partners will have sufficient resources, experience or inventory to meet these service requirements in a timely manner, particularly if the volume of our vehicle deliveries increases. In addition, if we are unable to roll out and establish a widespread service network that complies with applicable laws, customer satisfaction could be adversely affected, which in turn could materially and adversely affect our reputation and thus our sales, results of operations and prospects.
Our customers will also depend on our customer support team to resolve technical and operational issues relating to the integrated software underlying our products. As we continue to grow, additional pressure may be placed on our customer support team or partners, and we may be unable to respond quickly enough to accommodate short-term increases in customer demand for technical support. We also may be unable to modify the future scope and delivery of our technical support to compete with changes in the technical support provided by our competitors. Increased customer demand for support, without corresponding revenue, could increase costs and negatively affect our operating results. If we are unable establish a reputation for providing high-quality support or otherwise successfully address the service requirements of our customers, our brand may be harmed and we may be subject to claims from our customers, including loss of revenue or damages, and our business, prospects, financial condition and operating results may be materially and adversely affected.
We are highly dependent on the services of Dakota Semler and Giordano Sordoni, our co-founders, as well as our key personnel and senior management, and if we are unable to attract and retain key personnel and hire qualified management, technical and electric vehicle engineering personnel, our ability to compete could be materially and adversely affected.
Our success depends, in part, on our ability to retain our key personnel. We are highly dependent on the services of Dakota Semler and Giordano Sordoni, our co-founders. Messrs. Semler and Sordoni are the source of many of the ideas, the strategy and the execution driving the Company. If Messrs. Semler or Sordoni were to discontinue their services to us due to death, disability or any other reason, we would be significantly disadvantaged. Additionally, the unexpected loss of or failure to retain one or more of our key personnel and senior management members could adversely affect our business.

Our success also depends, in part, on our continuing ability to identify, hire, attract, train and develop other highly qualified personnel. Experienced and highly skilled personnel are in high demand and competition for such personnel can be intense, and our ability to hire, attract and retain them depends in part on our ability to provide competitive compensation. We may not be able to attract, assimilate, develop or retain qualified personnel in the future, and a failure to do so could adversely affect our business, including the execution of our business strategy. Any failure by our management team and our employees to perform as expected may have a material adverse effect on our business, prospects, financial condition and operating results.
We have entered and may continue to enter into agreements and non-binding purchase orders, letters of intent and memorandums of understanding or similar agreements for sales of our products, which are cancellable at the option of our customers.
We have entered and may continue to enter into agreements, purchase orders, letters of intent and memorandums of understanding or similar agreements for the sale of our products that include various cancellation rights in favor of the customer. For example, we have entered into binding distribution and purchase agreements for the purchase of vehicles; however, they are subject to the further entry into a definitive agreement with final pricing, warranty coverage and other terms. These purchase obligations may also be canceled by the customer with six months’ written notice. As a result, we cannot assure that we will be able to enter into a definitive agreement or that our customers will not exercise their cancellation rights. In addition, we have entered and may continue to enter into purchase orders, letters of intent and memorandums of understanding or similar agreements that are not binding on our customer and may also be subject to modification and cancellation provisions. Any of these adverse actions related to these agreements, purchase orders, letters of intent, memorandums of understanding or any future customer contracts could harm our business, prospects, financial condition and operating results.
The commercial vehicle market is highly competitive, and we may not be successful in competing in this industry.
We face intense competition in bringing our products to market. We face competition from many different sources in the commercial vehicle market for medium- and heavy-duty last-mile and return-to-base segments, including existing major commercial vehicle OEMs, such as Daimler, Ford, General Motors, Navistar, Paccar, and Volvo, as well as new companies that are developing alternative fuel and electric commercial vehicles. Many of our current and potential competitors, including Nikola, Rivian, Workhorse, Harbinger, The Lion Electric Company and Motiv Power Systems, may have significantly greater financial, technical, manufacturing, marketing and other resources than we do and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products, including their vehicles. Additionally, our competitors may also have greater name recognition, longer operating histories, larger sales forces, broader customer and industry relationships and greater resources than we do. These competitors also compete with us in recruiting and retaining qualified research and development, sales, marketing and management personnel, as well as in acquiring technologies complementary to, or necessary for, our products. Future mergers and acquisitions activity may result in even more resources being concentrated with our competitors. In addition, we also compete with manufacturers of vehicles with internal combustion engines. There are no assurances that customers will choose our vehicles over those of our competitors, or battery-electric over internal combustion engine vehicles. We expect additional competitors to enter the industry as well.
We expect competition in our industry to intensify from our existing and future competitors as consumer demand for electric and alternative fuel vehicles increases and regulatory scrutiny on the motor vehicle industry intensifies.
Our growth is dependent upon the last-mile and return-to-base segment’s willingness to adopt electric vehicles.
Our growth is highly dependent upon the adoption of electric vehicles by last-mile delivery fleets and companies. If the market for last-mile and return-to-base electric vehicles does not develop at the rate or in the manner or to the extent that we expect, or if critical assumptions we have made regarding the efficiency of our total cost of ownership are incorrect or incomplete, our business, prospects, financial condition and operating results could be materially and adversely affected. The rapidly evolving market for last-mile and return-to-base electric vehicles is new and untested and is characterized by rapidly changing technologies, price competition, numerous competitors, evolving government regulation and industry standards and uncertain customer demands and behaviors.
As a result, the market for our products could be affected by numerous factors, such as:
•perceptions about electric vehicle, powertrain and battery pack features, quality, safety, performance, reliability and cost;
•perceptions about the limited range over which electric vehicles may be driven on a single charge;
•government regulations and economic incentives;
•the availability of tax and other government incentives to purchase and operate alternative fuel, hybrid and electric vehicles or future laws requiring increased use of such vehicles;
•the decline of vehicle efficiency resulting from deterioration over time in the ability of a battery pack to hold a charge;
•the availability of service and associated costs for alternative fuel, hybrid or electric vehicles;
•competition, including from other types of alternative fuel, plug-in hybrid, electric and high fuel-economy internal combustion engine vehicles;
•changes or improvements in the fuel economy of internal combustion engines, competitors’ vehicles and vehicle controls or competitors’ electrified systems;
•fuel and energy prices, including volatility in the cost of fossil fuels, alternative fuels and electricity;
•the timing of adoption and implementation of fully autonomous vehicles;
•access to charging facilities and related infrastructure costs and standardization of electric vehicle charging systems;
•electric grid capacity and reliability; and
•macroeconomic factors.
We may not be able to successfully engage target customers or convert early trial deployments with commercial fleets into meaningful orders or additional deployments in the future.
Our success, and our ability to increase revenue and operate profitably, depends in part on our ability to identify target customers and to convert early trial deployments with commercial fleets into meaningful orders or additional deployments in the future. Our vehicles have been delivered to certain customers on an early trial deployment basis, where such customers have the ability to evaluate whether these vehicles meet such customers’ performance and other requirements before committing to meaningful orders or additional deployments in the future. If we are unable to meet customers’ performance requirements or industry specifications, identify target customers, convert early trial deployments in commercial fleets into meaningful orders or obtain additional deployments in the future, our business, prospects, financial condition and operating results may be materially and adversely affected.
Our products rely on software and hardware that is highly technical, and if these systems contain errors, bugs or vulnerabilities, or if we are unsuccessful in addressing or mitigating technical limitations in our systems, our business could be adversely affected.
Our products rely on software and hardware that is highly technical and complex and will require modification and updates over the life of the vehicle, powertrain or battery pack. In addition, our products depend on the ability of such software and hardware to store, retrieve, process and manage immense amounts of data. Our software and hardware may contain errors, bugs, design defects or vulnerabilities, and our systems are subject to certain technical limitations that may compromise our ability to meet our objectives. Some errors, bugs or vulnerabilities inherently may be difficult to detect and may only be discovered after the code has been released for external or internal use. Although we attempt to remedy any issues we observe in our products as effectively and rapidly as possible, such efforts may not be timely, may hamper production or may not be to the satisfaction of our customers. Additionally, if we are able to address any software issues but our over-the-air update procedures fail, such software updates may have to be installed locally, which could hamper our efforts to remedy issues in a timely fashion. If we are unable to prevent or effectively remedy errors, bugs, vulnerabilities or defects in our software and hardware, we may suffer damage to our reputation, loss of customers, loss of revenue or liability for damages, any of which could adversely affect our business and financial results.
The last-mile and return-to-base segment and our technology are rapidly evolving and may be subject to unforeseen changes which could adversely affect the demand for our vehicles and other products.
The last-mile and return-to-base segment is rapidly evolving and we may be unable to keep up with changes in electric vehicle technology or alternatives to electricity as a fuel source and, as a result, our competitiveness may suffer. Developments in technology or alternative technologies, such as advanced diesel, ethanol, hybrids, fuel cells, or compressed natural gas, or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect our business and prospects in ways we do not currently anticipate. As technologies evolve, particularly battery cell technology, we plan to release refreshed versions of our vehicles, which may also negatively impact the adoption of our existing products. For example, we have largely retired the Lyra™ battery technology from production. A relatively small number of Lyra™ batteries may still be used in certain Powered By Xos™ use cases and for service. Any failure by us to successfully react to changes in existing technologies could materially harm our competitive position and growth prospects.
The demand for electric vehicles depends, in part, on the continuation of current trends resulting from dependence on fossil fuels. Extended periods of low gasoline or other petroleum-based fuel prices could adversely affect demand for our products, which could materially and adversely affect our business, prospects, financial condition and operating results.
Gasoline and other petroleum-based fuel prices have been extremely volatile, and we believe this continuing volatility will persist. Lower gasoline or other petroleum-based fuel prices over extended periods of time may lower the perception in government and the private sector that cheaper, more readily available energy alternatives should be developed and produced. If gasoline or other petroleum-based fuel prices remain at deflated levels for extended periods of time, the demand for electric vehicles may decrease, which would have an adverse effect on our business, prospects, financial condition and operating results.
If the cost of gasoline and other petroleum-based fuel decreased significantly, the outlook for the long-term supply of oil to the United States improved, regulations or economic incentives related to fuel efficiency and alternative forms of energy were eliminated or reduced, or if there is a change in the perception that the burning of fossil fuels negatively impacts the environment, the demand for electric vehicles could be reduced, which could materially and adversely affect our business, prospects, financial condition and operating results.
We are or may be subject to risks associated with strategic alliances or acquisitions and may not be able to identify adequate strategic relationship opportunities, or form strategic relationships, in the future.
We have entered into non-binding memoranda of understanding and letters of intent (“MOUs”) with certain key manufacturers, suppliers and development partners to form strategic alliances with such third-parties, and may in the future enter into additional strategic alliances or joint ventures or minority equity investments, in each case with various third-parties for the manufacture of our products. There is no guarantee that any of our MOUs will lead to any binding agreements or lasting or successful business relationships with such key suppliers and development partners. If these strategic alliances are established, they may subject us to several risks, including risks associated with sharing proprietary information, non-performance by the third-party and increased expenses in establishing new strategic alliances, any of which may materially and adversely affect our business. We may have limited ability to monitor or control the actions of these third-parties and, to the extent any of these strategic third-parties suffer negative publicity or harm to their reputation from events relating to our business, we may suffer negative publicity or harm to our reputation by virtue of our association with any such third-party.

Strategic business relationships are expected to be an important factor in the growth and success of our business. However, there are no assurances that we will be able to continue to identify or secure suitable business relationship opportunities in the future and our competitors may capitalize on such opportunities before we do. Moreover, identifying such opportunities could require substantial management time and resources, and negotiating and financing relationships involves significant costs and uncertainties. If we are unable to successfully source and execute on strategic relationship opportunities in the future, our overall growth could be impaired, and our business, prospects, financial condition and operating results could be materially and adversely affected.
When appropriate opportunities arise, we may acquire additional assets, products, technologies or businesses that are complementary to our existing business. In addition to possible stockholder approval, we may need approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable laws and regulations. Obtaining the required approvals and licenses could result in increased delays and costs, and failure to do so may disrupt our business strategy. Furthermore, acquisitions and the subsequent integration of new assets and businesses into our own require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our operations. Acquired assets or businesses may not generate the financial results we expect. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.
Risks Related to our Financial Condition
We are an early-stage company with a history of losses and may incur significant expenses and continuing losses for the foreseeable future.
We incurred an operating loss of $21.6 million and $65.0 million for the six months ended June 30, 2024 and the year ended December 31, 2023, respectively. We believe that we will continue to incur operating and net losses each quarter until at least the time we begin wide-scale deliveries of our products and realize increased adoption of our service offerings. If we are unable to scale to wide-scale deliveries and realize increased adoption of our service offerings, we expect to continue to incur operating and net losses.
Even if we can successfully develop our products and attract additional customers, there can be no assurance that we will be financially successful. Our potential profitability is dependent upon the successful development and acceptance of our products, which may not occur.
We expect to continue to incur losses in future periods as we:
•continue to design, develop, manufacture and market our products;
•expand our manufacturing capabilities, including costs associated with contracting the assembly of our products;
•build up inventories of parts and components for our products;
•manufacture an inventory of our products;
•expand our design, development, installation and servicing capabilities;
•increase our sales and marketing activities and develop our distribution infrastructure; and
•increase our general and administrative functions to support our growing operations and to operate as a public company.
Because we will incur the costs and expenses from these efforts before we receive any incremental revenues with respect thereto, our losses in future periods may be significant. In addition, we may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in revenues, which would further increase our losses.

We will require significant capital to develop and grow our business, and we may be unable to adequately control the costs associated with our operations.
We will require significant capital to develop and grow our business, including developing and manufacturing our products, establishing or expanding design, research and development, manufacturing, sales and service facilities and building our brand. We have incurred and expect to continue incurring significant expenses which will impact our profitability, including research and development expenses (including related to developing and commercializing our products), raw material procurement costs, sales and distribution expenses as we build our brand and market our products, and general and administrative expenses as we scale our operations, identify and commit resources to investigate new areas of demand and incur costs as a public company. Our ability to become profitable in the future will not only depend on our ability to complete the design and development of our products to meet projected performance metrics, identify and investigate new areas of demand and successfully market our products, but also our ability to sell or lease products at prices needed to achieve our expected margins and control our costs. If we are unable to efficiently design, develop, manufacture, market, deploy, distribute and service our products, our margins, profitability and prospects may be materially and adversely affected.
We have yet to achieve positive operating cash flow and, given our projected funding needs, our ability to generate positive cash flow is uncertain.
We had negative cash flow from operating activities of $40.6 million and $39.3 million for the six months ended June 30, 2024 and the year ended December 31, 2023, respectively. Our business also will at times require significant amounts of working capital to support our expected future growth and expansion of products. An inability to generate positive cash flow for the near term may adversely affect our ability to raise needed capital for our business on reasonable terms or at all, diminish supplier or customer willingness to enter into transactions with us, and/or have other adverse effects that may decrease our long-term viability. There can be no assurance that we will achieve positive cash flow in the near future or at all.
Our financial results may vary significantly from period to period due to fluctuations in our product development cycle and operating costs, product demand and other factors.
We expect our period-to-period financial results to vary based on our operating costs and product demand, which we anticipate will fluctuate as the pace at which we continue to design, develop and manufacture new products, increase manufacturing capacity and establish or expand design, research and development, manufacturing, sales and service facilities varies. Additionally, our revenues from period to period may fluctuate as we identify and investigate areas of demand, adjust volumes and add new product derivatives based on market demand and margin opportunities, develop and introduce new products or introduce existing products to new markets. As a result of these factors, we believe that quarter-to-quarter comparisons of our financial results, especially in the short term, are not necessarily meaningful and that these comparisons cannot be relied upon as indicators of future performance. Moreover, our financial results may not meet expectations of equity research analysts or investors, who may be focused primarily on quarterly financial results, which could cause the trading price of our Common Stock to fall substantially, either suddenly or over time.
Our business plans require a significant amount of capital. In addition, our future capital needs may require us to sell additional equity or debt securities that may dilute our stockholders or introduce covenants that may restrict our operations or our ability to pay dividends.
We have incurred, and expect to continue incurring, significant expenses as we expand our business, and we expect that our level of expenses will be significantly affected by customer demand for our products and services. As a result, our ability to access capital is critical and until we can generate sufficient revenue to cover our operating expenses, working capital and capital expenditures, we will need to raise additional capital in order to fund and scale our operations. The fact that we have a limited operating history means, among other things, that we have limited historical data on the demand for our products. As a result, our future capital requirements are uncertain and actual capital requirements may differ from those we currently anticipate. We have obtained debt financing and, in the future, may need to seek equity or additional debt financing to finance a portion of our expenses. Such financing might not be available to us in a timely manner or on terms that are acceptable, or at all.

Our ability to obtain the necessary financing to carry out our business plan is subject to a number of factors, including general market conditions and investor acceptance of our business model, as well as restrictions arising from our existing debt securities (see “—Risks Related to our Indebtedness—We have incurred substantial debt, which could impair our flexibility and access to capital and adversely affect our financial position, and our business would be adversely affected if we are unable to service our debt obligations and are subject to default”). In addition, while we have $119.4 million potentially available under the Purchase Agreement as of the date of this prospectus and have received stockholder approval for the issuance of additional shares of our Common Stock in excess of Nasdaq limits, we are subject to certain limitations that may prevent us from fully utilizing the remaining commitment under the Purchase Agreement. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient capital, we may have to significantly reduce our spending, delay or cancel our planned activities or substantially change our corporate structure. We may not be able to obtain any funding, and we may not have sufficient resources to conduct our business as projected, both of which could mean that we would be forced to curtail or discontinue our operations.
In addition, our future capital needs and other business reasons could cause us to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity or equity-linked securities could dilute our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that may restrict our operations or our ability to pay dividends to our stockholders.
If we cannot raise additional capital in a timely manner and on acceptable terms, our operations and prospects could be negatively affected.
The unavailability, reduction or elimination of government and economic incentives could have a material adverse effect on our business, prospects, financial condition and operating results.
Any reduction, elimination or discriminatory application of government subsidies and economic incentives due to policy changes, the reduced push for such subsidies and incentives due to the perceived success of the electric vehicle industry or other reasons may result in the diminished competitiveness of alternative fuel and electric vehicles (including our products). While certain tax credits and other incentives for alternative energy production, alternative fuel vehicles and electric vehicles have been available in the past, there is no guarantee these programs will be available in the future. If current government subsidies and economic incentives, such as credits under the Inflation Reduction Act, are not available in the future, the affordability and attractiveness of our products and our financial position could be materially and adversely affected.
Our ability to use net operating loss carryforwards and other tax attributes may be limited in connection with the Business Combination or other ownership changes.
We have incurred losses during our history and may never achieve profitability. To the extent that we continue to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire. As of December 31, 2023, we had federal and state income tax net operating loss carryforwards of $429.6 million. This consists of approximately $197.3 million of federal net operating loss carryovers, and approximately $232.3 million of state net operating loss carryovers. The federal net operating loss carryovers have an indefinite carryforward period, and the state net operating loss carryovers may expire between 2036 and 2043.
Under current U.S. federal income tax law, U.S. federal net operating loss carryforwards generated in taxable periods beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such net operating loss carryforwards, is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to current U.S. federal income tax law.
In addition, our net operating loss carryforwards are subject to review and possible adjustment by the IRS and state tax authorities. Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), these federal net operating loss carryforwards and other tax attributes may become subject to an annual limitation in the event of certain cumulative changes in our ownership. An “ownership change” pursuant to Section 382 of the Code generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Our ability to utilize net operating loss carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes, including potential changes in connection with the Business Combination, the acquisition of ElectraMeccanica or other transactions. Similar rules may apply under state tax laws. If we earn taxable income, such limitations could result in increased future income tax liability to us and our future cash flows could be adversely affected. We have recorded a full valuation allowance related to our net operating loss carryforwards and other deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets.
We may not be able to obtain or agree on acceptable terms and conditions for all or a significant portion of the government grants, loans and other incentives for which we may apply. As a result, our business, prospects, financial condition and operating results may be adversely affected.
We have applied, and intend to continue to apply, for federal and state grants, loans and tax incentives under government programs designed to stimulate the economy and support the production of alternative fuel and electric vehicles and related technologies. We anticipate that in the future there will be new opportunities for us to apply for grants, loans and other incentives from U.S. federal, state and foreign governments. Our ability to obtain funds or incentives from government sources is subject to the availability of funds under applicable government programs and approval of our applications to participate in such programs. The application process for these funds and other incentives will likely be highly competitive. We cannot assure you that we will be successful in obtaining any of these additional grants, loans and other incentives or that we will be eligible for certain tax or other economic incentives. If we are not successful in obtaining any of these additional incentives and we are unable to find alternative sources of funding to meet our planned capital needs, our business and prospects could be materially adversely affected.
We previously restated our financial statements for several prior periods, which resulted in unanticipated costs and may adversely affect investor confidence, our stock price, our ability to raise capital in the future and our reputation.
On March 8, 2023, the Audit Committee of our Board of Directors, after discussion with management and with our independent registered public accounting firm, concluded that our previously issued unaudited condensed consolidated financial statements as of and for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022 (the “Affected Periods”) should no longer be relied upon due to (1) errors in recording results of a physical inventory count, which caused inventories to be overstated and cost of goods sold to be understated, and (2) the improper recording of duplicate inventory receipts as well as improper and inaccurate recording of prepaid inventories, which caused inventories, prepaid inventories (included within Prepaid expenses and other current assets) and accrued expenses (included within Other current liabilities) to be overstated. As a result, we restated the financial statements for the Affected Periods.
As a result, we incurred unanticipated costs for accounting and legal fees in connection with the restatements, and the restatements may have the effect of eroding investor confidence in us and our financial reporting and accounting practices and processes and may raise reputational issues for our business. The restatements, and any perception that our published results may again need to be restated, may negatively impact the trading price of our securities and make it more difficult for us to raise capital on acceptable terms, or at all.
We identified material weaknesses in our internal control over financial reporting, and we may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements of our financial statements. If we fail to remediate any material weaknesses or if we otherwise fail to establish and maintain effective control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected and it may adversely affect investor confidence, our reputation, our ability to raise additional capital, and our business operations and financial condition.
As a public company, we are required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on our internal control over financial reporting.

Management identified material weaknesses in our internal control over financial reporting related to the ineffective operation of controls related to inventory management and revenue recognition. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. For a discussion of management’s evaluation of our disclosure controls and procedures and the material weaknesses identified, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Internal Control Over Financial Reporting” of this prospectus.
Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and prevent fraud. We continue to evaluate steps to remediate the material weaknesses. These remediation measures may be time consuming and costly and there is no assurance that these measures will ultimately have the intended effects.
In order to remediate the material weaknesses in internal controls over financial reporting related to the ineffective operation of controls related to inventory management and revenue recognition, management is implementing financial reporting control changes, remediation steps to improve its disclosure controls to address the material weaknesses. Management, with the oversight of the Audit Committee of our Board of Directors, is implementing remediation steps to improve our disclosure controls and procedures and our internal controls over financial reporting, including further documenting and implementing control procedures to address the identified risks of material misstatements, and implementing monitoring activities over such control procedures. To further remediate the material weaknesses, management, including the Chief Executive Officer and Chief Financial Officer, have reaffirmed and re-emphasized the importance of internal controls, control consciousness and a strong control environment. We also expect to continue to review, optimize and enhance our financial reporting controls and procedures. These material weaknesses will not be considered remediated until the applicable remediated control operates for a sufficient period of time and management has concluded, through testing, that this enhanced control is operating effectively. Furthermore, we cannot ensure that the measures we have taken to date, and actions we may take in the future, will be sufficient to remediate in a timely manner or at all the control deficiencies that led to our material weaknesses in our internal controls over financial reporting or that they will prevent or avoid potential future material weaknesses due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, in the future these controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements.
If we are not able to remediate the material weaknesses, or if we identify any new material weaknesses in the future, then: we may be unable to maintain compliance with the requirements of securities laws, stock exchange listing rules, or debt instrument covenants regarding timely filing of information; we could lose access to sources of capital or liquidity; and investors may lose confidence in our financial reporting and our stock price may decline as a result. Though we are taking steps to remediate the material weaknesses, we cannot be assured that the measures we have taken to date, or any measures we may take in the future, will be sufficient to remediate the material weaknesses or avoid potential future material weaknesses or the perception thereof.
As a result of the material weaknesses described above and other related matters raised or that may in the future be identified, we face potential for adverse regulatory consequences, including investigations, penalties or suspensions by the SEC or Nasdaq, litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the material weaknesses in our internal control over financial reporting and the preparation of our consolidated financial statements. As of the date of this filing, we have no knowledge of any such regulatory consequences, litigation, claim or dispute. However, we can provide no assurance that such regulatory consequences, litigation, claim or dispute will not arise in the future. Any such regulatory consequences, litigation, claim or dispute, whether successful or not, could subject us to additional costs, divert the attention of our management, or impair our reputation. Each of these consequences could have a material adverse effect on our business, reputation, results of operations and financial condition.
We may identify future material weaknesses in our internal controls over financial reporting or fail to meet the demands that will be placed upon us as a public company, including the requirements of the Sarbanes-Oxley Act, and we may be unable to accurately report our financial results, or report them within the timeframes required by law or stock exchange regulations. We cannot assure that our existing material weaknesses will be remediated or that additional material weaknesses will not exist or otherwise be discovered or suspected, any of which could adversely affect our reputation, financial condition, and results of operations.
Risks Related to Our Indebtedness
We have incurred substantial debt, which could impair our flexibility and access to capital and adversely affect our financial position, and our business would be adversely affected if we are unable to service our debt obligations and are subject to default.
As of June 30, 2024 and December 31, 2023, we had total indebtedness of approximately $24.6 million and $25.3 million, respectively, consisting of convertible notes, equipment notes, finance lease liabilities and insurance financing notes. Our substantial indebtedness may:
•limit our ability to use our cash flow or borrow additional funds for working capital, capital expenditures, acquisitions, investments or other general business purposes;
•require us to use a substantial portion of our cash flow from operations to make debt service payments;
•limit our flexibility to plan for, or react to, changes in our business and industry, or our ability to take specified actions to take advantage of certain business opportunities that may be presented to us;
•result in dilution to our existing stockholders in the event the Convertible Note (as defined below) is settled in shares of our Common Stock;
•place us at a competitive disadvantage compared to our less leveraged competitors; and
•increase our vulnerability to the impact of adverse economic and industry conditions.
If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, seek additional capital or restructure or refinance our debt. These alternative measures may not be successful and may not permit us to meet our debt service obligations. In the absence of such cash flows and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet debt service and other obligations. If we do not make the required payments when due, either at maturity, or at applicable installment payment dates, or if we breach the agreement or become insolvent, the lender could elect to declare all amounts outstanding, together with accrued and unpaid interest, and other payments, to be immediately due and payable. If our indebtedness is accelerated, we cannot assure you that we will have sufficient assets to repay the indebtedness. Any default under our indebtedness would have a material adverse effect on our financial condition and our ability to continue our operations.
Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.
Our ability to make payments of principal or interest on our indebtedness depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. If the assumptions underlying our cash flow guidance are incorrect, our business may not continue to generate cash flow from operations in the future sufficient to service our indebtedness and make necessary capital expenditures.
If we are unable to generate cash flow sufficient to service our indebtedness and make necessary capital expenditures, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or issuing additional equity, equity-linked or debt instruments on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. If we are unable to engage in any of these activities or engage in these activities on desirable terms, we may be unable to meet our debt obligations, which would materially and adversely impact our business, financial condition and operating results.

Conversion of the Convertible Note may dilute the ownership interest of our stockholders or may otherwise depress the price of our Common Stock.
The conversion of some or all of the Convertible Note may dilute the ownership interests of our stockholders. If we elect to settle our conversion obligation with respect to the Convertible Note in shares of our Common Stock or a combination of cash and shares of our Common Stock, any sales in the public market of our Common Stock issuable upon such conversion could adversely affect prevailing market prices of our Common Stock. In addition, the existence of the Convertible Note may encourage short selling by market participants because the conversion of the Convertible Note could be used to satisfy short positions, or anticipated conversion of the Convertible Note into shares of our Common Stock could depress the price of our Common Stock.
Risks Related to our Acquisition of ElectraMeccanica
We may be unable to realize the opportunities expected from the acquisition of ElectraMeccanica, which could adversely affect our business, financial condition and results of operations.
The acquisition of ElectraMeccanica is expected to create growth, operational enhancement, expansion and other opportunities for us, including, among others, through significantly improving our capital position and financial flexibility and providing significant growth funding and runway to execute our business plan. The identification and scope of these opportunities is based on various assumptions, which may or may not prove to be accurate. These opportunities may not arise as expected, or we may not be able to realize the anticipated benefits from these opportunities, from the sources or in the amount, manner or time frame expected, or at all. In addition, we may incur additional or unexpected costs in order to pursue and/or realize these opportunities. Failure to realize these opportunities could significantly reduce the expected benefits associated with the acquisition of ElectraMeccanica.
Certain contractual counterparties may seek to modify contractual relationships with us, which could have an adverse effect on our business and operations.
As a result of the acquisition of ElectraMeccanica, we may experience impacts on relationships with contractual counterparties (such as suppliers, vendors, business partners or other third-party service providers) that may harm our business and results of operations. Certain counterparties may seek to terminate or modify contractual obligations following the acquisition whether or not contractual rights are triggered as a result of the acquisition. There can be no guarantee that our contractual counterparties will remain with or continue to have a relationship with us or do so on the same or similar contractual terms following the acquisition. If any contractual counterparties (such as suppliers, vendors, business partners or other third-party service providers) seek to terminate or modify contractual obligations or discontinue the relationship with us, our business and results of operations may be harmed.
Litigation filed against us or ElectraMeccanica could result in the payment of damages following completion of the acquisition.
Various demands and draft complaints were received by us and ElectraMeccanica, and lawsuits have been filed by purported stockholders, challenging the disclosures in the joint proxy statement/management information circular on Schedule 14A filed with the SEC and applicable Canadian securities regulatory authorities in connection with the acquisition of ElectraMeccanica. It is possible that additional lawsuits will be filed, or additional allegations will be made, with respect to the acquisition. We and our executive officers and members of our board of directors may also be the subject of potential claims and litigation related to or arising out of the acquisition. The results of complex legal proceedings are difficult to predict and could result in the payment of damages following completion of the acquisition. Moreover, any future litigation could be time consuming and expensive, could divert our attention away from regular business, and, if any lawsuit is adversely resolved, could have a material adverse effect on our business, results of operations or financial condition.

Significant costs have been incurred and are expected to be incurred in connection with the consummation of the acquisition of ElectraMeccanica and integrating it with the rest of our business.
We have incurred, and expect to continue to incur, costs related directly to completing the acquisition and integrating ElectraMeccanica with the rest of our business. Additional unanticipated costs may be incurred as we continue to integrate the two businesses. While we have assumed that certain expenses would be incurred in connection with the acquisition and integration, there are many factors beyond our control that could affect the total amount or the timing of expenses related to the acquisition and integration.
Legal and Regulatory Risks
We may face regulatory limitations on our ability to sell vehicles directly to consumers, which could materially and adversely affect our ability to sell our vehicles.
Our business plan includes the direct sale of vehicles to consumers. We have limited experience distributing directly to consumers, and the establishment of our national and global in-house sales and marketing function has proven expensive and time consuming. The laws governing licensing of dealers and sales of motor vehicles vary from state to state. Most states require a dealer license and/or manufacturers license to sell new motor vehicles within the state, and many states prohibit manufacturers or their affiliates from becoming licensed dealers and directly selling new motor vehicles to consumers from within that state. In addition, most states require that we have a physical dealership location in the state before we can be licensed as a dealer.
The application of these state laws to our operations continues to be difficult to predict. Laws in some states have limited our ability to obtain dealer licenses from state motor vehicle regulators and may continue to do so. We may face legal challenges to this distribution model. For instance, in states where direct sales are not permitted, dealers and their lobbying organizations may complain to the government or regulatory agencies that we are acting in the capacity of a dealer without a license. In some states, regulators may restrict or prohibit us from directly providing warranty repair service, or from contracting with third-parties who are not licensed dealers to provide warranty repair service. Even if regulators decide to permit us to sell vehicles, such decisions may be challenged by dealer associations and others as to whether such decisions comply with applicable state motor vehicle dealer laws. Further, even in jurisdictions where we believe applicable laws and regulations do not currently prohibit our direct sales model, legislatures may impose additional limitations.
Our distribution model also includes the sale of vehicles pursuant to agreements with dealers. Xos products sold through dealers may have significantly lower unit margins than those that we sell directly to consumers. Additionally, such dealer relationships may limit our ability to enter into similar agreements with other dealers in certain markets or affect sales in certain markets other than through the dealer assigned to such market. Our ability to terminate any dealership agreement may be limited due to state and local laws and regulations.
Because the laws vary from state to state, our distribution model must be carefully established, and our sales and service processes must be continually monitored for compliance with the various state requirements, which change from time to time. Regulatory compliance and likely challenges to the distribution model may add to the cost of our business or negatively impact our ability to sell and distribute products and services.
We, our outsourcing partners and our suppliers are subject to substantial regulation and any failure by us, our outsourcing partners or our suppliers to comply with, these regulations could substantially harm our business and operating results.
We and our products, and motor vehicles in general, as well as our third-party outsourcing partners and our suppliers, are or will be subject to substantial regulation under foreign, federal, state and local laws. We continue to evaluate requirements for licenses, approvals, certificates and authorizations necessary to manufacture, deploy or service our products in the jurisdictions in which we plan to operate and intend to take such actions necessary to comply. We may experience difficulties in obtaining or complying with various licenses, approvals, certifications and other governmental authorizations necessary to manufacture, deploy or service our vehicles in any of these jurisdictions.

If we, our third-party outsourcing partners or our suppliers are unable to obtain or comply with any of the licenses, approvals, certifications or other authorizations necessary to carry out our operations in the jurisdictions in which we currently operate, or those jurisdictions in which we plan to operate, then our business, prospects, financial condition and operating results could be materially and adversely affected. We have incurred, and expect to continue to incur, significant costs in complying with these regulations.
Future changes to regulatory requirements may have a negative impact on our business.
Laws related to the electric and alternative fuel vehicle industry are evolving and we face risks associated with changes to these laws, including, but not limited to:
•increased support for other alternative fuel systems, which could have an impact on the acceptance of our products; and
•increased sensitivity by regulators to the needs of established automobile manufacturers with large employment bases, high fixed costs and business models based on the internal combustion engine, which could lead them to pass regulations that could reduce the compliance costs of such established manufacturers or mitigate the effects of government efforts to promote alternative fuel and electric vehicles.
To the extent the laws change, new laws are introduced, or if we introduce new products in the future, some or all of our products may not comply with applicable foreign, federal, state or local laws. Further, certain industry standards currently regulate electrical and electronics equipment. Although standards for electric vehicles are not yet generally available or accepted as industry standards, our products may become subject to such standards in the future. Compliance with changing laws, regulations and standards could be burdensome, time-consuming, and expensive and our efforts to comply could adversely affect our business, prospects, financial condition and operating results.
If our information technology systems, those of third-parties upon which we rely, or our data are or were compromised, we could experience adverse consequences resulting from such compromise, including but not limited to regulatory investigations or actions; litigation; fines and penalties; disruptions of our business operations; reputational harm; loss of revenue or profits; and loss of customers or sales.
In the ordinary course of our business, we (and the third-parties upon which we rely) collect, store, receive, generate, use, transfer, disclose, make accessible, protect, secure, dispose of, transmit, share and otherwise process (collectively, process or processing) personal information, confidential or proprietary information, sensitive information, intellectual property, trade secrets, and financial information (collectively, sensitive information) from vehicles, customers, employees and others as part of our business and operations. We also work with partners and third-party service providers or vendors that process such data on our behalf and in connection with our vehicles. There can be no assurance that any security measures that we or our third-party service providers or vendors have implemented will be effective against current or future threats to such data.
Cyber-attacks, malicious internet-based activity, online and offline fraud, and other similar activities threaten the confidentiality, integrity, and availability of our sensitive information and information technology systems, and those of the third-parties upon which we rely. Such threats are prevalent and continue to rise, are increasingly difficult to detect, and come from a variety of sources, including traditional computer “hackers,” threat actors, “hacktivists,” organized criminal threat actors, personnel (such as through theft or misuse), sophisticated nation states, and nation-state-supported actors.
Some actors now engage and are expected to continue to engage in cyber-attacks, including without limitation nation-state actors for geopolitical reasons and in conjunction with military conflicts and defense activities. During times of war and other major conflicts, we, the third-parties upon which we rely, and our customers may be vulnerable to a heightened risk of these attacks, including retaliatory cyber-attacks, that could materially disrupt our systems and operations, supply chain, and ability to produce, sell and distribute our goods and services.
We and the third-parties upon which we rely are subject to a variety of evolving threats, including but not limited to social-engineering attacks (including through deep fakes, which may be increasingly more difficult to identify as fake, and phishing attacks), malicious code (such as viruses and worms), malware (including as a result of advanced persistent threat intrusions), denial-of-service attacks, credential stuffing attacks, credential harvesting, personnel misconduct or error, ransomware attacks, supply-chain attacks, software bugs, server malfunctions, software or hardware failures, loss of data or other information technology assets, adware, telecommunications failures, earthquakes, fires, floods, attacks enhanced or facilitated by AI and other similar threats.
In particular, severe ransomware attacks are becoming increasingly prevalent and can lead to significant interruptions in our operations, ability to provide products or services, loss of sensitive information and income, reputational harm, and diversion of funds. Extortion payments may alleviate the negative impact of a ransomware attack, but we may be unwilling or unable to make such payments due to, for example, applicable laws or regulations prohibiting such payments. In addition, remote work has become more common and has increased risks to our information technology systems and data, as more of our employees utilize network connections, computers and devices outside our premises or network, including working at home, while in transit and in public locations.
Future or past business transactions (such as acquisitions or integrations) could expose us to additional cybersecurity risks and vulnerabilities, as our systems could be negatively affected by vulnerabilities present in acquired or integrated entities’ systems and technologies. Furthermore, we may discover security issues that were not found during due diligence of such acquired or integrated entities, and it may be difficult to integrate companies into our information technology environment and security program.
We rely on third-party service providers and technologies to operate critical business systems to process sensitive information in a variety of contexts, including, without limitation, cloud-based infrastructure, data center facilities, encryption and authentication technology, employee email, content delivery to customers, and other functions. We also rely on third-party service providers to provide other products, services, vehicle parts, or otherwise to operate our business. Our ability to monitor these third-parties’ information security practices is limited, and these third-parties may not have adequate information security measures in place.
If our third-party service providers experience a security incident or other interruption, we could experience adverse consequences. While we may be entitled to seek damages if our third-party service providers fail to satisfy their privacy or security-related obligations to us, any award may be insufficient to cover our damages, or we may be unable to recover such award. In addition, supply-chain attacks have increased in frequency and severity, and we cannot guarantee that third-parties’ infrastructure in our supply chain or our third-party partners’ supply chains have not been compromised. There can be no assurance that any security measures that we may have implemented or may implement in order to protect against security incidents will be effective.
We are also at risk for interruptions, outages and breaches of our: (a) operational systems, including business, financial, accounting, product development, data processing or production processes, owned by us or our third-party vendors or suppliers; (b) facility security systems, owned by us or our third-party vendors or suppliers; (c) transmission control modules or other in-product technology, owned by us or our third-party vendors or suppliers; (d) the integrated software in our products; and (e) customer data and personal information that we process, or our third-party vendors or suppliers, process on our behalf.
Our vehicles contain complex information technology systems and built-in data connectivity to accept and install periodic remote updates to improve or update functionality. We utilize in-vehicle services and functionality through the Xosphere™ that utilize data connectivity to monitor performance and timely capture opportunities to enhance on-the-road performance and for safety and cost-saving preventative maintenance. The availability and effectiveness of our Xosphere™ services depend on the continued operation of information technology and communications systems. There are inherent risks associated with developing, improving, expanding and updating our current systems, such as the disruption of our data management, procurement, production execution, finance, supply chain and sales and service processes. For example, software such as our Xosphere™ platform can contain errors, defects, security vulnerabilities or software bugs that are difficult to detect and correct, particularly when such vulnerabilities are first introduced or when new versions or enhancements of our platform are released. Additionally, even if we are able to develop a patch or other fix to address such vulnerabilities, such a fix may be difficult to push out to our customers or otherwise be delayed. Additionally, our business depends upon the appropriate and successful implementation of our Xosphere™ platform by our customers. If our customers fail to use the Xosphere™ platform according to our specifications, our customers may suffer a security incident on their own systems or other adverse consequences. Even if such an incident is unrelated to our security practices, it could result in our incurring significant economic and operational costs in investigating, remediating, and implementing additional measures to further protect our customers from their own vulnerabilities and could result in reputational harm.
These risks may affect our ability to manage our data and inventory, procure parts or supplies or manufacture, deploy, deliver and service our products, adequately protect our intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts. We have designed, implemented and tested security measures intended to prevent unauthorized access to our information technology networks, vehicles and related systems. However, unauthorized actors may attempt to gain access to modify, alter and use such networks, vehicles and systems to gain control of or change our vehicles’ functionality, user interface and performance characteristics, or to gain access to data stored in or generated by the vehicle.
We have contractual and other legal obligations to notify individuals, regulatory authorities and others of security breaches involving certain types of data. Laws governing data breaches may be inconsistent or change, and new laws may be adopted. In addition, our agreements with certain customers may require us to notify them in the event of a security breach. Such mandatory disclosures are costly, could lead to negative publicity, could divert management’s attention, could result in penalties or fines, could result in litigation, may cause our customers to lose confidence in the effectiveness of our security measures and may require us to expend significant capital and other resources to respond to and alleviate problems caused by the actual or perceived security breach.
We take steps designed to detect, mitigate and remediate vulnerabilities in our information systems (such as our hardware and/or software, including that of third-parties upon which we rely). We may not, however, detect and remediate all such vulnerabilities, on a timely basis or at all. Further, we may experience delays in developing and deploying remedial measures and patches designed to address vulnerabilities. Vulnerabilities could be exploited and result in a security incident.
Any of the previously identified or similar threats could cause a security incident or other interruption that could result in unauthorized, unlawful, or accidental acquisition, modification, destruction, loss, alteration, encryption, disclosure of, or access to our sensitive information or our information technology systems, or those of the third-parties upon which we rely. A security incident or other interruption could disrupt our ability (and that of third-parties upon which we rely) to provide our products.
We may expend significant resources or modify our business activities to try to protect against security incidents. Certain data privacy and security obligations may require us to implement and maintain specific security measures or industry-standard or reasonable security measures to protect our information technology systems and sensitive information. Applicable data privacy and security obligations may require us to notify relevant stakeholders, including affected individuals, customers, regulators, and investors, of security incidents. Such disclosures are costly, and the disclosure or the failure (actual or perceived) to comply with such requirements could lead to adverse consequences.
If we (or a third-party upon which we rely) experience a security incident or are perceived to have experienced a security incident, we may experience adverse consequences, such as government enforcement actions (for example, investigations, fines, penalties, audits, and inspections); additional reporting requirements and/or oversight; restrictions on processing sensitive information (including personal data); litigation (including class claims); indemnification obligations; negative publicity; reputational harm; monetary fund diversions; diversion of management attention; interruptions in our operations (including availability of data); financial loss; and other similar harms. Security incidents and attendant consequences may prevent customers from, or cause customers to stop, using our products, deter new customers from using our products, and negatively impact our ability to grow and operate our business.
Our contracts may not contain limitations of liability, and even where they do, there can be no assurance that limitations of liability in our contracts are sufficient to protect us from liabilities, damages, or claims related to our data privacy and security obligations. We cannot be sure that our insurance coverage will be adequate or sufficient to protect us from or to mitigate liabilities arising out of our privacy and security practices, that such coverage will continue to be available on commercially reasonable terms or at all, or that such coverage will pay future claims. In addition to experiencing a security incident, third-parties may gather, collect, or infer sensitive information about us from public sources, data brokers, or other means that reveals competitively sensitive details about our organization and could be used to undermine our market position.
Changes in tax laws or regulations that are applied adversely to us or our customers may have a material adverse effect on our business, cash flow, financial condition and results of operations.
New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time, which could adversely affect our business operations and financial performance. Further, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us. For example, legislation known as the Tax Cuts and Jobs Act of 2017 (“TCJA”), the Coronavirus Aid, Relief, and Economic Security Act and the Inflation Reduction Act of 2022 enacted many significant changes to the U.S. tax laws. Further guidance from the Internal Revenue Service and other tax authorities with respect to such legislation may affect us, and certain aspects of such legislation could be repealed or modified in future legislation. In addition, it is uncertain if and to what extent various states will conform to federal tax laws. Future tax reform legislation could have a material impact on the value of our deferred tax assets and could increase our future U.S. tax expense.
Effective January 1, 2022, the TCJA eliminated the option to deduct research and development expenses for tax purposes in the year incurred and requires taxpayers to capitalize and subsequently amortize such expenses over five years for research activities conducted in the United States and over 15 years for research activities conducted outside the United States. Unless the United States Department of the Treasury issues regulations that narrow the application of this provision to a smaller subset of our research and development expenses or the provision is deferred, modified, or repealed by Congress, it could harm our future operating results by effectively increasing our future tax obligations. The actual impact of this provision will depend on multiple factors, including the amount of research and development expenses we will incur, whether we achieve sufficient income to fully utilize such deductions and whether we conduct our research and development activities inside or outside the United States.
We are subject to stringent and evolving U.S. and foreign laws, regulations and rules, contractual obligations, industry standards, policies and other obligations related to data privacy and security. Our actual or perceived failure to comply with such obligations could lead to: regulatory investigations and actions; litigation (including class claims) and mass arbitration demands; fines and penalties; disruptions of our business operations; reputational harm; loss of revenue and profits; loss of customers and sales; and other adverse business consequences.
In the ordinary course of business, we process personal data and other sensitive information and vehicle data. Our data processing activities subject us to numerous data privacy and security obligations, such as various laws, regulations, guidance, industry standards, external and internal privacy and security policies, contractual requirements, and other obligations relating to data privacy and security.
In the United States, federal, state, and local governments have enacted numerous data privacy and security laws, including data breach notification laws, personal data privacy laws, consumer protection laws (e.g., Section 5 of the Federal Trade Commission Act), and other similar laws (e.g., wiretapping laws). For example, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 ("CAN-SPAM”) and the Telephone Consumer Protection Act of 1991 (“TCPA”) impose specific requirements on communications with customers. For example, the TCPA imposes various consumer consent requirements and other restrictions on certain telemarketing activity and other communications with consumers by phone, fax or text message. TCPA violations can result in significant financial penalties, including penalties or criminal fines imposed by the Federal Communications Commission or fines of up to $1,500 per violation imposed through private litigation or by state authorities.
In the past few years, numerous U.S. states-including California, Virginia, Colorado, Connecticut, and Utah-have enacted comprehensive privacy laws that impose certain obligations on covered businesses, including providing specific disclosures in privacy notices and affording residents with certain rights concerning their personal data. As applicable, such rights may include the right to access, correct, or delete certain personal data, and to opt-

out of certain data processing activities, such as targeted advertising, profiling, and automated decision-making. The exercise of these rights may impact our business and ability to provide our products and services. Certain states also impose stricter requirements for processing certain personal data, including sensitive information, such as conducting data privacy impact assessments. These state laws allow for statutory fines for noncompliance. For example, the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020 (the “CPRA”), (collectively, the “CCPA”), applies to personal data of consumers, business representatives, and employees who are California residents, and requires businesses to provide specific disclosures in privacy notices and honor requests of such individuals to exercise certain privacy rights. The CCPA provides for fines of up to $7,500 per intentional violation and allows private litigants affected by certain data breaches to recover significant statutory damages.
Similar laws are being considered in several other states, as well as at the federal and local levels, and we expect more states to pass similar laws in the future. These developments further complicate compliance efforts, and increase legal risk and compliance costs for us, the third-parties upon which we rely, and our customers. Outside the United States, an increasing number of laws, regulations, and industry standards govern data privacy and security. For example, the European Union’s General Data Protection Regulation (“EU GDPR”), the United Kingdom’s GDPR (“UK GDPR”), Brazil’s General Data Protection Law (Lei Geral de Proteção de Dados Pessoais, or “LGPD”) (Law No. 13,709/2018), and China’s Personal Information Protection Law (“PIPL”) impose strict requirements for processing personal information.
For example, under the EU GDPR, companies may face temporary or definitive bans on data processing and other corrective actions; fines of up to 20 million Euros under the EU GDPR, 17.5 million pounds sterling under the UK GDPR or, in each case, 4% of annual global revenue, whichever is greater; or private litigation related to processing of personal data brought by classes of data subjects or consumer protection organizations authorized at law to represent their interests. In Canada, the Personal Information Protection and Electronic Documents Act (“PIPEDA”) and various related provincial laws, as well as Canada’s Anti-Spam Legislation (“CASL”), may apply to our operations.
In the ordinary course of business, we may transfer personal information from Europe and other jurisdictions to the United States or other countries. Europe and other jurisdictions have enacted laws requiring data to be localized or limiting the transfer of personal information to other countries. In particular, the European Economic Area (“EEA”) and the United Kingdom (“UK”) have significantly restricted the transfer of personal information to the United States and other countries whose privacy laws it generally believes are inadequate. Other jurisdictions may adopt similarly stringent interpretations of their data localization and cross-border data transfer laws.
Although there are currently various mechanisms that may be used to transfer personal information from the EEA and UK to the United States in compliance with law, such as the EEA’s standard contractual clauses, the UK’s International Data Transfer Agreement / Addendum, and the EU-U.S. Data Privacy Framework and the UK extension thereto (which allows for transfers to relevant U.S.-based organizations who self-certify compliance and participate in the Framework), these mechanisms are subject to legal challenges, and there is no assurance that we can satisfy or rely on these measures to lawfully transfer personal information to the United States.
If there is no lawful manner for us to transfer personal information from the EEA, the UK or other jurisdictions to the United States, or if the requirements for a legally-compliant transfer are too onerous, we could face significant adverse consequences, including the interruption or degradation of our operations, the need to relocate part of or all of our business or data processing activities to other jurisdictions (such as Europe) at significant expense, increased exposure to regulatory actions, substantial fines and penalties, the inability to transfer data and work with partners, vendors and other third-parties, and injunctions against our processing or transferring of personal information necessary to operate our business. Additionally, companies that transfer personal information out of the EEA and UK to other jurisdictions, particularly to the United States, are subject to increased scrutiny from regulators, individual litigants, and activist groups. Some European regulators have ordered certain companies to suspend or permanently cease certain transfers out of Europe for allegedly violating the GDPR’s cross-border data transfer limitations.

We are also bound by contractual obligations related to data privacy and security, and our efforts to comply with such obligations may not be successful. For example, certain privacy laws, such as the CCPA, require our customers to impose specific contractual restrictions on their service providers.
We publish privacy policies, marketing materials and other statements regarding data privacy and security. If these policies, materials or statements are found to be deficient, lacking in transparency, deceptive, unfair, or misrepresentative of our practices, we may be subject to investigation, enforcement actions by regulators or other adverse consequences. Obligations related to data privacy and security are quickly changing, becoming increasingly stringent, and creating uncertainty. Additionally, these obligations may be subject to differing applications and interpretations, which may be inconsistent or conflict among jurisdictions. Preparing for and complying with these obligations requires us to devote significant resources, which may necessitate changes to our services, information technologies, systems, and practices and to those of any third-parties that process personal information on our behalf.
We may at times fail (or be perceived to have failed) in our efforts to comply with our data privacy and security obligations. Moreover, despite our efforts, our personnel or third-parties on which we rely on may fail to comply with such obligations, which could negatively impact our business operations. If we or the third-parties on which we rely fail, or are perceived to have failed, to address or comply with applicable data privacy and security obligations, we could face significant consequences, including but not limited to: government enforcement actions (e.g., investigations, fines, penalties, audits, inspections, and similar), litigation (including class-action claims), mass arbitration demands, additional reporting requirements and/or oversight, bans on processing personal information, and orders to destroy or not use personal information. In particular, plaintiffs have become increasingly more active in bringing privacy-related claims against companies, including class claims and mass arbitration demands. Some of these claims allow for the recovery of statutory damages on a per violation basis, and, if viable, carry the potential for monumental statutory damages, depending on the volume of data and the number of violations.
Any of these events could have a material adverse effect on our reputation, business, or financial condition, including but not limited to: loss of customers, interruptions or stoppages in our business operations (including, interruptions or stoppages of data collection needed to train our algorithms; inability to process personal information or to operate in certain jurisdictions; limited ability to develop or commercialize our products; expenditure of time and resources to defend any claim or inquiry; adverse publicity; and/or substantial changes to our business model or operations).
We are subject to various environmental laws and regulations that could impose substantial costs.
Our operations are and will be subject to foreign, federal, state and local environmental laws and regulations, including laws relating to the use, handling, storage and disposal of, and human exposure to, hazardous materials. Environmental and health and safety laws and regulations can be complex, and we have limited experience in compliance. Moreover, we expect that we will be affected by future amendments to such laws or other new environmental and health and safety laws and regulations which may require us to change our operations, potentially resulting in a material adverse effect on our business, prospects, financial condition and operating results. These laws can give rise to liability for administrative oversight costs, cleanup costs, property damage, bodily injury, fines and penalties. Capital and operating expenses needed to comply with environmental laws and regulations can be significant, and violations may result in substantial fines and penalties, third-party damages, suspension of production or a cessation of our operations.
Contamination at properties we own or operate, will own or operate, we formerly owned or operated or to which hazardous substances were sent by us, may result in liability for us under environmental laws and regulations, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, which can impose liability for the full amount of remediation-related costs without regard to fault, for the investigation and cleanup of contaminated soil and ground water, for building contamination and impacts to human health and for damages to natural resources. The costs of complying with environmental laws and regulations or any claims concerning noncompliance, or liability with respect to contamination in the future, could have a material adverse effect on our financial condition and operating results.

We may in the future expand internationally and may face risks associated with our international operations, including unfavorable regulatory, political, tax and labor conditions, which could harm our business.
If we expand our operations internationally, we may face risks associated with our future international operations, including possible unfavorable regulatory, political, tax and labor conditions, which could harm our business. We anticipate having international operations which would subject us to the legal, political, regulatory and social requirements and economic conditions in any future jurisdictions. However, we have limited experience to date selling and servicing our products internationally and such expansion would require us to make significant expenditures, including the hiring of local employees and establishing facilities, in advance of generating any revenue. We are subject to a number of risks associated with international business activities that may increase our costs, impact our ability to sell and lease our products and require significant management attention. These risks include (i) conforming our products to various international regulatory requirements where our products are sold; (ii) difficulties in obtaining or complying with various licenses, approvals, certifications and other authorizations necessary to manufacture, sell, lease or service our products in any of these jurisdictions; (iii) difficulty in staffing and managing foreign operations; and (iv) difficulties attracting customers in new jurisdictions. If we fail to successfully address these risks, our future business, prospects, financial condition and operating results could be materially and adversely affected.
Changes in U.S. trade policy, including the imposition of tariffs and the resulting consequences, could adversely affect our business, prospects, financial condition and operating results.
The U.S. government has previously imposed tariffs on certain foreign goods, including steel and certain vehicle parts, which have resulted in increased costs for goods imported into the United States. In response to these tariffs, a number of U.S. trading partners have imposed retaliatory tariffs on a wide range of U.S. products, which makes it more costly for us to export our products to those countries. Recent events, including new policy introductions following the 2020 U.S presidential election, may result in substantial regulatory uncertainty regarding international trade and trade policy.
United States policies have called for substantial changes to trade agreements, have increased tariffs on certain goods imported into the U.S. and have raised the possibility of imposing significant additional tariff increases. If we are unable to pass price increases on to our customer base or otherwise mitigate the costs, or if demand for our products decreases due to the higher cost, our operating results could be materially and adversely affected. While we cannot predict the extent to which the United States or other countries will impose quotas, duties, tariffs, taxes or other similar restrictions upon the import or export of our products in the future, a “trade war” of this nature or other governmental action related to tariffs or international trade agreements could have an adverse impact on demand for our services, sales and clients and affect the economies of the United States and various countries, having an adverse effect on our business, financial condition and results of operations.
We are subject to export and import controls and economic sanctions laws that could subject us to liability if we are not in compliance with such laws.
Our products are subject to export control, import and economic sanctions laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control. Exports of our products must be made in compliance with these laws and regulations. In addition, these laws may restrict or prohibit altogether the sale or supply of certain of our products, services, and technologies to certain governments, persons, entities, countries, and territories, including those that are the target of comprehensive sanctions, unless there are license exceptions that apply or specific licenses are obtained. If we fail to comply with these laws and regulations, we and certain of our employees could be subject to: substantial civil or criminal penalties, including the possible loss of export or import privileges; fines, which may be imposed on us and responsible employees or managers; and, in extreme cases, the incarceration of responsible employees or managers.
In addition, changes to our products, or changes in applicable export control, import, or economic sanctions laws and regulations may create delays in the introduction and sale of our products and solutions or, in some cases, prevent the export or import of our products to certain countries, governments, or persons altogether. Any change in export, import, or economic sanctions laws and regulations, shift in the enforcement or scope of existing laws and regulations, or change in the countries, governments, persons, or technologies targeted by such laws and regulations could also result in decreased use of our products, as well as our decreased ability to export or market our products to potential customers. Any decreased use of our products or limitation on our ability to export or market our products would likely adversely affect our business, financial condition and results of operations.
We are subject to U.S. and foreign anti-corruption and anti-money laundering laws and regulations. We can face criminal liability and other serious consequences for violations, which can harm our business.
We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act and possibly other anti-bribery and anti-money laundering laws in countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors and other collaborators from authorizing, promising, offering or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. We can be held liable for the corrupt or other illegal activities of our employees, agents, contractors and other collaborators, even if we do not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences.
We may need to defend ourselves against intellectual property infringement claims or misappropriation claims, which may be time-consuming and expensive and, if adversely determined, could limit our ability to commercialize our products.
Companies, organizations or individuals, including our competitors, may own or obtain patents, trademarks or other proprietary rights that could prevent or limit our ability to make, use, develop or deploy our products, which could make it more difficult for us to operate our business. We may receive inquiries from patent, copyright or trademark owners inquiring whether we infringe upon their proprietary rights. We may also be the subject of more formal allegations that we have misappropriated such parties’ trade secrets or other proprietary rights. Companies owning patents or other intellectual property rights relating to battery packs, electric motors, fuel cells or electronic power management systems may allege infringement or misappropriation of such rights. In response to a determination, or in settlement of allegations, that we have infringed upon or misappropriated a third-party’s intellectual property rights, we may be required to do one or more of the following:
•cease development, sales or use of our products that incorporate the asserted intellectual property;
•pay substantial damages;
•obtain a license from the owner of the asserted intellectual property right, which license may not be available on reasonable terms or available at all; and/or
•re-design one or more aspects or systems of our products.
A successful claim of infringement or misappropriation against us could materially and adversely affect our business, prospects, financial condition and operating results. Even if we are successful in defending against these claims, litigation could result in substantial costs and demand on management resources.
Our business may be adversely affected if we fail to obtain, maintain, enforce and protect our intellectual property and are unable to prevent unauthorized use by third-parties of our intellectual property and proprietary technology.
Our ability to compete effectively is dependent in part upon our ability to obtain, maintain, enforce and protect our intellectual property rights. To accomplish this, we rely on a combination of patents, trade secrets (including know-how), employee and third-party nondisclosure agreements, copyrights, trademarks, intellectual property licenses and other contractual rights to establish and protect our rights in our technology. Failure to adequately obtain, maintain, enforce and protect our intellectual property could result in our competitors offering identical or similar products, potentially resulting in the loss of our competitive advantage and a decrease in our revenue which would adversely affect our business, prospects, financial condition and results of operations.
The protection of our intellectual property rights will be important to our future business opportunities. However, the measures we take to obtain, maintain, protect and enforce our intellectual property, including preventing unauthorized use by third-parties, may not be effective for various reasons, including the following:
•as noted below, any patent applications we submit may not result in the issuance of patents;
•the scope of any of our existing or future patents may not be broad enough to protect our proprietary rights;
•our issued patents may be challenged or invalidated by third-parties;
•our employees or business partners may breach their confidentiality, non-disclosure and non-use obligations to us;
•third-parties may independently develop technologies that are the same or similar to ours;
•the costs associated with enforcing patents, confidentiality and invention agreements or other intellectual property rights may make enforcement impracticable; and
•current and future competitors may circumvent or otherwise design around our patents.
Patent, trademark, copyright and trade secret laws vary throughout the world. Some foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Further, policing the unauthorized use of our intellectual property rights in foreign jurisdictions may be difficult. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of the U.S.
Competitors may challenge the validity of those trademarks and other brand names which we have registered, applied for or in which we have otherwise invested. Defending such challenges can be expensive and may adversely affect our ability to maintain the goodwill gained in connection with a particular trademark.
It is our policy to enter into confidentiality and invention assignment agreements with our employees and contractors that have developed material intellectual property for us, but these agreements may not be self-executing and may not otherwise adequately protect our intellectual property, particularly with respect to conflicts of ownership relating to work product generated by the employees and contractors. Furthermore, we cannot be certain that these agreements will not be breached and that third-parties will not gain access to our trade secrets, know-how and other proprietary technology. Third-parties may also independently develop the same or substantially similar proprietary technology. Monitoring unauthorized use of our intellectual property is difficult and costly, as are the steps we have taken or may take to prevent misappropriation.
We may license patents and other intellectual property from third-parties, including suppliers and service providers, and we may face claims that our use of this in-licensed technology infringes, misappropriates or otherwise violates the intellectual property rights of third-parties. In such cases, we will seek indemnification from our licensors. However, our rights to indemnification may be unavailable or insufficient to cover our costs and losses. Furthermore, disputes may arise with our licensors regarding the intellectual property subject to, and any of our rights and obligations under, any license or other commercial agreement.
To prevent unauthorized use of our intellectual property, it may be necessary to prosecute actions for infringement, misappropriation or other violation of our intellectual property against third-parties. Any such action could result in significant costs and diversion of our resources and management’s attention, and there can be no assurance that we will be successful in any such action. Furthermore, many of our current and potential competitors have the ability to dedicate substantially greater resources to enforce their intellectual property rights than we do. Accordingly, despite our efforts, we may not be able to prevent third-parties from infringing, misappropriating or otherwise violating our intellectual property. Any of the foregoing could adversely affect our business, prospects, financial condition and results of operations.

Our patent applications for our proprietary technology, including for the X-Platform™ and X-Pack battery pack, may not issue, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.
We cannot be certain that we are the first inventor of the subject matter of, or the first to file a patent application for, our proprietary technology, including for the X-Platform™ and X-Pack. If another party has filed a patent application with respect to the same or similar subject matter as we have, we may not be entitled to the protection sought by the patent application. We also cannot be certain whether the claims included in a patent application will ultimately be allowed in any applicable issued patent. Further, the scope of protection of issued patent claims is often difficult to determine. As a result, we cannot be certain that the patent applications that we file will issue, or that our issued patents will afford protection against competitors with similar technology. In addition, our competitors may design around our issued patents, which may adversely affect our business, prospects, financial condition and operating results.
Our business may be adversely affected by labor and union activities.
Although none of our employees are currently represented by a labor union, it is common throughout the automobile industry generally for many employees at automobile companies to belong to a union, which can result in higher employee costs and increased risk of work stoppages. We may also directly and indirectly depend upon other companies with unionized work forces, such as our manufacturing partners, parts suppliers and trucking and freight companies, and work stoppages or strikes organized by such unions could have a material adverse impact on our business, financial condition or operating results.
Risks Related to Operating as a Public Company and Ownership of Our Securities
If we fail to establish and maintain proper and effective internal control over financial reporting, as a public company our ability to produce accurate and timely financial statements could be impaired, investors or analysts may lose confidence in our financial reporting, the trading price of our Common Stock may decline and we could face regulatory investigations or actions.
We are required to comply with Section 404 of the Sarbanes-Oxley Act, which requires management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. When we lose our status as an “emerging growth company” and become an “accelerated filer” or a “large accelerated filer,” an attestation of the independent registered public accounting firm will also be required. The rules governing the standards that must be met for management to assess internal control over financial reporting are complex and require significant documentation, testing and possible remediation.
To comply with the Sarbanes-Oxley Act, the requirements of being a reporting company under the Exchange Act and any complex accounting rules in the future, we may need to, among other things, upgrade our information technology systems; implement additional financial and management controls, reporting systems and procedures; and hire additional accounting and finance staff. If we are unable to hire the additional accounting and finance staff necessary to comply with these requirements, we may need to retain additional outside consultants, which may result in significant additional expenses.
Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation of those internal controls.
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

We have identified material weaknesses in the past and present, and cannot assure you that there will not be additional material weaknesses in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition, results of operations or cash flows. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines that we have a material weakness in our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our Common Stock could significantly decline, and we could be subject to sanctions or investigations by Nasdaq, the SEC or other authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.
The market prices of our Common Stock and Warrants may be volatile.
Historically, the price of our Common Stock and Warrants has been volatile. During the three months ended June 30, 2024, our stock traded as high as $10.84 per share and as low as $6.60 per share, and the price of our Warrants has ranged from $0.04 to $0.021. The price of our Common Stock, as well as the Warrants, may fluctuate due to a variety of factors, including:
•changes in the industries in which we and our customers operate;
•developments involving our competitors;
•changes in laws and regulations affecting our business;
•variations in our operating performance and the performance of our competitors in general;
•actual or anticipated fluctuations in our quarterly or annual operating results;
•publication of research reports by securities analysts about us or our competitors or our industry;
•the public’s reaction to our press releases, our other public announcements and our filings with the SEC, particularly with respect to fluctuations in our growth expectations and outlook;
•additions and departures of key personnel;
•commencement of, or developments in, litigation involving us;
•changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;
•the volume of shares of our Common Stock available for public sale; and
•general economic and political conditions, such as the effects of health crises, recessions, interest rates, local and national elections, fuel prices, international currency fluctuations, corruption, political instability and acts of war or military conflict, including repercussions of the military conflict between Russia and Ukraine and in the Middle East, or terrorism.
These market and industry factors, or the public’s perception of them, may materially reduce the market price of our Common Stock and the Warrants regardless of our operating performance.
We do not expect to declare any dividends in the foreseeable future.
We intend to retain future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board of Directors (our “Board”) and will depend on our financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as our Board deems relevant.

The Warrants are accounted for as derivative liabilities with changes in fair value each period included in earnings, which may have an adverse effect on the market price of our securities.
We account for the Warrants as derivative warrant liabilities. At each reporting period, (1) the accounting treatment of the Warrants will be re-evaluated for proper accounting treatment as a liability or equity, and (2) the fair value of the liability of the Public Warrants and Private Placement Warrants will be remeasured and the change in the fair value of the liability will be recorded as other expense, net in our statement of operations and comprehensive loss. The impact of changes in fair value on earnings may have an adverse effect on the market price of our securities.
We may issue a substantial number of additional shares of our Common Stock or Preferred Stock, including under our equity incentive plan. Any such issuances would dilute the interest of our stockholders and likely present other risks.
On March 26, 2024, we completed the previously announced business combination involving ElectraMeccanica. Subject to the terms and conditions set forth in the Arrangement Agreement and the Plan of Arrangement, on March 26, 2024, each ElectraMeccanica Share outstanding immediately prior to the effective time of the Arrangement was converted automatically into the right to receive 0.0143739 of a share of Common Stock, for total consideration of 1,766,388 shares of Common Stock.
We may issue a substantial number of additional shares of our Common Stock or Preferred Stock, including under our equity incentive plan. Any such issuances of additional shares of our Common Stock or Preferred Stock:
•may significantly dilute the equity interests of our investors;
•may subordinate the rights of holders of our Common Stock if Preferred Stock is issued with rights senior to those afforded our Common Stock;
•could cause a change in control if a substantial number of shares of our Common Stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and
•may adversely affect prevailing market prices for our Common Stock and/or Warrants.
Concentration of ownership among our existing executive officers and directors and their respective affiliates may prevent other investors from influencing significant corporate decisions.
As of September 3, 2024, our executive officers and directors and their respective affiliates as a group beneficially owned approximately 39.5% of the outstanding Common Stock. As a result, these stockholders are able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, amendment of our Certificate of Incorporation and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control of us or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.
Investments in us may be subject to U.S. foreign investment regulations which may impose conditions or limitations on certain investors (including, but not limited to, limits on purchasing our Common Stock, limits on information sharing with such investors, requiring a voting trust, governance modifications, forced divestiture, or other measures).
Certain investments that involve the acquisition of, or investment in, a U.S. business by a non-U.S. investor may be subject to review and approval by the Committee on Foreign Investment in the United States (“CFIUS”). Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, including the level of beneficial ownership interest and the nature of any information or governance rights involved. For example, investments that result in “control” of a U.S. business by a foreign person always are subject to CFIUS jurisdiction. Significant CFIUS reform legislation, which was fully implemented through regulations that became effective on February 13, 2020, among other things expanded the scope of CFIUS’s jurisdiction to investments that do not result in control of a U.S. business by a foreign person but afford certain foreign investors certain information or governance rights in a U.S. business that has a nexus to “critical technologies,” “critical infrastructure” and/or “sensitive personal data.” Moreover, other countries continue to strengthen their own foreign direct investment (“FDI”) regimes, and investments and transactions outside of the U.S. may be subject to review by non-U.S. FDI regulators if such investments are perceived to implicate national security policy priorities. Any review and approval of an investment or transaction by CFIUS or another FDI regulator may have outsized impacts on transaction certainty, timing, feasibility, and cost, among other things. CFIUS and other FDI regulatory policies and practices are rapidly evolving, and in the event that CFIUS or another FDI regulator reviews one or more proposed or existing investment by investors, there can be no assurances that such investors will be able to maintain, or proceed with, such investments on terms acceptable to such investors. CFIUS or another FDI regulator may seek to impose limitations or restrictions on, or prohibit, investments by such investors (including, but not limited to, limits on purchasing our Common Stock, limits on information sharing with such investors, requiring a voting trust, governance modifications, or forced divestiture, among other things).
General Risk Factors
We have been, and may in the future be, adversely affected by health crises, epidemics and pandemics, the duration and economic, governmental and social impact of which is difficult to predict, which may significantly harm our business, prospects, financial condition and operating results.
We face various risks related to public health issues, including epidemics, pandemics and other outbreaks, such as the recent pandemic of respiratory illness caused by a novel coronavirus known as COVID-19. The potential impact of public health crises, including changes in consumer and business behavior, pandemic fears, market downturns and restrictions on business and individual activities, has caused and may in the future cause volatility in the global economy. Public health crises have also created, and may in the future create, a disruption in the manufacturing, delivery and overall supply chain of vehicle manufacturers and suppliers.
The ultimate impact of a public health crisis on our business, operations or the global economy has a whole may depend on factors that are highly uncertain and that are difficult to predict, including, but not limited to, the duration and spread of the health crisis, its severity, the actions to contain the crisis or treat its impact and how quickly and to what extent normal economic and operating activities can resume. However, the effects could have a material impact on our results of operations.
Catastrophic events may disrupt our business.
Geopolitical events, hostilities and social unrest, war, military conflict, including repercussions of the military conflict between Russia and Ukraine and in the Middle East, terrorism, political instability, acts of public violence, boycotts, health crises and pandemics or other occurrences that lead to avoidance of public places or cause people to stay at home could harm our business. Additionally, labor discord or disruption, natural disasters or other catastrophic events may cause damage or disruption to our operations, international commerce, and the global economy, and thus could harm our business. In the event of a major earthquake, hurricane or catastrophic event such as fire, power loss, telecommunications failure, cyber-attack, war or terrorist attack, we may be unable to continue our operations and may endure system interruptions, reputational harm, breaches of data security, and loss of critical data, all of which would harm our business, results of operations, and financial condition. In addition, the insurance we maintain would likely not be adequate to cover our losses resulting from disasters or other business interruptions.
We have been and may continue to be impacted by macroeconomic conditions, rising inflation rates, uncertain credit and global financial market, including potential bank failures, supply chain disruption and geopolitical events, such as the wars between Russia and Ukraine and in the Middle East.
In recent years, the United States and other significant markets have experienced cyclical downturns and worldwide economic conditions remain uncertain. Economic uncertainty and associated macroeconomic conditions, including high volatility and uncertainty in the capital markets including as a result of inflation and interest rate spikes and potential future disruptions in access to bank deposits or lending commitments due to bank failures, supply chain disruption and geopolitical events, such as the war between Russia and Ukraine and in the Middle East, make it difficult for our customers and us to accurately forecast and plan future business activities, and could cause our customers to slow spending on our products and services. Furthermore, during uncertain economic times our customers may face issues gaining timely access to sufficient funding, which could result in an impairment of their ability to make timely payments to us. If that were to occur, we may be required to increase our allowance for doubtful accounts and our results could be negatively impacted. A weak or declining economy could also strain our suppliers, possibly resulting in supply disruption. In addition, there is a risk that our current or future suppliers, service providers, manufacturers or other partners may not survive such difficult economic times, which would directly affect our ability to attain our operating goals on schedule and on budget.
A significant downturn in economic activity, or general spending on transit or commercial vehicle electrification technologies, may cause our current or potential customers to react by reducing their capital and operating expenditures in general or by specifically reducing their spending on electric commercial vehicles and related technologies. In addition, our customers may delay or cancel projects to upgrade or replace existing vehicles in their fleets, or other projects to electrify commercial vehicle fleets, with our products or seek to lower their costs by renegotiating contracts. Moreover, competitors may respond to challenging market conditions by lowering prices and attempting to lure away our customers.
Given the global nature of our supply chain and customer base, global political, economic, and other conditions, including geopolitical risks such as the current conflicts between Russia and Ukraine and in the Middle East and related sanctions, may adversely affect our business and results of operations in ways we cannot foresee at the outset or at this point. War and economic dislocations may spur recessions, economic downturns, slowing economic growth and social and political instability; commodity shortages, supply chain risks and price increases; instability in U.S. and global capital and credit markets which could impact us, our suppliers and customers; and currency exchange rate fluctuations among other impacts that adversely affect our business or results of operations.
We cannot predict the timing, strength, or duration of any economic slowdown or any subsequent recovery generally, or in any industry. If the conditions in the general economy and the markets in which we operate worsen from present levels, our business, financial condition, and operating results could be adversely affected.
Our Certificate of Incorporation designates specific courts as the exclusive forum for certain stockholder litigation matters, which could limit the ability of our stockholders to obtain a favorable forum for disputes with us or our directors, officers or employees.
Our Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against current or former directors, officers or other employees for breach of fiduciary duty, other similar actions, any other action as to which the Delaware General Corporation Law confers jurisdiction to the Court of Chancery of the State of Delaware and any action or proceeding concerning the validity of our Certificate of Incorporation or our Bylaws may be brought only in the Court of Chancery in the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction thereof, any state court located in the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware), unless we consent in writing to the selection of an alternative forum. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our Certificate of Incorporation also provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. This provision may limit our stockholders’ ability to bring any claim in a judicial forum that they find favorable for disputes with us and our directors, officers or other employees and may have the effect of discouraging lawsuits against our directors, officers and other employees. Furthermore, our stockholders may be subject to increased costs to bring these claims, and the exclusive forum provision could have the effect of discouraging claims or limiting investors’ ability to bring claims in a judicial forum that they find favorable.
In addition, the enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our Certificate of Incorporation is inapplicable or unenforceable. In March 2020, the Delaware Supreme Court issued a decision in Salzburg et al. v. Sciabacucchi, which found that an exclusive forum provision providing for claims under the Securities Act to be brought in federal court is facially valid under Delaware law. We intend to enforce this provision, but we do not know whether courts in other jurisdictions will agree with this decision or enforce it. If a court were to find the exclusive forum provision contained in our Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, prospects, financial condition and operating results.
Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of our company more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our Common Stock.
Provisions in our amended and restated certificate of incorporation and amended and restated bylaws may have the effect of preventing a change of control or changes in our management. Our amended and restated certificate of incorporation and amended and restated bylaws include provisions that:
•authorize our board of directors to issue, without further action by the stockholders, shares of undesignated preferred stock with terms, rights, and preferences determined by our board of directors;
•require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;
•specify that special meetings of our stockholders can be called only by our board of directors, the chairperson of our board of directors, or our chief executive officer;
•establish an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to our board of directors;
•establish that our board of directors is divided into three classes, with each class serving three-year staggered terms;
•prohibit cumulative voting in the election of directors;
•provide that our directors may be removed for cause only upon the vote of the holders of at least a majority of the voting power of the then-outstanding shares of capital stock;
•provide that vacancies on our board of directors may be filled only by the affirmative vote of a majority of directors then in office, even though less than a quorum; and
•require the approval of our board of directors or the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock to amend our bylaws and certain provisions of our certificate of incorporation.
These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder. Any of the foregoing provisions could limit the price that investors might be willing to pay in the future for shares of our Common Stock, and they could deter potential acquirers of our company, thereby reducing the likelihood that holders of our Common Stock would receive a premium for their shares of our Common Stock in an acquisition.

COMMITTED EQUITY FINANCING
On March 23, 2022, we entered into the Purchase Agreement with the Selling Securityholder, which was subsequently amended on June 22, 2023. Pursuant to the Purchase Agreement, we have the right to sell to the Selling Securityholder up to $125.0 million of shares of our Common Stock, of which $119.4 million remains unsold as of the date of this prospectus, subject to certain limitations and conditions set forth in the Purchase Agreement, from time to time during the term of the Purchase Agreement. Sales of our Common Stock pursuant to the Purchase Agreement, and the timing of any sales, are at our option, and we are under no obligation to sell any securities to the Selling Securityholder under the Purchase Agreement. In accordance with our obligations under the Purchase Agreement, we have filed the registration statement that includes this prospectus with the SEC to register under the Securities Act the resale by the Selling Securityholder of up to 3,333,333 shares of our Common Stock that we may elect, in our sole discretion, to issue and sell to the Selling Securityholder, from time to time under the Purchase Agreement.
We have the right, but not the obligation, from time to time at our discretion, until February 11, 2026, to direct the Selling Securityholder to purchase a specified amount of shares of our Common Stock, not to exceed the lesser of (i) the number of shares of our Common Stock equal to $20.0 million divided by the closing price of our Common Stock for the trading day immediately preceding an Advance Notice or (ii) a certain percentage of the average daily trading volume during regular trading hours for the three trading days immediately preceding an Advance Notice, unless a different amount is agreed to by the Yorkville and us, as described further below under the heading “-Advances of our Common Stock Under the Purchase Agreement.”
We control the timing and amount of any sales of our Common Stock to the Selling Securityholder. Actual sales of shares of our Common Stock to the Selling Securityholder under the Purchase Agreement depend on a variety of factors to be determined by us from time to time, which may include, among other things, market conditions, the trading price of our Common Stock and determinations by us as to the appropriate sources of funding for our company and its operations.
At the annual meeting of our stockholders held on May 31, 2023, our stockholders approved, as is required by the applicable Nasdaq rules and regulations, the issuance of 20% or more of the shares of our Common Stock outstanding immediately prior to the execution of the Purchase Agreement, pursuant to the Purchase Agreement. The Purchase Agreement prohibits us from issuing or selling any shares of our Common Stock to Yorkville thereunder which, when aggregated with all other shares of our Common Stock then beneficially owned by Yorkville and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 promulgated thereunder), would result in Yorkville beneficially owning shares of our Common Stock in excess of the 9.99% Beneficial Ownership Limitation.
Neither we nor the Selling Securityholder may assign or transfer any of our respective rights and obligations under the Purchase Agreement, and no provision of the Purchase Agreement may be modified or waived by the parties other than by an instrument in writing signed by both parties.
The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell shares of our Common Stock to the Selling Securityholder. We currently plan to use any remaining proceeds that we receive under the Purchase Agreement for working capital and general corporate purposes.
As consideration for the Selling Securityholder’s commitment to purchase shares of our Common Stock at our direction upon the terms and subject to the conditions set forth in the Purchase Agreement, upon initial execution of the Purchase Agreement, we issued 619 shares of Common Stock (as adjusted for the Reverse Stock Split) (the “Commitment Shares”) to the Selling Securityholder.
The Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

Advances of our Common Stock under the Purchase Agreement
Advances
We will have the right, but not the obligation, from time to time at our discretion, until February 11, 2026, to direct the Selling Securityholder to purchase up to a specified maximum amount of shares of our Common Stock as set forth in the Purchase Agreement (each, an “Advance”) by delivering written notice to the Selling Securityholder (each, an “Advance Notice”) on any trading day (each, an “Advance Notice Date”), so long as:
•The amount under any single Advance does not exceed the number of shares of our Common Stock equal to $20,000,000 divided by the closing price of our Common Stock for the trading day immediately preceding an Advance Notice;
•The maximum number of shares of our Common Stock that the Selling Securityholder is required to purchase in any single Advance under the Purchase Agreement is equal to:
◦150% of the average daily trading volume during regular trading hours as reported by Bloomberg L.P., for the three trading days immediately preceding an Advance Notice (“Option 1 Advance Amount”) if the purchase price to be paid by the Selling Securityholder is 97% of the lowest VWAP as reported by Bloomberg L.P. on the three trading days commencing on the Advance Notice Date (“Option 1 Pricing Period”); or
◦50% of the average daily trading volume during regular trading hours as reported by Bloomberg L.P., for the three trading days immediately preceding an Advance Notice if the purchase price to be paid by the Selling Securityholder is 95% of the VWAP as reported by Bloomberg L.P. on the trading day commencing on the Advance Notice Date (“Option 2 Pricing Period,” and together with the Option 1 Pricing Period, “Pricing Period”); and
•All shares of our Common Stock subject to all prior Advances have been received by the Selling Securityholder and at least one trading day elapsed from the expiration of the applicable Pricing Period (the “Advance Date”).
Conditions to Each Advance
The Selling Securityholder’s obligation to accept Advance Notices that are timely delivered by us under the Purchase Agreement and to purchase shares of our Common Stock in Advances under the Purchase Agreement, are subject to the satisfaction, at the applicable Advance Notice Date, of the conditions precedent thereto set forth in the Purchase Agreement, all of which are entirely outside of the Selling Securityholder’s control, which conditions include the following:
•the accuracy in all material respects of the representations and warranties of the Company included in the Purchase Agreement;
•us having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Purchase Agreement to be performed, satisfied or complied with by us;
•the registration statement that includes this prospectus (or any one or more additional registration statements filed with the SEC that include shares of our Common Stock that may be issued and sold by us to the Selling Securityholder under the Purchase Agreement) having been declared effective under the Securities Act by the SEC, and the Selling Securityholder being able to utilize this prospectus (or any other prospectus included in any one or more additional registration statements filed with the SEC that include shares of our Common Stock that may be issued and sold by us to the Selling Securityholder under the Purchase Agreement) to resell all of the shares of our Common Stock issuable pursuant to such Advance Notice (and included in any such additional prospectuses);
•the SEC shall not have issued any stop order suspending the effectiveness of the registration statement that includes this prospectus (or any one or more additional registration statements filed with the SEC that include shares of our Common Stock that may be issued and sold by us to the Selling Securityholder under the Purchase Agreement) or prohibiting or suspending the use of this prospectus (or any other prospectus included in any one or more additional registration statements filed with the SEC), and the absence of any suspension of qualification or exemption from qualification of our Common Stock for offering or sale in any jurisdiction;
•all reports, notices and other documents required to have been filed by us with the SEC during the preceding twelve-month period pursuant to the reporting requirements of the Exchange Act shall have been timely filed;
•trading in our Common Stock shall not have been suspended by the SEC or Nasdaq (or, in the case of an Advance Notice, the Principal Market, as such term is defined in the Purchase Agreement), we shall not have received any final and non-appealable notice threatening the continued quotation of our Common Stock, except as disclosed in our filings with the SEC;
•we shall have materially complied with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of the Purchase Agreement;
•all of the shares of our Common Stock that may be issued pursuant to the Advance Notice shall have been approved for listing or quotation on Nasdaq (or, in the case of an Advance Notice, the Principal Market), subject only to notice of issuance, except as disclosed in our filings with the SEC;
•no condition, occurrence, state of facts or event constituting a Material Outside Event (as such term is defined in the Purchase Agreement) shall have occurred and be continuing; and
•the receipt by the Selling Securityholder of the legal opinion as required under the Purchase Agreement.
Termination of the Purchase Agreement
Unless earlier terminated as provided in the Purchase Agreement, the Purchase Agreement will terminate automatically on the earliest to occur of:
•February 11, 2026; and
•the date on which the Selling Securityholder shall have purchased shares of our Common Stock under the Purchase Agreement for an aggregate gross purchase price equal to $125.0 million;
We also have the right to terminate the Purchase Agreement at any time, at no cost or penalty, upon five trading days’ prior written notice to the Selling Securityholder, provided that there are no outstanding Advance Notices under which we are yet to issue our Common Stock. We and the Selling Securityholder may also terminate the Purchase Agreement at any time by mutual written consent.
No Short-Selling by the Selling Securityholder
The Selling Securityholder has agreed that it and its affiliates will not engage in any short sales during the term of the Purchase Agreement and will not enter into any transaction that establishes a net short position with respect to our Common Stock. The Purchase Agreement stipulates that the Selling Securityholder may sell our Common Stock to be issued pursuant to an Advance Notice, following receipt of the Advance Notice, but prior to receiving such shares and may sell other Common Stock acquired pursuant to the Purchase Agreement that the Selling Securityholder has continuously held from a prior date of acquisition.
Effect of Sales of our Common Stock under the Purchase Agreement on our Stockholders
All shares of our Common Stock that may be issued or sold by us to the Selling Securityholder under the Purchase Agreement that are being registered under the Securities Act for resale by the Selling Securityholder in this offering are expected to be freely tradable. The shares of our Common Stock being registered for resale in this offering may be issued and sold by us to the Selling Securityholder from time to time at our discretion over the term of the Purchase Agreement. The resale by the Selling Securityholder of a significant amount of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Common Stock to decline and to be highly volatile. Sales of our Common Stock, if any, to the Selling Securityholder under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Securityholder all, some or none of the shares of our Common Stock that may be available for us to sell to the Selling Securityholder pursuant to the Purchase Agreement.
If and when we do elect to sell shares of our Common Stock to the Selling Securityholder pursuant to the Purchase Agreement, the Selling Securityholder may resell all, some or none of such shares in its discretion and at different prices subject to the terms of the Purchase Agreement. As a result, investors who purchase shares from the Selling Securityholder in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Securityholder in this offering as a result of future sales made by us to the Selling Securityholder at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to the Selling Securityholder under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with the Selling Securityholder may make it more difficult for us to sell equity or equity-related securities in the future at a desirable time and price.
Because the purchase price per share to be paid by the Selling Securityholder for the shares of our Common Stock that we may elect to sell to the Selling Securityholder under the Purchase Agreement, if any, will fluctuate based on the market prices of our Common Stock during the applicable Pricing Period, as of the date of this prospectus we cannot reliably predict the number of shares of our Common Stock that we will sell to the Selling Securityholder under the Purchase Agreement, the actual purchase price per share to be paid by the Selling Securityholder for those shares, or the actual gross proceeds to be raised by us from those sales, if any. As of September 3, 2024, there were 8,003,858 shares of our Common Stock outstanding, of which 4,912,613 shares were held by non-affiliates. If all of the 3,333,333 shares offered for resale by the Selling Securityholder under the registration statement that includes this prospectus were issued and outstanding as of September 3, 2024, such shares would represent approximately 29.4% of the total number of shares of our Common Stock outstanding and approximately 40.4% of the total number of outstanding shares held by non-affiliates, in each case as of September 3, 2024.
Although the Purchase Agreement provides that we may, in our discretion, from time to time after the date of this prospectus and during the term of the Purchase Agreement, direct the Selling Securityholder to purchase shares of our Common Stock from us in one or more Advances under the Purchase Agreement, for a maximum aggregate purchase price of up to $125.0 million, of which $119.4 million remains unsold as of the date of this prospectus, only 3,333,333 shares of our Common Stock are being registered for resale under the registration statement that includes this prospectus. Assuming, for example, that all such shares were sold to the Selling Securityholder at the maximum 5% discount to the per share price of $4.72 (which was the closing price of our Common Stock on September 3, 2024), such number of shares would be insufficient to enable us to receive aggregate gross proceeds from the sale of such shares to the Selling Securityholder equal to the Selling Securityholder’s $125.0 million total aggregate purchase commitment under the Purchase Agreement. While the market price of our Common Stock may fluctuate from time to time after the date of this prospectus and, as a result, the actual purchase price to be paid by the Selling Securityholder under the Purchase Agreement for shares of our Common Stock, if any, may also fluctuate, in order for us to receive the full amount of the Selling Securityholder’s commitment under the Purchase Agreement, it is possible that we may need to issue and sell more than the number of shares being registered for resale under the registration statement that includes this prospectus.
If it becomes necessary for us to issue and sell to the Selling Securityholder more shares than are being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to $125.0 million under the Purchase Agreement, we must file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Securityholder of any such additional shares of our Common Stock, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our Common

Stock to the Selling Securityholder under the Purchase Agreement. The number of shares of our Common Stock ultimately offered for resale by the Selling Securityholder depends upon the number of shares of our Common Stock, if any, we ultimately sell to the Selling Securityholder under the Purchase Agreement.
The issuance, if any, of our Common Stock to the Selling Securityholder pursuant to the Purchase Agreement would not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders would be diluted. Although the number of shares of our Common Stock that our existing stockholders own would not decrease as a result of sales, if any, under the Purchase Agreement, the shares of our Common Stock owned by our existing stockholders would represent a smaller percentage of our total outstanding shares of our Common Stock after any such issuance.
The following table sets forth the amount of gross proceeds we would receive from the Selling Securityholder from our sale of shares of our Common Stock to the Selling Securityholder under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share		Number of Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to the Selling Securityholder(2)	Gross Proceeds from the Sale of Shares to the Selling Securityholder Under the Purchase Agreement
$4.484	(3)	27,876,896	77.7%	$125,000,000
$4.00		31,250,000	79.6%	$125,000,000
$5.00		25,000,000	75.7%	$125,000,000
$6.00		20,833,334	72.2%	$125,000,000
$7.00		17,857,143	69.1%	$125,000,000
$8.00		15,625,000	66.1%	$125,000,000
$90.90	(4)	1,375,138	14.7%	$125,000,000
__________________
(1)Does not include the 619 Commitment Shares that we issued to the Selling Securityholder as consideration for its commitment to purchase shares of our Common Stock under the Purchase Agreement. The number of shares of our Common Stock offered by this prospectus may not cover all the shares we ultimately sell to the Selling Securityholder under the Purchase Agreement, depending on the purchase price per share. We have included in this column only those shares being offered for resale by the Selling Securityholder under this prospectus, without regard for the Beneficial Ownership Limitation. The assumed average purchase prices are solely for illustration and are not intended to be estimates or predictions of future stock performance. This table presents the full $125.0 million maximum gross proceeds being raised at each assumed average purchase price; however Advances may occur at different prices from time to time, and some Advances have already occurred.
(2)The denominator is based on 8,003,858 shares of our Common Stock outstanding as of September 3, 2024, adjusted to include the issuance of the number of shares set forth in the second column that we would have sold to the Selling Securityholder, assuming the average purchase price in the first column. The numerator is based on the number of shares of our Common Stock set forth in the second column.
(3)95% of the closing sale price of our Common Stock on Nasdaq on September 3, 2024.
(4)Minimum Price (as defined in Nasdaq Rule 5635(d)) (as adjusted for the Reverse Stock Split) as of the date of the Purchase Agreement.

USE OF PROCEEDS
All of the shares of our Common Stock offered by the Selling Securityholder pursuant to this prospectus will be sold by the Selling Securityholder for its own account. We will not receive any of the direct proceeds from these sales. However, we may receive up to $119.4 million in aggregate gross proceeds from any sales we make to Yorkville, from time to time after the date of this prospectus, pursuant to the Purchase Agreement. The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell shares of our Common Stock to the Selling Securityholder after the date of this prospectus. See the section titled “Plan of Distribution” elsewhere in this prospectus for more information.
We expect to use any proceeds that we receive under the Purchase Agreement for working capital and general corporate purposes. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive (other than as described above). Accordingly, we will retain broad discretion over the use of these proceeds (other than as described above). Pending our use of the net proceeds as described above, we intend to invest the net proceeds pursuant to the Purchase Agreement in interest-bearing, investment-grade instruments.

MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY
Market Information
Our Common Stock and Public Warrants are currently listed on Nasdaq under the symbols “XOS” and “XOSWW,” respectively. Prior to the consummation of the Business Combination, NextGen’s Class A Common Stock and the Public Warrants were listed on Nasdaq under the symbols “NGAC” and “NGACW”, respectively.
As of September 3, 2024, there were 60 holders of record of our Common Stock and 18,833,298 Public Warrants and Private Warrants outstanding held by 2 holders of record. Each Public Warrant entitles the registered holder to purchase one-thirtieth of one share of our Common Stock at a price of $345.00 per whole share, subject to certain adjustments. The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees.
Dividend Policy
We have never declared or paid any cash dividends on our Common Stock or any other securities. We anticipate that we will retain all available funds and any future earnings, if any, for use in the operation of our business and do not anticipate paying cash dividends in the foreseeable future. In addition, future debt instruments may materially restrict our ability to pay dividends on our Common Stock. Payment of future cash dividends, if any, will be at the discretion of our Board after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, the requirements of then-existing debt instruments and other factors our Board deems relevant.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
On January 11, 2024, Xos, Inc., a Delaware corporation (“Xos”), and ElectraMeccanica Vehicles Corp., a corporation existing under the laws of the Province of British Columbia (“ElectraMeccanica”), entered into an arrangement agreement (the “Arrangement Agreement”). On March 26, 2024, Xos acquired all of the issued and outstanding common shares of ElectraMeccanica (“ElectraMeccanica Shares”), in a cashless transaction, under the Business Corporations Act (British Columbia) (the “Arrangement”). The completion of the acquisition has been reflected in Xos unaudited consolidated financial statements for the quarter ended March 31, 2024. Defined terms in this “Unaudited Pro Forma Condensed Combined Financial Information” section relate only to this section.
As purchase consideration Xos issued 1,766,388 shares (“Consideration Shares”) of Xos’ common stock, $0.0001 par value per share (“Xos Common Stock”) at the effective time of the Arrangement (the “Effective Time”). At completion of the Arrangement, Xos stockholders and ElectraMeccanica shareholders maintained approximately 79% and 21% of the combined company, respectively.
The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2023, have been prepared in accordance with Article 11 of Regulation S-X (as amended by final rule, Release No. 33-10786) and are presented to give effect to transaction accounting adjustments, for the Arrangement including:
i.the issuance of 1,766,388 Xos common shares to ElectraMeccanica’s shareholders as purchase consideration;
ii.the recording of assets acquired and liabilities assumed by Xos
The unaudited pro forma condensed combined financial information is based upon available information and certain assumptions that the Company believes are reasonable to apply to the pro forma periods presented under the circumstances and give pro forma effect in accounting for the Arrangement. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial statements.
The unaudited pro forma condensed combined financial information has been developed from and should be read in conjunction with historical financial information below:
i.the audited consolidated financial statements of the Company as of and for the year ended December 31, 2023; and
ii.the audited consolidated financial statements of ElectraMeccanica as of and for the year ended December 31, 2023.
The unaudited pro forma condensed combined statements operations for the year ended December 31, 2023 has been prepared as if the Arrangement described above had taken place on January 1, 2023, the beginning of the earliest period presented. The unaudited pro forma condensed combined balance sheet as of December 31, 2023, assumes the Arrangement was consummated on December 31, 2023.
The unaudited pro forma combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of the consolidated financial position and results of operations that would have been realized had the Arrangement occurred on the dates indicated, nor is it meant to be indicative of any future consolidated financial position and results of operations that the combined company will experience. The unaudited pro forma combined financial information does not reflect any adjustment for costs of, or related liabilities for, any integration and similar activities, or benefits. The Company does not expect to realize on potential synergies as a result of the acquisition.

Xos, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
December 31, 2023
(in thousands, except par value)

	Xos, Inc. and Subsidiaries Historical		Pro Forma Adjustments
		ElectraMeccanica Vehicles Corp. Historical	Reclassification Adjustments (Note 3)	Transaction Adjustments		Pro Forma Combined
Assets
Cash and cash equivalents	$11,640	$65,455	$—	$(10,327)	a	$66,768
Accounts receivable, net	15,142	142	(142)	—		15,142
Inventories	37,843	2,370	—	(2,370)	c	37,843
Prepaid expenses and other current assets	7,070	2,888	142	(1,408)	c	8,692
Total current assets	71,695	70,855	—	(14,105)		128,445
Property and equipment, net	14,660	11,091	—	(11,091)	c	14,660
Operating lease right-of-use assets, net	4,991	7,336	—	(7,336)	d	4,991
Other non-current assets	2,338	3,712	—	(2,418)	c	3,632
Restricted Cash	—	1,116	—	—		1,116
Total assets	$93,684	$94,110	$—	$(34,950)		$152,844

Liabilities and stockholders' equity
Accounts payable	$2,756	$4,242	$—	$(301)	e	$6,697
Other current liabilities	16,817	—	34	1,412	d	18,263
Customer deposits	—	34	(34)	—		—
Current portion of lease liabilities	—	1,029	—	(1,029)	d	—
Total current liabilities	19,573	5,305	—	82		24,960
Convertible debt, non-current	19,920	—	—	—		19,920
Earn-out shares liability	39	—	—	—		39
Common stock warrant liability	395	—	—	—		395
Other non-current liabilities	8,561	—	—	16,335	d	24,896
Share-based compensation liability	—	250	—	(250)	f	—
Non-current portion of lease liabilities	—	15,493	—	(15,493)	d	—
Total liabilities	48,488	21,048	—	674		70,210
Commitments and contingencies
Stockholders’ equity:
Common Stock $0.0001 par value	1	—	—	—	b	1
Additional paid-in capital	198,456	398,868	—	(361,430)	b	235,894
Accumulated deficit	(153,261)	(330,387)	—	330,387	b	(153,261)
Accumulated other comprehensive loss	—	4,581	—	(4,581)	b	—
Total stockholders’ equity	45,196	73,062	—	(35,624)		82,634
Total liabilities and stockholders’ equity	$93,684	$94,110	$—	$(34,950)		$152,844
See accompanying notes to the unaudited pro forma combined financial information.

Xos, Inc.
Unaudited Pro Forma Condensed Combined Statements of Operations
Year ended December 31, 2023
(in thousands, except per share data)

			Pro Forma Adjustments
	Xos, Inc. and Subsidiaries Historical	ElectraMeccanica Vehicles Corp. and subsidiaries Historical	Reclassification Adjustments (Note 3)	Transaction Adjustments		Pro Forma Combined

Revenues	$44,523	$608	$—	$—		$45,131
Cost of goods sold	45,813	1,550	—	—		47,363
Gross profit (loss)	(1,290)	(942)	—	—		(2,232)

Operating expenses
General and administrative	37,698	32,450	7,563	6,307	aa	84,018
Research and development	19,589	9,154	—	—		28,743
Sales and marketing	6,388	2,963	—	—		9,351
Acquisition related expenses	—	7,563	(7,563)			—
Impairment	—	1,929	—	—		1,929
Total operating expenses	63,675	54,059	—	6,307		124,041
Loss from operations	(64,965)	(55,001)	—	(6,307)		(126,273)

Other (expense) income, net	(12,047)	(2,133)	4,840	—		(9,340)
Change in fair value of derivative instruments	671	—	—	—		671
Change in fair value of earn-out shares liability	519	—	—	—		519
Interest income	—	4,908	(4,908)	—		—
Foreign exchange (gain)/loss	—	(68)	68	—		—
Gain on settlement of legal liabilities	—	—	—	—		—
Contract termination loss	—	713	—	—		713
Impairment of loan receivable	—	(6,000)	—	—		(6,000)
Loss before provision for income taxes	(75,822)	(57,581)	—	(6,307)		(139,710)
Provision (benefit) for income taxes	21	1	—	—		22
Net loss	$(75,843)	$(57,582)	$—	$(6,307)		$(139,732)

Net loss per share attributable to common shares
Basic	$(13.11)	$(0.48)				$(16.61)
Diluted	$(13.11)	$(0.48)				$(16.61)
Weighted-average shares outstanding (1)
Basic	5,787	119,289				8,411
Diluted	5,787	119,289				8,411
__________________
(1)Shares of common stock of Xos, Inc. have been retrospectively adjusted for the 1-for-30 reverse stock split that occurred on December 6, 2023.
See accompanying notes to the unaudited pro forma combined financial information.

Xos, Inc.
Notes to Unaudited Pro Forma Combined Financial Information
Note 1 — Description of the Arrangement
Purchase Consideration
Subject to the terms and conditions of the Agreement, each ElectraMeccanica Share outstanding immediately prior to the Effective Time were transferred to Xos for 1,766,388 shares of Xos common stock, $0.0001 par value per share (the “Consideration Shares”).
The Agreement specifies that at the Effective Time:
i.each ElectraMeccanica deferred share unit (DSU), performance share unit (PSU), and restricted share unit (RSU) that is outstanding immediately prior to the Effective Time will vest and be settled by ElectraMeccanica in exchange for one ElectraMeccanica Share, subject to applicable withholdings;
ii.each ElectraMeccanica option to purchase ElectraMeccanica Shares that is in-the-money and outstanding immediately prior to the Effective Time, will be cancelled in exchange for a number of ElectraMeccanica Shares equal to the in-the-money value of such option, as calculated in accordance with the Agreement, subject to applicable withholdings;
iii.each ElectraMeccanica option to purchase ElectraMeccanica Shares that is out-of-the-money and outstanding immediately prior to the Effective Time will be cancelled without any payment; and
iv.each outstanding purchase warrant to acquire ElectraMeccanica Shares will remain outstanding following the closing of the Arrangement and will remain exercisable pursuant to the terms and conditions of the warrant certificates representing such ElectraMeccanica warrants.
Upon completion of the transaction, Xos stockholders and ElectraMeccanica shareholders owned approximately 79% and 21% of the combined company, respectively.
Note 2 — Basis of Presentation
Upon consummation of the Arrangement, the acquisition of ElectraMeccanica was accounted for as an asset acquisition in accordance with Accounting Standards Codification Topic 805-50, Acquisition of Assets Rather than a Business, because the acquired set of assets and activities does not include a substantive process. Therefore, the acquired set of assets and activities did not meet the definition of a business. This determination was made with key judgments including the following:
•ElectraMeccanica has discontinued, recalled, and repurchased all previously sold three-wheeled electric vehicles (the “SOLO”), because of a loss of propulsion issue that resulted in the vehicles being under a “do not drive” order from the National Highway Traffic Safety Association. All in-process research and development (“IPR&D”) projects to commercialize the SOLO or a new four-wheeled electric (the “E4”) have been terminated by ElectraMeccanica. The IPR&D related to SOLO and E4 has nominal value and require significant time, cost, and engineering efforts to commercialize.
•The majority of the assembled workforce is performing administrative tasks or working on the destruction of the remaining inventory and closing of leased facilities. The acquired assembled workforce does not contain sufficient engineers with the knowledge and skill set to commercialize ElectraMeccanica’s terminated IPR&D projects.
Accordingly, the purchase consideration provided by Xos to effect the Arrangement has been allocated to the acquired assets and assumed liabilities, with the excess net value of assets and liabilities recognized in Additional paid-in-capital (APIC).

The allocation of the acquisition consideration in the unaudited pro forma combined financial information is based upon estimated aggregate acquisition consideration of approximately $37.4 million.
Both Xos and ElectraMeccanica have a history of generating net operating losses and maintain a full valuation allowance against their net deferred tax assets. As a result, both entities have not previously reflected an income tax benefit or expense within the financial statement period presented. The Company has not identified any changes to the income tax positions due to the Arrangement that would result in an incremental tax expense or benefit. Accordingly, no tax-related adjustments have been reflected for the pro forma adjustments.
The following represents the estimated purchase consideration net assets acquired in the Arrangement (in thousands):

Purchase Consideration
Equity consideration (1)	$33,706
Transaction expenses (2)	3,732
Total purchase consideration	$37,438

Assets acquired
Cash and cash equivalents	$55,128
Restricted Cash	1,116
Prepaid expenses and other current assets	1,622
Other non-current assets	1,294
Liabilities assumed
Accounts payable	3,941
Other current liabilities (1)	1,446
Noncurrent liabilities (1)	16,335
Net assets acquired and liabilities assumed	$37,438
__________________
(1)The Company assumed two lease facilities in connection with the ElectraMeccanica acquisition which are reflected in other current liabilities and other non-current liabilities of approximately $1.2 million and $16.0 million, respectively.
(2)Transaction expense considers legal fees, accounting fees, and advisory fees, paid in closing the Arrangement.
The unaudited pro forma combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of the combined company would have been had the Arrangement occurred on the date assumed, nor are they necessarily indicative of future consolidated results of operations or financial position.
Note 3 — Reclassifications
Certain reclassifications of ElectraMeccanica’s historically presented amounts were made within the balance sheet and statements of operations to conform to Xos Inc. financial statement presentation.

Note 4 — Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The pro forma adjustments included in the unaudited pro forma combined financial information are as follows (amounts in thousands):
a)To reflect the cash payment incurred in connection with the Arrangement.

To reflect payment of severance payment due to executives due upon closing the arrangements and termination	$(1,977)
To reflect payment of contingent retention bonuses due upon closing of the Arrangement	(938)
To reflect the cash payment of ElectraMeccanica's transaction related costs	(7,412)
Net impact to cash and cash equivalents	$(10,327)
b)Reflects the elimination of ElectraMeccanica’s historical equity balances in accordance with the acquisition method of accounting.
The par value of issued common stock resulted in value of $0.

To eliminate ElectraMeccanica’s historical APIC	$(398,868)
To reflect purchase consideration transferred in the Arrangement	37,438
Net impact to APIC	$(361,430)
To eliminate ElectraMeccanica's historical accumulated deficit	$340,437
To reflect the payment of seller expenses at the closing of the transaction.	(7,135)
To reflect the ElectraMeccanica's acceleration of retention bonus expense at closing of the acquisition	(938)
To reflect the expense associated with contingent severance payment	(1,977)
Net impact to accumulated deficit	$330,387
To eliminate ElectraMeccanica's historical accumulated other comprehensive loss	$(4,581)
Net impact to accumulated other comprehensive loss	$(4,581)
c)To reflect the estimated value of the assets acquired and liabilities assumed as included in Note 2.
d)To reflect the effects of ASC 842 on the acquisition of ElectraMeccanica's operating leases. The lease liability is recorded at the present value of the remaining lease payments, as if the acquired leases were a new lease of the Xos as of the balance sheet date. The Company also recorded an asset retirement liability incurred connection with the assumed lease.
The below adjustment gives effect to severance expenses incurred in connection with the transaction that remained unpaid as of the Effective Time.
Historical lease accounting (as presented in ElectraMeccanica's historical financial statements)

To eliminate the historical right-of-use asset	$(7,336)
Net adjustment to right-of-use asset	$(7,336)

To eliminate the current portion of lease liability	$(1,029)
Net adjustment to current portion of lease liabilities	$(1,029)

To eliminate the noncurrent portion of lease liability	$(15,493)
Net adjustment to non-current portion of lease liabilities	$(15,493)

Recognized current and non-current liabilities (as conformed to Xos financial statement presentation)

To estimate accrued severance expense incurred and unpaid	$227
To reflect accrual of seller expenses unpaid as of the closing of the transaction	24
To recognize the current portion of lease liability based on the present value of lease payments	1,161
Net impact to Other current liabilities	$1,412

To estimate the asset retirement obligation associated with the acquired lease	$291
To recognize the noncurrent portion of lease liability based on the present value of lease payments	16,044
Net adjustment to other non-current liabilities	$16,335
e)To reflect the cash payment of ElectraMeccanica's accrued transaction related costs immediately prior to the Arrangement.
f)To eliminate share-based compensation liability associated with ElectraMeccanica awards, that was replaced with purchase consideration in connection with effecting the Arrangement.
Note 5 —Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
aa)To reflect adjustments to general and administrative expenses (G&A) in connection with the Arrangement, including the following:
•Eliminating the historical depreciation expense associated with property and equipment and amortization expense associated cloud computing assets.
•Eliminating historical lease expense associated with the acquired operating right of use asset and lease liability, and record estimated lease expense resulting from the measurement of the lease liability in accordance with ASC 842.
•Recording severance expense for executives with contingent payment terms, which became payable upon the double trigger criteria of (i) change in control and (ii) termination of employment which occurred at the Effective Time. In addition to reflecting expense incurred by ElectraMeccanica in connection with entering into and settling retention bonuses provided to certain executives that became payable upon consummation of the transaction.
•Record ElectraMeccanica’s expense incurred with transaction costs incurred and paid immediately prior to the transaction.

Amounts in thousands	Year ended December 31, 2023
Eliminate historical depreciation of property and equipment	$(3,447)
Eliminate historical lease expense on the lease liability	(2,045)
Estimate lease expense based on adjusted lease liability	1,749
Severance expense associated with terminated employees, refer to Note 4 (a)(b)	1,977
Reflect ElectraMeccanica's transaction expenses associated with the Arrangement, refer to Note 4 (b)	7,135
Reflect the expense incurred in connection with payment of the retention bonuses, refer to Note 4 (a)(b)	938
Net adjustment to general and administrative expense	$6,307

Loss per share of the combined company
Represents the net loss per share of the combined company after the asset acquisition calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the asset acquisition, assuming the shares were outstanding since January 1, 2023. As the acquisition is reflected as if it occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable have been outstanding for the entire periods presented.

In thousands (except per share data)	Year Ended December 31, 2023
Pro forma net loss attributable to common shareholders	$(139,732)
Pro Forma weighted average shares calculation, basic and diluted
Xos (existing and continuing stockholders)	6,644
Shares issued to ElectraMeccanica shareholders	1,766
Pro forma weighted average shares outstanding—basic and diluted	8,410
Net loss per share—basic and diluted	$(16.61)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis provides information which Xos’ management believes is relevant to an assessment and understanding of our consolidated results of operations and financial condition. You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes to those statements. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in this prospectus under the section titled “Risk Factors.” Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we”, “us”, “our”, and “the Company” are intended to mean the business and operations of Xos and its consolidated subsidiaries.
Overview
We are a leading fleet electrification solutions provider committed to the decarbonization of commercial transportation. We design and manufacture Class 5-8 battery-electric commercial vehicles that travel on last-mile, back-to-base routes of up to 200 miles per day. We also offer charging infrastructure products and services through Xos Energy Solutions™ to support electric vehicle fleets. Our proprietary fleet management software, Xosphere™, integrates vehicle operation and vehicle charging to provide commercial fleet operators a more seamless and cost-efficient vehicle ownership experience than traditional internal combustion engine counterparts. We developed the X-Platform (our proprietary, purpose-built vehicle chassis platform) and the X-Pack (our proprietary battery system) specifically for the medium- and heavy-duty commercial vehicle segment with a focus on last-mile commercial fleet operations.
We currently manufacture a Class 5-6 MD X-Platform with multiple body options to address different customer use cases, including parcel delivery, linen, food & beverage, and armored cash transport. In May 2022 we launched our Class 7-8 HD X-Platform.
Our X-Platform and X-Pack provide modular features that allow us to accommodate a wide range of last-mile applications and enable us to offer clients at a lower total cost of ownership compared to traditional diesel fleets. The X-Platform and X-Pack were both engineered to be modular in nature to allow fleet operators to customize their vehicles to fit their commercial applications (e.g., upfitting with a specific vehicle body and/or tailoring battery range).
Through our Powered by Xos™ business we also provide mix-use powertrain solutions for off-highway, industrial and other specialty vehicles, such as forklifts, school buses, medical and dental clinics, blood donation vehicles, and mobile command vehicles. Our powertrain offerings encompass a broad range of solutions, including high-voltage batteries, power distribution and management componentry, battery management systems, system controls, inverters, electric traction motors and auxiliary drive systems.
Xos Energy Solutions™ is our comprehensive charging infrastructure through which we offer mobile and permanent multi-application charging equipment, mobile energy storage, and turnkey energy infrastructure services to accelerate transitions to electric fleets by maximizing incentive capture and reducing implementation lead times and costs. Xos Energy Solutions™ offers customers full service project management, electric vehicle chargers and charging equipment, and solutions for charging infrastructure installation. This service is available to customers whether they use Xos trucks, competitor trucks, or a mixed fleet.
We have also developed a fleet management platform called Xosphere™ that interconnects vehicle, maintenance, charging, and service data. The Xosphere™ is aimed at minimizing electric fleet total cost of ownership (“TCO”) through fleet management integration. This comprehensive suite of tools allows fleet operators to monitor vehicle and charging performance in real-time with in-depth telematics; reduce charging cost; optimize energy usage; and manage maintenance and support with a single software tool.

During the year ended December 31, 2023 and six months ended June 30, 2024, we delivered 277 vehicles (including leases), 5 powertrains and 1 hub, and 138 vehicles and 14 powertrains (including hubs), respectively. During the year ended December 31, 2022, we delivered 257 vehicles (including leases) and 18 powertrains.
For the year ended December 31, 2023, we generated $42.2 million in revenue (or 95% of revenue) from vehicle and powertrain sales, $1.2 million (or 3% of revenue) from Fleet-as-a-Service revenue, and $1.1 million (or 2% of revenue) from ancillary revenue. For the year ended December 31, 2022, we generated $34.1 million in revenue (or 94% of revenue) from vehicle and powertrain sales, $0.6 million (or 2% of revenue) from Fleet-as-a-Service, and $1.7 million (or 4% of revenue) from ancillary revenue. During the six months ended June 30, 2024, we generated $26.6 million in revenue (or 93% of revenue) from vehicle, powertrain and hub sales, $1.3 million (or 4% of revenue) from other product revenue, and $0.9 million (or 3% of revenue) from ancillary revenue. During the six months ended June 30, 2023, we generated $8.8 million in revenue (or 93% of revenue) from vehicle and powertrain sales, $0.3 million (or 3% of revenue) from other product revenue, and $0.4 million (or 4% of revenue) from ancillary revenue.
We believe our growth in the coming years is supported by the strong secular tailwinds of an increased focus on the impact of climate change and the growth of e-commerce and last-mile delivery. Commercial trucks are the largest emitters of greenhouse gases per capita in the transportation industry. The U.S. federal, state and foreign governments, along with corporations such as FedEx, UPS and Amazon, have set ambitious goals to reduce greenhouse gas emissions. Simultaneously, e-commerce continues to grow rapidly and has been accelerated by changes in consumer purchasing behavior during the COVID-19 pandemic. We believe the increased regulation relating to commercial vehicles, the launch of sustainability initiatives from leading financial and corporate institutions and the rapid growth of last-mile logistics will fuel accelerated adoption of our products worldwide.
Xos is an early-stage growth company, and as such incurred net losses and cash outflows since its inception. As an early-stage growth company, the Company's ability to access capital is critical. However, there can be no assurance such capital will be available to the Company when needed, on favorable terms or at all. If we are unable to collect on our outstanding accounts receivable, obtain a sufficient level of new capital in the near-term and/or obtain replacement financing for or extend the maturity of existing debt, we could be required to dissolve and liquidate our assets under bankruptcy laws or otherwise.
Recent Developments
On January 11, 2024, Xos and ElectraMeccanica entered into an arrangement agreement, as amended on January 31, 2024 (the “Arrangement Agreement”), pursuant to which Xos acquired all of the issued and outstanding common shares of ElectraMeccanica (“ElectraMeccanica Shares”) pursuant to a plan of arrangement (the “Plan of Arrangement”) under the Business Corporations Act (British Columbia) (the “Arrangement”).
The Arrangement was consummated on March 26, 2024. Subject to the terms and conditions set forth in the Arrangement Agreement and the Plan of Arrangement, on March 26, 2024, each ElectraMeccanica Share outstanding immediately prior to the effective time of the Arrangement was converted automatically into the right to receive 0.0143739 of a share of our Common Stock, for total consideration of 1,766,388 shares of Common Stock. Our liquidity was supplemented by net cash acquired in connection with the acquisition of ElectraMeccanica, which was approximately $50.2 million.
Business Combination and Public Company Costs
On August 20, 2021, the transactions contemplated by the Agreement and Plan of Merger, as amended on May 14, 2021, by and among NextGen, Sky Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of NextGen (“Merger Sub”), and Xos, Inc., a Delaware corporation (now known as Xos Fleet, Inc., “Legacy Xos”), were consummated (the “Closing”), whereby Merger Sub merged with and into Legacy Xos, the separate corporate existence of Merger Sub ceased and Legacy Xos became the surviving corporation and a wholly owned subsidiary of NextGen (such transaction the “Merger” and, collectively with the transfer by way of continuation and deregistration of NextGen from the Cayman Islands and the continuation and domestication of NextGen as a corporation incorporated in the State of Delaware (the “Domestication”), the “Business Combination”). As a result of the Merger, NextGen completed the Domestication, Merger Sub merged with and into

Xos Fleet, Inc. (which was formerly known as Xos, Inc.), the separate corporate existence of Merger Sub ceased and Xos Fleet, Inc. was to be the surviving corporation and a wholly owned subsidiary of NextGen, and NextGen changed its name to “Xos, Inc.” Xos Fleet, Inc. is the accounting predecessor and the combined entity is the successor SEC registrant, and Xos’ financial statements for previous periods are disclosed in the registrant’s periodic reports filed with the SEC following the Merger.
Key Factors Affecting Operating Results
We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed in this prospectus.
Successful Commercialization of our Products and Services
We expect to derive future revenue from sales of our vehicles, battery systems and other product and service offerings. As many of these products are in development, we will require substantial additional capital to continue developing our products and services and bring them to full commercialization as well as fund our operations for the foreseeable future. Until we can generate sufficient revenue from product sales, we expect to finance a substantial portion of our operations through commercialization and production with proceeds from the Business Combination, the standby equity purchase agreement we entered into with the Selling Securityholder (as amended, the “Purchase Agreement” or “SEPA”), the Convertible Note (as defined below), the ElectraMeccanica acquisition and any future capital raising efforts. The amount and timing of our future funding requirements, if any, will depend on many factors, including the pace and results of our commercialization efforts.
Customer Demand
We have sold a limited number of our vehicles to our existing customers, have agreements with future customers and have received interest from other potential customers. The sales of our vehicles and services to our existing and future customers will be an important indicator of our performance.
Supply Chain Disruptions
While our ability to source certain critical inventory items has been steadily improving since prior years, we are still experiencing long-standing negative effects from global economic conditions, and expect such effects to continue to varying degrees for the foreseeable future. We have also observed, and expect to be impacted by, sporadic and unpredictable shortages for specific components, primarily in power electronics and harnesses, and disruptions to the supply of components. Fluctuating fuel prices and geopolitical conflicts have compounded ongoing supply and demand pressures for shipping, resulting in port congestion, higher freight fees and longer transit times.
Despite these disruptions, our supply chain team continues to employ mitigating strategies to effectively source inventory for all our products. The team has continued working with vendors to find alternative solutions to overcome these constraints and, where appropriate, working to find alternate sources of supply for critical components, including placing orders in advance of projected need, while ensuring such components have extended usage projected. These steps are designed to promote availability of materials in time to meet production plans without inflating inventory beyond projected lead times.
Basis of Presentation
The accompanying audited consolidated financial statements for the years ended December 31, 2023 and 2022 include the accounts of Xos and its wholly owned subsidiaries, Xos Fleet, Inc., and Xos Services, Inc. (f/k/a Rivordak, Inc.). The accompanying unaudited condensed consolidated financial statements for the three and six month periods ended June 30, 2024 and 2023 include the accounts of Xos and its wholly owned subsidiaries, Xos Fleet, Inc. and Xos Services, Inc. (f/k/a Rivordak, Inc.), as well as the entities acquired pursuant to the Arrangement with ElectraMeccanica. All significant intercompany accounts and transactions have been eliminated in consolidation. All long-lived assets are maintained in, and all losses are attributable to, the United States.

Currently, we conduct business through one operating segment. We are an early-stage growth company with minimal commercial operations and our activities to date have been conducted primarily within North America. For more information about our basis of operations, refer to Note 1 - Description of Business in the accompanying notes to consolidated financial statements for more information.
Components of Results of Operations
Revenues
To date, we have primarily generated revenue from the sale of electric step vans, stripped chassis vehicles and battery systems. Our stripped chassis is our vehicle offering that consists of our X-Platform electric vehicle base and X-Pack battery systems, which customers can upfit with their preferred vehicle body. As we continue to expand our commercialization, we expect our revenue to come from these products and other vehicle offerings including chassis cabs, which will feature our chassis and powertrain with the inclusion of a proprietary designed cab, and tractors, a shortened version of the chassis cab designed to haul trailers (also known as “day cabs”), that travel in last-mile use cases. In addition, we also offer service offerings that include Xos Energy Solutions™, our energy solutions offering and Xosphere™, our fleet management platform.
Revenue consists of product sales, inclusive of shipping and handling charges, net of estimates for customer allowances, service offerings, and leasing. Revenue is measured as the amount of consideration we expect to receive in exchange for delivering products. All revenue is recognized when we satisfy the performance obligations under the contract. We recognize revenue by delivering the promised products to the customer, with the revenue recognized at the point in time the customer takes control of the products. For shipping and handling charges, revenue is recognized at the time the products are delivered to or picked up by the customer. For leasing, revenue is recognized on a straight line basis over the term of the lease agreement. The majority of our current contracts have a single performance obligation, which is met at the point in time that the product is delivered, and title passes, to the customer, and are short term in nature.
Cost of Goods Sold
Cost of goods sold includes materials and other direct costs related to production of our vehicles, including components and parts, batteries, direct labor costs and manufacturing overhead, among others. Cost of goods sold also includes material and other direct costs related to the production and assembly of powertrains and battery packs as well as materials and other costs incurred related to charging infrastructure installation. Materials include inventory purchased from suppliers, as well as assembly components that are assembled by company personnel, including allocation of stock-based compensation expense. Direct labor costs relate to the wages of those individuals responsible for the assembly of vehicles, powertrain units and batteries delivered to customers. Cost of goods sold also includes depreciation expense on property and equipment related to cost of goods sold activities, calculated over the estimated useful life of the property and equipment on a straight-line basis. Upon property and equipment retirement or disposal, the cost of the asset disposed, and the related accumulated depreciation from the accounts and any gain or loss is reflected in the consolidated statements of operations and comprehensive loss, allocated to cost of goods sold.
Cost of goods sold includes reserves for estimated warranty expenses as well as reserves for estimated returns of vehicles. Additionally, cost of goods sold includes adjustments for the results of physical inventory counts. Cost of goods sold also includes reserves to write down the carrying value of our inventory to their net realizable value and to provide for any excess or obsolescence.
We are continuing to undertake efforts to find more cost-effective vendors and sources of parts and raw materials to lower our overall cost of production.
General and Administrative Expense
General and administrative (“G&A”) expense consists of personnel-related expenses, outside professional services, including legal, audit and accounting services, as well as expenses for facilities, non-sales related travel, and general office supplies and expenses. Personnel-related expenses consist of salaries, benefits, allocations of stock-based compensation, and associated payroll taxes. Overhead items including rent, insurance, utilities, and other items are included in G&A expense. G&A expense also includes depreciation expense on property and equipment related to G&A activities, calculated over the estimated useful life of the property and equipment on a straight-line basis. Upon property and equipment retirement or disposal, the cost of the asset disposed, and the related accumulated depreciation from the accounts and any gain or loss is reflected in the consolidated statements of operations and comprehensive loss, allocated to G&A.
We expect that our G&A expense will decrease for the foreseeable future primarily due to lower headcount driven by our reduction in workforce.
Research and Development Expense
Research and development (“R&D”) expense consists primarily of costs incurred for the design and development of our vehicles and battery systems, which include:
•expenses related to materials and, supplies consumed in the development and modifications to existing vehicle designs, new vehicle designs contemplated for additional customer offerings, and our battery pack design;
•fees paid to third-parties such as consultants and contractors for engineering and computer-aided design work on vehicle designs and other third-party services; and
•payroll expense for employees primarily engaged in R&D activities, including allocation of stock-based compensation expense.
We expect our R&D costs to decrease for the foreseeable future primarily due to lower headcount driven by our reduction in workforce.
Sales and Marketing Expense
Sales and marketing (“S&M”) expense consists primarily of expenses related to our marketing of vehicles and brand initiatives, which includes:
•travel expenses of our sales force who are primarily responsible for introducing our platform and offerings to potential customers;
•web design, marketing and promotional items, and consultants who assist in the marketing of the Company and its products and services;
•payroll expense for employees primarily engaged in S&M activities, including allocation of stock-based compensation expense; and
•depreciation expense on property and equipment related to S&M activities, calculated over the estimated useful life of the property and equipment on a straight-line basis. Upon property and equipment retirement or disposal, the cost of the asset disposed, and the related accumulated depreciation from the accounts and any gain or loss is reflected in the consolidated statements of operations and comprehensive loss, allocated to S&M.
We expect our S&M expense to decrease for the foreseeable future primarily due to lower headcount driven by our reduction in workforce.
Other Income (Expense), Net
Other income (expense), net is primarily comprised of income associated with the duty drawback receivable, which are estimated recoveries of tariffs paid for vehicles that were acquired through the ElectraMeccanica acquisition, and interest income from our investments in marketable debt securities, available-for-sale, partially offset by interest paid on our equipment leases and interest expense related to our financing obligations, including the amortization for debt discount and issuance costs.

Change in Fair Value of Derivative Instruments
Change in fair value of derivative instruments relates to Common Stock warrant liability assumed as part of the Business Combination and the conversion feature on the convertible notes issued in prior years and derivative features of the Convertible Debentures issued on August 11, 2022 and September 21, 2022. Changes in the fair value relate to remeasurement of our public and private placement warrants to fair value as of any respective exercise date and as of each subsequent balance sheet date and mark-to-market adjustments for derivative liabilities each measurement period.
Change in Fair Value of Contingent Earn-out Shares Liability
The contingent earn-out shares liability was established as part of the Business Combination. Changes in the fair value relate to remeasurement to fair value as of each subsequent balance sheet date.
Results of Operations
Comparison of the Three and Six Months Ended June 30, 2024 and 2023
The following table sets forth our historical operating results for the periods indicated:

	For the Three Months Ended June 30,
(dollars in thousands)	2024	2023	$ Change	% Change
Revenues	$15,535	$4,754	$10,781	227%
Cost of goods sold	13,505	8,479	5,026	59%
Gross profit (loss)	2,030	(3,725)	5,755	(154)%
Operating expenses
General and administrative	9,176	9,816	(640)	(7)%
Research and development	2,998	5,181	(2,183)	(42)%
Sales and marketing	1,224	1,761	(537)	(30)%
Total operating expenses	13,398	16,758	(3,360)	(20)%
Loss from operations	(11,368)	(20,483)	9,115	(45)%
Other income (expense), net	1,545	(3,963)	5,508	(139)%
Change in fair value of derivative instruments	128	307	(179)	(58)%
Change in fair value of earn-out shares liability	36	563	(527)	(94)%
Loss before provision for income taxes	(9,659)	(23,576)	13,917	(59)%
Provision for income taxes	4	2	2	100%
Net Loss	$(9,663)	$(23,578)	$13,915	(59)%

	For the Six Months Ended June 30,
(dollars in thousands)	2024	2023	$ Change	% Change
Revenues	$28,697	$9,451	$19,246	204%
Cost of goods sold	23,879	14,053	9,826	70%
Gross profit (loss)	4,818	(4,602)	9,420	(205)%
Operating expenses
General and administrative	18,135	21,415	(3,280)	(15)%
Research and development	6,072	10,930	(4,858)	(44)%
Sales and marketing	2,222	3,565	(1,343)	(38)%
Total operating expenses	26,429	35,910	(9,481)	(26)%
Loss from operations	(21,611)	(40,512)	18,901	(47)%
Other income (expense), net	961	(8,114)	9,075	(112)%
Change in fair value of derivative instruments	(40)	210	(250)	(119)%
Change in fair value of earn-out shares liability	33	511	(478)	(94)%
Loss before provision for income taxes	(20,657)	(47,905)	27,248	(57)%
Provision for income taxes	9	4	5	125%
Net Loss	$(20,666)	$(47,909)	$27,243	(57)%

Revenues
Our total revenues increased by $10.8 million, or 227%, from $4.8 million in the three months ended June 30, 2023 to $15.5 million in the three months ended June 30, 2024, primarily driven by an increase in unit sales and in average selling price. During the three months ended June 30, 2024, we sold 78 stepvans and 12 powertrains (including hubs), compared to 37 stepvans and 1 powertrain during the three months ended June 30, 2023.
Our total revenues increased by $19.2 million, or 204%, from $9.5 million in the six months ended June 30, 2023 to $28.7 million in the six months ended June 30, 2024, primarily driven by an increase in unit sales and in average selling price. During the six months ended June 30, 2024, we sold 138 stepvans, 14 powertrains (including hubs), compared to 67 stepvans and 2 powertrains during the six months ended June 30, 2023.
Revenue for the three months ended June 30, 2024 and 2023 consisted of the following (dollars in thousands):

	Three Months Ended June 30,
	2024	2023	$ Change	% Change (1)
Product and service revenue
Stepvans & vehicle incentives	$13,146	$4,287	$8,859	207%
Powertrains & hubs	1,423	223	1,200	nm
Other product revenue	642	127	515	nm
Total product and service revenue	15,211	4,637	10,574	228%
Ancillary revenue	324	117	207	177%
Total revenues	$15,535	$4,754	$10,781	227%
__________________
(1)Percentage changes greater than or equal to 400% are not meaningful and noted as “nm” in the table above.

Revenue for the six months ended June 30, 2024 and 2023 consisted of the following (dollars in thousands):

	Six Months Ended June 30,
	2024	2023	$ Change	% Change (1)
Product and service revenue
Stepvans & vehicle incentives	$24,731	$8,549	$16,182	189%
Powertrains & hubs	1,845	228	1,617	nm
Other product revenue	1,270	293	977	333%
Total product and service revenue	27,846	9,070	18,776	207%
Ancillary revenue	851	381	470	123%
Total revenues	$28,697	$9,451	$19,246	204%
__________________
(1)Percentage changes greater than or equal to 400% are not meaningful and noted as “nm” in the table above.
Cost of Goods Sold
Cost of goods sold increased by $5.0 million, or 59%, from $8.5 million in the three months ended June 30, 2023 to $13.5 million in the three months ended June 30, 2024. The increase in cost of goods sold is directly attributable to the increase in our product revenue and associated increases of (i) $5.6 million in direct materials and (ii) $1.7 million in direct labor, manufacturing overhead, and freight costs. These increases were offset by decreases of (i) $1.3 million related to reductions in inventory reserves and associated write-downs to net realizable value during the three months ended June 30, 2023, (ii) $0.6 million less in unfavorable physical inventory count and other adjustments and (iii) $0.4 million for dealer return reserves and warranty.
Cost of goods sold increased by $9.8 million, or 70%, from $14.1 million in the six months ended June 30, 2023 to $23.9 million in the six months ended June 30, 2024. The increase in cost of goods sold is directly attributable to the increase in our product revenue and associated increases of (i) $10.0 million in direct materials, (ii) $1.5 million in direct labor, manufacturing overhead, and freight, and (iii) $0.8 million for dealer return reserves and warranty. These increases were offset by a decrease of (i) $2.1 million related to reductions in inventory reserves and write-downs of inventories to their net realizable value recorded during the six months ended June 30, 2023 and (ii) $0.4 million less in unfavorable physical inventory count and other adjustments.
The increase in direct labor encompasses both employee and subcontractor labor costs. The increases in direct labor, manufacturing overhead and direct material costs are driven by an increase in units sold. A significant portion of the overhead costs incurred include indirect salaries, facility rent, utilities, and depreciation of production equipment, which are primarily fixed in nature and allocated based on production levels. Accordingly, these costs are still incurred when we experience a reduction in production volume. In the near term, we plan to increase production activities, expecting fixed and semi-fixed overhead costs to be absorbed through the production of our batteries, hubs and chassis.
General and Administrative
General and administrative expenses decreased by $0.6 million, or 7%, from $9.8 million in the three months ended June 30, 2023 to $9.2 million in the three months ended June 30, 2024, attributable to decreases of (i) $0.8 million in headcount and personnel costs for legal, finance, accounting, information technology and general and administrative functions, (ii) $0.2 million in professional fees, (iii) $0.2 million in stock-based compensation expense, (iv) $0.1 million in insurance costs driven by cost efficiencies associated with a new broker and (v) $0.1 million in depreciation expense due to the allocation of overhead costs. These decreases were offset by increases of $0.8 million in other operating expenses, primarily due to facility expenses related to two operating leases acquired in connection with the ElectraMeccanica acquisition.
General and administrative expenses decreased by $3.3 million, or 15%, from $21.4 million in the six months ended June 30, 2023 to $18.1 million in the six months ended June 30, 2024, attributable to decreases of (i) $1.3 million in professional fees, (ii) $1.0 million in headcount and personnel costs for legal, finance, accounting, information technology and general and administrative functions, (iii) $0.9 million in insurance costs driven by cost efficiencies associated with a new broker, (iv) $0.2 million in other operating expenses, including travel, recruiting, and facility costs and (v) $0.1 million in stock-based compensation expense. These decreases were offset by increases of $0.2 million in depreciation expense due to the allocation of overhead costs.
Research and Development
Research and development expenses decreased by $2.2 million, or 42%, from $5.2 million in the three months ended June 30, 2023 to $3.0 million in the three months ended June 30, 2024. The change was primarily due to decreases of (i) $0.8 million in allocation of personnel costs driven by lower headcount in engineering, (ii) $0.8 million in equipment and material purchases due to fewer research and development projects in development year over year and (iii) $0.6 million in other research and development costs, including consulting and software.
Research and development expenses decreased by $4.9 million, or 44%, from $10.9 million in the six months ended June 30, 2023 to $6.1 million in the six months ended June 30, 2024. The change was primarily due to decreases of (i) $2.4 million in allocation of personnel costs driven by lower headcount in engineering, (ii) $1.6 million in equipment and material purchases due to fewer research and development projects in development year over year and (iii) $0.9 million in other research and development costs, including consulting and software.
Sales and Marketing
Sales and marketing expense decreased by $0.5 million, or 30%, from $1.8 million in the three months ended June 30, 2023 to $1.2 million in the three months ended June 30, 2024. The change was primarily due to decreases of (i) $0.4 million in allocation of personnel costs driven by lower headcount and (ii) $0.1 million in stock-based compensation expense.
Sales and marketing expense decreased by $1.3 million, or 38%, from $3.6 million in the three months ended June 30, 2023 to $2.2 million in the three months ended June 30, 2024. The change was primarily due to decreases of (i) $1.1 million in allocation of personnel costs driven by lower headcount and (ii) $0.2 million in stock-based compensation expense.
Other Income (Expense), net
Other income (expense), net increased by $5.5 million, from a $4.0 million expense in the three months ended June 30, 2023 to a $1.5 million income in the three months ended June 30, 2024. The change was attributable to decreases of (i) $2.5 million in net interest expense related to the Convertible Note and Convertible Debentures, including amortization of related discounts and issuance costs, primarily due to Convertible Debentures being fully repaid on December 4, 2023, (ii) $0.5 million for impairment on assets held for sale during the three months ended June 30, 2023 with no such comparable expense during the three months ended June 30, 2024, (iii) $0.3 million of redemption premiums related to prepayments on Convertible Debentures during the three months ended June 30, 2023 with no such comparable expense during the three months ended June 30, 2024, and (iv) $0.1 million in amortization expense related to marketable debt securities, available-for-sale with no such comparable expense during the three months ended June 30, 2024. Additionally, during the three months ended June 30, 2024 there was a $2.1 million increase in other income related to the estimated amount that can be recovered from previously paid tariffs relating to crushed SOLO vehicles that were acquired in connection with the ElectraMeccanica acquisition.
Other income (expense), net increased by $9.1 million, from an $8.1 million expense in the six months ended June 30, 2023 to a $1 million income in the six months ended June 30, 2024. The change was attributable to decreases of (i) $4.4 million in net interest expense related to the Convertible Note and Convertible Debentures, including amortization of related discounts and issuance costs, primarily due to Convertible Debentures being fully repaid on December 4, 2023, (ii) $1.5 million for impairment on assets held for sale during the six months ended June 30, 2023 with no such comparable expense during the six months ended June 30, 2024, (iii) $0.8 million of redemption premiums related to prepayments on Convertible Debentures during the six months ended June 30, 2023 with no such comparable expense during the three months ended June 30, 2024, and (iv) $0.2 million in amortization expense related to marketable debt securities, available-for-sale with no such comparable expense during the three months ended June 30, 2024. Additionally, during the six months ended June 30, 2024, there was a

$2.2 million increase in other income, net related to the estimated amount that can be recovered from previously paid tariffs relating to crushed SOLO vehicles that were acquired in connection with the ElectraMeccanica acquisition.
Change in Fair Value of Derivatives
The gain on the change in fair value of derivative instruments decreased by $0.2 million, or 58%, from $0.3 million in the three months ended June 30, 2023 to $0.1 million in the three months ended June 30, 2024. The change in fair value in both periods is primarily attributable to the change in our stock price and the resulting valuation at the respective reporting period.
The loss on change in fair value of derivative instruments increased by $0.2 million, or 119%, from a gain of $0.2 million in the three months ended June 30, 2023 to a loss of $40 thousand in the three months ended June 30, 2024. The change in fair value in both periods is primarily attributable to the change in our stock price and the resulting valuation at the respective reporting period.
Change in Fair Value of Contingent Earn-out Shares Liability
The gain on the change in fair value of contingent earn-out shares liability decreased by $0.5 million from $0.6 million in the three months ended June 30, 2023 to $36 thousand in the three months ended June 30, 2024. The change in fair value in both periods is primarily attributable to the change in our stock price and the resulting valuation at the respective reporting period.
The gain on the change in fair value of contingent earn-out shares liability decreased by $0.5 million from $0.5 million in the six months ended June 30, 2023 to $33 thousand in the six months ended June 30, 2024. The change in fair value in both periods is primarily attributable to the change in our stock price and the resulting valuation at the respective reporting period.
Provision for Income Taxes
The Company recorded income tax provision of $4,000 and $2,000 during the three months ended June 30, 2024 and 2023, respectively. The Company recorded an income tax provision of $9,000 and $4,000 during the six months ended June 30, 2024 and 2023, respectively.

Comparison of the Years Ended December 31, 2023 and 2022
The following table sets forth our historical operating results for the periods indicated (dollars in thousands):

	Years Ended December 31,
	2023	2022	$ Change	% Change
Revenues	$44,523	$36,376	$8,147	22%
Cost of goods sold	45,813	66,405	(20,592)	(31)%
Gross loss	(1,290)	(30,029)	28,739	(96)%

Operating expenses
General and administrative	37,698	41,093	(3,395)	(8)%
Research and development	19,589	30,679	(11,090)	(36)%
Sales and marketing	6,388	9,547	(3,159)	(33)%
Total operating expenses	63,675	81,319	(17,644)	(22)%
Loss from operations	(64,965)	(111,348)	46,383	(42)%

Other expense, net	(12,047)	(4,835)	(7,212)	149%
Change in fair value of derivative instruments	671	14,184	(13,513)	(95)%
Change in fair value of earn-out shares liability	519	28,682	(28,163)	(98)%
Loss before provision for income taxes	(75,822)	(73,317)	(2,505)	3%
Provision for income taxes	21	8	13	163%
Net loss	$(75,843)	$(73,325)	$(2,518)	3%
Revenues
Our total revenue increased by $8.1 million, or 22%, from $36.4 million in the year ended December 31, 2022 to $44.5 million in the year ended December 31, 2023. The increase in revenues for the year ended December 31, 2023, was driven by increased deliveries of our stepvans coupled with an increase in average selling price associated with sales of our updated stepvan platform produced and delivered in the current year. During the year ended December 31, 2023, we delivered 283 units, (277 stepvans including leases, 5 powertrains and 1 hub), compared to 275 units (257 stepvans and 18 powertrains) in the year ended December 31, 2022.
Revenue for the years ended December 31, 2023 and 2022 consisted of the following (dollars in thousands):

	Years Ended December 31,
	2023	2022	$ Change	% Change
Product and service revenue
Stepvans & vehicle incentives	$41,385	$31,829	$9,556	30%
Powertrains	795	2,226	(1,431)	(64%)
Fleet-as-a-Service	1,206	606	600	99%
Total product and service revenue	43,386	34,661	8,725	25%
Ancillary revenue	1,137	1,715	(578)	(34%)
Total revenues	$44,523	$36,376	$8,147	22%
Cost of Goods Sold
Cost of goods sold decreased by $20.6 million, or 31%, from $66.4 million in the year ended December 31, 2022 to $45.8 million in the year ended December 31, 2023. The decrease in cost of goods sold is directly attributable to decreases of (i) $3.1 million in direct materials, (ii) $1.8 million in direct labor, (iii) $7.7 million in inventory reserves and associated write-downs of inventory to its net realizable value, (iv) $6.8 million in unfavorable physical inventory count and other adjustments, (v) $0.2 million due to recognition of return reserves for the year ended December 31, 2023 and (vi), $1.8 million in freight incurred for customer deliveries. These decreases were offset by an increase of $0.3 million related to warranty reserves and $0.5 million related to overhead.
The decrease in direct material costs is driven by improvements in the design and sourcing of materials in the new stepvan platform. The decrease in direct labor encompasses both employee and subcontractor labor costs and also reflects the realization of improvements in the production process and design of the new stepvan platform. The decrease in inventory reserves is driven by a reduction in the recognition of reserves for excess and obsolete inventory as well as write-downs of inventories to their net realizable value as a result of the significant reserves recorded in the prior year. The decrease in unfavorable physical inventory count adjustments is the result of our continued focus on inventory accuracy and management. The increase in overhead costs is primarily attributable to the absorption of inbound freight for units produced and sold in the current year.
General and Administrative
General and administrative expense decreased by $3.4 million, or 8%, from $41.1 million in the year ended December 31, 2022 to $37.7 million in the year ended December 31, 2023, attributable to decreases of (i) $2.3 million in headcount and personnel cost for legal, finance, accounting, information technology and general and administrative functions, (ii) $2.3 million in insurance costs driven by cost efficiencies associated with a new broker for 2023 plan renewal, (iii) $0.5 million in professional fees, including ElectraMeccanica transaction related expenses, and (iv) $1.1 million in other operating expenses, including travel, recruiting, and facility costs. These decreases were offset by increases of (i) $1.6 million in depreciation expense due to the allocation of overhead costs and (ii) $1.2 million in stock-based compensation expense.
Research and Development
Research and development expense decreased by $11.1 million, or 36%, from $30.7 million in the year ended December 31, 2022 to $19.6 million in the year ended December 31, 2023. The change was primarily due to decreases of (i) $7.2 million in allocation of personnel costs driven by lower headcount in engineering, (ii) $1.2 million in equipment and material purchases due to fewer research and development projects in development year over year and (iii) $3.7 million in net other costs, driven by reductions of consulting and design fees, in addition to equipment and vehicle purchases used solely for research and development purposes. These decreases were offset by an increase of $1.0 million in stock-based compensation expense.
Sales and Marketing
Sales and marketing expense decreased by $3.2 million, or 33%, from $9.5 million in the year ended December 31, 2022 to $6.4 million in the year ended December 31, 2023. The change was primarily due to decreases of (i) $2.7 million in allocation of personnel costs driven by lower headcount and (ii) $1.0 million related to reduction in consulting fees, public relations costs, tradeshows costs and general marketing expenses. These decreases were offset by an increase of $0.5 million in stock-based compensation expense.
Other Expense, Net
Other expense, net increased by $7.2 million, or 149%, from $4.8 million in the year ended December 31, 2022 to $12.0 million in the year ended December 31, 2023. The change was attributable to increases of (i) $5.8 million in net interest expense related to the Convertible Note and Convertible Debentures, including amortization of related discounts and issuance costs, (ii) $1.6 million of redemption premiums related to prepayments on Convertible Debentures and (iii) $0.8 million for impairment on assets held for sale. These increases were offset by decreases of $0.9 million in amortization expense related to marketable debt securities, available-for-sale and (ii) $0.1 million in other miscellaneous expenses.

Change in Fair Value of Derivatives
The gain on the change in fair value of derivative instruments decreased by $13.5 million, or 95% from $14.2 million in the year ended December 31, 2022 to $0.7 million in the year ended December 31, 2023. The change in fair value in both periods is primarily attributable to the change in our stock price and the resulting valuation at the respective reporting period.
Change in Fair Value of Contingent Earn-out Shares Liability
The gain on the change in fair value of contingent earn-out shares liability decreased by $28.2 million, or 98% from $28.7 million in the year ended December 31, 2022 to $0.5 million in the year ended December 31, 2023. The change in fair value in both periods is primarily attributable to the change in our stock price and the resulting valuation at the respective reporting period.
Provision for Income Taxes
The Company recorded income tax provisions of $21,000 and $8,000 during the years ended December 31, 2023 and 2022, respectively.
Liquidity and Capital Resources
General
As of June 30, 2024, our principal sources of liquidity were our cash and cash equivalents of $19.7 million. Our short-term uses of cash are for working capital, and our long-term uses of cash are for working capital and to pay the principal of our indebtedness.
Under ASC Subtopic 205-40, Presentation of Financial Statements—Going Concern (“ASC 205-40”), we have the responsibility to evaluate whether conditions and/or events raise substantial doubt about our ability to meet our future financial obligations as they become due within one year of the financial statements included elsewhere in this prospectus. The result of our ASC 205-40 analysis, due to uncertainties discussed below, is that there is substantial doubt about our ability to continue as a going concern through the next 12 months from the date of the condensed consolidated financial statements in this prospectus.
As an early-stage growth company, we have incurred net losses and cash outflows since our inception. We will continue to incur net losses and cash outflows in accordance with our operating plan as we continue to scale our operations to meet anticipated demand and seek to establish our product and service offerings. As a result, our ability to access capital is critical and until we can generate sufficient revenue to cover our operating expenses, working capital and capital expenditures, we will need to raise additional capital in order to fund and scale our operations. These conditions and events raise substantial doubt about our ability to continue as a going concern.
Our consolidated financial information does not include any adjustment that may result from the outcome of this uncertainty. In response to these conditions, we are currently evaluating different strategies to obtain the required funding for future operations. We have plans to secure and intend to employ various strategies to raise additional capital, which may include the SEPA as well as other capital raising strategies such as debt financing (which may include asset-based lending and/or receivable financing), other non-dilutive financing and/or equity financing. However, our access to the SEPA was not available as of the date our condensed consolidated financial statements were issued, and will not be available until the post-effective amendment to the Registration Statement of which this prospectus is a part, is filed and declared effective and other applicable conditions are met. Our ability to access other capital when needed is not assured and, if capital is not available to us when, and in the amounts needed, we could be required to delay, scale back or abandon some or all of our development programs and other operations, which could materially harm our business, prospects, financial condition and operating results. Global general economic and political conditions, such as inflation, uncertain credit and global financial markets, supply chain disruption, international currency fluctuations, and geopolitical events have had and could continue to have an adverse impact in our ability to raise additional funds. If we are unable to raise capital when needed or on attractive terms, we would be forced to delay, reduce or eliminate our commercialization, research and development programs and/or other efforts and our ability to continue our operations would be negatively impacted. If we seek additional financing to fund our business activities in the future and there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide funding to us on commercially reasonable terms, if at all. In addition, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our audited financial statements and/or seek protection under Chapters 7 or 11 of the United States Bankruptcy Code. This could potentially cause us to cease operations and result in a complete or partial loss of your investment in our Common Stock.
Standby Equity Purchase Agreement
On March 23, 2022, we entered into the SEPA with Yorkville, which was amended on June 22, 2023, whereby we have the right, but not the obligation, to sell to Yorkville up to $125.0 million of shares of our Common Stock at our request until February 11, 2026, subject to certain conditions.
As of the date of this prospectus, the remaining commitment available under the SEPA was $119.4 million. We used the net proceeds received from sales of our Common Stock pursuant to the SEPA for working capital and general corporate purposes and expect similar uses of any remaining proceeds going forward. See Note 8 — Convertible Notes and Note 9 — Equity — Standby Equity Purchase Agreement in the accompanying unaudited condensed consolidated financial statements for more information regarding the SEPA, the Side Letter and the Securities Purchase Agreement.
Convertible Debt
On August 11, 2022 and September 21, 2022, we issued convertible debentures (as subsequently amended, the “Convertible Debentures”) to Yorkville in the aggregate principal amount of $35.0 million, with a maturity date of November 11, 2023, which may be extended to February 11, 2024. Also on August 11, 2022, we issued a convertible promissory note (as subsequently amended and restated, the “Convertible Note”) to Aljomaih Automotive Co. (“Aljomaih”) with a principal amount of $20.0 million and a maturity date of August 11, 2025. Pursuant to the Convertible Debentures, as a result of the daily volume-weighted average price of our Common Stock being less than the Floor Price for five consecutive trading days, we made prepayments on the Convertible Debentures during the year ended December 31, 2023 consisting of an aggregate of $32.8 million of principal payments, $1.6 million of redemption premium payments and $1.5 million of accrued interest payments. The Floor Price was $17.70 at the relevant times. See Note 8 — Convertible Notes to both our audited consolidated financial statements and our unaudited condensed consolidated financial statements included elsewhere in this prospectus for more information regarding the Convertible Debentures and Convertible Note.
As of June 30, 2024, the aggregate principal amount of $20.0 million was outstanding on the Convertible Note. The Convertible Debentures were fully repaid on December 4, 2023. We have used the net proceeds from the Convertible Debentures and the Convertible Note for operational liquidity, working capital and general and administrative expenses and expect similar uses of any remaining proceeds going forward.
Cash Flow Summary
The following table provides a summary of cash flow data for the six months ended June 30, 2024 and 2023 (in thousands):

	Six Months Ended June 30,
	2024	2023
Net cash used in operating activities	$(40,576)	$(30,042)
Net cash provided by investing activities	51,199	36,608
Net cash used in financing activities	(1,577)	(17,437)
Net increase (decrease) in cash and cash equivalents	$9,046	$(10,871)

The following table provides a summary of cash flow data for the years ended December 31, 2023 and 2022 (in thousands):

	Years Ended December 31,
	2023	2022
Net cash used in operating activities	$(39,286)	$(127,960)
Net cash provided by investing activities	50,630	82,710
Net cash (used in) provided by financing activities	(38,379)	64,749
Net (decrease) increase in cash, cash equivalents and restricted cash	$(27,035)	$19,499
Cash Flow from Operating Activities
Our cash flow from operating activities is significantly affected by the growth of our business primarily related to research and development and selling, general, and administrative activities and working capital needs to support growth in inventory reserves and fluctuations in accounts payable and other current assets and liabilities.
Net cash used in operating activities was $40.6 million for the six months ended June 30, 2024, primarily consisting of a net loss excluding non-cash expenses and gains of $13.6 million, and unfavorable net changes in operating assets and liabilities of $26.9 million primarily driven by higher accounts receivable and inventory.
Net cash used in operating activities was $30.0 million for the six months ended June 30, 2023, primarily consisting of a net loss excluding non-cash expenses and gains of $34.4 million, partially offset by net changes in operating assets and liabilities of $4.4 million.
Net cash used in operating activities was $39.3 million for the year ended December 31, 2023, primarily consisting of a cash-basis net loss of $53.8 million from normal operations of the Company (after non-cash adjustments of $22.1 million), and $14.5 million in favorable net working capital changes, primarily relating to inventory usage due to significant production and deliveries of stepvans in the second-half of 2023.
Net cash used in operating activities was $128.0 million for the year ended December 31, 2022, primarily consisting of a cash-basis net loss of $96.3 million from normal operations of the Company (after non-cash adjustments of $22.9 million), and $31.7 million in unfavorable net working capital changes, primarily relating to inventory cost build-up and increase in prepayments as production ramps up.
Cash Flow from Investing Activities
Cash flow from investing activities primarily relates to capital expenditures to support our growth, as well as the sale and maturity of marketable securities, available for sale.
Net cash provided by investing activities was $51.2 million for the six months ended June 30, 2024, due to net cash acquired in connection with the acquisition of ElectraMeccanica, partially offset by property and equipment purchases of $0.2 million.
Net cash provided by investing activities was $36.6 million for the six months ended June 30, 2023, which primarily consisted of net proceeds from the sale of investments in marketable debt securities of $37.5 million and net proceeds from sale of assets held for sale of $0.5 million, offset by property and equipment purchases of $1.4 million.
Net cash provided by investing activities was $50.6 million for the year ended December 31, 2023, due to net proceeds from sale of investments in marketable debt securities of $50.7 million and proceeds from the disposal of assets held for sale of $1.3 million, offset by property and equipment additions of $1.4 million.
Net cash provided by investing activities was $82.7 million for the year ended December 31, 2022, primarily consisting of net proceeds from sale of investments in marketable debt securities of $96.8 million, offset by property and equipment additions of $14.1 million.

Cash Flow from Financing Activities
Net cash used in financing activities was $1.6 million for the six months ended June 30, 2024, which primarily related to (i) equipment lease principal payments of $1.2 million and (ii) taxes paid relating to net-settlement of stock-based awards of $0.8 million. This was partially offset by proceeds from net short-term insurance financing note activity of $0.3 million.
Net cash used in financing activities was $17.4 million for the six months ended June 30, 2023, primarily related to (i) payments for convertible notes of $15.7 million, (ii) equipment lease principal payments of $1.2 million, (iii) taxes paid relating to net-settlement of stock-based awards of $0.7 million, and (iv) outflow from net short-term insurance financing note activity of $0.7 million. This was partially offset by proceeds from issuance of common stock under the SEPA of $0.9 million.
Net cash used in financing activities was $38.4 million for the year ended December 31, 2023, primarily consisting of (i) payments for convertible notes (including prepayment premium) of $34.4 million, (ii) equipment lease principal payments of $3.0 million, (iii) taxes paid relating to net-settlement of stock-based awards of $1.1 million, and (iv) outflow from net short-term insurance financing note activity of $1.1 million. These decreases were offset by proceeds from issuance of common stock under the SEPA of $1.2 million.
Net cash provided by financing activities was $64.7 million for the year ended December 31, 2022, primarily consisting of the $54.3 million proceeds from the issuance of the Convertible Debentures and Convertible Note offset by $0.4 million of related debt issuance costs, $6.3 million proceeds from equipment financing transactions, $2.0 million proceeds from net short-term insurance financing note activity and $4.3 million proceeds from issuance of Common Stock under the SEPA. These increases were partially offset by $0.4 million of taxes paid related to net share settlement of stock-based awards and $1.4 million of payments on equipment leases.
Contractual Obligations and Commitments
We did not have any material contractual obligations or other commitments as of June 30, 2024, other than what is disclosed in Note 14 – Commitments and Contingencies and Note 6 – Leases to our audited consolidated financial statements included in this prospectus, except the remaining obligations for operating leases acquired in connection with the ElectraMeccanica acquisition aggregating $24.8 million.
Off-Balance Sheet Arrangements
We do not have any off-balance sheet arrangements, as defined under the applicable rules and regulations of the SEC.
Critical Accounting Policies and Estimates
Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) which requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the balance sheet date, as well as reported amounts of revenues and expenses during the reporting periods. Our most significant estimates and judgments involve inventory valuation, incremental borrowing rates for assessing operating and financing lease liabilities, useful lives of property and equipment, earn-out shares liability, stock-based compensation, common stock warrant liability, product warranty liability and valuations utilized in connection with acquisitions. We base our estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates, and such differences could be material to our financial statements.
Revenue Recognition
We generate revenue from the sale of our commercial electric vehicles, powertrains and battery packs, and goods and services related to charging infrastructure. ASC 606, Revenue from Contracts with Customers, requires us to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. We determine revenue recognition by applying the following steps:
1.Identifying the contract with a customer;
2.Identifying the performance obligations in the contract;
3.Determining the transaction price;
4.Allocating the transaction price to the performance obligations; and
5.Recognizing revenue as the performance obligations are satisfied.
We recognize revenue consisting of product and vehicle parts sales, inclusive of shipping and handling charges, net of estimates for customer returns. Revenue contracts are identified when an enforceable agreement has been made with a customer. Performance obligations are identified in the contract for each distinct product provided within the contract. Revenue is measured as the amount of consideration we expect to receive in exchange for transferring products. All revenue is recognized when we satisfy our performance obligations under the contract. Any deposits from customers represent contract liabilities. We recognize revenue by transferring the promised product to the customer, with the revenue recognized at the point in time the customer takes control of the product as agreed in the applicable contract, normally when delivered to the carrier. We recognize revenue for shipping and handling charges at the time control is transferred for the related product. Costs for shipping and handling activities that occur after control of the product transfers to the customer are recognized at the time of sale and presented in cost of goods sold. The majority of our contracts have a single performance obligation, which is met at the point in time that the product is delivered to the carrier, and title passes to the customer, and are short term in nature. Sales tax collected from customers is not considered revenue and is accrued until remitted to the taxing authorities.
See Note 2 — Basis of Presentation, Summary of Significant Accounting Policies and Recent Accounting Pronouncements and Note 3 - Revenue Recognition to both our audited consolidated financial statements and our unaudited condensed consolidated financial statements included in this prospectus for additional information.
Inventories
Our inventories, which include raw materials, work in process, and finished goods, are carried at the lower of cost or net realizable value. Inventories are valued using average costing, as that method accurately reflects the frequency of our inventory purchases. In the case of manufactured inventories and work in process, cost includes an appropriate share of production overheads based on operating capacity.
At the end of each reporting period, we evaluate whether our inventories are damaged or obsolete, and if so, a loss is recognized in the period in which it occurs. Inventory write-downs are also based on reviews for any excess or obsolescence determined primarily by comparing quantities on hand to current and future demand forecasts. We reserve for any excess or obsolete inventories when it is believed that the net realizable value of inventories is less than the carrying value.
We also review our inventories to determine whether the carrying value exceeds the net realizable amount (“NRV”) upon the ultimate sale of the inventories. NRV is the estimated selling price of inventories in the ordinary course of business, less estimated costs of completion, disposal, and transportation. At the end of each reporting period, we determine the estimated selling price of our inventory based on market conditions. Once inventories are written-down, a new, lower cost basis for those inventories is established and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.
Income Taxes
We apply the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as net operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the enactment date.
In assessing the realizability of deferred income tax assets, ASC 740 requires a more likely than not standard be met. If we determine that it is more likely than not that deferred income tax assets will not be realized, a valuation allowance must be established. We record a valuation allowance, when necessary, to reduce deferred tax assets to the amount expected to be realized. Estimates of the realizability of deferred tax assets, as well as our assessment of whether an established valuation allowance should be reversed, are based on projected future taxable income, the expected timing of the reversal of deferred tax liabilities, and tax planning strategies. When evaluating whether projected future taxable income will support the realization of deferred tax assets, we consider both our historical financial performance and general economic conditions. In addition, we consider the time frame over which it would take to utilize the deferred tax assets prior to their expiration.
We utilize a two-step approach to recognizing and measuring uncertain income tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained upon examination by the Internal Revenue Service (IRS) or other taxing authorities, including resolution of related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. We consider many factors when evaluating and estimating tax positions and tax benefits, which may require periodic adjustments and may not accurately forecast actual outcomes. See Note 16 — Income Taxes to our audited consolidated financial statements included in this prospectus and Note 15 — Income Taxes to our unaudited condensed consolidated financial statements included in this prospectus for additional information.
Warranty Liability
We provide customers with a product warranty that assures that the products meet standard specifications and is free for periods typically between 2 to 5 years. We accrue a warranty reserve for the products sold, which includes our best estimate of the projected costs to repair or replace items under warranties and recalls if identified. These estimates are based on actual claims incurred to date and an estimate of the nature, frequency and costs of future claims. These estimates are inherently uncertain given our relatively short history of sales, and changes to our historical or projected warranty experience may cause material changes to the warranty reserve in the future. Claims incurred under our standard product warranty programs are recorded based on open claims. See Note 2 — Basis of Presentation, Summary of Significant Accounting Policies and Recent Accounting Pronouncements for additional information.
Investments in Marketable Debt Securities, Available-for-Sale
We maintain a portfolio of investments in a variety of fixed and variable rate debt securities, including U.S. treasuries, corporate debt, asset-backed securities and other, non-U.S. government and supranational bonds and certificates of deposit. We consider our investments in marketable debt securities to be available-for-sale, and accordingly, are recorded at their fair values. We determine the appropriate classification of investments in marketable debt securities at the time of purchase. Interest along with amortization of purchase premiums and accretion of discounts from the purchase date through the estimated maturity date, including consideration of variable maturities and contractual call provisions, are included in other expense, net in the consolidated statements of operations and comprehensive loss. We typically invest in highly rated debt securities, and our investment policy generally limits the amount of credit exposure to any one issuer. The policy requires substantially all investments to be investment grade, with the primary objective of minimizing the potential risk of principal loss.
We review quarterly our investment portfolio of all securities in an unrealized loss position to determine if an impairment charge exists. See Note 9 — Investments in Marketable Debt Securities, Available-for-Sale to our audited consolidated financial statements included in this prospectus for additional information.

Public and Private Placement Warrants
The Public Warrants and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815.
The Private Placement Warrants are identical to the Public Warrants underlying the units sold in NextGen’s initial public offering, except that the Private Placement Warrants and the Common Stock issuable upon exercise of the Private Placement Warrants were not transferable, assignable or salable until September 19, 2021, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by such holders on the same basis as the Public Warrants.
We determine the fair value of our Public Warrants based on the publicly listed trading price of such Warrants as of the valuation date. Accordingly, the Public Warrants are classified as Level 1 financial instruments. Additionally, since the Private Placement Warrants are substantially the same as the Public Warrants, we determined the fair value of our Private Placement Warrants based on the Public Warrant trading price. The Private Warrants are classified as Level 2 financial instruments.
See Note 11 — Derivative Instruments to our audited consolidated financial statements included in this prospectus and Note 10- Derivative Instruments to our unaudited condensed consolidated financial statements included in this prospectus for additional information.
Contingent Earn-out Shares Liability
Earn-out shares represent a freestanding financial instrument classified as liabilities on the accompanying consolidated balance sheets as we determine that these financial instruments are not indexed to our own equity in accordance with ASC 815, Derivatives and Hedging. Earn-out shares liability was initially recorded as fair value in the Business Combination and is adjusted to fair value at each reporting date using Level 3 inputs with changes in fair value recorded in change in fair value of earn-out shares liability in the consolidated statements of operations and comprehensive loss.
The earn-out triggers included a change of control provision within five years of the Closing, and achieving certain volume weighted average share prices (“VWAPs”) within five years of the Closing. These conditions result in the instrument failing indexation guidance and are properly reflected as a liability as of December 31, 2023 and 2022 and June 30, 2024 and 2023.
In addition to the Earn-out Shares, we have a contingent obligation to issue restricted stock units (“Earn-out RSUs”) to certain stockholders and employees upon the achievement of certain market share price milestones within specified periods following the Business Combination. The allocated fair value to the Earn-out RSU component, which is covered by ASU 718, Compensation - Stock Compensation, is recognized as stock-based compensation expense over the vesting period commencing on the grant date of the award.
Derivative Liabilities
We account for convertible debt pursuant to ASC 815, Derivatives and Hedging. We evaluate convertible debt instruments to determine whether any embedded features require bifurcation and separate periodic valuation. Convertible debt is recorded net of stated discounts as well as debt issuance costs. Debt discounts and issuance costs are amortized over the contractual term of the debt using the effective interest rate method. We elected to early adopt Accounting Standards Update (“ASU”) 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”).
See Note 7 — Earn-out Shares Liability for additional information.

Duty Drawback Receivables
Duty drawback is the recovery of tariffs paid for vehicles that we acquired as a result of the consummation of the Arrangement. We expect to recover some of the vehicle inventory value through crushing the vehicles to recover tariffs already paid. As of June 30, 2024, we estimate aggregate tariff recovery of approximately $2.7 million upon destruction of SOLO vehicles and submission of the related claim documents. As of June 30, 2024, we completed the crushing of the vehicles but have not yet received any tariff recovery related to the destruction of SOLO vehicles.
Recent Accounting Pronouncements
See Note 2 — Basis of Presentation, Summary of Significant Accounting Policies and Recent Accounting Pronouncements to both our audited consolidated financial statements and our unaudited condensed consolidated financial statements included in this prospectus for more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one, of their potential impact on our financial condition and our results of operations.
Internal Control Over Financial Reporting
Evaluation of Disclosure Controls and Procedures
Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in company reports filed or submitted under the Exchange Act is accumulated and communicated to management, including our Principal Executive Officer and Principal Financial Officer, to allow timely decisions regarding required disclosure.
As required by Rules 13a-15 and 15d-15 under the Exchange Act, our Principal Executive Officer and Principal Financial Officer carried out evaluations of the effectiveness of the design and operation of our disclosure controls and procedures as of June 30, 2024 and December 31, 2023. Based upon each of their evaluations, our Principal Executive Officer and Principal Financial Officer concluded that our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) were not effective at the reasonable assurance level for the three months ended June 30, 2024 and the year ended December 31, 2023 due to the material weaknesses in our internal control over financial reporting discussed below.
Material Weaknesses in Internal Controls Over Financial Reporting
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. Accordingly, a material weakness increases the risk that the financial information we report contains material errors. If we fail to remediate these material weaknesses, determine that our internal controls over financial reporting are not effective, discover areas that need improvement in the future or discover additional material weaknesses, these shortcomings could have an adverse effect on our business and financial results, and the price of our Common Stock could be negatively affected.
During the preparation of our Annual Report on Form 10-K for the year ended December 31, 2023, we identified material weaknesses in internal controls related to the ineffective operation of controls related to inventory management and revenue recognition. Management believes that, as of December 31, 2023, our internal controls over financial reporting were not effective due to the material weaknesses in internal control over financial reporting as described below. As a result of these material weaknesses, management performed additional analysis as deemed necessary to ensure that our financial statements for the three and six months ended June 30, 2024 included in this prospectus present fairly in all material respects our financial position, results of operations and cash flows for the periods presented.

As of June 30, 2024, we have identified a material weakness in internal controls related to the ineffective operation of controls related to payroll that resulted in errors in recording payroll accruals, which caused liabilities and expenses to be understated for the three months ended March 31, 2024. As a result of this material weakness, management performed additional analysis as deemed necessary to ensure that our unaudited condensed consolidated financial statements included in this prospectus present fairly in all material respects our financial position, results of operations and cash flows for the periods presented.
Remediation of Material Weaknesses in Internal Control Over Financial Reporting
In order to remediate the material weaknesses in internal control over financial reporting related to the ineffective operation of controls related to inventory management and revenue recognition, management is implementing financial reporting control changes. Management is implementing remediation steps to improve its disclosure controls and procedures and its internal controls over financial reporting, including further documenting and implementing control procedures to address the identified risks of material misstatements, and implementing monitoring activities over such control procedures. We believe we are on schedule to remediate the material weaknesses during the year ended December 31, 2024. Remediation efforts to date include the following:
•Adding additional internal controls over the inventory and revenue processes; and
•Partnering with external consultants specializing in public company control compliance, to assess and implement additional controls over the inventory and revenue processes.
To further remediate the material weaknesses related to inventory management and revenue recognition, management, including the Chief Executive Officer and Chief Financial Officer, have reaffirmed and reemphasized the importance of internal controls, control consciousness and a strong control environment. We also expect to continue to review, optimize and enhance our financial reporting controls and procedures. These material weaknesses will not be considered remediated until the applicable remediated control operates for a sufficient period of time and management has concluded, through testing, that this enhanced control is operating effectively.
During the quarter ended June 30, 2024, we completed remediation efforts to address the material weakness related to revenue recognition, which included:
•Adding additional internal controls over the revenue process; and
•Partnering with external consultants specializing in public company control compliance, to assess and implement additional controls over the revenue process.
Based on our evaluation, our management concluded that, as of June 30, 2024, the material weakness related to revenue recognition has been remediated.
In order to remediate the material weakness in internal controls over financial reporting related to the ineffective operation of controls related to payroll, management is implementing financial reporting control changes. Management is implementing remediation steps to improve its disclosure controls and procedures and its internal controls over financial reporting, including further documenting and implementing control procedures to address the identified risks of material misstatements, and implementing monitoring activities over such control procedures. We believe we are on schedule to remediate the material weakness during the year ended December 31, 2024. Remediation efforts to date include the following:
•Redesign internal controls over the payroll accrual process.
To further remediate the material weakness related to payroll, management, including the Chief Executive Officer and Chief Financial Officer, have reaffirmed and reemphasized the importance of internal controls, control consciousness and a strong control environment. We also expect to continue to review, optimize and enhance our financial reporting controls and procedures. These material weaknesses will not be considered remediated until the applicable remediated control operates for a sufficient period of time and management has concluded, through testing, that this enhanced control is operating effectively.

Changes in Internal Control over Financial Reporting
During the quarter ended March 31, 2024, we completed the acquisition of ElectraMeccanica. Prior to the acquisition, ElectraMeccanica was a public reporting company listed on Nasdaq. As part of our ongoing integration activities, we are continuing to incorporate our controls and procedures into ElectraMeccanica and to augment our company-wide controls to reflect the risks that may be inherent in acquisitions.
Other than our integration of the ElectraMeccanica business and the remediation efforts described above, there were no changes in the Company’s internal control over financial reporting that occurred during the six months ended June 30, 2024, that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

BUSINESS
Overview
Xos, Inc. and its wholly owned subsidiaries (collectively, the “Company” or “Xos”) is a leading fleet electrification solutions provider committed to the decarbonization of commercial transportation. Xos designs and manufactures Class 5-8 battery-electric commercial vehicles that travel on last-mile, back-to-base routes of up to 200 miles per day. Xos also offers charging infrastructure products and services through Xos Energy Solutions™ to support electric vehicle fleets. The Company’s proprietary fleet management software, Xosphere™, integrates vehicle operation and vehicle charging to provide commercial fleet operators a more seamless and cost-efficient vehicle ownership experience than traditional internal combustion engine counterparts. Xos developed the X-Platform (its proprietary, purpose-built vehicle chassis platform) and the X-Pack (its proprietary battery system) specifically for the medium- and heavy-duty commercial vehicle segment with a focus on last-mile commercial fleet operations. Xos seeks to offer customers a comprehensive suite of commercial products and services to facilitate electric fleet operations and seamlessly transition their traditional combustion-engine fleets to battery-electric vehicles.
On March 26, 2024, Xos completed the previously announced business combination involving ElectraMeccanica Vehicles Corp.(“ElectraMeccanica”), whereby Xos acquired all of the issued and outstanding common shares of ElectraMeccanica (“ElectraMeccanica Shares”) pursuant to a plan of arrangement (the “Plan of Arrangement”) under the Business Corporations Act (British Columbia) (the “Arrangement”) in accordance with the terms of an arrangement agreement entered into by Xos and ElectraMeccanica on January 11, 2024, as amended on January 31, 2024 (the “Arrangement Agreement”). Subject to the terms and conditions set forth in the Arrangement

Agreement and the Plan of Arrangement, on March 26, 2024, each ElectraMeccanica Share outstanding immediately prior to the effective time of the Arrangement was converted automatically into the right to receive 0.0143739 of a share of Common Stock, for total consideration of 1,766,388 shares of Common Stock. See Note 19 — Subsequent Events in the accompanying audited consolidated financial statements for more information.
Our Products & Services
Xos Vehicles
Class 5-6 Medium Duty Rolling Chassis: We currently manufacture a Class 5-6 Medium Duty Rolling Chassis (the “MD X-Platform”) with multiple body options to address a range of customer applications. The modularity of our MD X-Platform allows for numerous use cases and body configurations to satisfy customer demands. Today the most popular customer configurations utilizing our MD X-Platform include the following:
•Commercial Stepvans: Stepvan configurations are an attractive choice for our wide-range of parcel delivery, linen, and food & beverage customers.
•Armored Trucks: Armored truck configurations using our MD X-Platform are popular with Xos customers specializing in armored cash transport and logistics.
Class 7-8 Heavy Duty Chassis: In May 2022 we launched our Class 7-8 Heavy Duty Chassis (the “HD X-Platform,” and together with the “MD X-Platform, the “X-Platform”). We plan to continue to develop the HD X-Platform for use by future customers in regional haul fleets with body configurations to include box trucks, refrigerated units, and flatbeds.
Xos Product Development: We are designing our next-generation chassis to reduce per-unit production costs, increase technological capabilities and improve total cost of ownership (“TCO”) for fleet operators. The next-generation chassis will continue to be designed for a wide range of use cases, including parcel delivery, uniform rental, and cash-in-transit industries.

Powered by Xos™
Our Powered by Xos™ business provides mix-use powertrain solutions for off-highway, industrial and other commercial equipment and specialty vehicles, such as school buses, medical and dental clinics, blood donation vehicles, and mobile command vehicles. Our powertrain offerings encompass a broad range of solutions, including high-voltage batteries, power distribution and management componentry, battery management systems, system controls, inverters, electric traction motors and auxiliary drive systems. We support some of the industry’s leading chassis manufacturers through Powered by Xos™, including Winnebago and Blue Bird Bus.
Xos Energy Solutions™
Xos Energy Solutions™ is our comprehensive charging infrastructure business through which Xos offers mobile and stationary multi-application chargers, mobile energy storage, and turnkey energy infrastructure services to accelerate client transitions to electric fleets. Xos Energy Solutions™ product and service offerings maximize incentive capture and reduce energy infrastructure installation times and costs. Xos Energy Solutions™ offers customers full service project management, electric vehicle chargers and ancillary equipment, and infrastructure installation services. This service is available to customers whether they use Xos trucks, competitor trucks, or a mixed fleet.
In January 2024, Xos announced the next generation of the Xos Hub™-a rapid-deployment mobile charger designed to expedite fleet transitions to electric vehicles. The next generation Xos Hub™ offers customers 280kWh of energy storage capacity and charging rates up to 160kW. The Xos Hub™ is capable of simultaneously charging up to four electric vehicles. Xos has made deliveries to several customers, including FedEx Ground and Duke Energy, and expects to deliver units to several other large fleets in the coming months.
Xosphere™
Our fleet management platform-Xosphere™-interconnects vehicle, maintenance, charging, and service data to improve overall customer experience. The Xosphere™ aims to minimize electric fleet TCO through fleet management integration and predictive servicing data. Our comprehensive suite of tools allows fleet operators to: (i) monitor vehicle and charging performance in real-time with in-depth telematics; (ii) reduce charging cost; (iii) optimize energy usage; and (iv) manage maintenance and service support with a single software tool. Xosphere™ also includes connection modules that feature over-the-air update (OTA) capabilities through Xos’ cloud intelligence platform and feature remote diagnostics and maintenance services. Xosphere™ is compatible with Xos vehicles, powertrains, and charging solutions, regardless of the customer’s specific mix of products and services. As a result, Xos customers are empowered to cross-manage and optimize multiple Xos products with a single tool.

Technology Supporting Our Products & Services
Xos Vehicles & Powered by Xos™
Our proprietary battery pack systems (the “X-Pack”) and the X-Platform were engineered to be modular. Such modular design for the X-Pack and X-Platform enables fleet operators to match our chassis with their preferred vehicle body and battery range in order to meet their specific commercial use case.
X-Pack
We have developed proprietary battery pack technology purpose-built for last-mile commercial use cases. Our Xos battery packs (“X-Packs”) feature “cut-to-length” modular architecture to provide flexibility and satisfy customers’ preferred range and payload capacities. We strive to continuously improve our in-house designs while also utilizing partner battery packs to provide innovative solutions for our customers and improve vehicle TCO.
X-Platform
The X-Platform is the foundation of Xos vehicle products. Our modular proprietary chassis accommodates a wide range of commercial use applications and vehicle body upfits. Such modularity provides Xos with a competitive advantage in the commercial transportation sector in which commercial fleet operators deploy vehicles across an array of applications and environments.
Each X-Platform is able to accommodate a sufficient number of battery packs to provide up to 200 miles of range across our current vehicle product variants. Our vehicle range capability allows Xos vehicles to meet the demands of rigorous last-mile routes. Each X-Platform is constructed with high-strength steel and designed to enhance durability relative to competitive products.
Vehicle Control Software
We designed and developed on-board vehicle control software to leverage third-party software and integrate our proprietary powertrain controls, body controls, instrument cluster, infotainment and Xosphere™ software.
•Powertrain controls. Our powertrain controls include, but are not limited to, torque arbitration and power state management, thermal management for our powertrain and high-voltage battery systems, advanced driver assistance and safety (ADAS) and charging system communication and controls.
•Body controls. Our body controls include cabin heater and air conditioning, hydraulic system control, electronic parking brake system and certain other software critical for vehicle controls.
•Instrument cluster and infotainment. We designed a fully digital instrument cluster specifically for last-mile commercial electric vehicles. Our custom user interface integrates into all Xos vehicles and is designed to enhance safe vehicle operation and provide critical safety information and driver efficiency guidance.
Xos Energy Solutions™
DC Fast Chargers
Xos Energy Solutions™ offers a suite of Xos DC Fast Chargers that are compatible with both consumer and commercial electric vehicles. Charger types on offer include 60kW and 120kW EV cabinet chargers. The DC Fast Chargers can be configured with different features to meet different use cases and budgets. Fleet owners and operators can monitor chargers through the Xosphere™ fleet management platform to remotely observe performance, maintain charging profiles and optimize TCO.
Xos Hub™
We also offer the Xos Hub™, a mobile energy storage and charging system. The Xos Hub™ enables customers to simultaneously charge up to four electric vehicles with standard CCS1 connectors. Our mobile Xos Hub™ can be transported to various locations and provides an easy-to-install alternative to permanent DC fast charging infrastructure. The Xos Hub™ allows fleet operators the ability to rapidly deploy electric vehicles without an immediate need to install permanent charging infrastructure.
Sales & Marketing
Direct Sales
Our sales efforts consist of sales representatives and field-based personnel who educate fleets on the wide-ranging benefits of our zero-tailpipe emission commercial vehicles as well as rapid and cost-efficient Xos products and services used to electrify commercial fleets.
Dealer Sales
To supplement our direct sales organization, Xos partners with select distributors and dealers with long-established fleet relationships in key markets. Such partnerships further supplement our in-depth sales expertise and industry knowledge and offer access to skilled technicians to provide Xos customers vehicle maintenance and service support across the U.S. and Canada.
Energy & Infrastructure
In order to accelerate the adoption of electric trucks across all sectors, Xos has a sales force specialized in charging infrastructure installations to facilitate fleet electrification. Our energy sales representatives are able to assist customers throughout the entire infrastructure design and installation process, including project management, permitting consultation, and funding options upon request.
Powered by Xos
Armed with in-depth expertise and technology designed for commercial fleet electrification, Xos actively pursues opportunities to supply OEM’s with powertrain kits as first-fit solutions to electrify commercial vehicle offerings from makers of other equipment such as recreational vehicles, buses, forklifts, and other commercial vehicles.
Customers
In addition to large-scale national accounts with globally recognized commercial fleet operators, we deliver vehicles directly to small- and medium-sized fleets via our in-house sales representatives and established distribution and channel partners. Such accounts include independent service providers (ISPs), which fulfill last-mile routes for enterprise partners. We have also entered into robust partnerships with established distributors to facilitate service for commercial fleets. During the year ended December 31, 2023, two customers accounted for 54% and 10%, respectively, of our revenues and, during the six months ended June 30, 2024, two customers accounted for 25% and 10% of our revenues.
Competition
We have experienced, and expect to continue to experience, competition from a number of companies, particularly as the commercial transportation sector accelerates towards low-emission, zero-tailpipe emission and carbon neutral fleet solutions. Existing commercial diesel vehicle OEMs, such as Freightliner, Ford, General Motors, Navistar, Paccar, and Volvo/Mack, continue to invest in the development of zero-tailpipe emission solutions.
In addition to competition from traditional diesel OEMs, we face competition from disruptive vehicle manufacturers that are developing alternative fuel and electric commercial vehicles, such as Nikola, Rivian, Workhorse, Harbinger, The Lion Electric Company, and Motiv Power Systems.
We believe the primary competitive factors in the commercial vehicle market for medium- and heavy-duty last-mile and return-to-base segments include, but are not limited to:
•total cost of ownership;

•emissions profile;
•effectiveness within target applications and use cases;
•ease of integration into existing operations;
•product performance and uptime;
•vehicle quality, reliability and safety;
•service and support;
•technological innovation relating to batteries, software and data analytics; and
•fleet management.
We believe that we compete favorably with our competitors on the basis of these factors; however, our competitors may be able to deploy greater resources to the design, development, manufacturing, distribution, promotion, sales, marketing and support of their alternative fuel and electric vehicle and energy service programs. These competitors also compete with us in recruiting and retaining qualified research and development, engineering, sales, marketing, corporate and management personnel, as well as in acquiring technologies complementary to, or necessary for, our products and services. Additional mergers and acquisitions may result in even more resources being concentrated with our competitors.
Service & Maintenance
We continue to grow our service network with added Xos field service technicians nationwide. Our robust network of mobile technicians, third-party service partners, and full line dealer partnerships continues to support our ability to provide customers with comprehensive after-sales services to ensure maximum uptime and minimal operational disruption.
Manufacturing & Supply Chain
Manufacturing
Xos assembles our electric chassis platform, the X-Platform, starting the process with marrying frame rails and cross members, all the way to the final stage testing of a fully powered electric chassis which is then shipped to a body upfit partner. The Byrdstown plant is capable of producing the X-Platform, battery systems, the Xos Hub™, and conducting certain prototyping and powertrain installation services.
In addition to our manufacturing facility in Tennessee, we maintain battery production and remanufacturing capabilities in Los Angeles to produce batteries for specific use cases, remanufacture battery packs, and conduct ongoing research and development initiatives.
Supply Chain
Our suppliers include CATL (providing battery packs from China), BEL Power (providing power electronics from Europe) and Dana (providing motors & inverters from India and China), among others. As is the case for some automotive companies, certain of our procured components and systems are sourced from single suppliers. We work to qualify multiple suppliers for key components where feasible in order to minimize potential production risks. We also mitigate risk by maintaining safety inventory for certain key components. Our products use various raw materials, such as aluminum, steel, phosphate, lithium, iron and copper. Pricing for these raw materials is governed by market conditions and may fluctuate due to various factors outside of our control, such as supply and demand and market speculation. We are currently securing all raw materials and components that are either available or becoming available in the global supply chain to support our operations.

Governmental Programs, Incentives & Regulations
Our business is impacted by various government programs, credits, incentives and policies. Our business and products are also subject to numerous governmental regulations that vary among jurisdictions. Electric vehicle and charging infrastructure demand has been spurred by government incentives and regulations at federal, state and local levels. Government agencies around the world are expected to continue providing incentives for the purchase of electric vehicles and charging infrastructure, and regulations may be introduced to reduce emissions and encourage the use of clean energy vehicles.
Governmental regulations regarding the manufacture, sale and implementation of products and systems similar to ours are subject to future change. We cannot predict what impact, if any, such changes may have on our business.
Programs & Incentives
EV Tax Credits (Inflation Reduction Act)
On August 16, 2022, the Inflation Reduction Act of 2022 (“IRA”) was enacted into law and is effective for taxable years beginning after December 31, 2022, and remains subject to future guidance releases. The IRA includes multiple incentives to promote clean energy, electric vehicles, battery and energy storage manufacture or purchase, including through providing tax credits to consumers. For example, qualifying Xos customers may be eligible to receive up to $40,000 per vehicle in federal tax credits for the purchase of qualified electric vehicles in the U.S. through 2032.
State Vehicle Incentives
Numerous states, as well as certain private enterprises, offer incentive programs to encourage the adoption of alternative fuel vehicles, including tax exemptions, tax credits, exemptions, and special privileges. Many such programs have eligibility requirements, such as a fleet size requirements, required diesel truck trade-in, and environmental regulation compliance. For some state rebate and incentive programs, only a finite amount of funding is available.
Notable for Xos customers is the California Hybrid and Zero-Emission Truck and Bus Voucher Incentive Project (“HVIP”), which provides point-of-sale vouchers for certain qualifying ZEVs. Under HVIP, dealers and fleet operators may request vouchers from HVIP on a first-come first-serve basis, up to the funding amount available for that year, to reduce the cost of purchasing hybrid and zero-emission medium- and heavy-duty trucks and buses. Voucher amounts vary depending on a range of factors, such as the type of vehicle, the location where the vehicle is operated, and the number of vehicles sold. To qualify for HVIP, dealers are required to complete extensive training, initiate and complete applications for each sales order, and complete the voucher redemption process upon delivery to the end-user. Xos customers have significantly benefited from the California HVIP program. Approximately 104 Xos vehicles delivered through June 30, 2024 have been subsidized by HVIP, and HVIP funding is being secured for many more Xos vehicle deliveries and orders.
Infrastructure Incentives
A number of states and municipalities also offer incentive programs to encourage the installation of charging infrastructure for electric vehicles. Eligibility for and the magnitude of incentives varies based on individual charging capabilities and other factors.
Emissions Credit Programs
California has greenhouse gas emissions standards that closely follow the standards of the U.S. Environmental Protection Agency (“EPA”). The registration and sale of zero-emission vehicles (“ZEV”) in California could earn Xos ZEV credits that Xos could in turn sell to traditional original equipment manufacturers (“OEMs”) looking to offset emissions from their traditional internal combustion engine vehicles in order to meet California’s emissions regulations. Other U.S. states have adopted similar standards including Colorado, Connecticut, Maine, Maryland, Massachusetts, New Jersey, New York, Oregon, Rhode Island and Vermont. We may take advantage of these regimes by registering and selling ZEVs in these other U.S. states.

ZEV credits in California are calculated under the ZEV regulation and are paid in relation to ZEVs sold and registered in California including battery electric vehicles (“BEVs”) and fuel cell electric vehicles (“FCEVs”). The ZEV program assigns ZEV credits to each vehicle manufacturer. Vehicle manufacturers are required to maintain ZEV credits equal to a set percentage of non-electric vehicles sold and registered in California. Each vehicle sold and registered in California earns a number of credits based on the drivetrain type and the all-electric range (“AER”) of the vehicle under the Urban Dynamometer Driving Schedule Test Cycle.
Regulations in the United States
We operate in an industry that is subject to extensive environmental regulation, which has become more stringent over time. The laws and regulations to which we are subject govern, among others, vehicle emissions and the storage, handling, treatment, transportation and disposal of hazardous materials and the remediation of environmental contamination. Compliance with such laws and regulations at an international, regional, national, state and local level is an important aspect of our ability to continue our operations.
Environmental standards applicable to us are established by the laws and regulations of the countries in which we operate, standards adopted by regulatory agencies and the permits and licenses issued to us. Each of these sources is subject to periodic modifications and what we anticipate will be increasingly stringent requirements. Violations of these laws, regulations or permits and licenses may result in substantial administrative, civil, or even criminal fines, penalties, and possibly orders to cease any violating operations or to conduct or pay for corrective works. In some instances, violations may also result in the suspension or revocation of permits or licenses.
EPA Emissions and Certificate of Conformity
The U.S. Clean Air Act requires that we obtain a Certificate of Conformity issued by the EPA for vehicles sold in all states, and a California Executive Order issued by the California Air Resources Board (“CARB”) is required for vehicles sold in California. Additionally, certain states, known as “CARB opt-in states” have adopted the California standards that are either already effective or take effect in the next few years. CARB sets more stringent standards for emissions control for certain regulated pollutants for new vehicles and engines sold in California and must obtain a waiver of preemption from the EPA before implementing and enforcing such standards. States that have adopted the California standards as approved by the EPA also recognize the CARB Executive Order for sales of vehicles.
Although our vehicles have zero tailpipe emissions, we are required to seek an EPA Certificate of Conformity for vehicles sold in states covered by the U.S. Clean Air Act’s standards or a CARB Executive Order for vehicles sold in California or any of the other states that have adopted the stricter California standards. We have received the requisite EPA Certificate of Conformity and approval from CARB.
Vehicle Safety & Testing
Our vehicles are subject to regulation by the National Highway Traffic Safety Administration (“NHTSA”), including all applicable Federal Motor Vehicle Safety Standards (“FMVSS”). Numerous FMVSS apply to our vehicles specifying design, construction, and performance requirements. Xos vehicles are designed to meet all applicable FMVSS standards in effect at the date of manufacture. While our current vehicles comply and we expect that our vehicles in the future will comply with all applicable FMVSS with limited or no exemptions, FMVSS are subject to change from time to time. As a manufacturer, we must self-certify that our vehicles meet all applicable FMVSS, or otherwise are exempt, before the vehicles may be imported or sold in the U.S.
We are also required to comply with other federal laws and regulations administered by NHTSA, as well as Federal Motor Carrier Safety Regulations (“FMCSR”), Federal Highway Administration (“FHA”) requirements, and standards set forth by the EPA.
Our vehicles sold outside of the U.S. are subject to similar foreign compliance, safety, environmental and other regulations. Many of those regulations are different from those applicable in the United States and may require redesign and/or retesting.

Automobile Manufacturer and Dealer Regulation
State laws regulate the manufacture, distribution, sale, and service (including delivery) of automobiles, and generally require motor vehicle manufacturers and dealers to be licensed in order to sell vehicles directly to customers in the state. Certain states have asserted that the laws in such states do not permit automobile manufacturers to be licensed as dealers or to act in the capacity of a dealer, or that they otherwise restrict a manufacturer’s ability to deliver or service vehicles. To sell vehicles to customers in states where we are not licensed as a dealer, we generally conduct the sale out of the state or via our authorized dealer partner in that state. However, certain states permit us, as a manufacturer of motor vehicles, to apply for and receive a dealer license to conduct vehicle sales, provided we meet certain requirements. Once licensed in one of these states, we may sell our vehicles to any consumer in the United States as a matter of interstate commerce. As of the date of this filing, we sell all vehicles using our California dealer license.
Battery Safety & Testing
Our battery packs are required to conform to mandatory regulations that govern transport of “dangerous goods,” defined to include lithium-ion batteries, which may present a risk in transportation. The governing regulations, which are issued by the Pipeline and Hazardous Materials Safety Administration, are based on the UN Recommendations on the Safe Transport of Dangerous Goods Model Regulations and related UN Manual Tests and Criteria. The regulations vary by mode of shipping transportation, such as by ocean vessel, rail, truck or air. We use lithium-ion cells in the high voltage battery packs in our vehicles. The use, storage, and disposal of our battery packs is regulated under U.S. federal law. Our battery packs conform to such “dangerous goods” shipping standards at a cell level.
Regulations in Canada
Our vehicles available for sale in the Canadian market are subject to environmental and safety certifications administered by the appropriate Canadian regulatory authorities, including, but not limited to the Canada Motor Vehicle Safety Standards (“CMVSS”), which is administered by Transport Canada. Air quality standards are administered by Environment Canada, which accepts US EPA certification. Unlike the United States, there are no impediments to a manufacturer applying for and receiving a dealer license to perform sales and services, however, we must obtain the necessary provincial licenses to enable sales and services in each location. We have completed the Registration of Imported Vehicles (RIV) process for vehicles originally manufactured for distribution in the U.S. market that are being permanently imported into Canada. We are currently in the process of seeking approval under the Appendix G Pre-Clearance Program.
Seasonality
Historically, the automotive industry has experienced higher revenue in the spring and summer months. Additionally, we expect volumes of commercial vehicle sales to be less in the winter months as many customers shift focus to executing high-volume holiday deliveries. A significant portion of our customers operate in the parcel and delivery segment which has a “peak season” between the Thanksgiving and Christmas season, resulting in preparatory fleet expansions leading into such period followed by declined new vehicle purchases thereafter.
Intellectual Property
Our ability to protect our material intellectual property is important to our business. We rely upon a combination of protections afforded to owners of patents, copyrights, trade secrets, and trademarks, along with employee and third-party non-disclosure agreements and other contractual restrictions to establish and protect our intellectual property rights. In particular, unpatented trade secrets in the fields of research, development and engineering are an important aspect of our business by ensuring that our technology remains confidential. We also pursue patent protection when we believe we have developed a patentable invention and the benefits of obtaining a patent outweigh the risks of making the invention public through patent filings.

As of June 30, 2024, we had eight awarded U.S. patents. We pursue the registration of our domain names and material trademarks and service marks in the United States. In an effort to protect our brand, as of June 30, 2024, we had 23 pending or approved U.S. trademark applications.
We regularly review our development efforts to assess the existence and patentability of new inventions, and we are prepared to file additional patent applications when we determine it would benefit our business to do so.
Facilities
Our headquarters are located in an 85,142 square foot facility in Los Angeles, California, where we design, engineer and develop our vehicles and battery packs. We entered a new lease agreement for the facility with the landlord in August 2021. The new lease commenced on January 1, 2022, and will terminate pursuant to its terms on January 31, 2027, unless amended and/or extended. On June 20, 2024, we entered into an agreement to sublease a portion of our Los Angeles office space, effective as of July 1, 2024. We expect to recognize a monthly income of $35,000 over the lease term.
We also have a manufacturing facility located in Byrdstown, Tennessee that utilizes the facilities of Fitzgerald Manufacturing Partners, LLC, the largest manufacturer of glider kits in the United States. We lease three properties in Byrdstown subject to leases that expire in 2026 and 2027. In addition, we assumed two lease facilities in connection with the ElectraMeccanica acquisition, which we do not intend to use for our ongoing operations.
Human Capital
People Strategy and Governance
We firmly believe an integral part of our growth story is through elevating the most important asset we have: our people. By focusing on the fundamentals of our people strategy, leadership, culture and talent, we remain strong, adaptive, innovative, and well-equipped to respond to the ever-changing commercial vehicle landscape. Our People Operations team is and will be responsible for our human capital policies and strategies and their collective recommendations to our CEO and key leadership members allow us to proactively manage our human capital and care for our employees in a manner that is consistent with our values.
Commitment to Diversity, Equity, and Inclusion
At Xos, we believe that creating an inclusive environment for all our employees is foundational to our success and, more importantly, morally the right thing to do. One of our organizational values is “One team: Be actively inclusive. Embrace diversity. Support and celebrate others.” We are committed to creating and maintaining a workplace in which all employees have an opportunity to participate and contribute to the success of our business and are valued for their skills, experience, and unique perspectives.
We administer Employee Resource Groups that represent various dimensions of our employee population, including racial, ethnic, gender, religious, and generational communities, as well as provide training materials to team leaders on inclusive leadership. These groups are designed to provide a place for employees of diverse backgrounds to find belonging at Xos in addition to helping all employees learn about experiences that differ from their own.
Talent Attraction, Growth, and Capability Assessment
We seek to leverage best practices in assessments and talent management to strengthen and expand our current capabilities and future pipeline while reinforcing a culture of belonging, empowerment, and innovation. We also aim to create targeted learning experiences, democratizing learning and career development opportunities across the organization, and empowering employees to design their own career paths with skill development targeted for the roles of today and the future.
We believe the extent to which our leaders are equipped to care for, inspire, and empower our people plays a vital role in our strategy. Our set of leadership standards outlines clear expectations for our leaders: that they regularly connect with team members, spend time teaching and coaching, and champion their team’s career development. We are committed to helping our leaders strengthen these capabilities with dedicated learning paths and non-traditional learning opportunities.
Employee Well-Being Initiatives
We strive for an holistic approach to well-being that encompasses the financial, social, mental/emotional, physical, and professional needs of our employees. Foundational to our well-being philosophy is providing a broad array of resources and solutions to educate employees and build capability and support for meeting individual well-being needs and goals.
We employ programs to understand employee sentiment on their mental and emotional well-being, health & safety, employee experience, culture, diversity, equity and inclusion, leadership and strategic alignment. Suggestion boxes and focus groups collect additional information on employee sentiment and needs, and we communicate the resulting actions taken with our employee population.
Our well-being programs are an integral part of our total rewards strategy as we work to address business and employee challenges through a multi-channel approach that provides our diverse populations with choices to meet their specific needs.
Employment Data
As of June 30, 2024, we had 174 employees, of which 173 were full-time employees, as well as 20 contractors. We have not experienced any work stoppages and consider our relationships with our employees to be good. None of our employees are subject to a collective bargaining agreement or represented by a labor union.
Legal Proceedings
From time to time, we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. We are not currently a party to any legal proceedings, the outcome of which, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, financial condition or results of operations.

MANAGEMENT
Executive Officers and Directors
The following table sets forth the name, age and position of each of our directors and executive officers as of September 3, 2024:

Name	Age	Position
Executive Officers
Dakota Semler	32	Chief Executive Officer, Chair of our Board of Directors
Giordano Sordoni	32	Chief Operating Officer, Director
Liana Pogosyan	41	Acting Chief Financial Officer
Christen Romero	38	General Counsel and Secretary
Non-Employee Directors
Stuart Bernstein(1)(2)	60	Director
Luisa Ingargiola	57	Director
Alice K. Jackson(1)(3)	45	Director
George N. Mattson(1)(2)(3)(4)	58	Director
Dietmar Ostermann	62	Director
Ed Rapp(1)(2)	67	Director
Michael Richardson	68	Director
__________________
(1)Member of our Audit Committee.
(2)Member of our Compensation Committee.
(3)Member of our Nominating and Corporate Governance Committee.
(4)Lead independent director.
Executive Officers
Dakota Semler. Mr. Semler has served as our Chief Executive Officer and the Chair of our Board since August 2021. Mr. Semler is a Co-Founder of Xos and served as Chief Executive Officer and a director of Legacy Xos (as defined below) from September 2016 to August 2021. Prior to Xos, Mr. Semler served as Chief Executive Officer of Malibu Management Services, a hospitality operator, and Bucket List Experiences, a tour operator company from 2014 to 2016. Mr. Semler was also an independent contractor for TSG Group, a real estate holding company, from 2014 to 2016. Mr. Semler attended California State University and George Washington University.
Giordano Sordoni. Mr. Sordoni has served as our Chief Operating Officer and a member of our Board since August 2021. Mr. Sordoni is a Co-Founder of Xos and served as Chief Operating Officer and a director of Legacy Xos from September 2016 to August 2021. Prior to Xos, Mr. Sordoni served as Co-Founder at Calibur Inc., a startup consulting business, advising early-stage businesses, from August 2015 to August 2016. Mr. Sordoni was Director of Marketing at Malibu Family Wines, a wine production company, from July 2014 to June 2016. Mr. Sordoni holds a B.A. in International Business and Marketing from George Washington University.
Liana Pogosyan. Mr. Pogosyan has served as our Vice President of Finance and Acting Chief Financial Officer since May 2023, and previously served as our Controller from January 2022 to May 2023. Prior to Xos, Ms. Pogosyan was at Marcus & Millichap, Inc., a national real estate brokerage firm, from May 2013 to January 2022, where she served in a variety of positions before becoming Vice President, Operations Controller and Financial Reporting. Prior to that, Ms. Pogosyan served as an Audit Manager at KPMG, an accounting and advisory firm, followed by serving as the Manager Corporate Reporting at Ixia, a global test and networking company. Ms. Pogosyan sits on the board of AbilityFirst, a 501(c)(3) nonprofit. Ms. Pogosyan holds a Master’s degree in Business Administration from the University of California at Los Angeles, a Bachelor’s degree in Accounting from the University of Southern California, and is a Certified Public Accountant.

Christen Romero. Mr. Romero has served as our General Counsel and Secretary since August 2021. Mr. Romero served as Senior Commercial Counsel of Legacy Xos from December 2020 to July 2021. Prior to Xos, Mr. Romero was the Co-Founder, Lead Counsel and Director of Operations for Revolving Kitchen, a cloud kitchen lease and incubation concept, from April 2018 to July 2021. Previously, Mr. Romero was a corporate associate at Vinson & Elkins LLP from August 2014 to April 2018. Mr. Romero holds a Bachelor of Arts in Political Science from Louisiana State University and a Juris Doctor from Yale Law School.
Non-Employee Directors
Stuart Bernstein. Mr. Bernstein has served as a member of our Board since October 2022. Mr. Bernstein is the Founder and Managing Member of Sustainable Capital LLC, a sustainable investment firm. Prior to that, he was a long-time partner at Goldman Sachs, where during his 25-year career he founded and managed the Clean Technology and Renewables Group within the investment banking division, working with many of the firm’s corporate and investor clients focused on sustainability. He also ran the Venture Capital Coverage effort, was co-head of Equity Capital Markets (ECM) and Global Head of the Technology Capital Markets Team where he advised on capital markets strategies and transactions with hundreds of late-stage private and early-stage public growth companies. Mr. Bernstein is also Senior Advisor to G2VP, a sustainable venture and growth investment firm; Story3 Capital Partners, a consumer, commerce, and content private equity firm; and Kimpact, a national affordable housing fund with a focus on environmental and social impact. Previously, Mr. Bernstein served as an advisor to NextGen Acquisition Corporation (our predecessor company) and NextGen Acquisition Corp II (another special purpose acquisition company). Mr. Bernstein earned his MBA from the Harvard Business School and his M.P.A from the Harvard Kennedy School.
Luisa Ingargiola. Ms. Ingargiola has served as a member of our Board since March 2024, prior to which she served as a director of ElectraMeccanica since March 2018. Since 2007, Ms. Ingargiola has served as the Chief Financial Officer of Avalon GloboCare Corp. (Nasdaq: ALBT), a leading biotech health care company that is developing cell-based therapeutic and diagnostic technologies for cancer and other diseases. From 2007 through 2016, Ms. Ingargiola served as the Chief Financial Officer at MagneGas Corporation (Nasdaq: MNGA). Prior to 2007, Ms. Ingargiola held various roles as Budget Director and Investment Analyst in several private companies. She currently serves as a director and audit committee chair for several public companies, including Dragonfly Energy Holdings Corp. (Nasdaq: DFLI), Vision Marine Technologies, Inc. (Nasdaq: VMAR), and BioCorRx Inc. (OTCQB: BICX), and previously served on the boards of directors of AgEagle (NYSE: UAVS), Progress Acquisition Corporation (Nasdaq: PGRWU), Siyata Mobile Inc. (Nasdaq: SYTA) and MagneGas Corporation (Nasdaq: MNGA). Ms. Ingargiola graduated from Boston University with a bachelor’s degree in Business Administration and a concentration in Finance. She also received a Master of Health Administration from the University of South Florida.
Alice K. Jackson. Ms. Jackson has served as a member of our Board since December 2021. Ms. Jackson has served as Senior Vice President, System Strategy and Chief Planning Officer at Xcel Energy Inc. (Nasdaq: XEL), a major U.S. electricity and natural gas company, since June 2022. From May 2018 to June 2022, she served as President of Xcel Energy - Colorado. From September 2016 to May 2018, she served as Associate Vice President of Strategic Revenue Initiatives at Xcel Energy Inc. Ms. Jackson is Chair of the Board of Directors of the Smart Electric Power Alliance, and sits on the boards of the Denver Museum of Nature and Science, Mile High United Way, Colorado Concern, and the American Red Cross CO/WY Chapter. Ms. Jackson received a B.S. in Management Information Systems from Texas A&M University and completed the Harvard Business School Program for Leadership Development.
George N. Mattson. Mr. Mattson has served as a member of our Board since August 2021, prior to which Mr. Mattson served as a director of our predecessor company, NextGen Acquisition Corporation (“NextGen”), since October 2020. Mr. Mattson has served as the Chief Executive Officer and director of Wheels Up Experience Inc. (NYSE: UP), a leading provider of on-demand private aviation in the U.S., since September 2023. Mr. Mattson is a private investor in public and private companies and was the co-founder and co-Chairman of NextGen and NextGen Acquisition Corp. II, both special purpose acquisition companies, prior to their mergers in 2021 with Xos, Inc. and Virgin Orbit Holdings, respectively. Mr. Mattson served as a Partner and Co-Head of the Global Industrials Group in Investment Banking at Goldman, Sachs & Co. from November 2002 through August 2012. Mr. Mattson joined

Goldman Sachs in 1994 and served in a variety of positions before becoming Partner and Co- Head of the Global Industrials Group. Mr. Mattson formerly served as a director of Delta Air Lines, Inc. (NYSE: DAL) from October 2012 to October 2023, Virgin Galactic Holdings, Inc. (NYSE: SPCE) from October 2019 to June 2023, and Virgin Orbit Holdings, Inc. (Nasdaq: VORB) from December 2021 to August 2023, NextGen Acquisition Corp II from January 2021 to December 2021 and Air France-KLM S.A. (PAR: AF) from 2017 until February 2021. Mr. Mattson holds a B.S. degree in Electrical Engineering from Duke University and an M.B.A. from the Wharton School of the University of Pennsylvania.
Dietmar Ostermann. Mr. Ostermann has served as a member of our Board since March 2024, prior to which he served as a director of ElectraMeccanica Vehicles Corp. ("ElectraMeccanica") since July 2022. Mr. Ostermann has consulted for a wide range of original equipment manufacturers (OEMs) (including Navistar, Daimler Truck, Proterra, Ashok Leyland, FAW, GM, Ford, Stellantis, Rivian, BMW, Mercedes, VW, Nissan and Hyundai) as well as many auto suppliers (including American Axle, Dana, Denso, Magna, Metalsa, and ZF) on topics of business strategy, product development and operations improvement. Mr. Ostermann most recently served as PwC’s Global and US Auto Advisory Leader based in Detroit, MI for 11 years. Prior to PwC, he led the global auto practice of management consulting firm PRTM in Boston, MA. Prior to that, he spent 17 years at the management consulting firm A.T. Kearney in the United States and Germany, where he served as Chief Executive Officer for three years. Mr. Ostermann currently serves as an independent director for auto suppliers Shape Corp and North American Stamping Group. Mr. Ostermann holds a bachelor’s degree in Industrial Engineering and Business from the University of Hamburg in Germany and a master’s degree in industrial and Systems Engineering and Business from the University of Southern California.
Ed Rapp. Mr. Rapp has served as a member of our Board since August 2021. Prior to his retirement in 2016, Mr. Rapp was a Caterpillar Inc. (NYSE: CAT) Group President. During his time in the Caterpillar Executive Office, Mr. Rapp led Resource Industries and Construction Industries and served as the company’s Chief Financial Officer. Mr. Rapp also serves as a director of AbbVie, Inc. (NYSE: ABBV) and previously served as a director of FM Global. Mr. Rapp holds a BSBA in Finance from University of Missouri - Columbia.
Michael Richardson. Mr. Richardson has served as a member of our Board since March 2024, prior to which he served as Vice-Chair of the ElectraMeccanica board of directors, of which he was a member since November 2022. Mr. Richardson served as Interim Chief Executive Officer of Dura Automotive, an independent designer and manufacturer of automotive components, from March 2020 to September 2020. Mr. Richardson served as President of Nexteer Automotive from June 2016 to January 2020 and also served as Executive Board Director of Nexteer Automotive from April 2013 to January 2020. Mr. Richardson currently serves as a director of Dura Automotive Systems LLC and Shape Corporation. Mr. Richardson holds a bachelor’s degree in Mechanical Engineering from Kettering University and a master’s degree in Business Administration from Central Michigan University.
Board Composition
Our business and affairs are organized under the direction of our Board. The primary responsibilities of our Board are to provide oversight, strategic guidance, counseling and direction to our management. Our Board meets on a regular basis and additionally as required.
In accordance with the terms of our Certificate of Incorporation, our Board is divided into three classes: Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term. Vacancies on our Board may be filled by a majority of the directors then in office, even though less than a quorum of our Board, or by a sole remaining director. A director elected by our Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors to be elected in such election.
Our Board is divided into the following classes:
•Class I, which consists of Luisa Ingargiola, Ed Rapp and Michael Richardson, whose terms will expire at our annual meeting of stockholders to be held in 2025

•Class II, which consists of Alice K. Jackson, George N. Mattson and Giordano Sordoni, whose terms will expire at our annual meeting of stockholders to be held in 2026; and
•Class III, which consists of Stuart Bernstein, Dietmar Ostermann and Dakota Semler, whose terms will expire at our annual meeting of stockholders to be held in 2027.
At each annual meeting of stockholders to be held, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified. This classification of our Board may have the effect of delaying or preventing changes in our control or management. Our directors may be removed for cause by the affirmative vote of the holders of at least a majority of our voting stock.
Director Independence
Each of the directors on our Board other than Dakota Semler and Giordano Sordoni qualifies as an independent director, as defined under the listing rules of The Nasdaq Stock Market LLC (the “Nasdaq listing rules”), and our Board consists of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq listing rules relating to director independence requirements. In addition, we are subject to the rules of the SEC and Nasdaq relating to the membership, qualifications and operations of the Audit Committee.
Role of the Board in Risk Oversight/Risk Committee
One of the key functions of our Board is informed oversight of our risk management process. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for us, and the Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. The Compensation Committee of our Board (the “Compensation Committee”) assesses and monitors whether our compensation plans, policies and programs comply with applicable legal and regulatory requirements.
Compensation Committee Interlocks and Insider Participation
During 2023, the Compensation Committee consisted of George Mattson (chair), Stuart Bernstein, Burt Jordan and Ed Rapp. Anousheh Ansari also served on the Compensation Committee until her resignation from our Board on November 16, 2023. Mr. Jordan resigned from our board effective March 25, 2024. None of the members of the Compensation Committee is currently, or has been at any time, one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of our Board or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.
Limitation on Liability and Indemnification of Directors and Officers
Our Certificate of Incorporation eliminates our directors’ liability for monetary damages to the fullest extent permitted by applicable law. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:
•for any transaction from which the director derives an improper personal benefit;
•for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•for any unlawful payment of dividends or redemption of shares; or

•for any breach of a director’s duty of loyalty to the corporation or its stockholders.
If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Our Certificate of Incorporation requires us to indemnify and advance expenses to, to the fullest extent permitted by applicable law, our directors, officers and agents. We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. Finally, our Certificate of Incorporation prohibits any retroactive changes to the rights or protections or increase the liability of any director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.
In addition, we entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.
We believe these provisions in our Certificate of Incorporation are necessary to attract and retain qualified persons as directors and officers.
Code of Conduct for Employees, Executive Officers and Directors
Our Board adopted a Code of Business Conduct and Ethics (the “Code of Conduct”), applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website at https://investors.xostrucks.com. The Nominating and Corporate Governance Committee of our Board is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. Any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website.
Corporate Governance Guidelines
In August 2021, our Board documented the governance practices followed by us by adopting Corporate Governance Guidelines to assure that our Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices our Board intends to follow with respect to board composition and selection including diversity, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of our Board, may be viewed on our website at https://investors.xostrucks.com.
Hedging Policy
As part of our insider trading policy, all of our directors, officers, employees and designated consultants are prohibited from engaging in short sales of our securities, holding our securities in margin accounts, trading in derivative securities, including buying or selling puts or calls on our securities, or otherwise engaging in any form of hedging or monetization transactions (such as prepaid variable forwards, equity swaps, collars and exchange funds) involving our securities. We do allow pledging our securities as collateral for a loan with prior approval by us.

EXECUTIVE COMPENSATION
The following disclosure concerns the compensation arrangements of our named executive officers for the fiscal years ended December 31, 2022 and 2023. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.
To achieve our goals, we have designed, and intend to modify as necessary, our compensation and benefits program to attract, retain, incentivize and reward deeply talented and qualified executives who share our philosophy and desire to work towards achieving our goals.
We believe our compensation programs should promote the success of the Company and align executive incentives with the long-term interests of our stockholders.
For the year ended December 31, 2023, Xos’ named executive officers were:
•Dakota Semler - Chief Executive Officer;
•Giordano Sordoni - Chief Operating Officer; and
•Christen Romero - General Counsel and Secretary.
Summary Compensation Table
The following table sets forth information concerning the compensation of the named executive officers for the fiscal years ended December 31, 2022 and 2023. Award amounts in the following table and footnotes have been adjusted for the reverse stock split of our Common Stock on December 6, 2023, as necessary.

Name and Position	Year	Salary ($)(1)		Stock Awards(2)		Non-equity incentive plan compensation ($)		All Other Compensation ($)		Total ($)
Dakota Semler Chief Executive Officer	2023	$416,827		$1,712,000	(4)	$212,500	(8)	$39,538	(5)	$2,380,865
	2022	336,187	(6)	394,013	(7)	60,000	(8)	25,500	(9)	815,700
Giordano Sordoni Chief Operating Officer	2023	375,000		1,712,000	(10)	111,500	(8)			2,198,500
	2022	370,673		792,491	(11)	52,500	(8)			1,215,664
Christen Romero(3) General Counsel and Secretary	2023	349,038		979,987	(12)	91,500	(8)			1,420,525

__________________
(1)Salary amounts represent actual amounts paid during 2022 and 2023.
(2)Amounts reported represent the aggregate grant-date fair value of awards granted to our named executive officers during 2022 and 2023, computed in accordance with FASB ASC Topic 718 Compensation-Stock Compensation, or ASC 718. The assumptions used in calculating the grant-date fair value of the awards reported in this column are set forth in the notes to our consolidated financial statements included elsewhere in this prospectus. The amount does not reflect the actual economic value that may be realized by the named executive officer.
(3)Mr. Romero was not a named executive officer for the year ended December 31, 2022.
(4)On May 10, 2023, Mr. Semler was granted 105,679 RSUs under the 2021 Plan. Twenty-five percent (25%) of the RSUs vested on April 10, 2024, with the remainder to vest ratably over the thirty-six months immediately thereafter, subject to continued service.
(5)Consists of amounts related to Mr. Semler’s use of Xos administrative support for personal matters in 2023.
(6)Mr. Semler elected to receive a portion of his 2022 salary in fully vested restricted stock units (“RSUs”) under the 2021 Plan in lieu of cash payment, as approved by our Board. $82,212 was paid in cash and 5,225 fully vested RSUs were issued to Mr. Semler on September 12, 2022.

(7)On August 3, 2022, Mr. Semler was granted 7,256 RSUs under the 2021 Plan. Twenty-five percent (25%) of the RSUs vested on April 10, 2023, with the remainder to vest ratably over the thirty-six months immediately thereafter, subject to continued service.
(8)See description of annual cash bonus program below.
(9)Consists of amounts related to Mr. Semler’s use of Xos administrative support for personal matters in 2022.
(10)On May 10, 2023, Mr. Sordoni was granted 105,679 RSUs under the 2021 Plan. Twenty-five percent (25%) of the RSUs vested on April 10, 2024, with the remainder to vest ratably over the thirty-six months immediately thereafter, subject to continued service.
(11)On March 9, 2022, Mr. Sordoni was granted 729 RSUs under the 2021 Plan, which vested immediately. On July 11, 2022, Mr. Sordoni was granted 13,605 RSUs under the 2021 Plan; twenty-five percent (25%) of such RSUs vested on April 10, 2023, with the remainder to vest ratably over the thirty-six months immediately thereafter, subject to continued service.
(12)On May 10, 2023, Mr. Romero was granted 60,493 RSUs under the 2021 Plan. Twenty-five percent (25%) of the RSUs vested on April 10, 2024, with the remainder to vest ratably over the thirty-six months immediately thereafter, subject to continued service.
This section provides a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table above. We have developed an executive compensation program that is designed to align compensation with our business objectives and the creation of stockholder value, while enabling us to attract, retain, incentivize and reward individuals who contribute to our long-term success.
Our policies with respect to the compensation of our executive officers are administered by our Board in consultation with the Compensation Committee. Our compensation policies are designed to provide for compensation that is sufficient to attract, motivate and retain our executives and to establish an appropriate relationship between executive compensation and the creation of stockholder value.
Base Salary
Base salary is generally set at a level that is commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance.
Cash Bonuses
Discretionary Cash Bonuses
From time to time, our Board or the Compensation Committee, in its discretion, may approve bonuses for our named executive officers based on individual performance, Company performance or as otherwise determined to be appropriate.
Annual Cash Bonus Program
Under the 2021 Plan, the Compensation Committee has established an annual cash bonus program with performance goals in order to tie executive bonuses to Company performance. In determining the target awards for our executives under our annual cash bonus program for 2023, the Compensation Committee reviewed the executives’ job responsibilities, market data based on peer group benchmarking and internal equity.
The Compensation Committee selected the following four financial measures by which to assess 2023 performance for purposes of the awards under the annual cash bonus program: (i) Unit Deliveries; (ii) Revenue; (iii) Gross Margin; and (iv) Operating Cash Flow.

The table below shows the selected financial performance measures, their respective weightings, and their respective performance goals.

			Performance Goals
Performance Criteria	Weighting	Unit	Below Low	Low	Baseline	High
Operating Cash Flow(1)	25%	USD (in millions)	<(90.745)	(90.745)	(65.3)	(40.6)
Revenue(2)	25%	USD (in millions)	<48.2	48.2	96.4	144.6
Gross Margin(3)	25%	USD (in millions)	<1.5	1.5	3.0	4.5
Unit Deliveries(4)	25%	#	<350	350	700	1,050
Payout as Percentage of Weighted Portion of Target Annual Bonus		%	-	50%	100%	200%
__________________
(1)“Operating Cash Flow” is defined as net cash used in operating activities.
(2)“Revenue” consists of product sales, inclusive of shipping and handling charges, net of estimates for customer allowances.
(3)“Gross Margin” (Operating Cash Flow less Capital Expenditures) is defined as net cash used in operating activities minus purchase of property and equipment.
(4)“Unit Deliveries” include deliveries of vehicles (including leases) and powertrains.
The table below shows the achievement for the selected financial performance measures, their respective weightings, and the total percentage payout.

Performance Criteria	Unit	Achievement	Criteria Payout Percentage	Weighting	Total Payout Percentage
Operating Cash Flow(1)	USD (in millions)	(39.287)	200%	25%	50%
Revenue(2)	USD (in millions)	44.848	-	25%	-
Gross Margin(3)	USD (in millions)	1.4	-	25%	-
Unit Deliveries(4)	#	285	-	25%	-
The table below shows the (i) 2023 target annual bonus amount and (ii) 2023 actual payout for each of our named executive officers under the annual cash bonus program:

	2023 Target Amount	Total Payout Percentage	2023 Actual Payout
Dakota Semler Chief Executive Officer	$425,000	50%	$212,500
Giordano Sordoni Chief Operating Officer	223,000	50%	111,500
Christen Romero General Counsel and Secretary	183,000	50%	91,500
Equity Awards
Xos, Inc. was initially incorporated on July 29, 2020 as a Cayman Islands exempted company under the name “NextGen Acquisition Corporation” (“NextGen”). On August 20, 2021, the transactions contemplated by the Agreement and Plan of Merger, as amended on May 14, 2021, by and among NextGen, Sky Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of NextGen (“Merger Sub”), and Xos, Inc., a Delaware corporation (now known as Xos Fleet, Inc., “Legacy Xos”), were consummated, whereby Merger Sub merged with and into Legacy Xos, the separate corporate existence of Merger Sub ceased and Legacy Xos became the surviving corporation and a wholly owned subsidiary of NextGen (such transaction the “Merger” and, collectively with the Domestication, the “Business Combination”). In connection with the Business Combination, NextGen’s name was changed to “Xos, Inc.”
Prior to the completion of the Business Combination, Legacy Xos issued options to purchase Legacy Xos common stock to employees and nonemployees, including our named executive officers, under the Xos, Inc. 2018 Stock Plan (the “2018 Plan”). Following the Business Combination, we issued and plan to continue issuing RSUs to our employees and nonemployees, including our named executive officers, under the 2021 Plan. See our registration statement on Form S-1 that we filed with the SEC on September 14, 2021 for a description of the 2018 Plan and the 2021 Plan. Additionally, a significant portion of total compensation has traditionally been in the form of equity awards.
Benefits and Perquisites
We provide benefits to our named executive officers on the same basis as provided to all of our employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; employee assistance program; life planning, financial and legal resources; and worldwide emergency travel assistance. We do not maintain any executive-specific benefit or executive perquisite programs other than as provided in the agreements described in the section immediately below.
Other than the director and officer indemnity insurance coverage we maintain for our directors and officers, we do not maintain any executive-specific health and welfare benefit or perquisites.
Executive officers have access to an administrative assistant who, from time to time, may provide administrative support for personal matters of the executive officer, the benefit of which is based on the actual time spent and employment cost incurred.
Health and Welfare Benefits and Perquisites
We provide benefits to our named executive officers on the same basis as provided to all of our employees, including: health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; life planning financial and legal resources; and worldwide emergency travel assistance.
Agreements with Xos Named Executive Officers
We currently maintain offer letter agreements with Dakota Semler, Giordano Sordoni, and Christen Romero as summarized below.
Offer letter agreement with Dakota Semler
On September 6, 2016, Dakota Semler entered into an offer letter agreement with Legacy Xos to serve as Chief Executive Officer. Mr. Semler’s employment will continue until terminated in accordance with the terms of the offer letter agreement.
Offer letter agreement with Giordano Sordoni
On September 7, 2016, Giordano Sordoni entered into an offer letter agreement with Legacy Xos to serve as Director of Business Development. Mr. Sordoni’s employment will continue until terminated in accordance with the terms of the offer letter agreement. Mr. Sordoni was subsequently promoted to Chief Operating Officer.
Offer letter agreement with Christen Romero
On December 6, 2020, Christen Romero entered into an offer letter agreement with Legacy Xos to serve as Senior Commercial Counsel. Mr. Romero was subsequently promoted to General Counsel and Secretary. On November 21, 2023, the Company and Mr. Romero entered into an amendment (the “Offer Letter Amendment”) to the offer letter dated December 6, 2020. The Offer Letter Amendment provides certain payments and benefits upon termination of employment without cause or upon resignation for good reason during the period commencing one year prior to a change of control and ending two years following such change of control (i.e., a double trigger). These payments and benefits include (i) a cash payment of one-half of Mr. Romero’s annual base salary, (ii) a cash payment of Mr. Romero’s target yearly cash bonus and (iii) immediate vesting of Mr. Romero’s unvested equity awards. Mr. Romero’s employment will continue until terminated in accordance with the terms of the offer letter agreement, as amended.
Outstanding Equity Awards at 2023 Fiscal Year-End
The following table presents information regarding outstanding equity awards held by our named executive officers as of December 31, 2023. Award amounts in the following table and footnotes have been adjusted for the reverse stock split of our Common Stock on December 6, 2023, as necessary.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(2)
Dakota Semler	5/10/2023	-	-	-	-	105,679	(2)	843,318
	8/3/2022	-	-	-	-	4,198	(3)	33,500
Giordano Sordoni	5/10/2023	-	-	-	-	105,679	(2)	843,318
	7/11/2022	-	-	-	-	7,871	(3)	62,811
Christen Romero	5/10/2023	-	-	-	-	60,493	(2)	483,734
	7/11/2022	-	-	-	-	6,428	(3)	51,295
	12/10/2021	-	-	-	-	6,250	(4)	49,875
__________________
(1)Market value reflects the number of RSUs multiplied by $7.98 per share, which was the closing price of the Common Stock on December 31, 2023.
(2)Twenty-five percent (25%) of the RSUs vested on April 10, 2024, with the remainder to vest ratably over the thirty-six months immediately thereafter, subject to continued service.
(3)Twenty-five percent (25%) of the RSUs vested on April 10, 2023, with the remainder to vest ratably over the thirty-six months immediately thereafter, subject to continued service.
(4)Twenty-five percent (25%) of the RSUs vested on December 10, 2021 and twenty-five percent (25%) vested quarterly from March 10, 2022 through December 12, 2022, with the remainder to vest ratably over the twenty-four months immediately thereafter, subject to continued service.
Clawbacks
In November 2023, our Board adopted our Incentive Compensation Recoupment Policy, which is intended to comply with the final clawback rules adopted by the SEC pursuant to Section 10D and Rule 10D-1 of the Exchange Act and the related Nasdaq listing requirements.
Director Compensation
Commencing on October 1, 2021, our lead independent director receives an annual cash retainer of $25,000 for his or her service in that role. The chairs of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee receive annual cash retainers of $20,000, $10,000 and $10,000, respectively, for their respective committee service. The annual cash retainers are payable in equal quarterly installments in arrears on the last day of each fiscal quarter in which service occurred, prorated for any partial quarter of service.
In January 2022, the Compensation Committee approved a program pursuant to which non-employee directors may elect to receive their annual cash retainers and any other cash compensation they become entitled to receive for serving on our Board in the form of a fully vested restricted stock unit award(s) rather than in cash by executing a form of election and timely delivering the same to the Company.
On August 8, 2022, our Board adopted the Xos, Inc. Third Amended and Restated Non-Employee Director Compensation Policy (the “Director Compensation Policy”). Pursuant to this policy, each member of our Board who is not our employee, and who was not otherwise precluded from participation in the Director Compensation Policy, receives the following equity compensation for his or her service as a member of our Board:
•Following each annual meeting of our stockholders if the non-employee director remains in service through the applicable grant date, an annual restricted stock unit award with a value equal to $200,000, which fully vests on the earlier of (i) the first anniversary of the applicable grant date and (ii) the day before the next annual meeting of our stockholders, following the applicable grant date, subject to the individual’s continued service through the vesting date (the “Annual Grant”).
If a change in control (as defined in the 2021 Plan) occurs, each non-employee director’s then-outstanding equity awards granted under the policy will vest in full immediately prior to the change in control so long as the non-employee director continues to provide service to us through such time.
Our policy is to reimburse directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as directors.
Messrs. Semler and Sordoni do not receive additional compensation for their services as directors.
The following table contains information concerning the compensation of our non-employee directors in fiscal year 2023. Award amounts in the following table and footnotes have been adjusted for the reverse stock split of our Common Stock effected on December 6, 2023, as necessary.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)(2)(3)	All Other Compensation ($)	Total ($)
Anousheh Ansari(4)	$-		$172,435	$-	$172,435
Stuart Bernstein	-		172,435	-	172,435
Alice K. Jackson	10,000	(5)	172,435	-	182,435
Burt Jordan(6)	-		172,435	-	172,435
George N. Mattson	35,000	(7)	172,435	-	217,435
Ed Rapp	20,000	(8)	172,435	-	192,435
__________________
(1)Amounts reported represent the aggregate grant date fair value of the RSUs granted to our non-employee directors during 2023 under the 2021 Plan, in each case computed in accordance with ASC 718. The assumptions used in calculating the grant-date fair value of the RSUs reported in this column are set forth in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023. This amount does not reflect the actual economic value that may be realized by the director.
(2)On June 12, 2023, pursuant to the Director Compensation Policy, Ms. Ansari, Mr. Bernstein, Ms. Jackson, Mr. Jordan, Mr. Mattson and Mr. Rapp were each granted 14,814 RSUs as an Annual Grant.
(3)The table below shows the aggregate number of shares of Common Stock subject to equity awards outstanding for each of our non-employee directors as of December 31, 2023:

Name	Stock Awards #
Anousheh Ansari	—
Stuart Bernstein	14,814
Alice K. Jackson	16,771
Burt Jordan	15,450
George N. Mattson	15,450
Ed Rapp	15,450

(4)Ms. Ansari resigned from our Board effective November 16, 2023. In connection with Ms. Ansari’s resignation, the 14,814 RSUs granted on June 12, 2023 and the 1,957 unvested RSUs granted on January 10, 2022 were forfeited.
(5)Includes $10,000 of annual cash retainers. The director elected to receive 50% of such amount in fully vested RSUs under the 2021 Plan in lieu of cash payments, in accordance with the Director Compensation Policy described above.
(6)Mr. Jordan resigned from our Board effective March 25, 2024. In connection with Mr. Jordan’s resignation, Mr. Jordan’s stock awards were amended such that they would continue vesting despite his resignation.
(7)Includes $35,000 of annual cash retainers, which the director elected to receive in fully vested RSUs under the 2021 Plan in lieu of cash payments, in accordance with the Director Compensation Policy described above.
(8)Includes $20,000 of annual cash retainers, which the director elected to receive in fully vested RSUs under the 2021 Plan in lieu of cash payments, in accordance with the Director Compensation Policy described above.
Equity Compensation Plan Information
The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2023. Award amounts in the following table and footnotes have been adjusted for the reverse stock split of our Common Stock on December 6, 2023, as necessary.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (4)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	625,552 (2)	$0.51	597,611 (3)
Equity compensation plans not approved by security holders	-	-	-
Total	625,552	$0.51	597,611
__________________
(1)The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the 603,040 shares issuable upon vesting of outstanding RSU awards without any cash consideration payable for those shares.
(2)Consists of outstanding RSU awards under the 2021 Plan and 22,512 shares of Common Stock underlying Options previously granted under the 2018 Plan. The 2018 Plan was terminated in connection with the Business Combination and no additional awards may be granted under the 2018 Plan. Excludes purchase rights (if any) accruing under the Xos, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”).
(3)As of December 31, 2023, 233,037 shares of Common Stock remained available for future issuance under the 2021 Plan, and 364,574 shares of Common Stock remained available for future issuance under the ESPP. The number of shares remaining available for future issuance under the 2021 Plan automatically increases on January 1st each year, through and including January 1, 2031 in an amount equal to 5% of the total number of shares of the Common Stock outstanding on December 31st of the preceding year, or a lesser number of shares as determined by our Board of Directors prior to January 1st of a given year. The number of shares remaining available for future issuance under the ESPP automatically increases on January 1st of each year through and including January 1, 2031, in an amount equal to the least of (i) 1.5% of the total number of shares of the Company’s Common Stock outstanding on December 31st of the preceding calendar year, (ii) 200,000 shares of Common Stock (as adjusted for the Reverse Stock Split), or (iii) a number of shares as determined by our Board of Directors prior to January 1st of a given year. On January 1, 2024, the number of shares available for issuance under the ESPP automatically increased by 89,118 shares.
(4)Subsequent to December 31, 2023: (i) an additional 297,061 shares of Common Stock became available for issuance under the 2021 Plan as of January 1, 2024 pursuant to an automatic increase; and (ii) an additional 1,180,819 shares of Common Stock became available for issuance under the 2021 Plan pursuant to the Amended and Restated 2021 Equity Incentive Plan approved by the Company’s stockholders at the Annual Meeting held on June 24, 2024.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Related Person Transactions Policy and Procedures
Our Board adopted a written Related Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of related-person transactions. For purposes of our policy, a related-person transaction is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any related person are, were or will be participants, in which the amount involved exceeds the lesser of (i) $120,000 or (ii) 1% of the average of our total assets at December 31, 2022 and 2023. Transactions involving compensation for services provided to us as an employee, consultant or director will not be considered related-person transactions under this policy.
Under the policy, a related person is any executive officer, director, nominee to become a director or a security holder known by us to beneficially own more than 5% of any class of our voting securities (a “significant stockholder”), including any of their immediate family members and affiliates, including entities controlled by such persons or such person has a 5% or greater beneficial ownership interest.
Each director and executive officer shall identify, and we shall request each significant stockholder to identify, any related-person transaction involving such director, executive officer or significant stockholder or his, her or its immediate family members and inform the Audit Committee pursuant to this policy before such related person may engage in the transaction.
In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances, which may include, but are not limited to:
•the risk, cost and benefits to us;
• the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
• the terms of the transaction; and
• the availability of other sources for comparable services or products.
The Audit Committee shall approve only those related-party transactions that, in light of known circumstances, are in, or are not inconsistent with, the best interests of us and our stockholders, as the Audit Committee determines in the good faith exercise of its discretion.
Certain Related Person Transactions
Convertible Promissory Notes
On August 9, 2022, we entered into a Note Purchase Agreement with Aljomaih under which we agreed to sell and issue to Aljomaih a convertible promissory note in the principal amount of $20.0 million. On August 11, 2022, pursuant to the Note Purchase Agreement, we sold and issued to Aljomaih the Original Note. On September 28, 2022, we and Aljomaih agreed to amend and restate the Original Note to the Aljomaih Note to, among other things, adjust the calculation of the shares of our Common Stock issuable as interest, as described further below.
The Aljomaih Note bears interest at a rate of 10.0% per annum, payable at maturity in shares of our Common Stock (“Interest Shares”), unless earlier converted or paid. If the 10-day VWAP ending on the trading day immediately prior to the applicable payment date is greater than or equal to the Minimum Price (as defined in Nasdaq Rule 5635(d)) or we have received the requisite approval from our stockholders, the number of Interest Shares to be issued will be calculated based on the 10-day; otherwise, the number of Interest Shares to be issued will be based on the Minimum Price. The conversion price for the Aljomaih Note was initially equal to $71.451 per share, as adjusted for our 1-for-30 reverse stock split that occurred on December 6, 2023, subject to adjustment in some events pursuant to the terms of the Aljomaih Note. We will have the right, in our sole discretion and exercisable at our election by sending notice of such exercise to Aljomaih, to irrevocably fix the method of settlement that will apply to all conversions of Aljomaih Notes. Methods of settlement include (i) physical settlement in shares of our Common Stock, (ii) cash settlement determined by multiplying the principal being converted by the 10-day VWAP ending on the trading day immediately prior to the conversion date and dividing by the conversion price, or (iii) a combination of shares or our Common Stock and cash.
The Aljomaih Note may not be converted into shares of our Common Stock and Interest Shares may not be issued to the extent (i) such conversion or issuance would result in the investor having beneficial ownership of more than 19.99% of the then outstanding shares of our Common Stock or (ii) the aggregate number of shares issued would exceed 1,106,644 shares of our Common Stock.
The Aljomaih Note also includes an optional prepayment feature that provides us, on or after August 11, 2024, or as otherwise agreed to between us and Aljomaih in writing, the right to prepay the outstanding principal and accrued and unpaid interest, upon written notice not less than five trading days prior to exercise of the option, in full or in part and without penalty.
We have also agreed to grant Aljomaih a right to designate one individual for nomination (the “Designated Director”) to our Board, subject to the approval of us and our Board and satisfaction of certain conditions. The Designated Director will be designated for nomination as a Class I director and a member of our Board as soon as reasonably practicable and shall continue as a director of our Board until the earlier of the date that (i) Aljomaih first no longer owns at least 5% of the then outstanding shares of our Common Stock, or (ii) is 30 days immediately prior to the next election of Class I directors (the “Director Right Termination Date”). The Designated Director will execute a written consent agreeing to resign no later than the Director Right Termination Date and upon the request of our Board in connection with a change of control. If the Designated Director ceases to serve as a member of our Board at any time prior to the Director Right Termination Date, then Aljomaih shall be permitted to nominate another individual as a Designated Director pursuant to the provisions set forth in Section 6(a) therein, provided that any such right to designate a replacement Designated Director shall terminate on the Director Right Termination Date or the date of resignation of a Designated Director due to a change of control.
In addition, we have agreed to give Aljomaih a right of first offer (“Right of First Offer”) with respect to any future distribution of products or services offered by us in Cooperation Council for the Arab States of the Gulf (Saudi Arabia, Bahrain, Kuwait, United Arab Emirates, Qatar and Oman), Jordan, Iraq, Syria, Lebanon, Egypt and Yemen. The Right of First Offer will terminate upon the earlier of (i) the first date Aljomaih no longer holds 5% of our then outstanding shares of our Common Stock, or (ii) August 9, 2025.
Registration Rights Agreement
In connection with the Business Combination, Xos, NextGen Sponsor LLC (“NextGen Sponsor”) and certain other parties entered into the Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”), pursuant to which we agreed to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Common Stock and other equity securities of Xos that are held by the parties thereto from time to time, subject to the restrictions on transfer therein. The A&R Registration Rights Agreement amends and restates that certain Registration Rights Agreement by and among NextGen, NextGen Sponsor and the other parties thereto, dated October 6, 2020 and entered into in connection with NextGen’s initial public offering and that certain Investor Rights Agreement by and among Legacy Xos and the other parties thereto, dated December 31, 2020. The A&R Registration Rights Agreement will terminate on the earlier of (i) the tenth anniversary of the date of the A&R Registration Rights Agreement or (ii) with respect to any party thereto, on the date that such party no longer holds any Registrable Securities (as defined therein).
NextGen Related Transactions and Agreements
Private Placement Warrants
Simultaneously with the consummation of the initial public offering of NextGen, NextGen Sponsor purchased 6,000,000 Private Placement Warrants at a price of $1.50 per warrant, or $9.0 million in the aggregate, in a private placement. On November 13, 2020, the underwriters partially exercised the over-allotment option and on November 17, 2020, simultaneously with the closing of the over-allotment, NextGen consummated the second closing of the private placement, resulting in the purchase of an aggregate of an additional 333,334 Private Placement Warrants by NextGen Sponsor, generating gross proceeds to the NextGen of $500,000. Each Private Placement Warrant entitles the holder to purchase one-thirtieth of one share of our Common Stock for $345.00 per whole share (as adjusted for the Reverse Stock Split). A portion of the proceeds from the sale of the Private Placement Warrants was placed in the trust account of NextGen. The Private Placement Warrants may not be redeemed by us so long as they are held by NextGen Sponsor or its permitted transferees. If the Private Placement Warrants are held by holders other than NextGen Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants. NextGen Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis.
The Private Placement Warrants are identical to the Public Warrants except that the Private Placement Warrants: (i) are not redeemable by NextGen, (ii) may be exercised for cash or on a cashless basis so long as they are held by NextGen Sponsor or any of its permitted transferees and (iii) are entitled to registration rights (including the ordinary shares issuable upon the exercise of the Private Placement Warrants).
Related Party Lease
In April 2018, Legacy Xos entered into a lease for Legacy Xos’ headquarters in North Hollywood, California, with Valley Industrial Properties, Inc., which is owned by The Sunseeker Trust who was a stockholder of Legacy Xos. The Sunseeker Trust is an irrevocable trust whose beneficiary is the mother of Dakota Semler, a Co-Founder, Chief Executive Officer and director of Legacy Xos. This lease term is three years commencing on April 1, 2018 and expired on April 1, 2021. The lease had a monthly fixed rent of $7,600 per month until December 2019 when it was increased to $11,740 per month in connection with an increase in the square footage leased and remained at $11,740 for the remainder of the term of the lease. The lease continued on a month-to-month basis from April 2021 to December 2022 at a fixed monthly rent of $11,740. The final lease payment was made on January 18, 2023.
Convertible Debentures
On August 9, 2022, we entered into the Securities Purchase Agreement with Yorkville for the issuance of the Convertible Debentures, convertible into shares of Common Stock subject to certain conditions and limitations, in the principal amount of up to $35 million. On August 11, 2022, pursuant to the Securities Purchase Agreement, we sold and issued a Convertible Debenture to Yorkville in the principal amount of $20.0 million. On September 21, 2022, pursuant to the Securities Purchase Agreement, we sold and issued an additional Convertible Debenture to Yorkville in the principal amount of $15.0 million.
The Convertible Debentures incurred interest at an annual rate of 6%, payable at maturity, which interest rate would increase to an annual rate of (i) 10% upon the occurrence and during the continuance of an Event of Default (as defined in the Convertible Debenture), and (ii) 7.5% for so long as any “Registration Event” (as defined in the Convertible Debentures) remained in effect in accordance with the Yorkville Registration Rights Agreement (described below). Pursuant to the terms of the Securities Purchase Agreement, in July 2023, we elected to extend the maturity date of the Convertible Debentures from November 11, 2023 to February 11, 2024. The Convertible Debentures provided a conversion right, in which any portion of the principal amount of the debt, together with any accrued but unpaid interest, could be converted into the Common Stock at a conversion price equal to the lower of (i) $74.199 (as adjusted for the Reverse Stock Split) or (ii) 97% of the lowest daily VWAP of the Common Stock during the three consecutive trading days immediately preceding the conversion (but not lower than the Floor Price that was subject to further adjustment in accordance with the terms of the Convertible Debentures). The Floor Price at the time of payoff on December 4, 2023 was $17.70 (as adjusted for the Reverse Stock Split).
The Convertible Debentures could not be converted into shares of Common Stock to the extent such conversion would result in Yorkville and its affiliates having beneficial ownership of more than 9.99% of the then outstanding shares of Common Stock, provided that this limitation could be waived by the investor upon not less than 65 days’ prior notice to us.
The Convertible Debentures provided us, subject to certain conditions, with a redemption right pursuant to which we, upon 10 business days’ prior notice to Yorkville, could redeem, in whole or in part, any of the outstanding principal and interest thereon at a redemption price equal to (i) the principal amount being redeemed, (ii)

all accrued and unpaid interest under the applicable Convertible Debenture, and (iii) a redemption premium of 5% of the principal amount being redeemed.
The Convertible Debentures included a monthly prepayment provision that was triggered if (i) the daily VWAP of our Common Stock was less than the Floor Price for 5 consecutive trading days or (ii) we issued pursuant to the Convertible Debentures in excess of 95% of the Common Stock available under the Exchange Cap, as defined in the Convertible Debentures. If this provision was triggered, we were required to make monthly payments, beginning on the 10th calendar day after the triggering date, of up to $4.0 million of principal (subject to a redemption premium of 5%) plus accrued and unpaid interest, subject to certain conditions (“Prepayments”). The monthly Prepayment requirement would cease if (i) we provided Yorkville a reset notice reducing the Floor Price, limited to no more than 85% of the closing price on the trading day immediately prior to the notice and not less than $0.50 or (ii) the daily VWAP is greater than the Floor Price for 3 consecutive trading days. In the event the monthly Prepayment provision was triggered by the issuance in excess of 95% of the Common Stock available under the Exchange Cap, the monthly Prepayment requirement would cease on the date we obtained stockholder approval to increase the number of shares of Common Stock available under the Exchange Cap and/or the Exchange Cap no longer applied. The monthly Prepayment requirement would cease upon the payment in full of all obligations under the Convertible Debentures. During the year ended December 31, 2023, we made prepayments consisting of $32.8 million of principal (which includes a final payment to Yorkville in the amount of $3.2 million on December 4, 2023), $1.6 million of redemption premium payments and $1.5 million of accrued interest payments.
We and Yorkville entered into a registration rights agreement (the “Yorkville Registration Rights Agreement”) pursuant to which we are required to file a registration statement registering the resale by Yorkville of any shares of our Common Stock issuable upon conversion of the Convertible Debentures. We filed the initial registration statement on September 8, 2022 and received notice of effectiveness on September 19, 2022.
On June 22, 2023, we and Yorkville entered into the Side Letter to the Securities Purchase Agreement for the sale and issuance of the Convertible Debentures, pursuant to which we and Yorkville agreed, among other things, to remove the restriction on our ability to effect an Advance under the Purchase Agreement, provided that for so long as any Principal and Interest remain outstanding under the Convertible Debentures, we may only (i) effect an Advance under the Purchase Agreement if (x) the daily VWAP of our Common Stock is less than the Floor Price, which was $17.70 (as adjusted for the Reverse Stock Split) as of the date of this prospectus) for five consecutive trading days, or (y) we have issued pursuant to the Convertible Debentures in excess of 95% of the shares of our Common Stock available under the Exchange Cap, as defined in the Convertible Debentures (each, a “Triggering Event”), and has not been cured in accordance with clause (A), (B), or (C) of Section 2(a) of the Convertible Debentures, and (ii) designate an Option 1 Advance Amount. Pursuant to the Side Letter, the Advance Proceeds shall offset an equal amount outstanding under the Convertible Debentures as an Optional Redemption. During each calendar month, any Excess Proceeds shall be split such that 75% of such Excess Proceeds is paid to us pursuant to the terms of the Purchase Agreement and 25% of such Excess Proceeds is applied as an Optional Redemption on the Convertible Debentures. Each Triggered Principal Amount (which is $3.0 million, or up to $4.0 million in certain circumstances) under the Convertible Debentures (as defined therein) shall be reduced by any such Optional Redemptions including any Advance Proceeds that were offset against amounts outstanding under the Convertible Debentures as an Optional Redemption as set forth in the 30 days prior to the applicable monthly prepayment date. The Convertible Debentures were fully repaid prior to December 31, 2023.
Indemnification
We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements require us to indemnify our executive officers and directors to the fullest extent permitted by Delaware law.

PRINCIPAL SECURITYHOLDERS
The following table sets forth information known to us regarding the beneficial ownership of our Common Stock as of September 3, 2024, by:
•each person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of Common Stock;
•each of our current named executive officers and directors; and
•all of our current executive officers and directors, as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership percentages set forth in the table below are based on 8,003,858 shares of our Common Stock issued and outstanding as of September 3, 2024. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to stock awards held by that person that are issuable upon settlement of RSUs and all shares subject to options and/or Warrants, as applicable, held by the person that are currently exercisable or would be exercisable within 60 days of September 3, 2024. However, except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Common Stock.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock
Directors and Named Executive Officers:
Dakota Semler(2)	1,943,746	24.3%
Giordano Sordoni(3)	824,273	10.3%
Christen Romero(4)	34,290	*
Stuart Bernstein(5)	27,233	*
Luisa Ingargiola(6)	4,773	*
Alice K. Jackson(7)	19,899	*
George N. Mattson(8)	284,398	3.5%
Dietmar Ostermann(9)	3,351	*
Ed Rapp(10)	46,477	*
Michael Richardson(11)	4,801	*
All Directors and Executive Officers of the Company as a Group (eleven individuals)(12)	3,200,956	39.5%
Five Percent Holders:
Aljomaih Automotive Co.(13)	1,029,107	12.3%
Emerald Green Trust(14)	1,791,530	22.4%
YA II PN, Ltd.(15)	659,404	7.6%
__________________
*Less than one percent.
(1)Unless otherwise noted, the business address of those listed in the table above is 3550 Tyburn Street, Los Angeles, California 90065.

(2)Consists of (i) 139,945 shares of Common Stock held directly by Mr. Semler; (ii) 1,791,530 shares of Common Stock held by Emerald Green Trust; (iii) 5,626 shares of Common Stock held by GenFleet, LLC; and (iv) 6,645 shares of Common Stock that may be acquired upon the settlement of outstanding RSUs within 60 days of September 3, 2024. Mr. Semler is deemed to beneficially own securities held by Emerald Green Trust and GenFleet, LLC by virtue of his shared control over such entities.
(3)Consists of 817,356 shares of Common Stock held by Mr. Sordoni; and 6,917 shares of Common Stock that may be acquired upon the settlement of outstanding RSUs within 60 days of September 3, 2024.
(4)Consists of 29,767 shares of Common Stock held by Mr. Romero and 4,523 shares of Common Stock that may be acquired upon the settlement of outstanding RSUs within 60 days of September 3, 2024.
(5)Consists of (i) 21,434 shares of Common Stock held directly by Mr. Bernstein; (ii) 4,133 shares of Common Stock held by Bernstein Investment Partners LLC, an entity of which Mr. Bernstein is a managing member; and (iii) 50,002 public warrants held by Bernstein Investment Partners LLC (every 30 public warrants are exercisable for one share of Common Stock).
(6)Consists of 4,773 shares of Common Stock held directly by Ms. Ingargiola.
(7)Consists of 19,899 shares of Common Stock held directly by Ms. Jackson.
(8)Consists of (i) 131,250 shares of Common Stock and 2,660,020 public warrants (every 30 public warrants are exercisable for one share of Common Stock) held by NGAC GNM Feeder LLC (“NGAC”), which Mr. Mattson may be deemed to beneficially own by virtue of his shared control over NGAC; (ii) 33,333 shares of Common Stock held by GNM ICBC LLC (“GNM”), which Mr. Mattson may be deemed to beneficially own by virtue of his shared control over GNM; and (iii) 31,148 shares held directly by Mr. Mattson.
(9)Consists of 3,351 shares of Common Stock held directly by Mr. Ostermann.
(10)Consists of (i) 21,172 shares of Common Stock and 20,000 public warrants (every 30 public warrants are exercisable for one share of Common Stock) held by Edward Joseph Rapp TTEE U/A DTD 02/07/2005, of which Mr. Rapp is trustee; and (ii) 24,639 shares of Common Stock held directly by Mr. Rapp.
(11)Consists of 4,801 shares of Common Stock held directly by Mr. Richardson.
(12)Consists of (i) 3,091,245 shares of Common Stock beneficially owned by our current executive officers and directors, (ii) 18,712 shares of Common Stock that may be acquired by upon the settlement of outstanding RSUs within 60 days of September 3, 2024, and (iii) 2,730,022 public warrants (every 30 public warrants are exercisable for one share of Common Stock).
(13)Based solely on information obtained from a Schedule 13D/A filed with the SEC on November 16, 2022 on behalf of Aljomaih Automotive Co. (“Aljomaih”) as adjusted for the reverse stock split of our Common Stock on December 6, 2023. Consists of (i) 643,375 shares held directly by Aljomaih and (ii) 385,732 shares that Aljomaih has the right to acquire upon conversion of the Aljomaih Note. Aljomaih is wholly owned by Aljomaih Holding Co. The board of directors of Aljomaih has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by Aljomaih. Mohammed Al-Abdullah Aljomaih, Mohammed Abdulaziz Aljomaih, Abdulrahman Abdulaziz Aljomaih, Hamad Abdulaziz Aljomaih are each a stockholder and a director of Aljomaih Holding Co. and may be deemed to beneficially own securities held by Aljomaih Automotive. The business address of the reporting person is P.O. Box 224, Dammam Postal Code 31411, Saudi Arabia.
(14)Mr. Semler is deemed to beneficially own securities held by Emerald Green Trust by virtue of his shared control over Emerald Green Trust and thus such securities are included above for Mr. Semler’s ownership. The business address of the reporting person is 32111 Mulholland Hwy, Malibu, CA 90265.
(15)Based solely on information obtained from a Schedule 13G/A filed with the SEC on February 13, 2024 on behalf of YA II PN, Ltd. (“YA II”). Consists of 659,404 shares of Common Stock that Xos could potentially direct YA II PN, Ltd. to purchase pursuant to the SEPA, based on the Beneficial Ownership Limitation and the number of shares of Common Stock that Xos had disclosed as outstanding as of January 9, 2024 in the Arrangement Agreement filed as Exhibit 2.1 to its Current Report on Form 8-K, dated January 11, 2024. YA II is beneficially owned by YA Global Investments II (U.S.), LP (the “YA Feeder”). Yorkville Advisors Global, LP (the “YA Advisor”) is the investment manager to YA II. Yorkville Advisors Global II, LLC (the “YA Advisor GP”) is the general partner to the YA Advisor. YAII GP, LP (the “YA GP”) is the general partner to the YA Feeder. YAII GP II, LLC (the “Yorkville GP”) is the general partner to the YA GP. Mark Angelo makes the investment decisions on behalf of YA II. Accordingly, each of YA II, YA Feeder, the YA Advisor, the YA Advisor GP, the YA GP, the Yorkville GP and Mark Angelo may be deemed affiliates and therefore may be deemed to beneficially own the same number of shares of Common Stock. The business address of the reporting person is 1012 Springfield Avenue, Mountainside, NJ 07092.

SELLING SECURITYHOLDER
This prospectus relates to the offer and sale by Yorkville of up to 3,333,333 shares of our Common Stock that have been and may be issued by us to Yorkville under the Purchase Agreement. For additional information regarding the shares of our Common Stock included in this prospectus, see the section entitled “Committed Equity Financing” above. We are registering the shares of our Common Stock included in this prospectus pursuant to the provisions of the Purchase Agreement we entered into with Yorkville on March 23, 2022, as amended on June 22, 2023, in order to permit the Selling Securityholder to offer the shares included in this prospectus for resale from time to time. Except for the transactions contemplated by the Purchase Agreement, and as set forth in the section entitled “Plan of Distribution” in this prospectus, Yorkville has not had any material relationship with us within the past three years. As used in this prospectus, the term “Selling Securityholder” or “Yorkville” mean YA II PN, LTD., a Cayman Islands exempt limited partnership.
The table below presents information regarding the Selling Securityholder and the shares of our Common Stock that may be resold by the Selling Securityholder from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Securityholder, and reflects holdings as of July 24, 2023. The number of shares in the column “Maximum Number of Shares of our Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of our Common Stock being offered for resale by the Selling Securityholder under this prospectus. The Selling Securityholder may sell some, all or none of the shares being offered for resale in this offering. We do not know how long the Selling Securityholder will hold the shares before selling them, and we are not aware of any existing arrangements between the Selling Securityholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Common Stock being offered for resale by this prospectus.
Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of our Common Stock with respect to which the Selling Securityholder has sole or shared voting and investment power. The percentage of shares of our Common Stock beneficially owned by the Selling Securityholder prior to the offering shown in the table below is based on an aggregate of 5,867,284 shares of our Common Stock outstanding on July 24, 2023 (as adjusted for our 1-for-30 reverse stock split effected on December 6, 2023). Because the purchase price to be paid by the Selling Securityholder for shares of our Common Stock, if any, that we may elect to sell to the Selling Securityholder in one or more Advances from time to time under the Purchase Agreement will be determined on the applicable Advance Dates for such Advances, the actual number of shares of our Common Stock that we may sell to the Selling Securityholder under the Purchase Agreement may be fewer than the number of shares being offered for resale under this prospectus. The fourth column assumes the resale by the Selling Securityholder of all of the shares of our Common Stock being offered for resale pursuant to this prospectus.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Securityholder has sole voting and investment power with respect to all shares of our Common Stock that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Securityholder, the Selling Securityholder is not a broker-dealer or an affiliate of a broker-dealer.
Up to 627,776 shares of our Common Stock issuable upon the exercise of the Warrants are not included in calculating beneficial ownership percentages in the table below, unless specifically indicated in the footnotes therein.

	Number of Shares of our Common Stock Beneficially Owned		Maximum Number of Shares of our Common Stock	Shares of our Common Stock Beneficially Owned After the Offered Shares of our Common Stock are Sold
Name of Selling Securityholder	Number(1)	Percent(2)	Being Offered	Number(3)	Percent(2)
YA II PN, LTD.(4)	621,658	9.6%	3,333,333	659,404	7.6%
__________________
(1)Based solely on information obtained from a Schedule 13G/A filed with the SEC on January 3, 2023, on behalf of Yorkville (the “Pre-Offering Schedule 13G Filing”). Under the terms of the Purchase Agreement, we are prohibited from selling shares of our Common Stock to Yorkville to the extent that it would cause the aggregate number of shares of our Common Stock beneficially owned by Yorkville and its affiliates to exceed 9.99% of our outstanding Common Stock.
In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that Yorkville may be required to purchase under the Purchase Agreement, because the issuance of such shares is at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of Yorkville’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the Advances of our Common Stock under the Purchase Agreement are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any shares of our Common Stock to Yorkville to the extent such shares, when aggregated with all other shares of our Common Stock then beneficially owned by Yorkville, would cause Yorkville’s beneficial ownership of our Common Stock to exceed the 9.99% Beneficial Ownership Limitation.
(2)Percentage ownership prior to the offering is based on 5,867,284 shares of our Common Stock outstanding as of July 24, 2023 and 621,658 shares of Common Stock that Yorkville had the right to acquire within 60 days of the Pre-Offering Schedule 13G Filing (in each case, as adjusted for the 1-for-30 reverse split of our Common Stock effected on December 6, 2023). Percentage ownership after sale of the offered shares is based on 8,003,858 shares of our Common Stock outstanding as of September 3, 2024 and 659,404 shares of Common Stock that Yorkville claimed it had the right to acquire within 60 days of the Latest Schedule 13G Filing.
(3)Assumes the sale of all shares being offered pursuant to this prospectus. Number of shares beneficially owned after sale of the offered shares is based solely on information obtained from a Schedule 13G/A filed with the SEC on February 13, 2024 on behalf of Yorkville (the “Latest Schedule 13G Filing”). Consists of 659,404 shares of Common Stock that Xos could potentially direct YA II PN, Ltd. to purchase pursuant to the SEPA, based on the Beneficial Ownership Limitation and the number of shares of Common Stock that Xos had disclosed as outstanding as of January 9, 2024 in the Arrangement Agreement filed as Exhibit 2.1 to its Current Report on Form 8-K, dated January 11, 2024.
(4)Yorkville is beneficially owned by YA Global Investments II (U.S.), LP (the “YA Feeder”). Yorkville Advisors Global, LP (the “YA Advisor”) is the investment manager to YA II. Yorkville Advisors Global II, LLC (the “YA Advisor GP”) is the general partner to the YA Advisor. YAII GP, LP (the “YA GP”) is the general partner to the YA Feeder. YAII GP II, LLC (the “Yorkville GP”) is the general partner to the YA GP. Mark Angelo makes the investment decisions on behalf of YA II. Accordingly, each of YA II, YA Feeder, the YA Advisor, the YA Advisor GP, the YA GP, the Yorkville GP and Mark Angelo may be deemed affiliates and therefore may be deemed to beneficially own the same number of shares of our Common Stock. The business address of Yorkville is 1012 Springfield Avenue, Mountainside, NJ 07092.

DESCRIPTION OF SECURITIES
The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Certificate of Incorporation, our Bylaws and the Public Warrant-related documents. We urge you to read our Certificate of Incorporation, our Bylaws and the Public Warrant-related documents and the applicable provisions of the DGCL for more information.
Authorized and Outstanding Stock
Our Certificate of Incorporation authorizes the issuance of 1,000,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of undesignated Preferred Stock, $0.0001 par value. The rights, preferences and privileges of holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock we may issue in the future.
Common Stock
Voting Power
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of Preferred Stock, the holders of our Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of our Common Stock are entitled to one vote per share on matters to be voted on by stockholders.
Dividends
Holders of our Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by our Board in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of our Common Stock at the time outstanding are treated equally and identically.
Liquidation, Dissolution and Winding Up
In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of our Common Stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the Preferred Stock have been satisfied.
Preemptive or Other Rights
Holders of our Common Stock have no conversion, preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to our Common Stock.
Election of Directors
Our Board is divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term and Class I directors will be elected to an initial one-year term (and three-year terms subsequently), the Class II directors will be elected to an initial two-year term (and three-year terms subsequently) and the Class III directors will be elected to an initial three-year term (and three-year terms subsequently). There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors elected in such election.
Preferred Stock
Our Certificate of Incorporation provides that shares of Preferred Stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board will be able to, without stockholder approval, issue Preferred

Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of our Common Stock and could have anti-takeover effects. The ability of our Board to issue Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control or the removal of our management.
Redeemable Warrants
Public Warrants
Each whole warrant will entitle the registered holder to purchase one-thirtieth of one share of our Common Stock at a price of $345.00 per whole share, subject to adjustment as discussed below, at any time after 30 days following the Closing, except as described below. Pursuant to the Warrant Agreement, dated October 6, 2020, between NextGen and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”), a warrant holder may exercise its warrants only for a whole number of shares of our Common Stock. This means only a whole multiple of thirty warrants may be exercised at a given time by a warrant holder. There are no fractional warrants and only whole warrants will trade. The warrants will expire on August 20, 2026, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any shares of our Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the issuance of our Common Stock issuable upon the exercise of the warrants is then effective and a current prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available, including in connection with a cashless exercise permitted as a result of a notice of redemption described below under “- Redemption of warrants when the price per share of our Common Stock equals or exceeds $300.00.” No warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. During any period in which shares of our Common Stock are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the Public Warrants for that number of shares of our Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of our Common Stock underlying the Public Warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the Public Warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in the preceding sentence shall mean the volume weighted average price per share of our Common Stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.
Redemption of warrants when the price per share of our Common Stock equals or exceeds $540.00. Once the Public Warrants become exercisable, we may call the warrants for redemption:
•in whole and not in part;
•at a price of $0.01 per warrant;
•upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•if, and only if, the last reported sale price per share of our Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders (which we refer to as the “Reference Value”) equals or exceeds $540.00 per share (as adjusted for adjustments to the number of shares issuable upon the exercise or the exercise price of a warrant as described under the heading “- Redeemable Warrants - Public Warrants - Anti-dilution Adjustments”).
We will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of our Common Stock issuable upon the exercise of the Public Warrants is then effective and a current prospectus relating to such Common Stock is available throughout the 30-day redemption period. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. We have established the second to last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price per share of our Common Stock may fall below the $540.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon the exercise or the exercise price of a warrant as described under the heading “- Redeemable Warrants - Public Warrants - Anti-dilution Adjustments”) as well as the $345.00 (for whole shares) warrant exercise price after the redemption notice is issued.
Redemption of warrants when the price per share of our Common Stock equals or exceeds $300.00. Once the Public Warrants become exercisable, we may redeem the outstanding warrants:
•in whole and not in part;
•at $0.10 per Public Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Common Stock (as defined below) except as otherwise described below;
•if, and only if, the Reference Value (as defined above under “- Redemption of warrants when the price per share of our Common Stock equals or exceeds $540.00”) equals or exceeds $300.00 per share (as adjusted for adjustments to the number of shares issuable upon the exercise or the exercise price of a warrant as described under the heading “- Redeemable Warrants - Public Warrants - Anti-dilution Adjustments”); and
•if the Reference Value is less than $540.00 per share (as adjusted for adjustments to the number of shares issuable upon the exercise or the exercise price of a warrant as described under the heading “- Redeemable Warrants - Public Warrants - Anti-dilution Adjustments”), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.
During the period beginning on the date the notice of redemption is given, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of our Common Stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of our Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Public Warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon the exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “- Anti-dilution Adjustments” below. If the number of shares issuable upon the exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon the exercise of a warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “- Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “- Anti-dilution Adjustments” and the denominator of which is $300.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “- Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of warrants)	Fair Market Value of Shares of our Common Stock
	≤$300.00	$330.00	$360.00	$390.00	$420.00	$450.00	$480.00	$510.00	≥$540.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	0.000	0.000	0.042	0.115	0.179	0.233	0.281	0.323	0.361
This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the Private Placement Warrants) when the trading price for our Common Stock exceeds $540.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when our Common Stock is trading at or above $300.00 per share, which may be at a time when the trading price of our Common Stock is below the exercise price of the Public Warrants. We have established this redemption feature to provide us with the flexibility to redeem the Public Warrants without the Public Warrants having to reach the $540.00 per share threshold set forth above under “- Redemption of warrants when the price per share of our Common Stock equals or exceeds $540.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the Public Warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Public Warrants if we determine it is in our best interest to do so. As such, we would redeem the Public Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Public Warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the Public Warrants when the shares of our Common Stock are trading at a price starting at $300.00, which is below the exercise price of $345.00, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the Public Warrants when our Common Stock is trading at a price below the exercise price of the Public Warrants, this could result in the warrant holders receiving fewer shares of our Common Stock than they would have received if they had chosen to wait to exercise their warrants for our Common Stock if and when our Common Stock was trading at a price higher than the exercise price of $345.00.
No fractional shares of our Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of our Common Stock to be issued to the holder. If, at the time of redemption, the Public Warrants are exercisable for a security other than our Common Stock pursuant to the Warrant Agreement, the Public Warrants may be exercised for such security. At such time as the Public Warrants become exercisable for a security other than our Common Stock, we (or surviving company) will use our commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the Public Warrants.
Redemption Procedures. A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of our Common Stock issued and outstanding immediately after giving effect to such exercise.
Anti-dilution Adjustments. If the number of issued and outstanding shares of our Common Stock is increased by a capitalization or share dividend payable in our Common Stock, or by a split-up of our Common Stock or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of our Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in our issued and outstanding Common Stock. A rights offering made to all or substantially all holders of our Common Stock entitling holders to purchase shares of our Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of our Common Stock equal to the product of (1) the number of shares of our Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for our Common Stock ) and (2) one minus the quotient of (x) the price per share of our Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for shares of our Common Stock, in determining the price payable for our Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) “historical fair market value” means the volume weighted average price of our Common Stock during the 10 trading day period ending on the trading day prior to the first date on which our Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay to all or substantially all of the holders of our Common Stock a dividend or make a distribution in cash, securities or other assets to the holders of our Common Stock on account of such Common Stock (or other securities into which the Public Warrants are convertible), other than (a) as described above, or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on our Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $15.00 (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $15.00 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of our Common Stock in respect of such event.
If the number of issued and outstanding shares of our Common Stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of our Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of our Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in issued and outstanding shares of our Common Stock.
Whenever the number of shares of our Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of our Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of our Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of our issued and outstanding Common Stock (other than those described above or that solely affects the par value of such Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a merger or consolidation in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of our Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares, stock or other equity securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of our issued and outstanding Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of our Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of our Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant.
The warrants will be issued in registered form under a Warrant Agreement between the warrant agent and us. The Warrant Agreement provides that (a) the terms of the Public Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the Public Warrants and the Warrant Agreement set forth in the prospectus relating to the initial issuance of the Public Warrants, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Public Warrants and (b) all other modifications or amendments require the vote or written consent of at least 65% of the then outstanding Public Warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants or working capital warrants or any provision of the Warrant Agreement with respect to the Private Placement Warrants, forward purchase warrants or working capital warrants, at least 65% of the then outstanding Private Placement Warrants or working capital warrants, respectively.
The warrant holders do not have the rights or privileges of holders of our Common Stock and any voting rights until they exercise their warrants and receive shares of our Common Stock. After the issuance of our Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. Although we believe this provision benefits us by providing increased consistency in the application of New York law in the types of lawsuits to which it applies, the provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Private Placement Warrants
The Private Placement Warrants will not be redeemable by us (except as described above under “- Redeemable Warrants - Public Warrants - Redemption of warrants when the price per share of our Common Stock equals or exceeds $300.00”) so long as they are held by NextGen Sponsor or its permitted transferees. NextGen Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis and have certain registration rights described herein. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. If the Private Placement Warrants are held by holders other than NextGen Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants.
Except as described under “- Redeemable Warrants - Public Warrants - Redemption of warrants when the price per share of our Common Stock equals or exceeds $300.00,” if holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of our Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of our Common Stock underlying the Public Warrants, multiplied by the excess of the “historical fair market value” (defined below) less the exercise price of the Public Warrants by (y) the historical fair market value. For these purposes, the “historical fair market value” shall mean the average last reported sale price per share of our Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.
Lock-Up Restrictions
Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See the section entitled “Certain Relationships and Related Party Transactions - Lock-Up Agreements” for additional information.
Certain Anti-Takeover Provisions of Delaware Law
Special Meetings of Stockholders
Our Certificate of Incorporation provides that special meetings of our stockholders may be called by such persons as provided in the Bylaws. The Bylaws provide that special meetings of our stockholders may be called only, for any purpose as is a proper matter for stockholder action under Delaware, by (i) our Chairperson of the Board of Directors, (ii) our Chief Executive Officer or the President if the Chairperson of the Board of Directors is unavailable, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption).
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely under the Bylaws, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is more than 30 days before or after the anniversary date of the previous year’s annual meeting, notice by the stockholder must be received by the secretary no earlier than the close of business on the 120th day prior to such annual meeting and no later than the close of business on the latter of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Our Certificate of Incorporation and the Bylaws specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.
Authorized but Unissued Shares
Our authorized but unissued Common Stock and Preferred Stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Exclusive Forum Selection
Our Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against current or former directors, officers and employees for breach of fiduciary duty, other similar actions, any other action as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware and any action or proceeding concerning the validity of our Certificate of Incorporation or the Bylaws may be brought only in the Court of Chancery in the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction thereof, any state court located in the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware). Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us and our directors, officers or other employees and may have the effect of discouraging lawsuits against our directors and officers. This provision would not apply to claims brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. However, our Certificate of Incorporation provides that the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Stockholders may be subject to increased costs to bring these claims, and the exclusive forum provision could have the effect of discouraging claims or limiting investors’ ability to bring claims in a judicial forum that they find favorable. In addition, the enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our Certificate of Incorporation is inapplicable or unenforceable.

Section 203 of the Delaware General Corporation Law
We do not opt out of Section 203 of the DGCL under our Certificate of Incorporation.
Limitation on Liability and Indemnification of Directors and Officers
Our Certificate of Incorporation eliminates our directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:
•for any transaction from which the director derives an improper personal benefit;
•for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•for any unlawful payment of dividends or redemption of shares; or
•for any breach of a director’s duty of loyalty to the corporation or its stockholders.
If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Delaware law and our Certificate of Incorporation and Bylaws provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.
In addition, we have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.
We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in our Certificate of Incorporation and the Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Rule 144
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, such as us. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
Upon the Closing, we ceased to be a shell company, and the Form 8-K we filed with the SEC on August 26, 2021 included current Form 10 type information and reported, under Item 5.06, that we ceased to be a shell company as of the Closing.
At such times as Rule 144 is available for the resale of our securities, a person who has beneficially owned restricted shares of our Common Stock or Warrants for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of our Common Stock or Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•one percent (1%) of the total number of shares of our Common Stock then outstanding; or
•the average weekly reported trading volume of our Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by our affiliates under Rule 144 will also be limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Transfer Agent, Warrant Agent and Registrar
The transfer agent, warrant agent and registrar for our Common Stock and Warrants is Equiniti Trust Company, LLC.
Listing of Securities
Our Common Stock and Public Warrants are listed on The Nasdaq Capital Market under the symbols “XOS” and “XOSWW,” respectively.

PLAN OF DISTRIBUTION
The shares of our Common Stock offered by this prospectus are being offered by the Selling Securityholder, Yorkville. The shares may be sold or distributed from time to time by the Selling Securityholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. We will not receive any of the proceeds from the sale of the securities by the Selling Securityholder. We may receive up to $119.4 million aggregate gross proceeds from any sales we make to Yorkville, from time to time after the date of this prospectus, pursuant to the Purchase Agreement. The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell shares of our Common Stock to the Selling Securityholder after the date of this prospectus.
The sale of the shares of our Common Stock offered by this prospectus could be effected in one or more of the following methods:
•ordinary brokers’ transactions;
•transactions involving cross or block trades;
•through brokers, dealers, or underwriters who may act solely as agents;
•“at the market” into an existing market for our Common Stock;
•in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
•in privately negotiated transactions; or
•any combination of the foregoing.
In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.
Yorkville is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.
Yorkville has informed us that it intends to use one or more registered broker-dealers to effectuate all sales, if any, of our Common Stock that it may acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Such registered broker-dealer may, in some circumstances (for instance if such registered broker-dealer’s involvement is not limited to receiving commission not in excess of the usual and customary distributors’ or sellers’ commissions), be considered to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Yorkville has informed us that each such broker-dealer may receive commissions from Yorkville for executing such sales for Yorkville and, if so, such commissions will not exceed customary brokerage commissions.
Brokers, dealers, underwriters or agents participating in the distribution of the shares of our Common Stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Securityholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our Common Stock sold by the Selling Securityholder may be less than or in excess of customary commissions. Neither we nor the Selling Securityholder can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our Common Stock sold by the Selling Securityholder.
We know of no existing arrangements between the Selling Securityholder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Common Stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Securityholder, including with respect to any compensation paid or payable by the Selling Securityholder to any brokers, dealers, underwriters or agents that participate in the distribution of such shares by the Selling Securityholder, and any other related information required to be disclosed under the Securities Act.
We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our Common Stock covered by this prospectus by the Selling Securityholder.
As consideration for its irrevocable commitment to purchase our Common Stock under the Purchase Agreement, we issued to Yorkville 619 shares of our Common Stock as Commitment Shares upon execution of the Purchase Agreement. In addition, we have paid Yorkville a structuring fee of $15,000 in connection with the structuring and due diligence of the transactions by Yorkville under the Purchase Agreement.
We also have agreed to indemnify Yorkville and certain other persons against certain liabilities in connection with the offering of shares of our Common Stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Yorkville has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Yorkville specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.
We estimate that the total expenses for the offering will be approximately $300,000.
Yorkville has represented to us that at no time prior to the date of the Purchase Agreement has Yorkville or any entity managed or controlled by Yorkville, engaged in or effected, in any manner whatsoever, directly or indirectly, for its own account or for the account of any of its affiliates, any short sale or any transaction, which establishes a net short position with respect to our Common Stock. Yorkville has agreed that during the term of the Purchase Agreement, none of Yorkville, its officers, its sole member, or any entity managed or controlled by Yorkville, will enter into or effect, directly or indirectly, any of the foregoing transactions for its own account or for the account of any other such person or entity.
We have advised the Selling Securityholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Securityholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.
This offering will terminate on the date that all shares of our Common Stock offered by this prospectus have been sold by the Selling Securityholder.
Our Common Stock is currently listed on The Nasdaq Capital Market under the symbol “XOS”.

LEGAL MATTERS
The validity of any securities offered by this prospectus will be passed upon for us by Cooley LLP.
EXPERTS
The consolidated financial statements included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of ElectraMeccanica Vehicles Corp. as of December 31, 2023 and 2022, and for each of the years in the two-year period ended December 31, 2023 have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read our SEC filings, including this prospectus, over the Internet at the SEC’s website at http://www.sec.gov.
Our website address is www.xostrucks.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4, and 5 and Schedules 13D with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
XOS, INC.
Audited Consolidated Financial Statements
Unaudited Condensed Consolidated Financial Statements

Page

Condensed Consolidated Balance Sheets as of June 30, 2024 (Unaudited) and December 31, 2023	F-41

Condensed Consolidated Statements of Operations and Comprehensive Loss for the Three and Six Months Ended June 30, 2024 (Unaudited) and 2023 (Unaudited)	F-42

Condensed Consolidated Statements of Stockholders’ Equity for the Three and Six Months Ended June 30, 2024 (Unaudited) and 2023 (Unaudited)	F-43

Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2024 (Unaudited) and 2023 (Unaudited)	F-44

Notes to Condensed Consolidated Financial Statements (Unaudited)	F-45
ELECTRAMECCANICA VEHICLES CORP.
Audited Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Shareholders
Xos, Inc.
Opinion on the financial statements
We have audited the accompanying consolidated balance sheets of Xos, Inc. (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.
Basis for opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ GRANT THORNTON LLP
We have served as the Company's auditor since 2022.
Los Angeles, California
March 29, 2024

Xos, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except for par value)

	December 31,
	2023	2022
Assets
Cash and cash equivalents	$11,640	$35,631
Restricted cash	—	3,044
Accounts receivable, net	15,142	8,238
Marketable debt securities, available-for-sale	—	50,648
Inventories	37,843	57,540
Prepaid expenses and other current assets	7,070	8,100
Total current assets	71,695	163,201
Property and equipment, net	14,660	18,581
Operating lease right-of-use assets, net	4,991	6,555
Other non-current assets	2,338	1,599
Total assets	$93,684	$189,936

Liabilities and Stockholders’ Equity
Accounts payable	$2,756	$2,896
Convertible debt, current	—	26,849
Derivative liabilities	—	405
Other current liabilities	16,817	15,616
Total current liabilities	19,573	45,766
Convertible debt, non-current	19,920	19,870
Earn-out shares liability	39	564
Common stock warrant liability	395	661
Other non-current liabilities	8,561	11,000
Total liabilities	48,488	77,861
Commitments and contingencies (Note 14)
Stockholders’ Equity
Common Stock $0.0001 par value, authorized 1,000,000 shares, 5,941(1) and 5,627(1) shares issued and outstanding at December 31, 2023 and 2022, respectively	1	1
Preferred Stock $0.0001 par value, authorized 10,000 shares, 0 shares issued and outstanding at December 31, 2023 and 2022, respectively	—	—
Additional paid-in capital	198,456	190,231
Accumulated deficit	(153,261)	(77,418)
Accumulated other comprehensive loss	—	(739)
Total stockholders’ equity	45,196	112,075
Total liabilities and stockholders’equity	$93,684	$189,936
(1) Shares have been retrospectively adjusted for the 1-for-30 reverse stock split that occurred on December 6, 2023.
The accompanying notes are an integral part of these consolidated financial statements

Xos, Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except per share amounts)

	Years Ended December 31,
	2023	2022
Revenues	$44,523	$36,376
Cost of goods sold	45,813	66,405
Gross loss	(1,290)	(30,029)

Operating expenses
General and administrative	37,698	41,093
Research and development	19,589	30,679
Sales and marketing	6,388	9,547
Total operating expenses	63,675	81,319
Loss from operations	(64,965)	(111,348)

Other expense, net	(12,047)	(4,835)
Change in fair value of derivative instruments	671	14,184
Change in fair value of earn-out shares liability	519	28,682
Loss before provision for income taxes	(75,822)	(73,317)
Provision for income taxes	21	8
Net loss	$(75,843)	$(73,325)

Other comprehensive income (loss)
Marketable debt securities, available-for-sale
Change in net unrealized gain (loss), net of tax of $0, for the years ended December 31, 2023 and 2022	739	(358)
Total comprehensive loss	$(75,104)	$(73,683)

Net loss per share(1)
Basic	$(13.11)	$(13.31)
Diluted	$(13.11)	$(13.32)
Weighted average shares outstanding(1)
Basic	5,787	5,508
Diluted	5,787	5,812
______________
(1) Shares have been retrospectively adjusted for the 1-for-30 reverse stock split that occurred on December 6, 2023.
The accompanying notes are an integral part of these consolidated financial statements

Xos, Inc. and Subsidiaries
Consolidated Statements of Stockholders’ Equity
(in thousands)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
	Shares(1)	Par Value
Balance at December 31, 2021	5,437	$1	$178,866	$(4,093)	$(381)	$174,393
Stock options exercised and vesting of early exercised options	16	—	6	—	—	6
Issuance of Common Stock for vesting of restricted stock units	40	—	—	—	—	—
Stock based compensation expense	—	—	5,313	—	—	5,313
Shares withheld related to net share settlement of stock-based awards	(8)	—	(449)	—	—	(449)
Conversion of convertible notes	69	—	2,123	—	—	2,123
Issuance of Common Stock under Standby Equity Purchase Agreement	61	—	4,372	—	—	4,372
Issuance of restricted stock	12	—	—	—	—	—
Net and comprehensive loss	—	—	—	(73,325)	(358)	(73,683)
Balance at December 31, 2022	5,627	1	190,231	(77,418)	(739)	112,075
Stock options exercised and vesting of early exercised options	17	—	8	—	—	8
Issuance of Common Stock for vesting of restricted stock units	215	—	1	—	—	1
Stock based compensation expense	—	—	7,863	—	—	7,863
Shares withheld related to net share settlement of stock-based awards	(68)	—	(1,060)	—	—	(1,060)
Conversion of convertible notes	12	—	212	—	—	212
Issuance of Common Stock under Standby Equity Purchase Agreement	138	—	1,201	—	—	1,201
Net and comprehensive (loss) income	—	—	—	(75,843)	739	(75,104)
Balance at December 31, 2023	5,941	$1	$198,456	$(153,261)	$—	$45,196
______________
(1) Shares have been retrospectively adjusted for the 1-for-30 reverse stock split that occurred on December 6, 2023.
The accompanying notes are an integral part of these consolidated financial statements

Xos, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)

	Years Ended December 31,
	2023	2022
Operating Activities:
Net loss	$(75,843)	$(73,325)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	3,314	2,065
Amortization of right-of-use assets	1,564	1,566
Amortization of debt discounts and issuance costs	6,201	2,577
Amortization of insurance premiums	4,353	1,338
Inventory (recoveries) write-downs	(1,876)	5,661
Impairment of assets held for sale	1,591	—
Change in fair value of derivative instruments	(671)	(14,184)
Change in fair value of earn-out shares liability	(519)	(28,682)
Net realized losses on marketable debt securities, available-for-sale	91	147
Stock-based compensation expense	7,906	5,222
Other non-cash items	134	1,368
Changes in operating assets and liabilities:
Accounts receivable	(6,982)	(4,942)
Inventories	22,049	(31,285)
Prepaid expenses and other current assets	(4,244)	6,413
Other assets	(739)	(1,093)
Accounts payable	(133)	(7,268)
Other liabilities	4,518	6,462
Net cash used in operating activities	(39,286)	(127,960)

Investing Activities:
Purchases of property and equipment	(1,385)	(14,113)
Proceeds from the disposal of assets held for sale	1,295	—
Proceeds from sales and maturities of marketable debt securities, available-for-sale	50,720	96,823
Net cash provided by investing activities	50,630	82,710

Financing Activities:
Proceeds from issuance of convertible notes	—	54,300
Debt issuance costs	—	(403)
Proceeds from short-term insurance financing note	3,770	3,627
Principal payment for short-term insurance financing note	(4,832)	(1,562)
Proceeds from equipment financing	—	6,312
Principal payment for equipment leases	(3,026)	(1,392)
Proceeds from stock option exercises	8	6
Payments of prepayment premiums	(1,640)	—
Payments of convertible notes	(32,800)	—
Taxes paid related to net share settlement of stock-based awards	(1,060)	(449)
Proceeds from issuance of Common Stock under Standby Equity Purchase Agreement	1,201	4,310
Net cash (used in) provided by financing activities	(38,379)	64,749

Net (decrease) increase in cash, cash equivalents and restricted cash	(27,035)	19,499
Cash, cash equivalents and restricted cash, beginning of year	38,675	19,176
Cash, cash equivalents and restricted cash, end of year	$11,640	$38,675

Reconciliation of Cash, Cash Equivalents and Restricted Cash to Consolidated Balance Sheets:
Cash and cash equivalents	$11,640	$35,631
Restricted cash	$—	$3,044
Total cash, cash equivalents and restricted cash	$11,640	$38,675

Supplemental disclosure of cash flow information
Cash paid for interest	$1,524	$—
Supplemental disclosure of non-cash investing and financing activities
Purchase of property and equipment in accounts payable	$7	$42
Recognition of right-of-use asset and lease liabilities upon ASC 842 adoption	$—	$7,682
Right-of-use assets obtained in exchange for operating lease obligations	$—	$437
Conversion of interest payable on convertible notes	$12	$122
Conversion of convertible notes	$200	$2,000
The accompanying notes are an integral part of these consolidated financial statements

Xos, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Note 1 — Description of Business
Xos, Inc. and its wholly owned subsidiaries (collectively, the “Company” or “Xos”) is a leading fleet electrification solutions provider committed to the decarbonization of commercial transportation. Xos designs and manufactures Class 5-8 battery-electric commercial vehicles that travel on last-mile, back-to-base routes of up to 200 miles per day. Xos also offers charging infrastructure products and services through Xos Energy Solutions™ to support electric vehicle fleets. The Company’s proprietary fleet management software, Xosphere™, integrates vehicle operation and vehicle charging to provide commercial fleet operators a more seamless and cost-efficient vehicle ownership experience than traditional internal combustion engine counterparts. Xos developed the X-Platform (its proprietary, purpose-built vehicle chassis platform) and the X-Pack (its proprietary battery system) specifically for the medium- and heavy-duty commercial vehicle segment with a focus on last-mile commercial fleet operations. Xos’ “Fleet-as-a-Service” package offers customers a comprehensive suite of commercial products and services to facilitate electric fleet operations and seamlessly transition their traditional combustion-engine fleets to battery-electric vehicles.
Business Combination
Xos, Inc. was initially incorporated on July 29, 2020, as a Cayman Islands exempted company under the name “NextGen Acquisition Corporation” (“NextGen”). On August 20, 2021, the transactions contemplated by the Agreement and Plan of Merger, as amended on May 14, 2021, by and among NextGen, Sky Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of NextGen (“Merger Sub”), and Xos, Inc., a Delaware corporation (now known as Xos Fleet, Inc., “Legacy Xos”), were consummated (the “Closing”), whereby Merger Sub merged with and into Legacy Xos, the separate corporate existence of Merger Sub ceased and Legacy Xos became the surviving corporation and a wholly owned subsidiary of NextGen (such transaction the “Merger” and, collectively with the Domestication, the “Business Combination”), and Xos became the publicly traded entity listed on Nasdaq.
Risks and Uncertainties
In recent years, the United States and other significant markets have experienced cyclical downturns and worldwide economic conditions remain uncertain. Global general economic and political conditions, such as recession, inflation, uncertain credit and global financial markets, including recent and potential bank failures, health crises, supply chain disruption, fuel prices, international currency fluctuations, and geopolitical events such as local and national elections, corruption, political instability and acts of war or military conflict including repercussions of the wars between Russia and Ukraine and in Israel, or terrorism, make it difficult for our customers and us to accurately forecast and plan future business activities, and could cause our customers to slow spending on our products and services or impact their ability to make timely payments. A weak or declining economy could also strain our suppliers, possibly resulting in supply disruption. In addition, there is a risk that our current or future suppliers, service providers, manufacturers or other partners may not survive such difficult economic times, which would directly affect our ability to attain our operating goals on schedule and on budget. The ultimate impact of current economic conditions on the Company is uncertain, but it may have a material negative impact on the Company’s business, operating results, cash flows, liquidity and financial condition.
COVID-19 and actions taken to mitigate its spread have had and may continue to have an adverse impact on the economies and financial markets of many countries, including the areas in which the Company operates. There are no comparable recent events which may provide guidance, and, as a result, the ultimate impact of the COVID-19 pandemic is highly uncertain and subject to change. As a result, the Company is unable to predict the cumulative impact, both in terms of severity and duration, that the COVID-19 pandemic will have on its business, operating results, cash flows, liquidity and financial condition.
Additionally, ongoing geopolitical events, such as the military conflicts between Russia and Ukraine and in Israel and related sanctions, may increase the severity of supply chain disruptions and further hinder our ability to source inventory for our vehicles. The conflict continues to evolve and its ultimate impact on the Company is uncertain, but a prolonged conflict may have a material negative impact on the Company’s business, operating results, cash flows, liquidity and financial condition.

Xos, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Although the Company has used the best current information available to it in its estimates, actual results could materially differ from the estimates and assumptions developed by management.
Liquidity
As an early stage growth company, the Company has incurred net losses and cash outflows since its inception. The Company will continue to incur net losses and cash outflows in accordance with its operating plan as the Company continues to scale its operations to meet anticipated demand and establish its Fleet-as-a-Service offering. As a result, the Company’s ability to access capital is critical and until the Company can generate sufficient revenue to cover its operating expenses, working capital and capital expenditures, the Company will need to raise additional capital in order to fund and scale its operations. The Company may raise additional capital through a combination of debt financing, other non-dilutive financing and/or equity financing, including through asset-based lending and/or receivable financing. The Company’s ability to raise or access capital when needed is not assured and, if capital is not available to the Company when and in the amounts needed, the Company could be required to delay, scale back or abandon some or all of its development programs and other operations, which could materially harm its business, prospects, financial condition and operating results. Global general economic conditions continue to be unpredictable and challenging in many sectors, with disruptions to, and volatility in, the credit and financial markets in the United States and worldwide resulting from the effects of COVID-19, potential recessions, rising inflation rates, including potential bank failures, supply chain disruption, fuel prices, international currency fluctuations, and geopolitical events such as local and national elections, corruption, political instability and acts of war or military conflict including repercussions of the wars between Russia and Ukraine and in Israel, or terrorism.
As of December 31, 2023, the Company’s principal sources of liquidity were its cash and cash equivalents aggregating $11.6 million and its access to capital under the Yorkville SEPA Offering (defined below in Note 10 — Equity). The Company’s short- and long-term uses of cash are for working capital and to pay interest and principal on its debt. The Company has incurred losses since inception and had negative cash flow from operating activities of $39.3 million and $128.0 million for the years ended December 31, 2023 and 2022, respectively.
As an early-stage growth company, the Company's ability to access capital is critical. The Company has secured and intend to employ various strategies to obtain the required funding for future operations such as continuing to access capital through the SEPA and other capital raising strategies such as debt financing, other non-dilutive financing and/or equity financing, including through asset-based lending and/or receivable financing. The consolidated financial information does not include any adjustments that might result from the outcome of this uncertainty. These conditions and events raise substantial doubt about the Company’s ability to continue as a going concern.
In response to these conditions, the Company is currently evaluating different strategies to obtain the required funding for future operations. The Company has plans to secure and intend to employ various strategies to raise additional capital, such as through the SEPA and other capital raising strategies such as a combination of debt financing, other non-dilutive financing and/or equity financing, including through asset-based lending and/or receivable financing. However, the ability to access the SEPA is dependent on trading volumes and market price of Xos’ Common Stock. Furthermore, the Company's access to capital under the SEPA is not available as of the date of this filing and will not be available until the Company files with the SEC (i) ElectraMeccanica's financial statements for the fiscal years ended December 31, 2023 and December 31, 2022 and (ii) a post-effective amendment to the Registration Statement on Form S-1 filed on July 27, 2023.
Additionally, the Company consummated the Arrangement (See Note 19 — Subsequent Events for additional information) with ElectraMeccanica Vehicles Corp. (“ElectraMeccanica”) on March 26, 2024. As a result, the Company’s liquidity will be supplemented by accessing ElectraMeccanica's cash balance, which was estimated to be approximately $48.0 million as of the date the Arrangement was consummated.
Based on the Company’s ability to raise funds through the strategies described above, the consummation of the Arrangement with ElectraMeccanica and Xos’ cash and cash equivalents as of December 31, 2023, the Company has concluded that it is probable that such proceeds would provide sufficient liquidity to complete the integration of ElectraMeccanica and fund operations for the next twelve months following the date of this Report. As a result, it is

Xos, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
probable that Xos’ plans alleviate the substantial doubt about the Company’s ability to continue as a going concern for at least one year from the issuance of the consolidated financial statements.
Supply Chain Disruptions
The Company’s ability to source certain critical inventory items, while marginally improving since prior years, continues to be impacted by long-standing negative global economic conditions caused by factors such as the COVID-19 pandemic, and the effects may continue in the future. With the rest of the market, the Company has faced and expects to face, for the foreseeable future, widespread shortages for specific components primarily in commodities like power electronics and harnesses, and disruptions to the supply of components due to port congestion and fluctuating fuel prices.
Despite these disruptions, the Company’s supply chain team has taken significant measures to effectively source inventory for its vehicles and has been working with vendors to find alternative solutions to overcome these constraints and where appropriate, working to find alternate sources of supply for critical components, including placing orders in advance of projected need to ensure availability of materials in time to meet growing production plans.
Note 2 — Basis of Presentation, Summary of Significant Accounting Policies and Recent Accounting Pronouncements
The following is a summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements:
Basis of Presentation
The Company’s consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the balance sheet date, as well as reported amounts of revenues and expenses during the reporting periods. The areas with significant estimates and judgments include, among others, inventory valuation, incremental borrowing rates for assessing operating and financing lease liabilities, useful lives of property and equipment, stock-based compensation, product warranty liability, and valuation of convertible debt and related embedded derivatives, common stock warrant liability and earn-out shares liability. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates, and such differences could be material to the Company’s financial statements.
Revenue Recognition
The Company generates revenue from the sale of its commercial electric vehicles, powertrains and battery packs, and goods and services related to charging infrastructure. ASC 606, Revenue from Contracts with Customers, requires the Company to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company determines revenue recognition by applying the following steps:
1. Identifying the contract with a customer;
2. Identifying the performance obligations in the contract;
3. Determining the transaction price;
4. Allocating the transaction price to the performance obligations; and
5. Recognizing revenue as the performance obligations are satisfied.

Xos, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
The Company recognizes revenue primarily consisting of product sales, inclusive of shipping and handling charges, net of estimates for customer returns. Revenue contracts are identified when an enforceable agreement has been made with a customer. Performance obligations are identified in the contract for each distinct product provided within the contract. Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring products. All revenue is recognized when the Company satisfies its performance obligations under the contract. Any deposits from customers represent contract liabilities. The Company recognizes revenue by transferring the promised products to the customer, with the revenue recognized at the point in time the customer takes control of the products as agreed in the contracts, normally when delivered to the carrier. The Company recognizes revenue for shipping and handling charges at the time control is transferred for the related product. Costs for shipping and handling activities that occur after control of the product transfers to the customer are recognized at the time of sale and presented in cost of goods sold. The majority of its contracts have a single performance obligation, which is met at the point in time that the product is delivered to the carrier, and title passes to the customer, and are short term in nature. Sales tax collected from customers is not considered revenue and is accrued until remitted to the taxing authorities.
Cash, Cash Equivalents and Restricted Cash
The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase as cash equivalents for which cost approximates fair value. Portions of the balance of cash and cash equivalents were held in financial institutions, various money market funds and short-term commercial paper. Money market funds have floating net asset values and may be subject to gating or liquidity fees. The likelihood of realizing material losses from cash and cash equivalents, including the excess of cash balances over federally insured limits, is remote.
Restricted cash includes those cash accounts for which the use of funds is restricted by any contract or bank covenant, including letters of credit.
Accounts Receivable, Net
The Company records unsecured and non-interest bearing accounts receivable at the gross invoice amount, net of any allowance for expected credit losses. The Company maintains its allowance for expected credit losses at a level considered adequate to provide for potential account losses on the balance based on management’s evaluation of past losses, current customer conditions, and the anticipated impact of current economic conditions. The Company recorded an allowance for expected credit losses of $62,000 and $39,000 as of December 31, 2023 and December 31, 2022, respectively.
Investments in Marketable Debt Securities, Available-for-Sale
The Company maintains a portfolio of investments in a variety of fixed and variable rate debt securities, including U.S. treasuries, corporate debt, asset-backed securities and other, non-U.S. government and supranational bonds and certificate of deposit. The Company considers its investments in marketable debt securities to be available-for-sale, and accordingly, are recorded at their fair values. The Company determines the appropriate classification of investments in marketable debt securities at the time of purchase. Interest along with amortization of purchase premiums and accretion of discounts from the purchase date through the estimated maturity date, including consideration of variable maturities and contractual call provisions, are included in Other expense, net in the consolidated statements of operations and comprehensive loss. Realized gains and losses on the sale of marketable debt securities, available-for-sale are recorded in Other expense, net. The Company typically invests in highly-rated debt securities, and its investment policy generally limits the amount of credit exposure to any one issuer. The policy requires substantially all investments to be investment grade, with the primary objective of minimizing the potential risk of principal loss. See Note 9 — Investments in Marketable Debt Securities, Available-for-Sale for additional information.
On January 1, 2023, the Company adopted ASU 2016-13, Financial Instruments — Credit Losses which requires that credit losses be presented as an allowance rather than as an impairment write-down. Adoption of the standard had no material impact on its financial statements.

Xos, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
The Company reviews quarterly its investment portfolio of all securities in an unrealized loss position to determine if an impairment charge or credit reserve is required. The Company excludes accrued interest from both the fair value and the amortized cost basis of marketable debt securities, available-for-sale, for the purposes of identifying and measuring an impairment. An investment is impaired if the fair value is less than its amortized cost basis. Impairment relating to credit losses is recorded through a reduction in the amortized cost of the security or an allowance for credit losses and credit loss expense (included in general and administrative expense), limited by the amount that the fair value is less than the amortized cost basis. Impairment that has not been recorded as a credit loss is recorded through other comprehensive income (loss), net of applicable taxes. The Company made an accounting policy election to not measure an allowance for credit losses for accrued interest receivables. The Company evaluates write-off of accrued interest receivable at the time credit loss exists for the underlying security. As of December 31, 2023 and 2022, the Company did not recognize any allowance for expected credit losses or impairment, on marketable debt securities, available-for-sale.
Inventories
The Company’s inventory, which includes raw materials, work in process, and finished goods, is carried at the lower of cost or net realizable value. Inventory is valued using average costing, as that method accurately reflects the frequency of the Company’s inventory purchases. In the case of manufactured inventories and work in process, cost includes an appropriate share of production overheads based on operating capacity.
At the end of each reporting period, the Company evaluates whether its inventories are damaged or obsolete, and if so, a loss is recognized in the period in which it occurs. Inventory write-downs are also based on reviews for any excess or obsolescence determined primarily by comparing quantities on hand to current and future demand forecasts. The Company reserves for any excess or obsolete inventories when it is believed that the net realizable value of inventories is less than the carrying value.
The Company also reviews its inventory to determine whether its carrying value exceeds the net realizable amount (“NRV”) upon the ultimate sale of the inventory. NRV is the estimated selling price of inventory in the ordinary course of business, less estimated costs of completion, disposal, and transportation. At the end of each reporting period, the Company determines the estimated selling price of its inventory based on market conditions. Once inventory is written-down, a new, lower cost basis for that inventory is established and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.
Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets primarily consists of prepaid inventory, other insurance assets, deposits, assets held-for-sale and prepaid license and subscriptions. Prepaid inventory includes contractual advance payments to suppliers for inventory to secure the raw materials needed for production and research and development purposes. Prepaid inventory is reclassified to inventories when received. Amortization expense on other prepaid assets and insurance assets is calculated using the straight-line method over the stated term of the prepaid assets and properly classified into the corresponding expense account.
Assets held-for-sale are measured, on a quarterly basis, at the lower of their carrying value and fair value less costs to sell. Impairment costs are recorded in the period incurred.
Income Taxes
The Company applies the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as net operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the enactment date.

Xos, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
In assessing the realizability of deferred income tax assets, ASC 740 requires a more likely than not standard be met. If the Company determines that it is more likely than not that deferred income tax assets will not be realized, a valuation allowance must be established. The Company records a valuation allowance, when necessary, to reduce deferred tax assets to the amount expected to be realized. Estimates of the realizability of deferred tax assets, as well as the Company’s assessment of whether an established valuation allowance should be reversed, are based on projected future taxable income, the expected timing of the reversal of deferred tax liabilities, and tax planning strategies. When evaluating whether projected future taxable income will support the realization of deferred tax assets, the Company considers both its historical financial performance and general economic conditions. In addition, the Company considers the time frame over which it would take to utilize the deferred tax assets prior to their expiration.
The Company utilizes a two-step approach to recognizing and measuring uncertain income tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained upon examination by the Internal Revenue Service (“IRS”) or other taxing authorities, including resolution of related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. The Company considers many factors when evaluating and estimating tax positions and tax benefits, which may require periodic adjustments and may not accurately forecast actual outcomes.
Property and Equipment, net
Property and equipment, net, including leasehold improvements, are stated at cost less accumulated depreciation. Depreciation expense is calculated using the straight-line method over the estimated useful life of the asset. Leasehold improvements are depreciated over the shorter of the estimated life of asset or the lease term. Depreciation expense is included in cost of goods sold, general and administrative expense and research and development expense on our consolidated statements of operations and comprehensive loss.
Construction in progress is comprised primarily of production equipment, tooling, and leasehold improvements related to the manufacturing of the Company’s products, including all costs of obtaining the asset and bringing it to the facilities in the condition necessary for its intended use. There is no depreciation provided for assets in construction in progress. Once completed, the assets are transferred to their respective asset classes, and depreciation begins when an asset is ready for its intended use.
The estimated useful lives to calculate depreciation of property and equipment and leasehold improvements consisted of the following:

Asset Category	Useful Life
Equipment	5 years
Finance leases	Shorter of the lease term or the useful lives of the assets
Vehicles	5 years
Leasehold improvements	Shorter of the lease term or the useful lives of the assets
Furniture and fixtures	5 years
Computers, internally developed software and related equipment	3 years
The Company capitalizes additions, renewals, and improvements greater than $5,000, while repairs and maintenance are expensed as incurred. When property and equipment is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss on the disposition is recorded in the consolidated statements of operations and comprehensive loss as a component of other expense, net.
The Company evaluates its property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company measures recoverability by comparing the carrying amount to the future undiscounted cash flows that the asset or asset group is expected to

Xos, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
generate. If the asset or asset group is not recoverable, its carrying amount is adjusted down to its fair value. No impairment losses of property and equipment were recognized for the years ended December 31, 2023 and 2022.
Warranty Liability
The Company provides customers with a product warranty that assures that the products meet standard specifications and are free for periods typically between 2 to 5 years. The Company accrues a warranty reserve for the products sold, which includes its best estimate of the projected costs to repair or replace items under warranties and recalls if identified. These estimates are based on actual claims incurred to date and an estimate of the nature, frequency and costs of future claims. These estimates are inherently uncertain given the Company’s relatively short history of sales, and changes to its historical or projected warranty experience may cause material changes to the warranty reserve in the future. Claims incurred under the Company’s standard product warranty programs are recorded based on open claims. The Company recorded warranty liability within other current liabilities in the consolidated balance sheets for the years ended December 31, 2023 and 2022.
The reconciliation of the change in the Company’s product liability balances for the years ended December 31, 2023 and 2022 consisted of the following (in thousands):

	December 31, 2023	December 31, 2022
Warranty liability, beginning of period	$1,099	$177
Reduction in liability (payments)	(1,304)	(220)
Increase in liability	1,511	1,142
Warranty liability, end of period	$1,306	$1,099
Public and Private Placement Warrants
The warrants to purchase shares of Common Stock at an exercise price of $345.00 per share originally issued in connection with NextGen’s initial public offering (the “Public Warrants”) and the warrants to purchase Common Stock originally issued in a private placement in connection with the initial public offering of NextGen (the “Private Placement Warrants”) are recognized as derivative liabilities in accordance with ASC 815.
The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Common Stock issuable upon exercise of the Private Placement Warrants were not transferable, assignable or salable until September 19, 2021, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
The Company determined the fair value of its Public Warrants based on the publicly listed trading price of such Warrants as of the valuation date. Accordingly, the Public Warrants are classified as Level 1 financial instruments. Additionally, since the Private Placement Warrants are substantially the same as the Public Warrants, the Company determined the fair value of its Private Placement Warrants based on the Public Warrant trading price. Accordingly, the Private Warrants are classified as Level 2 financial instruments.
Contingent Earn-out Shares Liability
Earn-out Shares represent a freestanding financial instrument classified as liabilities on the accompanying consolidated balance sheets as the Company determined that these financial instruments are not indexed to the Company’s own equity in accordance with ASC 815, Derivatives and Hedging. Earn-out Shares liability were initially recorded at fair value in the Business Combination and are adjusted to fair value at each reporting date using Level 3 inputs with changes in fair value recorded in change in fair value of Earn-Out Shares liability in the consolidated statements of operations and comprehensive loss.

Xos, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
The earn-out triggers included a change of control provision within five years of the Closing, and achieving certain volume weighted average share prices (“VWAPs”) within five years of the Closing. These conditions result in the instrument failing indexation guidance and are properly reflected as a liability as of December 31, 2023 and 2022.
In addition to the Earn-out Shares, the Company has a contingent obligation to issue restricted stock units (“Earn-out RSUs”) to certain stockholders and employees upon the achievement of certain market share price milestones within specified periods following the Business Combination. The allocated fair value to the Earn-out RSU component, which is covered by ASU 718, Compensation — Stock Compensation, is recognized as stock-based compensation expense over the vesting period commencing on the grant date of the award.
Convertible Debentures and Promissory Note
The Company accounts for convertible debt pursuant to ASC 815, Derivatives and Hedging. The Company evaluates convertible debt instruments to determine whether any embedded features require bifurcation and separate periodic valuation. Convertible debt is recorded net of stated discounts and debt issuance costs. Debt discounts and issuance costs are amortized over the contractual term of the debt using the effective interest rate method. The Company elected to early adopt Accounting Standards Update (“ASU”) 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”).
Leases
Upon inception of a contract, the Company evaluates if the contract, or part of the contract, contains a lease. A lease conveys the right to control the use of an identified asset for a period of time in exchange for consideration.
Right-of-use (“ROU”) assets represent the Company's right to use an underlying asset for the lease term, and lease liabilities represent the Company's obligation to make lease payments arising from the lease. The lease liability is measured as the present value of the unpaid lease payments, and the ROU asset value is derived from the calculation of the lease liability, including prepaid lease payments, if any. Lease payments include fixed and in-substance fixed payments, variable payments based on an index or rate, reasonably certain purchase options, termination penalties, fees paid by the lessee to the owners of a special-purpose entity for restructuring the transaction, and probable amounts the lessee will owe under a residual value guarantee. Lease payments do not include (i) variable lease payments other than those that depend on an index or rate, (ii) any guarantee by the lessee of the lessor’s debt, or (iii) any amount allocated to non-lease components, if such election is made upon adoption, per the provisions of ASU 2016-02, Leases.
When the Company cannot determine the actual implicit rate in a lease, it uses its estimated incremental borrowing rate, which is derived from information available at the lease commencement date, in determining the present value of lease payments. The Company gives consideration to its recent debt issuances, if any, as well as publicly available data for instruments with similar characteristics when calculating its incremental borrowing rate. Lease expense for operating lease payments is recognized on a straight-line basis over the lease term. The Company's lease term includes any option to extend the lease when it is reasonably certain to be exercised based on considering all relevant economic factors. Operating expense charges from the lessor are accounted for on an accrual basis. The Company has elected not to separate the lease and non-lease components and also elected not to recognize operating lease right-of-use assets and operating lease liabilities for leases with an initial term of twelve months or less.
The leases have remaining terms from less than 2 years to 4 years.
The Company reviews the carrying value of its ROU assets for impairment whenever events or changes in circumstances indicate that the recorded value may not be recoverable. Recoverability of assets is measured by comparing the carrying amounts of the assets to the estimated future undiscounted cash flows, excluding financing costs. If the Company determines that an impairment exists, any related impairment loss is estimated based on fair values.

Xos, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Research and Development Costs
The Company’s research and development costs are related to developing new products and services and improving existing products and services. The Company is investing in the continued development and improvement of its battery systems and technology as well as its chassis design. Research and development costs consist primarily of personnel-related expenses, consultants, engineering equipment and supplies, and design and testing expenses. Research and development expenses have been expensed as incurred and included in the consolidated statements of operations and comprehensive loss.
Advertising
Advertising costs are expensed as incurred and are included within sales and marketing expenses in the consolidated statements of operations and comprehensive loss. Advertising expenses for the years ended December 31, 2023 and 2022 totaled approximately $0.3 million and $1.3 million, respectively.
Stock-Based Compensation
The Company accounts for stock-based compensation in accordance with ASC 718, Compensation — Stock Compensation, under which shared based payments that involve the issuance of Common Stock to employees and non-employees and meet the criteria for equity-classified awards are recognized in the financial statements as compensation expense based on the fair value on the date of grant.
Prior to the Business Combination, the Company issued stock options to purchase shares of Common Stock (“Options”) to employees and non-employees under the Xos, Inc. 2018 Stock Plan (the “2018 Stock Plan”). The Company allows employees to exercise options prior to vesting. The Company considers the consideration received for the early exercise of an option to be a deposit and the related amount is recorded as a liability. The liability is relieved when the options vest. The Company has the right to repurchase any unvested (but issued) shares upon termination of service of an employee at the original exercise price. The Company stopped issuing options under the 2018 Stock Plan in the fourth quarter of 2020. The Company estimated the fair value of options on the date of the grant using the Black-Scholes option pricing model.
After the Business Combination, the Company issues restricted stock units (“RSUs”) to employees and non-employees under the Xos, Inc. 2021 Equity Incentive Plan (the “2021 Stock Plan”). The Company initially values RSUs based on the grant date closing price of the Company’s Common Stock. For awards with periodic vesting, the Company recognizes the related expense on a straight-line basis over the requisite service period for the entire award, subject to periodic adjustments to ensure that the cumulative amount of expense recognized through the end of any reporting period is at least equal to the portion of the grant date value of the award that has vested through that date. The Company accounts for forfeitures prospectively as they occur.
If there are any modifications or cancellations of the underlying unvested share-based awards, the Company may be required to accelerate, increase or cancel any remaining unrecognized or previously recorded stock-based compensation expense.
Net Loss per Share
Basic net loss per share is computed using the weighted-average number of common shares outstanding during the period. Diluted net loss per share is computed using the weighted-average number of common shares and the dilutive effect of the number of ordinary shares that would have been outstanding if all potentially dilutive ordinary shares had been issued, using the treasury stock method, in accordance with ASC 260, Earnings Per Share. In accordance with ASU 2020-06, the Company utilizes the if-converted method to compute the dilutive effect of convertible instruments.
The dilutive impact of contingently issuable earn-out shares have been excluded from the diluted loss per share calculation as the necessary conditions to be issued have not been satisfied. The dilutive impacts of Common Stock issuable upon the exercise of out-of-the-money Public and Private Placement Warrants have been excluded from the

Xos, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
diluted loss per share calculation. The dilutive impacts of RSUs and Options for the years ended December 31, 2023 and 2022, have been excluded from the diluted loss per share calculation as the Company was in a loss position.
Concentrations of Credit and Business Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. As of December 31, 2023 and 2022, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such accounts.
During the year ended December 31, 2023, two customers accounted for 54% and 10%, respectively, of the Company’s revenues. During the year ended December 31, 2022, one customer accounted for 42% of the Company’s revenues.
As of December 31, 2023, one customer accounted for 52% of the Company’s accounts receivable. As of December 31, 2022, two customers accounted for 22% and 12%, respectively, of the Company’s accounts receivable.
Concentration of Supply Risk
The Company is dependent on its suppliers, the majority of which are single-source suppliers, and the inability of these suppliers to deliver necessary components of its products according to the schedule and at prices, quality levels and volumes acceptable to the Company, or its inability to efficiently manage these components, could have a material adverse effect on the Company’s results of operations and financial condition.
Defined Contribution Plan
We have a 401(k) savings plan that is intended to qualify as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the 401(k) savings plan, participating employees are auto enrolled to 3% of their eligible compensation, subject to certain limitations. We did not make any contributions to the 401(k) savings plan during the years ended December 31, 2023 and 2022.
Recent Accounting Pronouncements Issued and Adopted:
The Company adopted ASU 2016-13, Financial Instruments - Credit Losses: Measurement of Credit Losses on Financial Instruments ("ASU 2016-13"), as amended, on January 1, 2023, using the modified retrospective approach method. As of December 31, 2023 and December 31, 2022, the Company had $0.0 million and $50.6 million, respectively, in marketable debt securities, available-for-sale which are subject to the new standard. As of January 1, 2023, these marketable debt securities, available-for-sale have an average credit rating of A and no allowance for expected credit losses has been recorded. As of December 31, 2023, the Company did not have available-for-sale debt securities and no allowance for expected credit losses has been recorded in the year ended December 31, 2023. Under the modified retrospective approach, the Company would record a cumulative effect adjustment to retained earnings by recording an initial allowance for credit losses on marketable debt securities, available-for-sale. Periods presented that are prior to the adoption date of January 1, 2023, will not be adjusted. ASU 2016-13 replaced the incurred loss impairment model with a methodology that reflects a current expected credit loss and made targeted changes to the impairment model for available-for-sale debt securities. ASU 2016-13 impacted all of the Company’s investments held at fair value, which included its marketable debt securities, available-for-sale. Upon adoption of ASU 2016-13 on January 1, 2023, no adjustment was recorded by the Company for an initial allowance for credit losses on marketable debt securities, available-for-sale and there was no cumulative effect adjustment to retained earnings. Subsequent increases or decreases in the allowance for credit losses on marketable debt securities, available-for-sale will be recorded in the Company's consolidated statements of operations and comprehensive loss.
ASU 2016-13 also assessed the Company’s other financial assets including trade receivables and other financial assets as applicable that have the contractual right to receive cash. These other financial assets were evaluated, and the adoption of ASU 2016-13 did not have a material impact on the Company’s consolidated financial statements.

Xos, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Recent Accounting Pronouncements Issued and not yet Adopted:
In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires incremental segment information disclosure on an annual and interim basis. This amendment includes disclosure of significant segment expenses which are regularly provided to the chief operating decision maker (“CODM”) and included within each reported measure of segment profit or loss; other segment items by reportable segment and a description of its composition; reportable segment’s profit or loss and assets; additional measures of segment profit or loss if the CODM uses more than one measure of a segment’s profit or loss in assessing segment performance, and the title and position of the entity’s CODM and how the CODM uses the reported measures of segment profit or loss in assessing segment performance and determining resource allocation. The Company with a single reportable segment is required to provide all the disclosures from this amendment. The guidance is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted, and should be applied retrospectively. The Company is evaluating the impact of this amendment to the related financial statement disclosures.
In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires incremental annual income tax disclosures. This amendment includes disclosures of specific categories in the rate reconciliation and additional information for reconciling items that meet a quantitative threshold; income taxes paid (net of refunds received) disaggregated by federal, state, and foreign taxes, and also disaggregated by individual jurisdictions that meet a quantitative threshold; income (or loss) from continuing operations before income tax expenses (or benefit) disaggregated between domestic and foreign; and income tax expense (or benefit) from continuing operations disaggregated by federal, state and foreign. The guidance is effective for annual periods beginning after December 15, 2024. Early adoption is permitted and should be applied prospectively (with retrospective application permitted). The Company is evaluating the impact of this amendment to the related financial statement disclosures.
The Company has considered all other recently issued accounting pronouncements and does not believe the adoption of such pronouncements will have a material impact on its consolidated financial statements or notes thereto.
Note 3 — Revenue Recognition
Disaggregated revenues by major source for the years ended December 31, 2023 and 2022 consisted of the following (in thousands):

	Years Ended December 31,
	2023	2022
Product and service revenue
Stepvans & vehicle incentives(1)	$41,385	$31,829
Powertrains	795	2,226
Fleet-as-a-Service	1,206	606
Total product revenue	43,386	34,661
Ancillary revenue	1,137	1,715
Total revenues	$44,523	$36,376
__________________
(1)Amounts are net of returns and allowances. Stepvans & vehicle incentives includes revenue generated from leasing.
The Company leases stepvans to customers under operating leases with terms ranging from 24 to 36 months. At the end of the lease term, customers are required to return the vehicles to Xos. During the year ended December 31, 2023, the Company recorded leasing revenues of $37,000 on a straight-line basis over the contractual terms of the respective leases as part of Stepvans & vehicle incentives, above.

Xos, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
The Company also leases stepvans to customers under sales-type leases, as stipulated by ASC 842, Leases. Arrangements under these leases have terms of 60 months. Depending on the specific lease arrangement, customers may or may not have a right to return the stepvan to Xos at the end of the lease term. If the customer does not have a right to return, the customer will take title to the stepvan at the end of the lease term after making all contractual payments. Under the programs for which there is a right to return, the purchase option is reasonably certain to be exercised by the lessee and the Company therefore expects the customer to take title to the stepvan at the end of the lease term after making all contractual payments. The Company recognizes all revenue and costs associated with the sales-type lease within stepvans and vehicle incentives, above, and cost of goods sold, respectively, upon delivery of the vehicle to the customer. Interest income based on the implicit rate in the lease is recorded over time as customers are invoiced on a monthly basis. For the year ended December 31, 2023, the Company recognized $1.5 million of sales-type leasing revenue and $1.3 million of sales-type leasing costs.
Note 4 — Inventories
Inventory amounted to $37.8 million and $57.5 million, respectively, for the years ended December 31, 2023 and 2022 and consisted of the following (in thousands):

	December 31, 2023	December 31, 2022
Raw materials	$30,357	$40,271
Work in process	3,033	4,618
Finished goods	4,453	12,651
Total inventories	$37,843	$57,540
Inventories as of December 31, 2023 and 2022 were comprised of raw materials, work in process related to the production of vehicles for sale and finished goods inventory including vehicles in transit to fulfill customer orders, new vehicles, new vehicles awaiting final pre-delivery quality review inspection, and Energy Services products available for sale.
Inventories are stated at the lower of cost or net realizable value. Cost is computed using average cost. Inventory write-downs are based on reviews for excess and obsolescence determined primarily by current and future demand forecasts. During the years ended December 31, 2023 and 2022, the Company recorded inventory recoveries of $1.9 million and write-downs of $5.7 million, respectively, to reflect inventories at their net realizable values and provide an allowance for any excess or obsolete inventories.
Note 5 — Selected Balance Sheet Data
Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets for the years ended December 31, 2023 and 2022 consisted of the following (in thousands):

	December 31, 2023	December 31, 2022
Prepaid inventories	$1,745	$2,372
Prepaid expenses and other (1)	2,796	1,299
Contract assets	811	290
Financed insurance premiums	1,310	2,289
Assets held for sale	408	1,850
Total prepaid expenses and other current assets	$7,070	$8,100
__________________
(1)Primarily relates to prepaid licenses and subscriptions, prepaid insurance and other receivables.

Xos, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Other Current Liabilities
Other current liabilities for the years ended December 31, 2023 and 2022 consisted of the following (in thousands):

	December 31, 2023	December 31, 2022
Accrued expenses and other (1)	$7,435	$7,589
Contract liabilities	690	193
Customer deposits	2,364	721
Warranty liability	1,306	1,099
Equipment notes payable, current	350	303
Short-term insurance financing notes	1,003	2,065
Operating lease liabilities, current	1,664	1,530
Finance lease liabilities, current	2,005	2,116
Total other current liabilities	$16,817	$15,616
__________________
(1)Primarily relates to accrued inventory purchases, personnel costs, wages, health benefits, vacation and other accruals.
Revenue recognized for the year ended December 31, 2023 from the customer deposits balance as of December 31, 2022 was $0.4 million. Revenue recognized for the year ended December 31, 2022 from the customer deposits balance as of December 31, 2021 was $0.8 million.
Other Non-Current Liabilities
Other non-current liabilities as of December 31, 2023 and 2022 consisted of the following (in thousands):

	December 31, 2023	December 31, 2022
Accrued interest expense and other	$2,985	$784
Equipment notes payable, non-current	593	942
Operating lease liabilities, non-current	3,511	5,174
Finance lease liabilities, non-current	1,472	4,100
Total other non-current liabilities	$8,561	$11,000

Xos, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Note 6 — Leases
A summary of the balances relating to the Company’s lease assets and liabilities as of December 31, 2023 and 2022 consisted of the following (in thousands):

	Balance Sheet Location	December 31, 2023	December 31, 2022
Assets
Operating leases	Operating lease right-of-use assets, net	$4,991	$6,555
Equipment finance leases	Property and equipment, net	5,931	7,979
Total lease assets		10,922	14,534

Liabilities
Current
Operating leases	Other current liabilities	1,664	1,530
Equipment finance leases	Other current liabilities	2,005	2,116
Sub-total		3,669	3,646
Non-current
Operating leases	Other non-current liabilities	3,511	5,174
Equipment finance leases	Other non-current liabilities	1,472	4,100
Sub-total		4,983	9,274
Total lease liabilities		$8,652	$12,920
Operating Leases
The Company has a 5-year office lease on its headquarter facility in Los Angeles, which commenced in January 2022, as well as certain other leases (both short-term and long-term) within the United States.
The Company records lease expense on a straight-line basis over the lease term. Total lease expense recorded was $2.2 million and $2.5 million for the years ended December 31, 2023 and 2022, respectively.
Lease terms include renewal or termination options that the Company is reasonably certain to exercise. For leases with a term of 12 months or less, the Company has made an accounting policy election to not record a ROU asset and associated lease liability on its consolidated balance sheets. Total lease expense recorded for these short-term leases was $24,000 and $0.3 million for the years ended December 31, 2023 and 2022, respectively.
Equipment Finance Leases
The Company leases certain equipment facilities under finance leases that expire on various dates through 2027. The finance lease cost during the years ended December 31, 2023 and 2022 consisted of the following (in thousands):

		Years Ended December 31,
	Income Statement Location	2023	2022
Amortization	Cost of goods sold	$1,378	$848
Interest accretion on finance lease liabilities	Other expense, net	418	428
Total		$1,796	$1,276

Xos, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Supplemental Cash Flow Information, Weighted-Average Remaining Lease Term and Discount Rate
The weighted-average remaining lease term and discount rates, as well as supplemental cash flow information for the years ended December 31, 2023 and 2022 consisted of the following (in thousands for the supplemental cash flow information):

	Years Ended December 31,
	2023	2022
Supplemental cash flow information:
Cash paid for amounts included in the measurement of operating lease liabilities	$1,860	$1,734
Right-of-use assets obtained in exchange for operating lease obligations	$—	$437
Weighted average remaining lease term:
Operating leases	2.9 years	3.9 years
Equipment finance leases	1.5 years	2.4 years
Weighted average discount rate:
Operating lease - IBR	5.5%	5.5%
Equipment finance leases - rate implicit in the lease	6.5%	6.9%
Maturity Analysis
A summary of the undiscounted cash flows and a reconciliation to the Company’s lease liabilities as of December 31, 2023 consisted of the following (in thousands):

	December 31, 2023
	Operating Leases	Equipment Finance Leases	Total
2024	$1,907	$2,219	$4,126
2025	1,962	1,119	3,081
2026	1,631	317	1,948
2027	116	128	244
Total future minimum lease payments	5,616	3,783	9,399
Less: imputed interest	441	306	747
Present value of Lease Liabilities	$5,175	$3,477	$8,652
Note 7 — Earn-out Shares Liability
The Company has a contingent obligation to issue 540,000 shares (the “Earn-out Shares”) of Common Stock and grant 8,700 restricted stock units (“Earn-out RSUs”) to certain stockholders and employees upon the achievement of certain market share price milestones within specified periods following the Business Combination on August 20, 2021.
As adjusted for Xos’ 1-for-30 reverse stock split that occurred on December 6, 2023, the Earn-out Shares will be issued in tranches based on the following conditions:
i.If the volume-weighted average closing share price (“VWAP”) of the Common Stock equals or exceeds $420.00 per share for any 10 trading days within any consecutive 20-trading day period between the merger closing date and the five year anniversary of such closing date (“Earn-out Period”), then the Company is required to issue an aggregate of 180,000 shares (“Tranche 1 Earn-out Shares”) of Common Stock to holders with the contingent right to receive Earn-out Shares (excluding any Earn-out RSUs). If after Closing and during the Earn-out Period, there is a Change in Control (as defined in the Merger Agreement), the Company is required to issue Tranche 1 Earn-out Shares when the value per share of the Company is equal to or greater than $420.00 per share, but less than $600.00. If there is a change in control where the value per share of common stock is less than $420.00, then

Xos, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
the Earn-out Shares shall terminate prior to the end of the Earn-out Period and no common stock shall be issuable.
ii.If the VWAP of the Common Stock equals or exceeds $600.00 per share for any 10 trading days within any consecutive 20-trading day period during the Earn-out Period, then the Company is required to issue an aggregate of 180,000 shares (“Tranche 2 Earn-out Shares”) of Common Stock to holders with the contingent right to receive Earn-out Shares (excluding any Earn-out RSUs). If after Closing and during the Earn-out Period, there is a Change in Control (as defined in the Merger Agreement), the Company is required to issue Tranche 2 Earn-out Shares when the value per share of the Company is equal to or greater than $600.00 per share, but less than $750.00.
iii.If the VWAP of the Common Stock equals or exceeds $750.00 per share for any 10 trading days within any consecutive 20-trading day period during the Earn-out Period, then the Company is required to issue an aggregate of 180,000 shares (“Tranche 3 Earn-out Shares”) of Common Stock to holders with the contingent right to receive Earn-out Shares (excluding any Earn-out RSUs). If after Closing and during the Earn-out Period, there is a Change in Control (as defined in the Merger Agreement), the Company is required to issue Tranche 3 Earn-out Shares when the value per share of the Company is equal to or greater than $750.00 per share.
Pursuant to the guidance under ASC 815, Derivatives and Hedging, the right to Earn-out Shares was classified as a Level 3 fair value measurement liability, and the increase or decrease in the fair value during the reporting period is recognized in the consolidated statements of operations accordingly. The fair value of the Earn-out Shares liability was estimated using the Monte Carlo simulation of the stock prices based on historical and implied market volatility of a peer group of public companies.
As of December 31, 2023 and 2022, the fair value of the Earn-out Shares liability was estimated to be $39,000 and $0.6 million, respectively. The Company recognized a gain on the change in fair value in Earn-out Shares liability of $0.5 million and $28.7 million in its consolidated statements of operations and comprehensive loss for the years ended December 31, 2023 and 2022, respectively.
The allocated fair value to the Earn-out RSU component, which is covered by ASU 718, Compensation — Stock Compensation, is recognized as stock-based compensation expense over the vesting period commencing on the grant date of the award.
Note 8 — Convertible Notes
Convertible Debentures
On August 9, 2022, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with YA II PN, Ltd. (“Yorkville”) for the issuance of convertible debentures, convertible into shares of Common Stock subject to certain conditions and limitations, in the principal amount of up to $35 million. Such convertible debentures were amended on June 22, 2023 (as amended,the “Convertible Debentures”). On August 11, 2022, pursuant to the Securities Purchase Agreement, the Company sold and issued a Convertible Debenture to Yorkville in the principal amount of $20.0 million. On September 21, 2022, pursuant to the Securities Purchase Agreement, the Company sold and issued an additional Convertible Debenture to Yorkville in the principal amount of $15.0 million. Yorkville used commercially reasonable efforts to convert $2.0 million during each 30-day period beginning on September 9, 2022, provided that certain conditions were satisfied as of each such period.
The Convertible Debentures incurred interest at an annual rate of 6%, payable at maturity, Pursuant to the terms of the Securities Purchase Agreement, in July 2023, the Company elected to extend the maturity date of the Convertible Debentures from November 11, 2023 to February 11, 2024. The interest rate increased to an annual rate of (i) 10% upon the occurrence and during the continuance of an event of default, and (ii) 7.5% for so long as any “Registration Event” (as defined in the Convertible Debentures) remained in effect in accordance with the Registration Rights Agreement (described below). The Convertible Debentures provided a conversion right, in which any portion of the principal amount of the debt, together with any accrued but unpaid interest, could be converted into the Common Stock at a conversion price equal to the lower of (i) $2.4733 (prior to the reverse stock split described at Note 10 — Equity, below) or (ii) 97% of the lowest daily volume weighted average price

Xos, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(“VWAP”) of the Common Stock during the three consecutive trading days immediately preceding the conversion (but not lower than a certain floor price (“Floor Price”) that was subject to further adjustment in accordance with the terms of the Convertible Debentures). The Floor Price at the time of payoff on December 4, 2023 was $0.59.
The Convertible Debentures could not be converted into shares of Common Stock to the extent such conversion would result in Yorkville and its affiliates having beneficial ownership of more than 9.99% of the then outstanding shares of Common Stock, provided that this limitation could be waived by the investor upon not less than 65 days’ prior notice to the Company.
The Convertible Debentures provided the Company, subject to certain conditions, with a redemption right pursuant to which the Company, upon 10 business days’ prior notice to Yorkville, could redeem, in whole or in part, any of the outstanding principal and interest thereon at a redemption price equal to (i) the principal amount being redeemed, (ii) all accrued and unpaid interest under the applicable Convertible Debenture, and (iii) a redemption premium of 5% of the principal amount being redeemed.
The Convertible Debentures included a monthly prepayment provision that was triggered if (i) the daily VWAP of the Company’s Common Stock was less than the Floor Price for 5 consecutive trading days or (ii) the Company issued pursuant to the Convertible Debentures in excess of 95% of the Common Stock available under the Exchange Cap, as defined in the Convertible Debentures. If this provision was triggered, the Company was required to make monthly payments, beginning on the 10th calendar day after the triggering date, of up to $4.0 million of principal (subject to a redemption premium of 5%) plus accrued and unpaid interest, subject to certain conditions (“Prepayments”). The monthly Prepayment requirement would cease if (i) the Company provided Yorkville a reset notice reducing the Floor Price, limited to no more than 85% of the closing price on the trading day immediately prior to the notice and not less than $0.50 or (ii) the daily VWAP is greater than the Floor Price for 3 consecutive trading days. In the event the monthly Prepayment provision was triggered by the issuance in excess of 95% of the Common Stock available under the Exchange Cap, the monthly Prepayment requirement would cease on the date the Company obtained stockholder approval to increase the number of shares of Common Stock available under the Exchange Cap and/or the Exchange Cap no longer applied. The monthly Prepayment requirement would cease upon the payment in full of all obligations under the Convertible Debentures. During the year ended December 31, 2023, the Company made prepayments consisting of $32.8 million of principal (which includes a final payment to Yorkville in the amount of $3.2 million on December 4, 2023), $1.6 million of redemption premium payments and $1.5 million of accrued interest payments.
The Company and Yorkville entered into a registration rights agreement (the “Registration Rights Agreement”) pursuant to which the Company is required to file a registration statement registering the resale by Yorkville of any shares of the Company’s Common Stock issuable upon conversion of the Convertible Debentures. The Company filed the initial registration statement on September 8, 2022 and received notice of effectiveness on September 19, 2022.
On June 22, 2023, the Company and Yorkville entered into the Side Letter (the “Side Letter”) to the Securities Purchase Agreement, pursuant to which the Company and Yorkville agreed, among other things, to remove the restriction on the Company’s ability to effect an advance under the SEPA, provided that for so long as any principal and interest remained outstanding under the Convertible Debentures, the Company may only (i) effect an advance under the SEPA if (x) the daily VWAP of the Common Stock is less than the Floor Price for five consecutive trading days, or (y) the Company has issued pursuant to the Convertible Debentures in excess of 95% of the shares of the Common Stock available under the Exchange Cap and has not been cured in accordance with clause (A), (B), or (C) of Section 2(a) of the Convertible Debentures, and (ii) designate an Option 1 Advance Amount under the SEPA. Pursuant to the Side Letter, the proceeds from any advance shall offset an equal amount outstanding under the Convertible Debentures as an optional redemption. During each calendar month, any portion of such proceeds that would result in the cumulative reduction to the outstanding principal under the Convertible Debentures by more than $3.0 million (“Excess Proceeds”) shall be split such that 75% of such Excess Proceeds is paid to the Company pursuant to the terms of the SEPA and 25% of such Excess Proceeds is applied as an optional redemption on the Convertible Debentures. Each monthly Prepayment amount under the Convertible Debentures shall be reduced by any such proceeds applied as an optional redemption in the 30 days prior to the applicable monthly Prepayment date.

Xos, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
In July 2023, pursuant to the terms of the Securities Purchase Agreement, Xos elected to extend the maturity date of the Convertible Debentures from November 11, 2023 to February 11, 2024.
The derivative liabilities associated with the Convertible Debentures remained in effect until such time as the underlying convertible notes were exercised or terminated (see Note 11 — Derivative Instruments). As of December 31, 2023, there were no derivative liabilities recorded as the Convertible Debentures were fully repaid on December 4, 2023. As of December 31, 2022, the derivative features of the Convertible Debentures were carried on the Company’s consolidated balance sheet at fair value of $0.4 million in Derivative liabilities. For the years ended December 31, 2023 and 2022, the Company recorded gains on the change in fair value of derivative liabilities of $0.4 million and $7.4 million, respectively. The Company classified the Convertible Debentures and associated derivative liabilities as current liabilities given a maturity date of less than one year.
During the year ended December 31, 2022, the Company received proceeds, net of a 2% original issuance discount, of $34.3 million from Yorkville. Debt issuance costs of $0.3 million were recorded at inception of the Convertible Debentures. Debt discount and issuance costs were amortized through the maturity date of the debenture using the effective interest rate method.
For the year ended December 31, 2022, the Convertible Debentures were not included in the computation of basic EPS, as calculated in Note 18 — Net Loss per Share, because the financial instrument did not represent participating securities. Further, the calculation of diluted EPS for the year ended December 31, 2022 was performed using the if-converted method, which assumes the Convertible Debentures were converted into Common Stock at the beginning of the period or at the time of issuance, if later.
As of December 31, 2023, there was no principal balance recorded as the Convertible Debentures were fully repaid on December 4, 2023. As of December 31, 2022, the Company had a principal balance of $33.0 million outstanding, net of unamortized debt discounts and issuance costs of $6.2 million. Amortization of debt discounts and issuance costs, recorded in other expense, net, for the years ended December 31, 2023 and 2022 totaled $6.1 million and $2.6 million, respectively. The Company recorded interest expense of $1.0 million and $0.7 million, respectively, in other expense, net related to the Convertible Debentures during the years ended December 31, 2023 and 2022. As of December 31, 2023, Yorkville converted $2.2 million of principal and $0.1 million of accrued and unpaid interest into 2,438,489 pre-split (81,282 post-split) shares of Common Stock.
Convertible Promissory Note
On August 9, 2022, the Company entered into a note purchase agreement (the “Note Purchase Agreement”) with Aljomaih Automotive Co. (“Aljomaih”) under which the Company agreed to sell and issue to Aljomaih a convertible promissory note with a principal amount of $20.0 million. On August 11, 2022, pursuant to the Note Purchase Agreement, the Company sold and issued $20.0 million in principal amount of a convertible promissory note (the “Original Note”) to Aljomaih. On September 28, 2022, the Company and Aljomaih agreed to amend and restate the Original Note (as amended and restated, the “Note”) to, among other things, adjust the calculation of the shares of the Company’s Common Stock issuable as interest, as described further below.
The Note, which matures on August 11, 2025. bears interest at a rate of 10.0% per annum, payable at maturity in validly issued, fully paid and non-assessable shares of Common Stock (“Interest Shares”), unless earlier converted or paid. If the 10-day VWAP ending on the trading day immediately prior to the applicable payment date is greater than or equal to the Nasdaq Minimum Price (as defined in the Note) or the Company has received the requisite approval from its stockholders, the number of Interest Shares to be issued will be calculated based on the 10-day; otherwise, the number of Interest Shares to be issued will be based on the Nasdaq Minimum Price. The conversion price for the Note will initially be equal to $71.451 per share, as adjusted for the Company’s 1-for-30 reverse stock split that occurred on December 6, 2023, subject to adjustment in some events pursuant to the terms of the Note. The Company will have the right, in its sole discretion and exercisable at its election by sending notice of such exercise to Aljomaih, to irrevocably fix the method of settlement that will apply to all conversions of Notes. Methods of settlement include (i) physical settlement in shares of Common Stock, (ii) cash settlement determined by multiplying the principal being converted by the 10-day VWAP ending on the trading day immediately prior to the conversion date and dividing by the conversion price, or (iii) a combination of Common Stock and cash.

Xos, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
The Note may not be converted into shares of Common Stock and Interest Shares may not be issued to the extent (i) such conversion or issuance would result in the investor having beneficial ownership of more than 19.99% of the then outstanding shares of the Company’s Common Stock or (ii) the aggregate number of shares issued would exceed the Authorized Share Cap (as defined in the Note).
The Note also includes an optional redemption feature that provides the Company, on or after August 11, 2024, or as otherwise agreed to between the Company and Aljomaih in writing, the right to redeem the outstanding principal and accrued and unpaid interest, upon written notice not less than 5 trading days prior to exercise of the option, in full or in part and without penalty.
The Company accounts for the Note in accordance with the guidance contained in ASC 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity, under which the Note was analyzed for the identification of material embedded features that meet the criteria for equity treatment and/or bifurcation and must be recorded as a liability. The Company classified the Note as a non-current liability given a maturity date of greater than one year.
During the year ended December 31, 2022, the Company received proceeds of $20.0 million from Aljomaih. Debt issuance costs of $0.1 million were recorded at inception of the Note. Debt issuance costs are amortized through the maturity date of the Note using the effective interest rate method.
The Note will not be included in the computation of either basic or diluted EPS for the year ended December 31, 2023 in Note 18 — Net (Loss) Income per Share. This financial instrument is not included in basic EPS because it does not represent participating securities. Further, the Note is not included in diluted EPS because the Company reported a net loss from continuing operations for the year ended December 31, 2023; thus, including these financial instruments would have an antidilutive effect on EPS.
As of December 31, 2023 and 2022, the Company had a principal balance of $20.0 million outstanding, net of unamortized debt and issuance costs of $0.1 million. Amortization of debt issuance costs, recorded in other expense, net, for the years ended December 31, 2023 and 2022 was $50,000 and $19,000, respectively. The Company recorded interest expense of $2.0 million and $0.8 million in other expense, net related to the Note as of December 31, 2023 and 2022, respectively.
Note 9 — Investments in Marketable Debt Securities, Available-for-Sale
There were no investments in marketable debt securities, available-for-sale as of December 31, 2023. Amortized cost, gross unrealized gains/losses in accumulated other comprehensive loss and fair value of marketable debt securities, available-for-sale, by type of security as of December 31, 2022 consisted of the following (in thousands):

	December 31, 2022
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Short-term investments:
Corporate debt security	$40,177	$—	$(612)	$39,565
U.S. treasuries	2,201	—	(21)	2,180
Asset-backed security and other	5,324	—	(76)	5,248
Non-U.S. government and supranational bonds	3,685	—	(30)	3,655
	$51,387	$—	$(739)	$50,648
As of December 31, 2023, no allowance for credit losses was recorded related to an impairment of available-for-sale securities.

Xos, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
The Company’s investment in marketable debt securities, available-for-sale that have been in a continuous unrealized loss position by type of security as of December 31, 2022 consisted of the following (in thousands):

	December 31, 2022
	Less than 12 months		12 months or greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Corporate debt security	$1,789	$(2)	$37,775	$(610)	$39,564	$(612)
US treasuries	—	—	2,181	(21)	2,181	(21)
Asset-backed security and other	—	—	5,248	(76)	5,248	(76)
Non-U.S. government and supranational bonds	—	—	3,655	(30)	3,655	(30)
	$1,789	$(2)	$48,859	$(737)	$50,648	$(739)
Gross realized gains and gross realized losses from the sales of the Company’s marketable debt securities, available-for-sale for the years ended December 31, 2023 and 2022 consisted of the following (in thousands):

	Years Ended December 31,
	2023	2022
Gross realized gains	$—	$—
Gross realized losses	$(91)	$(147)
Amortized cost and fair value of marketable debt securities, available-for-sale by contractual maturity as of December 31, 2022 consisted of the following (in thousands, except weighted average data):

	Amortized Cost	Fair Value
Due in one year or less	$51,387	$50,648
Weighted average contractual maturity		0.3 years
Actual maturities may differ from contractual maturities because certain issuers may have the right or obligation to prepay certain obligations with or without penalties.
Note 10 — Equity
Xos Common and Preferred Stock
The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 1,010,000,000 shares. 1,000,000,000 shares shall be Common Stock, each having a par value of one-hundredth of one cent ($0.0001). 10,000,000 shares shall be Preferred Stock, each having a par value of one-hundredth of one cent ($0.0001).
Voting Rights: Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Company for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).
Preferred Stock: The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company (the “Board of Directors”) is hereby expressly authorized to provide for the issue of all or any number of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine

Xos, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the Delaware General Corporation Law (the “DGCL”). The Board of Directors is also expressly authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.
Nasdaq Deficiency Letter: On December 28, 2022, the Company received a deficiency letter (the “Letter”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that, for the last 30 consecutive business days prior to the date of the Letter, the closing bid price for the Common Stock, was below $1.00 per share, which is the minimum closing bid price required for continued listing on the Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(a)(1) (“Rule 5450(a)(1)”).
Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company was provided with a grace period of 180 calendar days, or until June 26, 2023, to meet the minimum bid price requirement of Rule 5450(a)(1) under the listing rules of Nasdaq (the “Minimum Bid Price Requirement”). On June 20, 2023, the Company applied to transfer the listing of the Common Stock and Warrants from The Nasdaq Global Market to The Nasdaq Capital Market.
On June 27, 2023, the Company received approval from the Listing Qualifications Department of Nasdaq to transfer the listing of the Common Stock and Warrants from the Nasdaq Global Market to the Nasdaq Capital Market (the “Approval”). The Common Stock and Warrants transferred to the Nasdaq Capital Market at the opening of business on June 29, 2023. The Common Stock will continue to trade under the symbol “XOS” and the Warrants will continue to trade under the symbol “XOSWW.” The Nasdaq Capital Market operates in substantially the same manner as the Nasdaq Global Market, but with less stringent listing requirements, although listed companies must meet certain financial requirements and comply with Nasdaq’s corporate governance requirements.
In connection with the Approval, the Company was granted an additional 180-calendar day grace period, or until December 26, 2023, to regain compliance with the Minimum Bid Price Requirement. To regain compliance with the Minimum Bid Price Requirement and qualify for continued listing on the Nasdaq Capital Market, the minimum bid price per share of the Common Stock had to be at least $1.00 for at least ten consecutive business days during the additional 180-calendar day grace period. As part of the Company’s transfer application, the Company notified Nasdaq that in order to regain compliance with the Minimum Bid Price Requirement during the additional grace period, it would implement a reverse stock split. As described below, the Company effected the Reverse Stock Split on December 6, 2023. As a result, the minimum bid price per share of the Common Stock was at least $1.00 for the ten consecutive business days ending December 20, 2023, causing the Company to regain compliance with the Minimum Bid Price Requirement.
Reverse Stock Split: In response to the Nasdaq Deficiency Letter, on December 6, 2023, the Company filed a Certificate of Amendment to the Company’s Certificate of Incorporation to effect a 1‑for‑30 reverse stock split (the “Reverse Stock Split”) of the Company’s issued and outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”). As a result of the Reverse Stock Split, every 30 shares of Common Stock issued and outstanding were automatically combined and converted into one share of Common Stock. No fractional shares were issued in connection with the Reverse Stock Split. Stockholders of record who otherwise would have been entitled to receive fractional shares because they held a number of shares of Common Stock not evenly divisible by the Reverse Stock Split ratio automatically received a cash payment in lieu of such fractional shares based on the closing price of the Common Stock as of the effective time of the Reverse Stock Split. The Reverse Stock Split did not reduce the number of authorized shares of Common Stock of 1,000,000,000, or change the par value of the Common Stock. The Reverse Stock Split affected all stockholders uniformly and did not affect any stockholder’s ownership percentage of the Company’s shares of Common Stock (except to the extent that the Reverse Stock Split resulted in some of the stockholders receiving cash in lieu of fractional shares).

Xos, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
All outstanding stock options, warrants, restricted stock units, convertible debt and similar securities entitling their holders to receive or purchase shares of Common Stock will be proportionately adjusted as a result of the Reverse Stock Split, as required by the terms of each security. After giving effect to the Reverse Stock Split, with respect to the Company's warrants listed on Nasdaq under the symbol “XOSWW,” every 30 warrants outstanding immediately prior to the Reverse Stock Split are exercisable for one share of Common Stock at an exercise price of $345.00 per share, which is 30 times $11.50, the current exercise price per share.
Standby Equity Purchase Agreement
On March 23, 2022, the Company entered into a Standby Equity Purchase Agreement with YA II PN, Ltd. (“Yorkville”), which was subsequently amended on June 22, 2023 (as amended, the "SEPA"), whereby the Company has the right, but not the obligation, to sell to Yorkville up to $125.0 million of shares of its Common Stock at its request any time until February 11, 2026, subject to certain conditions. The Company expects to use any net proceeds for working capital and general corporate purposes.
As consideration for Yorkville’s commitment to purchase shares of Common Stock at the Company’s direction upon the terms and subject to the conditions set forth in the purchase agreement, upon execution of the purchase agreement, the Company issued 18,582 pre-split (619 post-split) shares of common stock to Yorkville.
On June 22, 2023, the Company and Yorkville entered into the First Amendment to SEPA (the “SEPA Amendment”), in which the Company and Yorkville agreed to: (1) change the calculation of the purchase price of an Option 1 Advance (as defined in the SEPA) from an average of the daily VWAP of the Common Stock during a three-day pricing period to the lowest VWAP during such three-day pricing period; (2) change the denomination of any requested advances from the Company to Yorkville under the SEPA from dollars to shares; (3) increase Yorkville’s beneficial ownership limitation under the SEPA from 4.99% to 9.99% of the outstanding Common Stock, provided that if any portion of an advance under the SEPA would cause Yorkville to exceed the beneficial ownership limitation due to Yorkville’s ownership of the Company’s securities convertible into Common Stock, then the maximum number of shares of Common Stock that such securities will be convertible into will be reduced by the number of shares of Common Stock included in such advance for such period that Yorkville holds such shares of common stock covered by such advance and the number of shares of Common Stock covered by such advance will not be reduced; (4) extend the commitment period to February 11, 2026 and (5) make other administrative and drafting changes.
Pursuant to Side Letter, the Company and Yorkville agreed, among other things, to remove the restriction in the Securities Purchase Agreement on the Company’s ability to effect an advance under the SEPA, subject to certain conditions while the Convertible Debentures remain outstanding. The proceeds from any advance under the SEPA will offset an equal amount outstanding under the Convertible Debentures as an optional redemption. During each calendar month, any portion of such proceeds that would result in the cumulative reduction to the outstanding principal under the Convertible Debentures by more than $3.0 million (“Excess Proceeds”) shall be split such that 75% of such Excess Proceeds is paid to the Company pursuant to the terms of the SEPA and 25% of such Excess Proceeds is applied as an optional redemption of the Convertible Debentures. Each monthly Prepayment amount under the Convertible Debentures shall be reduced by any such optional redemptions in the 30 days prior to the applicable Prepayment date.
During the years ended December 31, 2023 and 2022, the Company issued 138,795 shares and 60,317 shares of Common Stock under the SEPA for proceeds of $1.2 million and $4.3 million, respectively.
As of December 31, 2023, the remaining commitment available under the agreement was $119.5 million. However, our ability to fully utilize the remaining commitment amount may be limited by various factors, including, but not limited to, the availability of an effective registration statement permitting the resale of such shares of Common Stock. In particular, the Company’s access to capital under the SEPA is not available as of the date of this Annual Report on Form 10-K and will not be available until the Company files with the SEC (i) ElectraMeccanica's financial statements for the fiscal years ended December 31, 2023 and December 31, 2022 and (ii) a post-effective amendment to the Registration Statement on Form S-1 filed on July 27, 2023.

Xos, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Note 11 — Derivative Instruments
Public and Private Placement Warrants
As of December 31, 2023, the Company had 18,633,301 Public Warrants and 199,997 Private Placement Warrants outstanding, with fair values of $0.4 million and $4,200, respectively.
The Public Warrants have an exercise price of $345.00 per share, subject to adjustments, and will expire on August 20, 2026 or earlier upon redemption or liquidation. The Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the units and only whole Public Warrants will trade. The Public Warrants became exercisable; provided that the Company has an effective registration statement under the Securities Act covering the issuance of the Common Stock issuable upon exercise of the Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their Warrants on a cashless basis under the circumstances specified in the warrant agreement). A registration statement was filed with the SEC covering the issuance of the Common Stock issuable upon exercise of the Warrants, and the Company will use its commercially reasonable efforts to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Common Stock until the Public Warrants expire or are redeemed. If the shares of Common Stock are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, requires holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement.
The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the Common Stock issuable upon exercise of the Private Placement Warrants were not transferable, assignable or salable until September 19, 2021, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
Redemption of Warrants for cash when the price per Common Stock equals or exceeds $540.00:
Once the Warrants become exercisable, the Company may redeem the outstanding Warrants (except as described above with respect to the Private Placement Warrants):
•in whole and not in part;
•at a price of $0.30 per Warrant;
•upon not less than 30 days’ prior written notice of redemption to each Warrant holder; and
•if, and only if, the last reported sale price of Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the Warrant holders (the “Reference Value”) equals or exceeds $540.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like).
The Company will not redeem the Warrants as described above unless a registration statement under the Securities Act covering the issuance of the Common Stock issuable upon exercise of the Warrants is then effective and a current prospectus relating to those Common Stock is available throughout the 30-day redemption period. If and when the Warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Xos, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Redemption of Warrants for Common Stock when the price per share equals or exceeds $300.00:
Once the Warrants become exercisable, the Company may redeem the outstanding Warrants (including both Public Warrants and Private Placement Warrants):
•in whole and not in part;
•at $3.00 per Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of Common Stock;
•if, and only if, the Reference Value equals or exceeds $300.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like); and
•if the Reference Value is less than $540.00 per share (as adjusted), the Private Placement Warrants must also concurrently be called for redemption on the same terms as the outstanding Public Warrants, as described above.
The “fair market value” of Common Stock shall mean the average reported last sale price of Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants.
In no event will the Company be required to net cash settle any Warrant. The Warrants may also expire worthless.
Embedded Derivative Liabilities on Convertible Debentures
The Convertible Debentures are principally debt financial instrument hosts containing various embedded features and options. Upon analysis of these features and options, the Company identified one option present within both Convertible Debentures which required bifurcation from the host debt contract upon issuance of each debenture and subsequent periodic valuation under ASC 815. The Company estimates the fair value of the embedded features using a Monte Carlo simulation (see Note 17 — Fair Value Measurements). The carrying value of the embedded derivatives on the Convertible Debentures were recorded as derivative liabilities on the consolidated balance sheet and changes in fair value are reflected within the consolidated statements of operations and comprehensive loss.
Note 12 — Stock-Based Compensation
2018 Stock Plan
On November 27, 2018, the Legacy Xos’ board of directors and stockholders adopted the 2018 Stock Plan. There are no shares available for issuance under the 2018 Stock Plan, however, the 2018 Stock Plan continues to govern the terms and conditions of the outstanding awards granted under the 2018 Stock Plan.
As of December 31, 2023 there were 22,512 Options outstanding under the 2018 Stock Plan. The amount and terms of Option grants were determined by the board of directors of Legacy Xos. The Options granted under the 2018 Stock Plan generally expire within 10 years from the date of grant and generally vest over four years, at the rate of 25% on the first anniversary of the date of grant and ratably on a monthly basis over the remaining 36-month period thereafter based on continued service.

Xos, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Stock option activity during the year ended December 31, 2023 consisted of the following:

	Options	Weighted Average Fair Value	Weighted Average Exercise Price	Weighted Average Remaining Years	Intrinsic Value
December 31, 2022 — Options outstanding	52,408	$0.59	$0.50	7.14	$670,047
Granted	—	—	—
Exercised	(17,037)	0.72	0.47		189,480
Forfeited	(12,859)	0.73	0.54		137,500
December 31, 2023 — Options outstanding	22,512	$0.40	$0.51	0.55	$168,194
December 31, 2023 — Options vested and exercisable	22,180	$0.39	$0.51	0.46	$165,723
Aggregate intrinsic value represents the difference between the exercise price of the options and the fair value of the Company’s common stock. The aggregate intrinsic value of options exercised during the years ended December 31, 2023 and 2022 were approximately $0.2 million and $0.7 million, respectively.
The Company estimates the fair value of options utilizing the Black-Scholes option pricing model, which is dependent upon several variables, including expected option term, expected volatility of the Company's share price over the expected term, expected risk-free rate and expected dividend yield rate. There were no option grants during the years ended December 31, 2023 and 2022.
2021 Equity Plan
On August 19, 2021 the Company’s stockholders approved the 2021 Equity Plan, which was ratified by the Company’s board of directors on August 20, 2021. The 2021 Equity Plan provides for the grant of incentive stock options (“ISOs”), within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) to employees, including employees of any parent or subsidiary, and for the grant of no statutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, RSUs, performance awards and other forms of awards to employees, directors and consultants, including employees and consultants of Xos’ affiliates.
As of December 31, 2023, there were 233,037 shares of Common Stock available for issuance under the 2021 Equity Plan.
RSU activity during the year ended December 31, 2023 consisted of the following:

	RSUs	Weighted Average Grant Date Fair Value	Weighted Average Fair Value
December 31, 2022 — RSU outstanding	342,674	$43.45	$4,554,137
Granted	664,718	14.22	9,911,323
Vested	(214,555)	34.07	3,144,994
Forfeited	(189,797)	29.50	2,326,289
December 31, 2023 — RSU outstanding	603,040	$18.97	$4,819,138

Xos, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
The Company recognized stock-based compensation expense (including earn-out RSUs) in the consolidated statements of operations and comprehensive loss for the years ended December 31, 2023 and 2022 totaling approximately $7.9 million and $5.2 million, respectively, which consisted of the following (in thousands):

	December 31, 2023	December 31, 2022
Cost of goods sold	$396	$406
Research and development	1,824	860
Sales and marketing	966	472
General and administrative	4,720	3,484
Total	$7,906	$5,222
The unamortized stock-based compensation expense was $9.2 million as of December 31, 2023, and weighted average remaining amortization period as of December 31, 2023 was 2.37 years.
The aggregate fair value of RSUs that vested was $3.1 million during the year ended December 31, 2023.
Note 13 — Property and Equipment, net
Property and equipment, net consisted of the following at December 31, 2023 and 2022 (in thousands):

	December 31, 2023	December 31, 2022
Equipment	$7,629	$7,595
Finance lease assets	7,974	9,283
Furniture and fixtures	173	173
Company vehicles	2,102	1,389
Leasehold improvements	1,401	1,401
Computers, software and related equipment	3,091	2,865
Construction in progress	292	346
Property and equipment, gross	22,662	23,052
Accumulated depreciation	(8,002)	(4,471)
Property and equipment, net	$14,660	$18,581
Depreciation expense during the years ended December 31, 2023 and 2022 totaled approximately $3.3 million and $2.1 million, respectively.
Note 14 — Commitments and Contingencies
Legal Contingencies
Legal claims may arise from time to time in the normal course of business, the results of which may have a material effect on the Company’s accompanying consolidated financial statements. As of December 31, 2023, the Company was not a party to any legal proceedings, that individually or in the aggregate, are reasonably expected to have a material adverse effect on the Company’s results of operations, financial condition or cash flows.
Note 15 — Related Party Transactions
The Company leased property in North Hollywood, California from the Valley Industrial Properties which is owned by the Sunseeker Trust. The Sunseeker Trust is an irrevocable trust with the beneficiary being the mother of the CEO, Dakota Semler. The lease expired during April 2022 and the Company continued to lease the space on a month-to-month basis through December 31, 2022. The Company incurred rent expense in the amount of $0.1 million for the year ended December 31, 2022.

Xos, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
The Company had a contract manufacturing agreement with Fitzgerald Manufacturing Partners to provide manufacturing services, which was terminated during June 2023. The owner of Fitzgerald Manufacturing Partners is a stockholder of the Company. The Company also has lease agreements with Fitzgerald Manufacturing Partners. During the years ended December 31, 2023 and 2022, the Company incurred rent expense of $0.7 million and $0.7 million, respectively, related to these agreements.
Note 16 — Income Taxes
Loss before provision for income taxes for the years ended December 31, 2023 and 2022 consisted of the following (in thousands):

	December 31, 2023	December 31, 2022
U.S.	$(75,822)	$(73,317)
Foreign	—	—
Loss before provision for income taxes	$(75,822)	$(73,317)
The income tax expense for the years ended December 31, 2023 and 2022 consisted of the following (in thousands):

	December 31, 2023	December 31, 2022
Current:
Federal	$—	$—
State	21	8
Foreign	—	—
Total current income tax expense	$21	$8
Deferred:
Federal	$—	$—
State	—	—
Foreign	—	—
Total deferred income tax expense	—	—
Income tax expense	$21	$8
The reconciliation between the provision for income tax expense and the amount of income tax computed by applying the U.S. federal statutory rate to income before provision for income taxes as shown in the accompanying consolidated statements of operations and other comprehensive loss for the years ended December 31, 2023 and 2022 consisted of the following:

	December 31, 2023	December 31, 2022
Tax provision at U.S. federal statutory rate	21.00%	21.00%
Nondeductible expenses	(1.62)	(0.93)
Fair value adjustments on earnout interests liability	0.14	8.22
Fair value adjustments on derivative liability	0.07	1.96
Research and development credit	1.13	3.10
State taxes, net of federal benefit	6.95	10.41
Change in valuation allowance adjustment	(27.59)	(44.79)
Other	(0.11)	1.02
Effective tax rate	(0.03)%	(0.01)%

Xos, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
The Company's components of deferred tax assets and liabilities for the years ended December 31, 2023 and 2022 consisted of the following (in thousands):

	December 31, 2023	December 31, 2022
Deferred tax assets:
Net operating loss carryover	$55,792	$39,061
General business and other tax credits	6,765	5,622
Capitalized research and development	8,363	5,937
Intangible assets	2,055	2,236
Fair value adjustments	—	199
Lease liabilities	1,386	1,811
Stock based compensation	607	1,092
Business interest limitation	56	—
Inventories	1,298	1,815
Other non-current deferred tax assets	1,106	932
Subtotal	77,428	58,705
Valuation allowance	(75,306)	(54,572)
Total	$2,122	$4,133

Deferred tax liabilities:
Fixed assets	$(567)	$(998)
Operating lease right-of-use asset	(1,338)	(1,770)
Other non-current deferred tax liabilities	(217)	(1,365)
Total	$(2,122)	$(4,133)

Net deferred tax asset	$—	$—
The Company has recorded a full valuation allowance as of December 31, 2023 and 2022 since, in the judgement of management given the Company’s history of losses, the realization of these deferred tax assets was not considered more likely than not. The valuation allowance was $75.3 million and $54.6 million as of December 31, 2023 and 2022, respectively, with increases attributable to the current year’s provision. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment.
In accordance with Internal Revenue Code Section 382 (“Section 382”) and Section 383 (“Section 383”), a corporation that undergoes an “ownership change” (generally defined as a cumulative change (by value) of more than 50% in the equity ownership of certain stockholders over a rolling three-year period) is subject to limitations on its ability to utilize its pre-change net operating losses and research and development credits to offset post-change taxable income and post-change tax liabilities, respectively. The Company’s existing net operating losses and research and development credits may be subject to limitations arising from previous ownership changes, and the ability to utilize net operating losses could be further limited by Section 382 and Section 383 of the Code. In addition, future changes in the Company’s stock ownership, some of which may be outside of the Company’s control, could result in an ownership change under Section 382 and Section 383 of the Code.
As of December 31, 2023, the Company had net operating loss carryforwards of $429.6 million. This consists of approximately $197.3 million of federal net operating losses and approximately $232.3 million of state net operating

Xos, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
losses. The federal net operating losses have an indefinite carryforward period, and the state net operating losses may expire between 2036 and 2043.
As of December 31, 2023, the Company had research and development credit carryforwards of $7.4 million. This consists of approximately $4.6 million federal research and development credits, which will begin to expire in 2041, and approximately $2.8 million California research and development credits, which do not expire.
The Company is subject to taxation and files income tax returns with the U.S. federal government and various states. The Company currently is not under audit by the Internal Revenue Service. The Company’s 2020 California state return is currently under audit by the California Franchise Tax Board, but the Company doesn’t believe there are any uncertain tax benefits that should be reserved. The Company currently is not under audit by any other tax authorities. The Company generally is not subject to examination for tax years prior to 2018.
The Company had no unrecognized tax benefits for the years ended December 31, 2023 and 2022. Interest and penalties related to unrecognized tax benefits are recognized in operating expenses. No such interest and penalties were recognized during the years ended December 31, 2023 and 2022. The Company does not expect the amount of unrecognized tax benefits will materially change in the next twelve months.
As a result of changes made by the Tax Cuts and Jobs Act of 2017, that became effective as of January 1, 2022, the Company is now required to capitalize for tax purposes certain research and development expenses, and amortize domestic expenses over a 5 year period and foreign expenses over a 15 year period, resulting in a deferred tax asset for the capitalized amounts.
Note 17 — Fair Value Measurements
ASC 820, Fair Value Measurements and Disclosures, clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based upon assumptions that market participants would use in pricing an asset or liability.
U.S. GAAP establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. As presented in the tables below, this hierarchy consists of three broad levels:
•Level 1: Quoted prices in active markets for identical assets and liabilities.
•Level 2: Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and model-derived valuations whose inputs or significant value drivers are observable.
•Level 3: Significant inputs to the valuation model are unobservable and significant to the overall fair value measurement of the assets or liabilities. Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.
The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, other current liabilities, warrants, earn-out shares liability, convertible debt and the associated derivative liability. The fair value of cash and accounts receivable approximates carrying value due to their short-term maturity.
As required by ASC 820, assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to their fair value measurement. Derivative financial instruments which are required to be measured at fair value on a recurring basis are measured at fair value using Level 3 inputs for all periods presented. Level 3 inputs are unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Xos, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Assets and liabilities carried at fair value on a recurring basis as of December 31, 2023 and 2022 consisted of the following (in thousands):

	December 31, 2023
	Fair Value	Level 1	Level 2	Level 3
Financial Assets
Cash and Cash Equivalents(1):
Money market funds	$2,917	$2,917	$—	$—
Total Financial Assets	$2,917	$2,917	$—	$—

Financial Liabilities:
Private Placement Warrants	$4	$—	$4	$—
Public Warrants	391	391	—	—
Contingent Earn-out Shares liability	39	—	—	39
Total Financial Liabilities	$434	$391	$4	$39

	December 31, 2022
	Fair Value	Level 1	Level 2	Level 3
Financial Assets
Cash and Cash Equivalents(1):
Money market funds	$22,481	$22,481	$—	$—
Corporate debt security	2,199	2,199	—	—
	$24,680	$24,680	$—	$—
Short-Term Investments:
U.S. treasuries	$2,181	$2,181	$—	$—
Corporate debt security	39,564	—	39,564	—
Asset-backed security and other	5,248	—	5,248	—
Non-U.S. government and supranational bonds	3,655	—	3,655	—
	$50,648	$2,181	$48,467	$—
Total Financial Assets	$75,328	$26,861	$48,467	$—

Financial Liabilities:
Private Placement Warrants	$7	$—	$7	$—
Public Warrants	654	654	—	—
Derivative Liabilities	405	—	—	405
Contingent Earn-out Shares liability	564	—	—	564
Total Financial Liabilities	$1,630	$654	$7	$969
__________________
(1)Included in total cash and cash equivalents on the Consolidated Balance Sheets.

Xos, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
The changes in the fair value of Level 3 financial liabilities during the year ended December 31, 2023 consisted of the following (in thousands):

	Derivative Liabilities on Convertible Debentures	Contingent Earn-out Shares Liability
Fair value at December 31, 2022	$405	$564
Recognition of earn-out RSUs	—	(6)
Change in fair value during the period	(405)	(519)
Fair value at December 31, 2023	$—	$39
Significant unobservable inputs related to Level 3 earn-out shares liability consisted of the following:

	December 31, 2023	December 31, 2022
Stock price	$7.98	$13.29
Stock price volatility	80%	80%
Expected term	2.64 years	3.64 years
Risk-free interest rate	4.1%	4.2%
Significant unobservable inputs related to Level 3 derivative liabilities consisted of the following as of December 31, 2022:

Stock price	$13.29
Stock price volatility	80%
Expected term	0.86 years
Risk-free interest rate	4.60%

Xos, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Note 18 — Net Loss per Share
Basic and diluted net loss per share for the years ended December 31, 2023 and 2022 consisted of the following (in thousands, except for per share amounts):

	December 31, 2023	December 31, 2022
Numerator:
Net loss	$(75,843)	$(73,325)
Net loss income attributable to common stockholders, basic	(75,843)	(73,325)
Change in fair value of derivative liabilities, net of tax	—	7,350
Interest expense on convertible debentures, net of tax	—	(3,267)
Net loss income attributable to common stockholders, diluted(1)	(75,843)	(77,408)
Denominator:
Basic (2)
Weighted average common shares outstanding — basic	5,787	5,508
Basic net loss per share	$(13.11)	$(13.31)
Diluted (2)
Weighted average common shares outstanding from above	5,787	5,508
Add: dilutive effect of convertible debentures	—	304
Weighted average common shares outstanding	5,787	5,812
Diluted net loss per share	$(13.11)	$(13.32)
__________________
(1)Net loss attributable to common stockholders, diluted during the year ended December 31, 2023, excludes adjustments related to the change in fair value of derivative liabilities, interest expense and amortization of discounts and issuance costs related to Convertible Debentures. Additionally, weighted average common shares outstanding, diluted as of the year ended December 31, 2023 excludes the if-converted shares related to Convertible Debentures. These adjustments were excluded from the calculation of diluted net loss per share as they would have an antidilutive effect (see Note 8 - Convertible Notes).
(2)Shares have been retrospectively adjusted for the 1-for-30 reverse stock split that occurred on December 6, 2023.
Potential ending shares outstanding that were excluded from the computation of diluted net loss per share because their effect was anti-dilutive in December 31, 2023 and 2022 consisted of the following (in thousands):

	December 31, 2023	December 31, 2022
Contingent earn-out shares	547	547
Common stock public and private warrants	18,833	18,833
Restricted stock units	603	343
Stock options	23	52
If-converted common stock from convertible debt	280	280
Note 19 — Subsequent Events
ElectraMeccanica Acquisition
On January 11, 2024, the Company and ElectraMeccanica entered into the Arrangement Agreement, pursuant to which the Company acquired all of the issued and outstanding common shares of ElectraMeccanica pursuant to the Plan of Arrangement under the Business Corporations Act (British Columbia).

Xos, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Subject to the terms and conditions set forth in the Arrangement Agreement and the Plan of Arrangement, each ElectraMeccanica Share outstanding immediately prior to the effective time of the Arrangement (other than the shares held by ElectraMeccanica shareholders who have exercised rights of dissent in respect of the Arrangement) would be transferred to the Company in exchange for such number of shares of the Company’s Common Stock, as provided for in the Arrangement Agreement.
The Arrangement was consummated on March 26, 2024. Subject to the terms and conditions set forth in the Arrangement Agreement and the Plan of Arrangement, on March 26, 2024, each ElectraMeccanica Share outstanding immediately prior to the effective time of the Arrangement was converted automatically into the right to receive 0.0143739 of a share of our Common Stock, for total consideration of 1,766,388 shares of Common Stock. The Company’s liquidity will be supplemented by accessing ElectraMeccanica's cash balance, which was estimated to be approximately $48.0 million as of the effective date of the Arrangement.

Unaudited Condensed Consolidated Financial Statements
Xos, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
Unaudited
(in thousands, except par value)

	June 30, 2024	December 31, 2023
Assets
Cash and cash equivalents	$19,656	$11,640
Restricted cash	1,030	—
Accounts receivable, net	29,744	15,142
Inventories	41,356	37,843
Prepaid expenses and other current assets	8,335	7,070
Total current assets	100,121	71,695
Property and equipment, net	12,988	14,660
Operating lease right-of-use assets, net	4,177	4,991
Other non-current assets	6,145	2,338
Total assets	$123,431	$93,684

Liabilities and Stockholders’ Equity
Accounts payable	$3,097	$2,756
Other current liabilities	16,953	16,817
Total current liabilities	20,050	19,573
Convertible debt, non-current	19,944	19,920
Earn-out shares liability	6	39
Common stock warrant liability	435	395
Other non-current liabilities	23,772	8,561
Total liabilities	64,207	48,488
Commitments and contingencies (Note 13)
Stockholders’ Equity
Common Stock $0.0001 par value per share, authorized 1,000,000 shares, 7,891 and 5,941 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	1	1
Preferred Stock $0.0001 par value per share, authorized 10,000 shares, 0 shares issued and outstanding at June 30, 2024 and December 31, 2023	—	—
Additional paid-in capital	233,150	198,456
Accumulated deficit	(173,927)	(153,261)
Total stockholders’ equity	59,224	45,196
Total liabilities and stockholders’ equity	$123,431	$93,684
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Xos, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Loss
Unaudited
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues	$15,535	$4,754	$28,697	$9,451
Cost of goods sold	13,505	8,479	23,879	14,053
Gross profit (loss)	2,030	(3,725)	4,818	(4,602)

Operating expenses
General and administrative	9,176	9,816	18,135	21,415
Research and development	2,998	5,181	6,072	10,930
Sales and marketing	1,224	1,761	2,222	3,565
Total operating expenses	13,398	16,758	26,429	35,910

Loss from operations	(11,368)	(20,483)	(21,611)	(40,512)

Other income (expense), net	1,545	(3,963)	961	(8,114)
Change in fair value of derivative instruments	128	307	(40)	210
Change in fair value of earn-out shares liability	36	563	33	511
Loss before provision for income taxes	(9,659)	(23,576)	(20,657)	(47,905)
Provision for income taxes	4	2	9	4
Net loss	$(9,663)	$(23,578)	$(20,666)	$(47,909)

Other comprehensive income (loss)
Marketable debt securities, available-for-sale
Change in net unrealized gain, net of tax of $0, for the three and six months ended June 30, 2024 and 2023	—	281	—	683
Total comprehensive loss	$(9,663)	$(23,297)	$(20,666)	$(47,226)

Net loss per share (1)
Basic	$(1.23)	$(4.14)	$(2.96)	$(8.45)
Diluted	$(1.23)	$(4.14)	$(2.96)	$(8.45)
Weighted average shares outstanding (1)
Basic	7,864	5,700	6,986	5,667
Diluted	7,864	5,700	6,986	5,667
__________________
(1)Shares for the three and six months ended June 30, 2023 have been retrospectively adjusted for the 1-for-30 reverse stock split that occurred on December 6, 2023.
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Xos, Inc. and Subsidiaries
Condensed Consolidated Statements of Stockholders’ Equity
Unaudited
(in thousands)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity
	Shares (1)	Par Value
Balance at December 31, 2022	5,627	$1	$190,231	$(77,418)	$(739)	$112,075
Stock based compensation expense	—	—	1,987	—	—	1,987
Issuance of common stock for vesting of restricted stock units	53	—	—	—	—	—
Shares withheld related to net share settlement of stock-based awards	(19)	—	(382)	—	—	(382)
Net and comprehensive income (loss)	—	—	—	(24,331)	402	(23,929)
Balance at March 31, 2023	5,661	$1	$191,836	$(101,749)	$(337)	$89,751
Stock options exercised	15	—	7	—	—	7
Stock based compensation expense	—	—	2,037	—	—	2,037
Issuance of common stock for vesting of restricted stock units	62	—	—	—	—	—
Shares withheld related to net share settlement of stock-based awards	(23)	—	(374)	—	—	(374)
Conversion of convertible notes	12	—	212			212
Issuance of common stock for commitment shares under the Standby Equity Purchase Agreement	99	—	924			924
Net and comprehensive income (loss)	—	—	—	(23,578)	281	(23,297)
Balance at June 30, 2023	5,826	$1	$194,642	$(125,327)	$(56)	$69,260
__________________
(1)Shares have been retrospectively adjusted for the 1-for-30 reverse stock split that occurred on December 6, 2023.

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity
	Shares	Par Value
Balance at December 31, 2023	5,941	$1	$198,456	$(153,261)	$—	$45,196
Stock options exercised	21	—	—	—	—	—
Stock based compensation expense	—	—	1,968	—	—	1,968
Issuance of common stock for vesting of restricted stock units	30	—	—	—	—	—
Shares withheld related to net share settlement of stock-based awards	(14)	—	(258)	—	—	(258)
Issuance of common stock for ElectraMeccanica acquisition	1,766	—	31,856	—	—	31,856
Issuance of common stock for commitment shares under the Standby Equity Purchase Agreement	6	—	47	—	—	47
Net and comprehensive loss	—	—	—	(11,003)	—	(11,003)
Balance at March 31, 2024	7,750	$1	$232,069	$(164,264)	$—	$67,806
Stock options exercised	—	—	10	—	—	10
Stock based compensation expense	—	—	1,634	—	—	1,634
Issuance of common stock for vesting of restricted stock units	224	—	—	—	—	—
Shares withheld related to net share settlement of stock-based awards	(83)	—	(563)	—	—	(563)
Net and comprehensive loss	—	—	—	(9,663)	—	(9,663)
Balance at June 30, 2024	7,891	$1	$233,150	$(173,927)	$—	$59,224

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Xos, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
Unaudited
(in thousands, unaudited)

	Six Months Ended June 30,
	2024	2023
OPERATING ACTIVITIES:
Net loss	$(20,666)	$(47,909)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,780	1,389
Amortization of right-of-use assets	814	771
Amortization of debt discounts and issuance costs	24	4,330
Amortization of insurance premiums	1,433	2,390
Inventory reserve	(1,236)	(58)
Impairment of assets held for sale	—	1,543
Change in fair value of derivative instruments	40	(210)
Change in fair value of earn-out shares liability	(33)	(511)
Net realized losses on marketable debt securities, available-for-sale	—	91
Stock-based compensation expense	3,640	4,066
Other non-cash items	572	(371)
Changes in operating assets and liabilities:
Accounts receivable	(14,628)	2,015
Inventories	(2,353)	2,130
Prepaid expenses and other current assets	(1,655)	930
Other assets	(2,071)	—
Accounts payable	(428)	(616)
Other liabilities	(5,809)	(22)
Net cash used in operating activities	(40,576)	(30,042)

INVESTING ACTIVITIES:
Purchase of property and equipment	(156)	(1,354)
Proceeds from the disposal of assets held for sale	—	497
Proceeds from sales and maturities of marketable debt securities, available-for-sale	—	37,465
Net cash acquired in acquisition of ElectraMeccanica Vehicles Corp.	51,355	—
Net cash provided by investing activities	51,199	36,608

FINANCING ACTIVITIES:
Principal payment of equipment leases	(1,150)	(1,205)
Proceeds from short-term insurance financing note	1,785	2,187
Payment for short-term insurance financing note	(1,448)	(2,877)
Payments of convertible notes	—	(14,969)
Payments of prepayment premiums	—	(748)
Stock options exercised	10	7
Taxes paid related to net share settlement of stock-based awards	(821)	(756)
Proceeds from issuance of common stock under Standby Equity Purchase Agreement	47	924
Net cash used in financing activities	(1,577)	(17,437)

Net increase (decrease) in cash, cash equivalents and restricted cash	9,046	(10,871)
Cash, cash equivalents and restricted cash, beginning of period	11,640	38,675
Cash, cash equivalents and restricted cash, end of period	$20,686	$27,804

Reconciliation of Cash, Cash Equivalents and Restricted Cash to Unaudited Condensed Consolidated Balance Sheets:
Cash and cash equivalents	$19,656	$27,804
Restricted cash	1,030	—
Total cash, cash equivalents and restricted cash	$20,686	$27,804

Supplemental disclosure of cash flow information
Cash paid for interest	$—	$1,261
Cash paid for income taxes	$16	$—
Supplemental disclosure of non-cash investing and financing activities
Purchase of property and equipment in accounts payable	$(35)	$44
Conversion of interest payable on convertible notes	$—	$12
Conversion of notes payable	$—	$200
Net assets acquired in acquisition of ElectraMeccanica Vehicles Corp.	$54,630	$—
Xos common stock issued in exchange for ElectraMeccanica Vehicles Corp.	$(31,856)	$—
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Xos, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
Unaudited
Note 1 — Description of Business
Xos, Inc. and its wholly owned subsidiaries (collectively, the “Company” or “Xos”) is a leading fleet electrification solutions provider committed to the decarbonization of commercial transportation. Xos designs and manufactures Class 5-8 battery-electric commercial vehicles that travel on last-mile, back-to-base routes of up to 200 miles per day. Xos also offers charging infrastructure products and services through Xos Energy Solutions™ to support electric vehicle fleets. The Company’s proprietary fleet management software, Xosphere™, integrates vehicle operation and vehicle charging to provide commercial fleet operators a more seamless and cost-efficient vehicle ownership experience than traditional internal combustion engine counterparts. Xos developed the X-Platform (its proprietary, purpose-built vehicle chassis platform) and the X-Pack (its proprietary battery system) specifically for the medium- and heavy-duty commercial vehicle segment with a focus on last-mile commercial fleet operations. Xos seeks to offer customers a comprehensive suite of commercial products and services to facilitate electric fleet operations and seamlessly transition their traditional combustion-engine fleets to battery-electric vehicles.
Business Combination
Xos, Inc. was initially incorporated on July 29, 2020 as a Cayman Islands exempted company under the name “NextGen Acquisition Corporation” (“NextGen”). On August 20, 2021, the transactions contemplated by the Agreement and Plan of Merger, as amended on May 14, 2021, by and among NextGen, Sky Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of NextGen (“Merger Sub”), and Xos, Inc., a Delaware corporation (now known as Xos Fleet, Inc., “Legacy Xos”), were consummated (the “Closing”), whereby Merger Sub merged with and into Legacy Xos, the separate corporate existence of Merger Sub ceased and Legacy Xos became the surviving corporation and a wholly owned subsidiary of NextGen (such transaction the “Merger” and, collectively with the Domestication, the “Business Combination”), and Xos became the publicly traded entity listed on Nasdaq.
ElectraMeccanica Acquisition
On January 11, 2024, the Company and ElectraMeccanica Vehicles Corp. (“ElectraMeccanica”) entered into an arrangement agreement, as amended on January 31, 2024 (the “Arrangement Agreement”), pursuant to which the Company acquired all of the issued and outstanding common shares of ElectraMeccanica (each an “ElectraMeccanica Share”) pursuant to a plan of arrangement (the “Plan of Arrangement”) under the Business Corporations Act (British Columbia) (the “Arrangement”).
Subject to the terms and conditions set forth in the Arrangement Agreement and the Plan of Arrangement, each ElectraMeccanica Share outstanding immediately prior to the effective time of the Arrangement (other than the shares held by ElectraMeccanica shareholders who have exercised rights of dissent in respect of the Arrangement) would be transferred to the Company in exchange for such number of shares of the Company’s Common Stock, as provided for in the Arrangement Agreement.
The Arrangement was consummated on March 26, 2024. Subject to the terms and conditions set forth in the Arrangement Agreement and the Plan of Arrangement, on March 26, 2024, each ElectraMeccanica Share outstanding immediately prior to the effective time of the Arrangement was converted automatically into the right to receive 0.0143739 of a share of the Company’s Common Stock, for total consideration of 1,766,388 shares of Common Stock. The Company’s liquidity has been supplemented by accessing ElectraMeccanica's cash balance, which was approximately $50.2 million (excluding severance related costs paid at closing) as of the effective date of the Arrangement.
Risks and Uncertainties
In recent years, the United States and other significant markets have experienced cyclical downturns and worldwide economic conditions remain uncertain. Global general economic and political conditions, such as recession, inflation, uncertain credit and global financial markets, including potential future bank failures, health

Xos, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
Unaudited
crises, supply chain disruption, fuel prices, international currency fluctuations, and geopolitical events such as local and national elections, corruption, political instability and acts of war or military conflict, or terrorism, make it difficult for our customers and us to accurately forecast and plan future business activities, and could cause our customers to slow spending on our products and services or impact their ability to make timely payments. A weak or declining economy could also strain our suppliers, possibly resulting in supply disruption. In addition, there is a risk that our current or future suppliers, service providers, manufacturers or other partners may not survive such difficult economic times, which would directly affect our ability to attain our operating goals on schedule and on budget. The ultimate impact of current economic conditions on the Company is uncertain, but it may have a material negative impact on the Company’s business, operating results, cash flows, liquidity and financial condition.
Additionally, ongoing geopolitical events, such as the military conflicts between Russia and Ukraine and in Israel or tensions with China and related sanctions and export control restrictions, may increase the severity of supply chain disruptions and further hinder our ability to source inventory for our vehicles. These conflicts continue to evolve and the ultimate impact on the Company is uncertain, but any prolonged conflict may have a material negative impact on the Company’s business, operating results, cash flows, liquidity and financial condition.
Although the Company has used the best current information available to it in its estimates, actual results could materially differ from the estimates and assumptions developed by management.
Liquidity
As an early-stage growth company, the Company has incurred net losses and cash outflows since its inception. The Company will continue to incur net losses and cash outflows in accordance with its operating plan as the Company continues to scale its operations to meet anticipated demand and establish its product and services offerings. As a result, the Company’s ability to access capital is critical and until the Company can generate sufficient revenue to cover its operating expenses, working capital and capital expenditures, the Company will need to raise additional capital in order to fund and scale its operations. The Company may raise additional capital through a combination of debt financing, other non-dilutive financing and/or equity financing, including through asset-based lending and/or receivable financing and collecting on its outstanding receivables. The Company’s ability to raise or access capital when needed is not assured and, if capital is not available to the Company when, and in the amounts needed, the Company could be required to delay, scale back or abandon some or all of its development programs and other operations, which could materially harm its business, prospects, financial condition and operating results. Global general economic conditions continue to be unpredictable and challenging in many sectors, with disruptions to, and volatility in, the credit and financial markets in the United States and worldwide resulting from the effects of potential recessions, rising inflation rates, including potential bank failures, supply chain disruption, fuel prices, international currency fluctuations, and geopolitical events such as local and national elections, corruption, political instability and acts of war or military conflict including repercussions of the wars between Russia and Ukraine and in Israel, or terrorism.
As of June 30, 2024, the Company’s principal sources of liquidity were its cash and cash equivalents aggregating to $19.7 million. Cash and cash equivalents as of June 30, 2024 reflects the consummation of the Arrangement with ElectraMeccanica on March 26, 2024. The Company’s short- and long-term uses of cash are for working capital and to pay interest and principal on its debt. The Company has incurred losses since inception and had negative cash flow from operating activities of $40.6 million and $30.0 million for the six months ended June 30, 2024 and June 30, 2023, respectively, and $39.3 million for the year ended December 31, 2023.
As an early-stage growth company, the Company's ability to access capital is critical. However, there can be no assurance such capital will be available to the Company when needed, on favorable terms or at all. The consolidated financial information does not include any adjustments that might result from the outcome of this uncertainty. These conditions and events raise substantial doubt about the Company’s ability to continue as a going concern.
The Company has secured and intends to employ various strategies to obtain the required funding for future operations, which may include accessing capital through the SEPA (defined below in Note 9 - Equity) and other capital raising strategies such as debt financing, other non-dilutive financing and/or equity financing, including

Xos, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
Unaudited
through asset-based lending and/or receivable financing and collecting on its outstanding receivables. However, the ability to access the SEPA is dependent on trading volumes and the market price of Xos’ Common Stock. Furthermore, the Company's access to capital under the SEPA is not available as of the date of this filing and will not be available until a post-effective amendment to the Registration Statement on Form S-1 filed on July 27, 2023 is filed with the SEC and declared effective and other applicable conditions are met.
On August 9, 2022 (as amended on September 28, 2022), the Company entered into a note purchase agreement (the “Note Purchase Agreement”) with Aljomaih Automotive Co. (“Aljomaih”) under which the Company agreed to sell and issue to Aljomaih a convertible promissory note with a principal amount of $20.0 million and a maturity date of August 11, 2025.
Based on the Company’s strategies to raise funds as described above and Xos’ cash and cash equivalents as of June 30, 2024, the Company has concluded that it is not probable that such proceeds would provide sufficient liquidity to fund operations for the next twelve months following the date of the issuance of the condensed consolidated interim financial statements in this Report. As a result, it is not probable that Xos’ plans alleviate the substantial doubt about the Company’s ability to continue as a going concern for at least one year from the issuance of the condensed consolidated interim financial statements in this Report. Absent the Company being able to collect on its outstanding accounts receivable, obtain a sufficient level of new capital in the near-term and/or obtain replacement financing for or extend the maturity of existing debt, the Company could need to seek protection under Chapters 7 or 11 of the United States Bankruptcy Code. This could potentially cause the Company to cease operations and result in a complete or partial loss of your investment in the Company’s securities.
Supply Chain Disruptions
While the Company’s ability to source certain critical inventory items has been steadily improving since prior years, it is still experiencing long-standing negative effects from global economic conditions, and expects such effects to continue to varying degrees for the foreseeable future. The Company has also observed, and expects to be impacted by, sporadic and unpredictable shortages for specific components, primarily in power electronics and harnesses, and disruptions to the supply of components. Fluctuating fuel prices and geopolitical conflicts have compounded ongoing supply and demand pressures for shipping, resulting in port congestion, higher freight fees and longer transit times.
Despite these disruptions, the Company’s supply chain team continues to employ mitigating strategies to effectively source inventory for all our products. The team has continued working with vendors to find alternative solutions to overcome these constraints and, where appropriate, working to find alternate sources of supply for critical components, including placing orders in advance of projected need, while ensuring such components have extended usage projected. These steps are designed to promote availability of materials in time to meet production plans without inflating inventory beyond projected lead times.
Note 2 — Basis of Presentation, Summary of Significant Accounting Policies and Recent Accounting Pronouncements
The following is a summary of the significant accounting policies consistently applied in the preparation of the accompanying unaudited condensed consolidated financial statements:
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”) for interim financial information. They do not include all of the information and footnotes required by U.S. GAAP for complete audited financial statements. The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Xos, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
Unaudited
In the opinion of management, all adjustments (primarily consisting of normal accruals) considered for a fair presentation have been included. Operating results for the three and six months ended June 30, 2024 are not necessarily indicative of the results that may be expected for the year ending December 31, 2024. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of and for the years ended December 31, 2023 and 2022 presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on March 29, 2024.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the balance sheet date, as well as reported amounts of revenues and expenses during the reporting periods. The areas with significant estimates and judgments include, among others, inventory valuation, incremental borrowing rates for assessing operating and financing lease liabilities, useful lives of property and equipment, stock-based compensation, product warranty liability, and valuation of convertible debt and related embedded derivatives, common stock warrant liability, earn-out shares liability and valuations utilized in connection with acquisitions. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates, and such differences could be material to the Company’s financial statements.
Accounts Receivable, Net
The Company records unsecured and non-interest bearing accounts receivable at the gross invoice amount, net of any allowance for expected credit losses. The Company maintains its allowance for expected credit losses at a level considered adequate to provide for potential account losses on the balance based on management’s evaluation of past losses, current customer conditions, and the anticipated impact of current economic conditions. The Company recorded an allowance for expected credit losses of $60,000 and $62,000 as of June 30, 2024 and December 31, 2023, respectively.
Duty Drawback Receivable
Duty drawbacks are recoveries of tariffs paid for vehicles that were acquired as a result of the consummation of the Arrangement. The Company expects to recover some of the vehicle inventory value through crushing the vehicles to recover tariffs already paid. As of June 30, 2024, the Company estimates aggregate tariff recovery of approximately $2.7 million upon destruction of SOLO (as defined below in Note 4 - Acquisition of ElectraMeccanica) vehicles and submission of the related claim documents. As of June 30, 2024, the Company completed the crushing of the vehicles but has not yet received any tariff recovery related to the destruction of SOLO vehicles.The Company recorded the duty drawback receivable within other non-current assets in the consolidated balance sheets as of June 30, 2024, and in other income within the consolidated statements of operations and comprehensive loss for the three and six months ended June 30, 2024.
Warranty Liability
The Company provides customers with a product warranty that assures that the products meet standard specifications and is free for periods typically between 2 to 5 years. The Company accrues warranty reserve for the products sold, which includes its best estimate of the projected costs to repair or replace items under warranties and recalls if identified. These estimates are based on actual claims incurred to date and an estimate of the nature, frequency and costs of future claims. These estimates are inherently uncertain given the Company’s relatively short history of sales, and changes to its historical or projected warranty experience may cause material changes to the warranty reserve in the future. Claims incurred under the Company’s standard product warranty programs are recorded based on open claims. The Company recorded warranty liability within other current liabilities in the consolidated balance sheets as of June 30, 2024 and December 31, 2023.

Xos, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
Unaudited
The reconciliation of the change in the Company’s product liability balances during the three and six months ended June 30, 2024 and 2023 consisted of the following (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Warranty liability, beginning of period	$1,199	$1,155	$1,306	$1,099
Reduction in liability (payments)	(400)	(527)	(922)	(743)
Increase in liability	344	673	759	945
Warranty liability, end of period	$1,143	$1,301	$1,143	$1,301
Concentrations of Credit and Business Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. As of June 30, 2024 and 2023, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
During the six months ended June 30, 2024, two customers accounted for 25% and 10% of the Company’s revenues. During the six months ended June 30, 2023, two customers accounted for 49% and 34% of the Company’s revenues. During the three months ended June 30, 2024, two customers accounted for 19% and 14% of the Company’s revenues. During the three months ended June 30, 2023, three customers accounted for 68%, 13%, and 12% of the Company’s revenues.
As of June 30, 2024, one customer accounted for 13% of the Company’s accounts receivable. As of June 30, 2023, three customers accounted for 59%, 10% and 10% of the Company’s accounts receivable. As of December 31, 2023, one customer accounted for 52% of the Company’s accounts receivable.
Concentration of Supply Risk
The Company is dependent on its suppliers, the majority of which are single-source suppliers, and the inability of these suppliers to deliver necessary components of its products according to the schedule and at prices, quality levels and volumes acceptable to the Company, or its inability to efficiently manage these components, could have a material adverse effect on the Company’s results of operations and financial condition.
Defined Contribution Plan
We have a 401(k) savings plan that is intended to qualify as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the 401(k) savings plan, participating employees are auto enrolled to 3% of their eligible compensation, subject to certain limitations. We did not make any contributions to the 401(k) savings plan during the three and six months ended June 30, 2024 and 2023.
Recent Accounting Pronouncements Issued and not yet Adopted:
In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires incremental segment information disclosure on an annual and interim basis. This amendment includes disclosure of significant segment expenses which are regularly provided to the chief operating decision maker (“CODM”) and included within each reported measure of segment profit or loss; other segment items by reportable segment and a description of its composition; reportable segment’s profit or loss and assets; additional measures of segment profit or loss if the CODM uses more than one measure of a segment’s profit or loss in assessing segment performance, and the title and position of the entity’s CODM and how the CODM uses the reported measures of segment profit or loss in assessing segment performance and determining resource allocation. A company with a single reportable segment is required to provide all the disclosures from this amendment. The guidance is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted, and should be applied

Xos, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
Unaudited
retrospectively. The Company is evaluating the impact of this amendment to the related financial statement disclosures.
In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires incremental annual income tax disclosures. This amendment includes disclosures of specific categories in the rate reconciliation and additional information for reconciling items that meet a quantitative threshold; income taxes paid (net of refunds received) disaggregated by federal, state, and foreign taxes, and also disaggregated by individual jurisdictions that meet a quantitative threshold; income (or loss) from continuing operations before income tax expenses (or benefit) disaggregated between domestic and foreign; and income tax expense (or benefit) from continuing operations disaggregated by federal, state and foreign. The guidance is effective for annual periods beginning after December 15, 2024. Early adoption is permitted and should be applied prospectively (with retrospective application permitted). The Company is evaluating the impact of this amendment to the related financial statement disclosures.
The Company has considered all other recently issued accounting pronouncements and does not believe the adoption of such pronouncements will have a material impact on its consolidated financial statements or notes thereto.
Note 3 — Revenue Recognition
Disaggregated revenues by major source for the three and six months ended June 30, 2024 and 2023 consisted of the following (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Product and service revenue
Stepvans & vehicle incentives(1)	$13,146	$4,287	$24,731	$8,549
Powertrains & hubs	1,423	223	1,845	228
Other product revenue	642	127	1,270	293
Total product revenue	15,211	4,637	27,846	9,070
Ancillary revenue	324	117	851	381
Total revenues	$15,535	$4,754	$28,697	$9,451
___________________
(1)Amounts are net of returns and allowances. Stepvans & vehicle incentives includes revenue generated from leasing.
Note 4 — Acquisition of ElectraMeccanica
On March 26, 2024, Xos completed the acquisition of all of the issued and outstanding ElectraMeccanica Shares, in exchange for the issuance of 1,766,388 shares of Xos Common Stock. The transfer of common shares resulted in the Xos stockholders and ElectraMeccanica shareholders immediately prior to the transaction owning approximately 79% and 21% of Xos upon completion of the transaction, respectively. The Company accounted for the acquisition of ElectraMeccanica as an asset acquisition in accordance with Accounting Standards Codification Topic 805-50, Acquisition of Assets Rather than a Business, because the acquired set of assets and activities does not include a substantive process. Therefore, the acquired set of assets and activities does not meet the definition of a business. This determination was made with key judgments including the following:
•ElectraMeccanica has discontinued, recalled, and repurchased all previously sold three-wheeled electric vehicles (the “SOLO”), because of a loss of propulsion issue that resulted in the vehicles being under a “do not drive” order from the National Highway Traffic Safety Administration. All in-process research and development (“IPR&D”) projects to commercialize the SOLO or a new four-wheeled electric (the “E4”) have been terminated by ElectraMecannica. The IPR&D related to SOLO and E4 has nominal value and require significant time, cost, and engineering efforts to commercialize.

Xos, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
Unaudited
•The majority of the assembled workforce is performing administrative tasks or working on the destruction of the remaining inventory and closing of leased facilities. The acquired assembled workforce does not contain sufficient engineers with the knowledge and skill set to commercialize ElectraMeccanica’s terminated IPR&D projects.
Accordingly, the purchase consideration provided by Xos to effect the acquisition has been allocated to the acquired assets and assumed liabilities based upon their relative fair values. The following table summarizes the acquisition of ElectraMeccanica on March 26, 2024 (in thousands):

Purchase consideration (1)	$(35,588)

Assets acquired
Cash and cash equivalents	$50,240
Restricted cash	1,115
Prepaid expenses and other current assets	1,539
Other non-current assets	1,736
Total identifiable assets acquired	$54,630

Liabilities assumed
Accounts payable	$(804)
Other current liabilities (2)	(1,903)
Other non-current liabilities (2)	(16,335)
Total liabilities assumed	$(19,042)

Net assets acquired and liabilities assumed	$35,588
__________________
(1)As a result of the asset acquisition accounting, the transaction costs of $3.7 million associated with the acquisition are included in the costs of the assets acquired and allocated amongst qualifying assets using the relative fair value basis. The transaction costs primarily included financial advisor fees, accounting, and legal expenses.
(2)The Company assumed two lease facilities in connection with the ElectraMeccanica acquisition which are reflected in other current liabilities and other non-current liabilities of approximately $1.2 million and $16.0 million, respectively.
The Company recognized $0.0 million and $2.0 million of severance related expenses in general and administrative expense in its condensed consolidated statements of operations and comprehensive loss during the three and six months ended June 30, 2024.
Note 5 — Inventories
Inventory amounted to $41.4 million and $37.8 million, respectively, as of June 30, 2024 and December 31, 2023 and consisted of the following (in thousands):

	June 30, 2024	December 31, 2023
Raw materials	$33,019	$30,357
Work in process	5,828	3,033
Finished goods	2,509	4,453
Total inventories	$41,356	$37,843
Inventories as of June 30, 2024 and December 31, 2023 were comprised of raw materials, work in process related to the production of vehicles for sale and finished goods inventory including vehicles in transit to fulfill customer orders, new vehicles, new vehicles awaiting final pre-delivery quality review inspection, and Xos Energy Solutions™ products available for sale.

Xos, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
Unaudited
Note 6 — Selected Balance Sheet Data
Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets as of June 30, 2024 and December 31, 2023 consisted of the following (in thousands):

	June 30, 2024	December 31, 2023
Prepaid inventories	$2,801	$1,745
Prepaid expenses and other(1)	3,417	2,796
Contract assets	315	811
Financed insurance premiums	1,394	1,310
Assets held for sale	408	408
Total prepaid expenses and other current assets	$8,335	$7,070
__________________
(1)Primarily relates to assets acquired in connection with the ElectraMeccanica acquisition, prepaid licenses and subscriptions, prepaid insurance and other receivables.
Other Non-Current Assets
Other non-current assets as of June 30, 2024 and December 31, 2023 consisted of the following (in thousands):

	June 30, 2024	December 31, 2023
Security deposits	$2,661	$1,599
Duty drawback receivable(1)	2,709	—
Other non-current assets	775	739
Total other non-current assets	$6,145	$2,338
__________________
(1)Represents the estimated amount that can be recovered from previously paid tariffs relating to crushed SOLO vehicles that were acquired in connection with the ElectraMeccanica acquisition.
Other Current Liabilities
Other current liabilities as of June 30, 2024 and December 31, 2023 consisted of the following (in thousands):

	June 30, 2024	December 31, 2023
Accrued expenses and other (1)	$7,841	$7,435
Contract liabilities	279	690
Customer deposits	1,099	2,364
Warranty liability	1,143	1,306
Equipment notes payable, current	363	350
Short-term insurance financing notes	1,341	1,003
Operating lease liabilities, current	2,942	1,664
Finance lease liabilities, current	1,945	2,005
Total other current liabilities	$16,953	$16,817
__________________
(1)Primarily relates to the liabilities assumed in connection with the ElectraMeccanica acquisition, accrued inventory purchases, personnel costs, wages, health benefits, vacation and other accruals.

Xos, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
Unaudited
Revenue recognized from the customer deposits balance for the six months ended June 30, 2024 and 2023 was $0.6 million and $0.4 million, respectively. Revenue recognized for the year ended December 31, 2023 from the customer deposits balance as of December 31, 2022 was $0.4 million.
Other Non-Current Liabilities
Other non-current liabilities as of June 30, 2024 and December 31, 2023 consisted of the following (in thousands):

	June 30, 2024	December 31, 2023
Accrued interest expense and other	$4,466	$2,985
Equipment notes payable, non-current	497	593
Operating lease liabilities, non-current	18,345	3,511
Finance lease liabilities, non-current	464	1,472
Total other non-current liabilities	$23,772	$8,561
Note 7 — Earn-out Shares Liability
The Company has a contingent obligation to issue 540,000 shares (the “Earn-out Shares”) of Common Stock and grant 8,700 restricted stock units (“Earn-out RSUs”) to certain stockholders and employees upon the achievement of certain market share price milestones within specified periods following the Business Combination on August 20, 2021.
As adjusted for Xos’ 1-for-30 reverse stock split that occurred on December 6, 2023, the Earn-out Shares will be issued in tranches based on the following conditions:
i.If the volume-weighted average closing share price (“VWAP”) of the Common Stock equals or exceeds $420.00 per share for any 10 trading days within any consecutive 20-trading day period between the Merger closing date and the five year anniversary of such closing date (“Earn-out Period”), then the Company is required to issue an aggregate of 180,000 shares (“Tranche 1 Earn-out Shares”) of Common Stock to holders with the contingent right to receive Earn-out Shares (excluding any Earn-out RSUs). If after Closing and during the Earn-out Period, there is a Change in Control (as defined in the Merger Agreement), the Company is required to issue Tranche 1 Earn-out Shares when the value per share of the Company is equal to or greater than $420.00 per share, but less than $600.00. If there is a change in control where the value per share of common stock is less than $420.00, then the Earn-out Shares shall terminate prior to the end of the Earn-out Period and no Common Stock shall be issuable.
ii.If the VWAP of the Common Stock equals or exceeds $600.00 per share for any 10 trading days within any consecutive 20-trading day period during the Earn-out Period, then the Company is required to issue an aggregate of 180,000 shares (“Tranche 2 Earn-out Shares”) of Common Stock to holders with the contingent right to receive Earn-out Shares (excluding any Earn-out RSUs). If after Closing and during the Earn-out Period, there is a Change in Control (as defined in the Merger Agreement), the Company is required to issue Tranche 2 Earn-out Shares when the value per share of the Company is equal to or greater than $600.00 per share, but less than $750.00.
iii.If the VWAP of the Common Stock equals or exceeds $750.00 per share for any 10 trading days within any consecutive 20-trading day period during the Earn-out Period, then the Company is required to issue an aggregate of 180,000 shares (“Tranche 3 Earn-out Shares”) of Common Stock to holders with the contingent right to receive Earn-out Shares (excluding any Earn-out RSUs). If after Closing and during the Earn-out Period, there is a Change in Control (as defined in the Merger Agreement), the Company is required to issue Tranche 3 Earn-out Shares when the value per share of the Company is equal to or greater than $750.00 per share.

Xos, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
Unaudited
Pursuant to the guidance under ASC 815, Derivatives and Hedging, the right to Earn-out Shares was classified as a Level 3 fair value measurement liability, and the increase or decrease in the fair value during the reporting period is recognized in the condensed consolidated statement of operations accordingly. The fair value of the Earn-out Shares liability was estimated using the Monte Carlo simulation of the stock prices based on historical and implied market volatility of a peer group of public companies.
As of June 30, 2024 and December 31, 2023, the fair value of the Earn-out Shares liability was estimated to be $6,000 and $39,000, respectively. The Company recognized a gain on the change in fair value in Earn-out Shares liability of $33,000 and $0.5 million in its condensed consolidated statements of operations and comprehensive loss during the six months ended June 30, 2024 and 2023, respectively. The Company recognized a gain of $36,000 and a gain of $0.6 million during the three months ended June 30, 2024 and 2023, respectively.
The allocated fair value to the Earn-out RSU component, which is covered by ASU 718, Compensation — Stock Compensation, is recognized as stock-based compensation expense over the vesting period commencing on the grant date of the award.
Note 8 — Convertible Notes
Convertible Debentures
On August 9, 2022, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with YA II PN, Ltd. (“Yorkville”) for the issuance of convertible debentures (“Convertible Debentures”), convertible into shares of Common Stock subject to certain conditions and limitations, in the principal amount of up to $35 million. On August 11, 2022, pursuant to the Securities Purchase Agreement, the Company sold and issued a Convertible Debenture to Yorkville in the principal amount of $20.0 million. On September 21, 2022, pursuant to the Securities Purchase Agreement, the Company sold and issued an additional Convertible Debenture to Yorkville in the principal amount of $15.0 million. Such Convertible Debentures were amended on June 22, 2023. The Convertible Debentures provided that Yorkville would use commercially reasonable efforts to convert at least $2.0 million during each 30-day period beginning on September 9, 2022, provided that certain conditions were satisfied as of each such period.
The Convertible Debentures incurred interest at an annual rate of 6%, payable at maturity. Pursuant to the terms of the Securities Purchase Agreement, in July 2023, the Company elected to extend the maturity date of the Convertible Debentures from November 11, 2023 to February 11, 2024. The interest rate increased to an annual rate of (i) 10% upon the occurrence and during the continuance of an event of default, and (ii) 7.5% for so long as any “Registration Event” (as defined in the Convertible Debentures) remained in effect in accordance with the Registration Rights Agreement (described below). The Convertible Debentures provided a conversion right, in which any portion of the principal amount of the debt, together with any accrued but unpaid interest, could be converted into the Common Stock at a conversion price equal to the lower of (i) $74.199 (as adjusted for the reverse stock split described at Note 9 - Equity, below) or (ii) 97% of the lowest daily volume weighted average price (“VWAP”) of the Common Stock during the three consecutive trading days immediately preceding the conversion (but not lower than a certain floor price (“Floor Price”) that was subject to further adjustment in accordance with the terms of the Convertible Debentures). The Floor Price at the time of payoff on December 4, 2023 was $17.70 (as adjusted for the reverse stock split described at Note 9 - Equity, below).
The Convertible Debentures could not be converted into shares of Common Stock to the extent such conversion would result in Yorkville and its affiliates having beneficial ownership of more than 9.99% of the then outstanding shares of Common Stock, provided that this limitation could be waived by the investor upon not less than 65 days’ prior notice to the Company.
The Convertible Debentures provided the Company, subject to certain conditions, with a redemption right pursuant to which the Company, upon 10 business days’ prior notice to Yorkville, could redeem, in whole or in part, any of the outstanding principal and interest thereon at a redemption price equal to (i) the principal amount being

Xos, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
Unaudited
redeemed, (ii) all accrued and unpaid interest under the applicable Convertible Debenture, and (iii) a redemption premium of 5% of the principal amount being redeemed.
The Convertible Debentures included a monthly prepayment provision that was triggered if (i) the daily VWAP of the Company’s Common Stock was less than the Floor Price for 5 consecutive trading days or (ii) the Company issued pursuant to the Convertible Debentures in excess of 95% of the Common Stock available under the Exchange Cap, as defined in the Convertible Debentures. If this provision was triggered, the Company was required to make monthly payments, beginning on the 10th calendar day after the triggering date, of up to $4.0 million of principal (subject to a redemption premium of 5%) plus accrued and unpaid interest, subject to certain conditions (“Prepayments”). The monthly Prepayment requirement would cease if (i) the Company provided Yorkville a reset notice reducing the Floor Price, limited to no more than 85% of the closing price on the trading day immediately prior to the notice and not less than $15.00 (as adjusted for the reverse stock split described at Note 9 - Equity, below) or (ii) the daily VWAP is greater than the Floor Price for 3 consecutive trading days. In the event the monthly Prepayment provision was triggered by the issuance in excess of 95% of the Common Stock available under the Exchange Cap, the monthly Prepayment requirement would cease on the date the Company obtained stockholder approval to increase the number of shares of Common Stock available under the Exchange Cap and/or the Exchange Cap no longer applied. The monthly Prepayment requirement will cease upon the payment in full of all obligations under the Convertible Debentures.
The Company and Yorkville entered into a registration rights agreement (the “Registration Rights Agreement”) pursuant to which the Company was required to file a registration statement registering the resale by Yorkville of any shares of the Company’s Common Stock issuable upon conversion of the Convertible Debentures. The Company filed the initial registration statement on September 8, 2022 and received notice of effectiveness on September 19, 2022.
On June 22, 2023, the Company and Yorkville entered into the Side Letter (the “Side Letter”) to the Securities Purchase Agreement, pursuant to which the Company and Yorkville agreed, among other things, to remove the restriction on the Company’s ability to effect an advance under the SEPA (see the section captioned “Standby Equity Purchase Agreement” in Note 9 - Equity, below), provided that for so long as any principal and interest remained outstanding under the Convertible Debentures, the Company may only (i) effect an advance under the SEPA if (x) the daily VWAP of the Common Stock is less than the Floor Price for five consecutive trading days, or (y) the Company has issued pursuant to the Convertible Debentures in excess of 95% of the shares of the Common Stock available under the Exchange Cap and has not been cured in accordance with clause (A), (B), or (C) of Section 2(a) of the Convertible Debentures, and (ii) designate an Option 1 Advance Amount under the SEPA. Pursuant to the Side Letter, the proceeds from any advance would offset an equal amount outstanding under the Convertible Debentures as an optional redemption. During each calendar month, any portion of such proceeds that would result in the cumulative reduction to the outstanding principal under the Convertible Debentures by more than $3.0 million (“Excess Proceeds”) were to be split such that 75% of such Excess Proceeds is paid to the Company pursuant to the terms of the SEPA and 25% of such Excess Proceeds is applied as an optional redemption on the Convertible Debentures. Each monthly Prepayment amount under the Convertible Debentures was to be reduced by any such proceeds applied as an optional redemption in the 30 days prior to the applicable monthly Prepayment date.
The derivative liabilities associated with the Convertible Debentures remained in effect until such time as the underlying convertible notes were exercised or terminated (see Note 10 - Derivative Instruments). As of June 30, 2024 and December 31, 2023, there were no derivative liabilities recorded on the Company’s condensed consolidated balance sheet as the Convertible Debentures were fully repaid prior to December 31, 2023.
The Company received proceeds, net of a 2% original issuance discount, of $34.3 million from Yorkville. Debt issuance costs of $0.3 million were recorded at inception of the Convertible Debentures. Debt discount and issuance costs are amortized through the maturity date of the debenture using the effective interest rate method.
The Convertible Debentures were not included in the computation of either basic or diluted earnings per share (“EPS”) for the three and six months ended June 30, 2023 in Note 16 — Net Loss per Share, because the financial instrument did not represent participating securities. Further, the Convertible Debentures are not included in diluted

Xos, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
Unaudited
EPS because the Company reported a net loss from continuing operations for the three and six months ended June 30, 2023; thus, including these financial instruments would have an antidilutive effect on EPS.
As of June 30, 2024 and December 31, 2023, there was no principal balance recorded as the Convertible Debentures were fully repaid prior to December 31, 2023. Amortization of debt discounts and issuance costs, recorded in other expense, net, for the three months ended June 30, 2024 and 2023 totaled $0 and $2.5 million, respectively. Amortization of debt discounts and issuance costs, recorded in other expense, net, for the six months ended June 30, 2024 and 2023 totaled $0 and $4.3 million, respectively.
The Company recorded interest expense of $0 in other expense, net related to the Convertible Debentures during the three and six months ended June 30, 2024. The Company recorded interest expense of $0.3 million and $0.7 million in other expense, net related to the Convertible Debentures during the three and six months ended June 30, 2023, respectively.
Convertible Promissory Note
On August 9, 2022, the Company entered into a note purchase agreement (the “Note Purchase Agreement”) with Aljomaih Automotive Co. (“Aljomaih”) under which the Company agreed to sell and issue to Aljomaih a convertible promissory note with a principal amount of $20.0 million. On August 11, 2022, pursuant to the Note Purchase Agreement, the Company sold and issued $20.0 million in principal amount of a convertible promissory note (the “Original Note”) to Aljomaih. On September 28, 2022, the Company and Aljomaih agreed to amend and restate the Original Note (as amended and restated, the “Note”) to, among other things, adjust the calculation of the shares of the Company’s Common Stock issuable as interest, as described further below.
The Note, which matures on August 11, 2025, bears interest at a rate of 10.0% per annum, payable at maturity in validly issued, fully paid and non-assessable shares of Common Stock (“Interest Shares”), unless earlier converted or paid. If the 10-day VWAP ending on the trading day immediately prior to the applicable payment date is greater than or equal to the Minimum Price (as defined in Nasdaq Rule 5635(d)) or the Company has received the requisite approval from its stockholders, the number of Interest Shares to be issued will be calculated based on the 10-day; otherwise, the number of Interest Shares to be issued will be based on the Nasdaq Minimum Price. The conversion price for the Note will initially be equal to $71.451 per share, as adjusted for the Company’s 1-for-30 reverse stock split that occurred on December 6, 2023, subject to adjustment in some events pursuant to the terms of the Note. The Company will have the right, in its sole discretion and exercisable at its election by sending notice of such exercise to Aljomaih, to irrevocably fix the method of settlement that will apply to all conversions of Notes. Methods of settlement include (i) physical settlement in shares of Common Stock, (ii) cash settlement determined by multiplying the principal being converted by the 10-day VWAP ending on the trading day immediately prior to the conversion date and dividing by the conversion price, or (iii) a combination of Common Stock and cash.
The Note may not be converted into shares of Common Stock and Interest Shares may not be issued to the extent (i) such conversion or issuance would result in the investor having beneficial ownership of more than 19.99% of the then outstanding shares of the Company’s Common Stock or (ii) the aggregate number of shares issued would exceed the Authorized Share Cap (as defined in the Note).
The Note also includes an optional redemption feature that provides the Company, on or after August 11, 2024, or as otherwise agreed to between the Company and Aljomaih in writing, the right to redeem the outstanding principal and accrued and unpaid interest, upon written notice not less than 5 trading days prior to exercise of the option, in full or in part and without penalty.
The Company accounts for the Note in accordance with the guidance contained in ASC 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity, under which the Note was analyzed for the identification of material embedded features that meet the criteria for equity treatment and/or bifurcation and must be recorded as a liability. The Company classified the Note as a non-current liability given a maturity date of greater than one year.

Xos, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
Unaudited
The Note will not be included in the computation of either basic or diluted EPS for the three months ended June 30, 2024 in Note 16 — Net Loss per Share. This financial instrument is not included in basic EPS because it does not represent participating securities. Further, the Note is not included in diluted EPS because the Company reported a net loss from continuing operations for the three and six months ended June 30, 2024; thus, including these financial instruments would have an antidilutive effect on EPS.
As of June 30, 2024 and December 31, 2023, the Company had a principal balance of $20.0 million outstanding, net of unamortized debt and issuance costs of $56,000 and $80,000, respectively. Debt issuance costs are amortized through the maturity date of the Note using the effective interest rate method. Amortization of debt issuance costs, recorded in other expense, net, for the three and six months ended June 30, 2024 and 2023, was immaterial. The Company recorded interest expense of $0.5 million and $1.0 million in other expense, net related to the Note during the three and six months ended June 30, respectively, in both 2024 and 2023.
Note 9 — Equity
Xos Common and Preferred Stock
The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 1,010,000,000 shares. 1,000,000,000 shares shall be Common Stock, each having a par value of one-hundredth of one cent ($0.0001). 10,000,000 shares shall be Preferred Stock, each having a par value of one-hundredth of one cent ($0.0001).
Voting Rights: Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Company for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).
Preferred Stock: The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company (the “Board of Directors”) is hereby expressly authorized to provide for the issue of all or any number of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the Delaware General Corporation Law (the “DGCL”). The Board of Directors is also expressly authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.
Nasdaq Deficiency Letter: On December 28, 2022, the Company received a deficiency letter (the “Letter”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that, for the last 30 consecutive business days prior to the date of the Letter, the closing bid price for the Common Stock, was below $1.00 per share, which is the minimum closing bid price required for continued listing on the Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(a)(1) (“Rule 5450(a)(1)”).
Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company was provided with a grace period of 180 calendar days, or until June 26, 2023, to meet the minimum bid price requirement of Rule 5450(a)(1) under the listing rules of

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Nasdaq (the “Minimum Bid Price Requirement”). On June 20, 2023, the Company applied to transfer the listing of the Common Stock and Public Warrants from The Nasdaq Global Market to The Nasdaq Capital Market.
On June 27, 2023, the Company received approval from the Listing Qualifications Department of Nasdaq to transfer the listing of the Common Stock and Public Warrants from the Nasdaq Global Market to the Nasdaq Capital Market (the “Approval”). The Common Stock and Public Warrants transferred to the Nasdaq Capital Market at the opening of business on June 29, 2023. The Common Stock will continue to trade under the symbol “XOS” and the Public Warrants will continue to trade under the symbol “XOSWW.” The Nasdaq Capital Market operates in substantially the same manner as the Nasdaq Global Market, but with less stringent listing requirements, although listed companies must meet certain financial requirements and comply with Nasdaq’s corporate governance requirements.
In connection with the Approval, the Company was granted an additional 180-calendar day grace period, or until December 26, 2023, to regain compliance with the Minimum Bid Price Requirement. To regain compliance with the Minimum Bid Price Requirement and qualify for continued listing on the Nasdaq Capital Market, the minimum bid price per share of the Common Stock had to be at least $1.00 for at least ten consecutive business days during the additional 180-calendar day grace period. As part of the Company’s transfer application, the Company notified Nasdaq that in order to regain compliance with the Minimum Bid Price Requirement during the additional grace period, it would implement a reverse stock split. As described below, the Company effected the Reverse Stock Split (defined below) on December 6, 2023. As a result, the minimum bid price per share of the Common Stock was at least $1.00 for the ten consecutive business days ending December 20, 2023, causing the Company to regain compliance with the Minimum Bid Price Requirement.
Reverse Stock Split: In response to the Letter, on December 6, 2023, the Company filed a Certificate of Amendment to the Company’s Certificate of Incorporation to effect a 1‑for‑30 reverse stock split (the “Reverse Stock Split”) of the Company’s issued and outstanding shares of Common Stock. As a result of the Reverse Stock Split, every 30 shares of Common Stock issued and outstanding were automatically combined and converted into one share of Common Stock. No fractional shares were issued in connection with the Reverse Stock Split. Stockholders of record who otherwise would have been entitled to receive fractional shares because they held a number of shares of Common Stock not evenly divisible by the Reverse Stock Split ratio automatically received a cash payment in lieu of such fractional shares based on the closing price of the Common Stock as of the effective time of the Reverse Stock Split. The Reverse Stock Split did not reduce the number of authorized shares of Common Stock of 1,000,000,000, or change the par value per share of the Common Stock. The Reverse Stock Split affected all stockholders uniformly and did not affect any stockholder’s ownership percentage of the Company’s shares of Common Stock (except to the extent that the Reverse Stock Split resulted in some of the stockholders receiving cash in lieu of fractional shares).
All outstanding stock options, warrants, restricted stock units, convertible debt and similar securities entitling their holders to receive or purchase shares of Common Stock were proportionately adjusted as a result of the Reverse Stock Split, as required by the terms of each security. After giving effect to the Reverse Stock Split, with respect to the Company's warrants listed on Nasdaq under the symbol “XOSWW,” every 30 warrants outstanding immediately prior to the Reverse Stock Split are exercisable for one share of Common Stock at an exercise price of $345.00 per share, which is 30 times $11.50, the initial exercise price per share.
Standby Equity Purchase Agreement
On March 23, 2022, the Company entered into a Standby Equity Purchase Agreement with YA II PN, Ltd. (“Yorkville”), which was subsequently amended on June 22, 2023 (as amended, the "SEPA"), whereby the Company has the right, but not the obligation, to sell to Yorkville up to $125.0 million of shares of its Common Stock at its request any time until February 11, 2026, subject to certain conditions. The Company expects to use any net proceeds for working capital and general corporate purposes.

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As consideration for Yorkville’s commitment to purchase shares of Common Stock at the Company’s direction upon the terms and subject to the conditions set forth in the purchase agreement, upon execution of the purchase agreement, the Company issued 619 shares of Common Stock (as adjusted for the Reverse Stock Split) to Yorkville.
On June 22, 2023, the Company and Yorkville entered into the First Amendment to Standby Equity Purchase Agreement (the “SEPA Amendment”), in which the Company and Yorkville amended the SEPA to: (1) change the calculation of the purchase price of an Option 1 Advance (as defined in the SEPA) from an average of the daily VWAP of the Common Stock during a three-day pricing period to the lowest VWAP during such three-day pricing period; (2) change the denomination of any requested advances from the Company to Yorkville under the SEPA from dollars to shares; (3) increase Yorkville’s beneficial ownership limitation under the SEPA from 4.99% to 9.99% of the outstanding Common Stock, provided that if any portion of an advance under the SEPA would cause Yorkville to exceed the beneficial ownership limitation due to Yorkville’s ownership of the Company’s securities convertible into Common Stock, then the maximum number of shares of Common Stock that such securities will be convertible into will be reduced by the number of shares of Common Stock included in such advance for such period that Yorkville holds such shares of common stock covered by such advance and the number of shares of Common Stock covered by such advance will not be reduced; (4) extend the commitment period to February 11, 2026 and (5) make other administrative and drafting changes.
Pursuant to the Side Letter, the Company and Yorkville agreed, among other things, to remove the restriction in the Securities Purchase Agreement on the Company’s ability to effect an advance under the SEPA, subject to certain conditions while the Convertible Debentures remain outstanding. The proceeds from any advance under the SEPA would offset an equal amount outstanding under the Convertible Debentures as an optional redemption. During each calendar month, any portion of such proceeds that would result in the cumulative reduction to the outstanding principal under the Convertible Debentures by more than $3.0 million (“Excess Proceeds”) were to be split such that 75% of such Excess Proceeds is paid to the Company pursuant to the terms of the SEPA and 25% of such Excess Proceeds is applied as an optional redemption of the Convertible Debentures. Each monthly Prepayment amount under the Convertible Debentures were to be reduced by any such optional redemptions in the 30 days prior to the applicable Prepayment date. During the six months ended June 30, 2024 and 2023, the Company issued 5,500 and 99,566 shares of Common Stock under the SEPA for proceeds of $46,750 and $924,179, respectively.
As of June 30, 2024 and December 31, 2023, the remaining commitment available under the agreement was $119.4 million and $119.5 million, respectively. However, our ability to fully utilize the remaining commitment amount may be limited by various factors, including, but not limited to, the availability of an effective registration statement permitting the resale of such shares of Common Stock. In particular, the Company’s access to capital under the SEPA is not available as of the date of this Report on Form 10-Q and will not be available until the Company files with the SEC a post-effective amendment to the Registration Statement on Form S-1 filed on July 27, 2023.
Note 10 — Derivative Instruments
Public and Private Placement Warrants
As of June 30, 2024, the Company had 18,633,301 Public Warrants and 199,997 Private Placement Warrants outstanding, with fair values of $0.4 million and $5,000, respectively.
Each Warrant is exercisable to purchase one-thirtieth of one share of Common Stock (as adjusted for the Reverse Stock Split). The Public Warrants have an exercise price of $345.00 per whole share, subject to adjustments, and will expire on August 20, 2026 or earlier upon redemption or liquidation. The Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the units and only whole Public Warrants will trade. The Public Warrants became exercisable; provided that the Company has an effective registration statement under the Securities Act covering the issuance of the Common Stock issuable upon exercise of the Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their Warrants on a cashless basis under the circumstances

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specified in the warrant agreement). A registration statement was filed with the SEC covering the issuance of the Common Stock issuable upon exercise of the Warrants, and the Company will use its commercially reasonable efforts to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Common Stock until the Public Warrants expire or are redeemed. If the shares of Common Stock are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, requires holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement.
The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the Common Stock issuable upon exercise of the Private Placement Warrants were not transferable, assignable or salable until September 19, 2021, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
Redemption of Warrants for cash when the price per share of Common Stock equals or exceeds $540.00:
Once the Warrants become exercisable, the Company may redeem the outstanding Warrants (except as described above with respect to the Private Placement Warrants):
•in whole and not in part;
•at a price of $0.01 per Warrant;
•upon not less than 30 days’ prior written notice of redemption to each Warrant holder; and
•if, and only if, the last reported sale price of Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the Warrant holders (the “Reference Value”) equals or exceeds $540.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like).
The Company will not redeem the Warrants as described above unless a registration statement under the Securities Act covering the issuance of the Common Stock issuable upon exercise of the Warrants is then effective and a current prospectus relating to those Common Stock is available throughout the 30-day redemption period. If and when the Warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of Warrants for Common Stock when the price per share equals or exceeds $300.00:
Once the Warrants become exercisable, the Company may redeem the outstanding Warrants (including both Public Warrants and Private Placement Warrants):
•in whole and not in part;
•at $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of Common Stock;
•if, and only if, the Reference Value equals or exceeds $300.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like); and

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•if the Reference Value is less than $540.00 per share (as adjusted), the Private Placement Warrants must also concurrently be called for redemption on the same terms as the outstanding Public Warrants, as described above.
The “fair market value” of Common Stock shall mean the average reported last sale price of Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants.
In no event will the Company be required to net cash settle any Warrant. The Warrants may also expire worthless.
Note 11 — Share-Based Compensation
2018 Stock Plan
On November 27, 2018, the Legacy Xos’ board of directors and stockholders adopted the 2018 Stock Plan. There are no shares available for issuance under the 2018 Stock Plan; however, the 2018 Stock Plan continues to govern the terms and conditions of the outstanding awards granted under the 2018 Stock Plan.
As of June 30, 2024, there were 1,837 Options outstanding under the 2018 Stock Plan. The amount and terms of Option grants were determined by the board of directors of Legacy Xos. The Options granted under the 2018 Stock Plan generally expire within 10 years from the date of grant and generally vest over four years, at the rate of 25% on the first anniversary of the date of grant and ratably on a monthly basis over the remaining 36-month period thereafter based on continued service.
Stock option activity during the six months ended June 30, 2024 consisted of the following:

	Options	Weighted Average Fair Value Per Share	Weighted Average Exercise Price Per Share	Weighted Average Remaining Years	Aggregate Intrinsic Value
December 31, 2023 — Options outstanding	22,512	$0.40	$0.51	0.55	$168,194
Exercised	(20,659)	0.38	0.50		141,076
March 31, 2024 — Options outstanding	1,853	$0.56	$0.63	5.79	$17,806
Exercised	(16)	0.64	0.46		115
June 30, 2024 — Options outstanding	1,837	0.56	0.63	5.54	$11,532
June 30, 2024 — Options vested and exercisable	1,765	$0.55	$0.64	5.51	$11,071
Aggregate intrinsic value represents the difference between the exercise price of the options and the fair value of the Company’s common stock. The aggregate intrinsic value of options exercised during the three months ended June 30, 2024 and 2023 were approximately $115 and $179,000, respectively. The aggregate intrinsic value of options exercised during the six months ended June 30, 2024 and 2023 were approximately $141,000 and $180,000, respectively.
The Company estimates the grant date fair value of options utilizing the Black-Scholes option pricing model, which is dependent upon several variables, including expected option term, expected volatility of the Company's share price over the expected term, expected risk-free rate and expected dividend yield rate. There were no option grants during the three and six months ended June 30, 2024 and 2023.
2021 Equity Plan
On August 19, 2021 the Company’s stockholders approved the 2021 Equity Plan, which was ratified by the Company’s board of directors on August 20, 2021. The 2021 Equity Plan provides for the grant of incentive stock options (“ISOs”), within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the

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“Code”) to employees, including employees of any parent or subsidiary, and for the grant of non-statutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock units (“RSUs”), performance awards and other forms of awards to employees, directors and consultants, including employees and consultants of Xos’ affiliates.
As of June 30, 2024, there were 371,857 shares of Common Stock available for issuance under the 2021 Equity Plan.
RSU activity during the six months ended June 30, 2024 consisted of the following:

	RSUs	Weighted Average Grant Date Fair Value	Weighted Average Fair Value
December 31, 2023 — RSU outstanding	603,040	$18.97	$4,819,138
Granted	95,636	9.15	863,989
Vested	(94,428)	17.76	848,522
Forfeited	(4,845)	21.26	55,365
March 31, 2024 — RSU outstanding	599,403	$17.43	$6,146,714
Granted	92,505	7.64	706,702
Vested	(265,157)	13.83	2,120,841
Forfeited	(25,055)	16.52	218,566
June 30, 2024 — RSU outstanding	401,696	$17.61	$2,781,676
The Company recognized stock-based compensation expense (including Earn-out RSUs) in the condensed consolidated statements of operations and comprehensive loss for the three and six months ended June 30, 2024 totaling approximately $1.6 million and $3.6 million, respectively, and June 30, 2023, totaling approximately $2.1 million and $4.1 million, respectively, which consisted of the following (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Cost of goods sold	$99	$137	$236	$266
Research and development	353	457	815	958
Sales and marketing	170	258	324	525
General and administrative	1,012	1,202	2,265	2,317
Total	$1,634	$2,054	$3,640	$4,066
We allocate stock-based compensation expense to cost of goods sold, research and development expense, sales and marketing expense and general and administrative expense, based on the roles of the applicable recipients of such stock-based compensation. The unamortized stock-based compensation expense was $6.6 million as of June 30, 2024, and weighted average remaining amortization period as of June 30, 2024 was 2.13 years.
The aggregate fair value of RSUs that vested was $2.1 million and $3.0 million during the three and six months ended June 30, 2024, respectively.

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Note 12 — Property and Equipment, net
Property and equipment, net consisted of the following at June 30, 2024 and December 31, 2023 (in thousands):

	June 30, 2024	December 31, 2023
Equipment	$7,749	$7,629
Finance lease assets	7,784	7,974
Furniture and fixtures	173	173
Company vehicles	2,397	2,102
Leasehold improvements	1,401	1,401
Computers, software and related equipment	3,128	3,091
Construction in progress	292	292
Property and equipment, gross	22,924	22,662
Accumulated depreciation	(9,936)	(8,002)
Property and equipment, net	$12,988	$14,660
Depreciation expense during the three months ended June 30, 2024 and 2023, totaled $0.9 million and $0.4 million, respectively. Depreciation expense during the six months ended June 30, 2024 and 2023, totaled $1.8 million and $1.4 million, respectively.
Note 13 — Commitments and Contingencies
Legal Contingencies
Legal claims may arise from time to time in the normal course of business, the results of which may have a material effect on the Company’s accompanying unaudited condensed consolidated financial statements. As of June 30, 2024 and December 31, 2023, the Company was not a party to any legal proceedings, that individually or in the aggregate, are reasonably expected to have a material adverse effect on the Company’s results of operations, financial condition or cash flows.
Other Contingencies
The Company enters into non-cancellable long-term purchase orders and vendor agreements in the normal course of business. As of June 30, 2024, non-cancellable purchase commitments with two of the Company’s vendors totaled $0.4 million.
Note 14 — Related Party Transactions
The Company had a contract manufacturing agreement with Fitzgerald Manufacturing Partners to provide manufacturing services, which was terminated during June 2023. The owner of Fitzgerald Manufacturing Partners is a stockholder of the Company. The Company also has lease agreements with Fitzgerald Manufacturing Partners. For each of the three months ended June 30, 2024 and 2023, the Company incurred rent expense of $0.2 million related to these agreements. For each of the six months ended June 30, 2024 and 2023, the Company incurred rent expense of $0.4 million related to these agreements.
Note 15 — Income Taxes
The Company’s effective tax rate during the three months ended June 30, 2024 and 2023 was (0.04)% and (0.01)%, respectively. The Company’s effective tax rate during the six months ended June 30, 2024 and 2023 was (0.04)% and (0.01)%, respectively. State taxes coupled with losses not benefited resulted in an effective tax rate below the statutory tax rate of 21% for the six months ended June 30, 2024.

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The Company acquired ElectraMeccanica on March 26, 2024 through a stock acquisition. The Company considered ElectraMeccanica’s operations for income tax purposes and deemed the net impact to the provision for income taxes for the six months ended June 30, 2024 immaterial.
The Company recognizes tax benefits related to positions taken, or expected to be taken, on its tax returns, only if the positions are "more-likely-than-not" sustainable. Once this threshold has been met, the Company's measurement of its expected tax benefits is recognized in its financial statements. The Company does not have any uncertain tax positions that meet this threshold as of June 30, 2024 and December 31, 2023.
The Company is subject to taxation and files income tax returns with the U.S. federal government and various states, as well as Canada and China. The Company’s 2020 California state return is currently under examination by the California Franchise Tax Board, but the Company does not believe there are any uncertain tax benefits that should be reserved. The Company is not currently under examination by any other tax authorities. The Company generally is not subject to examination for tax years prior to 2018.
At June 30, 2024, the Company's deferred income taxes were in a net asset position mainly due to deferred tax assets generated by net operating losses. The Company assesses the likelihood that its deferred tax assets will be realized. A full review of all positive and negative evidence needs to be considered, including the Company's current and past performance, the market environments in which the Company operates, the utilization of past tax credits, the length of carryback and carryforward periods, and tax planning strategies that might be implemented. Management believes that, based on a number of factors, it is more likely than not that all or some portion of the deferred tax assets may not be realized; accordingly, the Company has provided a valuation allowance against its net deferred tax assets at June 30, 2024 and December 31, 2023.
Note 16 — Net Loss per Share
Basic and diluted net loss per share during the three and six months ended June 30, 2024 and 2023 consisted of the following (in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Numerator:
Net loss	$(9,663)	$(23,578)	$(20,666)	$(47,909)
Net loss attributable to common stockholders, basic	(9,663)	(23,578)	(20,666)	(47,909)
Net loss attributable to common stockholders, diluted (1)	(9,663)	(23,578)	(20,666)	(47,909)
Denominator:
Basic (2)
Weighted average common shares outstanding, basic	7,864	5,700	6,986	5,667
Basic net loss per share	$(1.23)	$(4.14)	$(2.96)	$(8.45)
Diluted (2)
Weighted average common shares outstanding, diluted (1)	7,864	5,700	6,986	5,667
Diluted net loss per share	$(1.23)	$(4.14)	$(2.96)	$(8.45)
__________________
(1)Net loss attributable to common stockholders, diluted during the three and six months ended June 30, 2024, excludes adjustments related to the change in fair value of derivative liabilities, interest expense and amortization of discounts and issuance costs related to the Convertible Debentures. Additionally, weighted average common shares outstanding, diluted as of the three and six months ended June 30, 2023 excludes the if-converted shares related to the Convertible Debentures. These adjustments were excluded from the calculation of diluted net loss per share as they would have an antidilutive effect (see Note 8 - Convertible Notes).
(2)Shares for the three and six months ended June 30, 2023 have been retrospectively adjusted for the 1-for-30 reverse stock split that occurred on December 6, 2023.

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Potential ending shares outstanding that were excluded from the computation of diluted net loss per share because their effect was anti-dilutive as of June 30, 2024 and 2023 consisted of the following (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023 (1)	2024	2023 (1)
Contingent earn-out shares	547	547	547	547
Common stock underlying public and private warrants	628	628	628	628
Restricted stock units	402	722	402	722
Stock options	2	25	2	25
If-converted common stock from convertible debt	280	1,568	280	2,051
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(1)Shares for the three and six months ended June 30, 2023 have been retrospectively adjusted for the 1-for-30 reverse stock split that occurred on December 6, 2023.
Note 17 — Fair Value Measurements
ASC 820, Fair Value Measurements and Disclosures, clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based upon assumptions that market participants would use in pricing an asset or liability.
U.S. GAAP establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. As presented in the tables below, this hierarchy consists of three broad levels:
•Level 1: Quoted prices in active markets for identical assets and liabilities.
•Level 2: Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and model-derived valuations whose inputs or significant value drivers are observable.
•Level 3: Significant inputs to the valuation model are unobservable and significant to the overall fair value measurement of the assets or liabilities. Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.
The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, other current liabilities, warrants, earn-out shares liability, convertible debt and the associated derivative liability. The fair value of cash, cash equivalents and accounts receivable approximates carrying value due to their short-term maturity.
As required by ASC 820, assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to their fair value measurement. Derivative financial instruments which are required to be measured at fair value on a recurring basis are measured at fair value using Level 3 inputs for all periods presented. Level 3 inputs are unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

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Assets and liabilities carried at fair value on a recurring basis as of June 30, 2024 and December 31, 2023 consisted of the following (in thousands):

	June 30, 2024
	Fair Value	Level 1	Level 2	Level 3
Financial Assets
Cash and Cash Equivalents(1):
Money market funds	$5	$5	$—	$—
Total Financial Assets	$5	$5	$—	$—

Financial Liabilities:
Private Placement Warrants	$5	$—	$5	$—
Public Warrants	430	430	—	—
Contingent Earn-out Shares liability	6	—	—	6
Total Financial Liabilities	$441	$430	$5	$6

	December 31, 2023
	Fair Value	Level 1	Level 2	Level 3
Financial Assets
Cash and Cash Equivalents(1):
Money market funds	$2,917	$2,917	$—	$—
Total Financial Assets	$2,917	$2,917	$—	$—

Financial Liabilities:
Private Placement Warrants	$4	$—	$4	$—
Public Warrants	391	391	—	—
Contingent Earn-out Shares liability	39	—	—	39
Total Financial Liabilities	$434	$391	$4	$39
__________________
(1)Included in total cash and cash equivalents on the condensed consolidated balance sheets.
The changes in the fair value of Level 3 financial liabilities during the three months ended June 30, 2024 consisted of the following (in thousands):

Contingent Earn-Out Shares Liability
Fair value at March 31, 2024	$42
Recognition of Earn-out RSUs	—
Change in fair value during the period	(36)
Fair value at June 30, 2024	$6

Xos, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
Unaudited
The changes in the fair value of Level 3 financial liabilities during the six months ended June 30, 2024 consisted of the following (in thousands):

Contingent Earn-Out Shares Liability
Fair value at December 31, 2023	$39
Recognition of Earn-out RSUs	—
Change in fair value during the period	(33)
Fair value at June 30, 2024	$6
Significant unobservable inputs related to Level 3 earn-out shares liability consisted of the following:

	June 30, 2024	December 31, 2023
Stock price	$6.91	$7.98
Stock price volatility	80%	80%
Expected term	2.14 years	2.64 years
Risk-free interest rate	4.7%	4.1%
Note 18 — Subsequent Events
Tyburn Sublease
On June 20, 2024, the Company entered into an agreement to sublease a portion of their Los Angeles office space, effective as of July 1, 2024, the date in which the tenant took possession of the office space. In accordance with ASC 842: Leases, the Company is accounting for the sublease as an operating lease and will recognize a monthly income of $35,000 over the lease term, which has an expiration date of January 31, 2027. There are no signs of impairment and the income derived from the sublease will be recognized on a straight-line basis over the term of the sublease.

ElectraMeccanica Vehicles Corp.
Consolidated Financial Statements
Years Ended December 31, 2023 and 2022
Expressed in United States Dollars

KPMG LLP
PO Box 10426 777 Dunsmuir Street
Vancouver BC V7Y 1K3
Canada
Telephone (604) 691-3000
Fax (604) 691-3031
Report of Independent Registered Public Accounting Firm
To the Shareholders and Board of Directors
ElectraMeccanica Vehicles Corp.:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of ElectraMeccanica Vehicles Corp. and subsidiaries (the Company) as of December 31, 2023 and 2022, the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2023, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Valuation of long-lived assets
As discussed in Note 2 to the consolidated financial statements, the Company assesses long-lived assets, such as plant and equipment, finite-lived intangible assets, and operating lease right-of-use assets for impairment when events or changes in circumstances indicate the carrying amount may not be recoverable. If circumstances require a long-lived asset or asset group to be tested for impairment and the carrying amount of the long-lived asset or asset group exceeds the undiscounted cash flows, an impairment is recognized to the extent that the carrying amount of the assets exceeds their fair value. As discussed in Note 8 to the consolidated financial statements, for the purpose of impairment testing as of December 31, 2023, the Company has grouped the long-lived assets into asset groups. The asset groups include the Company’s operating lease right-of-use assets and leasehold improvements and the Company’s cloud computing assets. As of December 31, 2023, the right-of-use and leasehold improvements asset group included a portion of the $11,090,868 in plant and equipment, net related to leasehold improvements and $7,336,243 in operating lease right-of-use assets. As discussed in Notes 4 and 7 to the consolidated financial statements, as of December 31, 2023 the cloud computing asset group has $2,405,964 and $1,374,299 in cloud computing assets included in other assets, and prepaid expenses and other current assets, respectively.
We identified the assessment of the valuation of the operating lease right-of use assets, leasehold improvements, and cloud computing assets as a critical audit matter. Subjective auditor judgment was required to evaluate the selection of the market rent and discount rate inputs used in determining the fair values of the operating lease right-of-use assets and leasehold improvements. Subjective auditor judgment was also required to evaluate the selection of the method applied and the obsolescence factor used in determining the fair value of the cloud computing assets. The estimation of market rents and discount rates is subject to significant measurement uncertainty. Changes in these assumptions or the use of a different valuation method to value the cloud computing assets could have had a significant impact on the fair values of the leasehold improvements, operating lease right-of-use assets, and cloud computing assets.
The following are the primary procedures we performed to address this critical audit matter. We performed sensitivity analysis and assessed the impact of possible changes to the market rents and discount rates on the fair values of the operating lease right-of-use assets and leasehold improvements. With the assistance of valuation professionals with specialized skills and knowledge, we:
•compared the selected market rents and discount rates to third-party industry data for premises with similar characteristics, including type and location.
•evaluated the valuation model selected to determine the fair value of the cloud computing assets by inspecting documentation obtained from the Company and the Company’s external valuation specialists.
•compared the selected obsolescence factor for the cloud computing assets to third-party industry data for similar assets.
/s/ KPMG LLP
Chartered Professional Accountants
We have served as the Company’s auditor since 2018.
Vancouver, Canada
March 8, 2024

ElectraMeccanica Vehicles Corp.
Consolidated Balance Sheets
(Expressed in United States dollars)

	December 31, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$65,454,810	$134,255,538
Receivables, net	142,109	273,958
Prepaid expenses and other current assets	2,887,808	11,390,850
Inventory, net	2,370,000	4,233,055
Total current assets	70,854,727	150,153,401

Restricted cash	1,116,456	515,449
Plant and equipment, net	11,090,868	16,452,477
Operating lease right-of-use assets	7,336,243	9,031,277
Other assets	3,711,816	5,093,825
Total assets	$94,110,110	$181,246,429

Current liabilities
Trade payables and accrued liabilities	4,241,888	19,346,470
Customer deposits	33,797	339,744
Current portion of lease liabilities	1,028,676	810,677
Contract termination liability	—	15,700,000
Total current liabilities	5,304,361	36,196,891

Share-based compensation liability	250,694	76,476
Lease liabilities	15,492,841	17,528,282
Deferred revenue	—	119,253
Total liabilities	21,047,896	53,920,902

Commitments and contingencies (Note 19)

Shareholders’ equity
Share capital - without par value, unlimited shares authorized; 119,292,132 and 119,287,917 shares issued and outstanding as of December 31, 2023 and 2022, respectively	398,868,610	395,564,470
Accumulated other comprehensive income	4,580,972	4,566,225
Accumulated deficit	(330,387,368)	(272,805,168)
Total shareholders’ equity	73,062,214	127,325,527
Total liabilities and shareholders’ equity	$94,110,110	$181,246,429
The accompanying notes are an integral part of these consolidated financial statements

ElectraMeccanica Vehicles Corp.
Consolidated Statements of Operations and Comprehensive Loss
(Expressed in United States dollars)

	Years Ended
	December 31, 2023	December 31, 2022
Revenue	$608,429	$6,812,446
Cost of revenue	1,549,621	33,067,782
Gross loss	(941,192)	(26,255,336)
Operating expenses
General and administrative expenses	32,450,361	39,755,257
Acquisition related expenses	7,562,652	—
Research and development expenses	9,154,084	22,031,212
Sales and marketing expenses	2,962,900	14,663,968
Impairment	1,929,410	7,592,641
	54,059,407	84,043,078
Operating loss	(55,000,599)	(110,298,414)
Other non-operating income (expense)
Interest income	4,908,398	2,301,218
Impairment of loan receivable	(6,000,000)	—
Changes in fair value of derivative liabilities	—	191,202
Gain / (loss) on settlement of legal liabilities	712,715	(15,700,000)
Other (expense), net	(2,133,266)	(44,764)
Foreign exchange loss	(68,448)	(124,201)
Loss before taxes	(57,581,200)	(123,674,959)
Current income tax expense	1,000	23,554
Net loss	$(57,582,200)	$(123,698,513)
Other comprehensive income
Foreign currency translation adjustments	14,747	64,425
Comprehensive loss	$(57,567,453)	$(123,634,088)
Loss per share – basic and diluted	$(0.48)	$(1.04)
Weighted average number of shares outstanding – basic and diluted	119,288,852	118,739,410
The accompanying notes are an integral part of these consolidated financial statements

ElectraMeccanica Vehicles Corp.
Consolidated Statements of Cash Flows
(Expressed in United States dollars)

	Years Ended
	December 31, 2023	December 31, 2022
Cash flows from operating activities
Net loss	$(57,582,200)	$(123,698,513)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,447,008	5,822,999
Stock-based compensation expense	3,570,269	4,985,953
Inventory provision	1,795,420	13,829,497
Loss on disposal of long-lived asset	2,246,046	—
Impairment	1,929,410	7,592,641
(Gain) / loss on settlement of legal liabilities	(1,092,715)	15,700,000
Change in estimate for recall provision	(440,000)	8,915,044
Change in fair value of derivative liabilities	—	(191,202)
Impairment of loan receivable	6,000,000	—
Unrealized currency translation (gain) / loss	(55,591)	16,498
Changes in operating assets and liabilities:
Receivables, net	131,849	79,361
Prepaid expenses and other assets	1,414,503	(5,594,460)
Inventory, net	(36,017)	(14,664,270)
Trade payables and accrued liabilities	(14,713,085)	1,873,380
Operating lease liabilities	21,476	1,233,699
Customer deposits	(306,167)	(310,955)
Contract termination liability	(8,000,000)	—
Net cash used in operating activities	(61,669,794)	(84,410,328)
Cash flows in investing activities
Expenditures on plant and equipment	(745,416)	(3,398,974)
Proceeds from disposal of plant and equipment	297,543	—
Loan receivable to Tevva	(6,000,000)	—
Net cash used in investing activities	(6,447,873)	(3,398,974)
Cash flows from financing activities
Payment for issuance of common shares for RSU settlement	—	(106,187)
Payment for DSU settlement	(91,911)	—
Proceeds from issuance of common shares for options exercised	—	487,054
Net cash (used in) / provided by financing activities	(91,911)	380,867
Decrease in cash and cash equivalents and restricted cash	(68,209,578)	(87,428,435)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	9,857	(20,262)
Cash and cash equivalents and restricted cash, beginning	134,770,987	222,219,684
Cash and cash equivalents and restricted cash, ending	$66,571,266	$134,770,987
The accompanying notes are an integral part of these consolidated financial statements

ElectraMeccanica Vehicles Corp.
Consolidated Statements of Changes in Stockholders’ Equity
(Expressed in United States dollars)

	Share capital		Accumulated Other Comprehensive Income	Accumulated Deficit	Total Equity
	Number of shares	Amount
Balance at December 31, 2021	117,338,964	$390,290,103	$4,501,800	$(149,106,655)	$245,685,248
Shares issued pursuant to exercise of options	1,615,430	487,054	—	—	487,054
Shares issued pursuant to exercise of RSU	333,523	(175,526)	—	—	(175,526)
Stock-based compensation	—	4,962,839	—	—	4,962,839
Net loss	—	—	—	(123,698,513)	(123,698,513)
Foreign currency translation	—	—	64,425	—	64,425
Balance at December 31, 2022	119,287,917	$395,564,470	$4,566,225	$(272,805,168)	$127,325,527

Shares issued pursuant to exercise of options	4,215	—	—	—	—
Stock-based compensation	—	3,304,140	—	—	3,304,140
Net loss	—	—	—	(57,582,200)	(57,582,200)
Foreign currency translation	—	—	14,747	—	14,747
Balance at December 31, 2023	119,292,132	$398,868,610	$4,580,972	$(330,387,368)	$73,062,214
The accompanying notes are an integral part of these consolidated financial statements

ElectraMeccanica Vehicles Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States dollars)
For the year ended December 31, 2023 and 2022

1.    Nature and continuance of operations
ElectraMeccanica Vehicles Corp. (the “Company”) was incorporated on February 16, 2015, under the laws of the Province of British Columbia, Canada, and its principal activity is the development and manufacturing of electric vehicles (“EVs”).
The head office and principal address of the Company are located at 6060 Silver Drive, Third Floor, Burnaby, British Columbia, Canada, V5H 0H5. The operational headquarters of the Company are located 8127 E. Ray Road, Mesa, AZ 85212.
These consolidated financial statements have been prepared on the assumption that the Company will continue in operation for the foreseeable future and will be able to realize assets and discharge liabilities in the ordinary course of operations. The Company’s continuation is dependent upon its ability to identify and successfully consummate strategic alternatives from which the Company obtains a business model within the broad electrification sector.
The Company has historically designed and manufactured smaller, simpler and purposeful electric vehicles (“EVs”) primarily targeted for the U.S. market through direct marketing and sales to consumers and small businesses. The Company’s initial product was the three-wheel, single-seat, SOLO. However, given the significant challenges experienced by customers in purchasing, financing, insuring and after-sale servicing of a three-wheel autocycle, such as the SOLO, at the end of 2022, the Company made the strategic decision to cease production of the SOLO.
In February 2023, the Company announced the voluntary recall of its SOLO vehicles due to an unidentified technical issue that resulted in loss of propulsion while driving in certain vehicles at certain times. In April 2023, the Company decided to offer to repurchase all 429 previously retailed SOLO vehicles to ensure the safety of our customers, of which the Company has made refund payments for 392 vehicles returned by customers as of December 31, 2023.
On August 14, 2023, the Company and Tevva Motors Limited (“Tevva”) signed an arrangement agreement (“Tevva Arrangement Agreement”) and other ancillary agreements to merge the two companies into a newly created parent company (the “Tevva Arrangement”). The Tevva Arrangement Agreement included customary representations, covenants, and closing conditions. On October 4, 2023, the Company terminated the Tevva Arrangement Agreement as a result of multiple incurable breaches of the Tevva Arrangement Agreement by Tevva, including failures by Tevva to disclose material information about Tevva to the Company.
On January 11, 2024, the Company and Xos, Inc., a publicly traded Nasdaq company incorporated in Delaware (“Xos”), entered into an arrangement agreement (the “Xos Arrangement Agreement”), pursuant to which Xos will acquire all of the issued and outstanding common shares of the Company pursuant to a plan of arrangement (the “Xos Plan of Arrangement”) under the Business Corporations Act (British Columbia) (the “Xos Arrangement”). Xos is a leading manufacturer of medium-duty commercial EVs for parcel delivery, uniform rental, food and beverage, and cash-in-transit fleets across the United States and Canada. See Note 20 for additional information.
Management intends to finance its operations over the next twelve months using existing cash on hand.
2.    Summary of significant accounting policies
Basis of presentation and consolidation
As a non-U.S. company listed on the NASDAQ, the United States Securities and Exchange Commission (“SEC”) required the Company to perform a test on the last business day of the second quarter of each fiscal year to determine whether the Company continued to meet the definition of a foreign private issuer (“FPI”). Historically, the Company met the definition of an FPI, and as such, prepared consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”), reported with the SEC on FPI forms, and complied with SEC rules and regulations applicable to FPIs.

ElectraMeccanica Vehicles Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States dollars)
For the year ended December 31, 2023 and 2022
On June 30, 2022, the Company performed the test and determined that the Company no longer met the definition of an FPI. As such, the Company is required to prepare consolidated financial statements in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”), report with the SEC on domestic forms, and comply with SEC rules and regulations applicable to domestic issuers. In the year ended December 31, 2022, the Company retrospectively adopted U.S. GAAP.
The consolidated financial statements of the Company have been prepared in accordance with U.S. GAAP for all periods presented. Comparative figures, which were previously prepared in accordance with IFRS, have been adjusted as required to be compliant with the Corporation’s accounting policies under U.S. GAAP.
These consolidated financial statements include the accounts of the Company and its subsidiaries in which the Company has a controlling financial interest. All intercompany balances and transactions have been eliminated from the Company’s consolidated financial statements.
Use of estimates
The preparation of the consolidated financial statements in accordance with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from the estimates made by management.
Estimates are based on management’s best knowledge of current events and actions that the Company may undertake in the future. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.
Estimates include the following:
•estimating the write down of inventory to net realizable value;
•estimating the fair value of stock options that are based on market conditions;
•estimating the incremental borrowing rate for calculating the lease liabilities;
•estimating the recall provision;
•estimating the contingent liabilities for the contract termination;
•estimating the fair value of the long-lived assets to determine and measure impairment losses on property and equipment, right-of-use assets and cloud computing assets included in other assets; and
•changes in facts and circumstances related to the determination of asset groups for impairment testing purposes.
Assets and liabilities held for sale
Assets and liabilities (disposal groups) to be sold are classified as held for sale in the period in which all of the following criteria are met, including: (i) management commits to a plan to sell, (ii) the disposal group is available to sell in its present condition, (iii) there is an active program to locate a buyer, (iv) the disposal group is being actively marketed at a reasonable price in relation to its fair value, (v) significant changes to the plan to sell are unlikely, and (vi) the sale of the disposal group is generally probable of being completed within one year. Management performs an assessment at least quarterly or when events or changes in business circumstances indicate that a change in classification may be necessary.
Assets and liabilities held for sale are presented separately within the consolidated balance sheets with any adjustments necessary to measure the disposal group at the lower of its carrying value or fair value less costs to sell. Depreciation of property, plant and equipment are not recorded while these assets are classified as held for sale. For

ElectraMeccanica Vehicles Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States dollars)
For the year ended December 31, 2023 and 2022
each period the disposal group remains classified as held for sale, its recoverability is reassessed and any necessary adjustments are made to its carrying value.
Cash and cash equivalents
Cash and cash equivalents include cash on hand, deposits with banks with original maturities of ninety days or less and overdrafts to the extent there is a legal right of offset and practice of net settlement with cash balances.
Inventory
Inventory consists of vehicles and parts held for resale or for use in fixed fee contracts and is valued at the lower of cost and net realizable value. The cost of inventory includes purchase costs and conversion costs, and is determined principally by using the weighted average method. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion, disposal, and transportation, and any other estimated costs necessary to make the sale. As necessary, the Company records write-downs for excess, slow moving and obsolete inventory. To determine these amounts, the Company regularly reviews inventory quantities on hand and compares them to estimates of historical utilization, future product demand, and production requirements. Write-downs of inventory to net realizable value are recorded in cost of revenue in the consolidated financial statements.
Prepaid expenses and deposits
The Company pays for some goods and services in advance and recognizes these expenses as prepaid expenses at the balance sheet date. If certain prepaid expenses extend beyond one-year, those are classified as non-current assets.
Loan receivable
When the Company records receivables, it records an allowance for credit losses for the current expected credit losses (CECL) inherent in the asset over its expected life. The allowance for credit losses is a valuation account deducted from the amortized cost basis of the assets to present their net carrying value at the amount expected to be collected. Each period, the allowance for credit losses is adjusted through earnings to reflect expected credit losses over the remaining lives of the assets. The Company evaluates debt securities with unrealized losses to determine whether any of the losses arise from concerns about the issuer’s credit or the underlying collateral and record an allowance for credit losses, if required. The Company estimates expected credit losses based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. Changes in the relevant information may significantly affect the estimates of expected credit losses. During the year ended December 31, 2023, the Company advanced cash to Tevva in the form of a loan receivable of $6.0 million (see Note 12). After assessing the expected proceeds to be received at loan maturity and the potential value of related collateral to secured obligations, the Company determined that the $6 million loan receivable was fully impaired and recorded an impairment loss of $6.0 million in the consolidated statement of operations and comprehensive loss.
Plant and equipment
Plant and equipment are measured at historical cost less accumulated depreciation and accumulated impairment losses, if any. Historical cost includes expenditures that are directly attributable to the acquisition of the asset, including all costs incurred in bringing the asset to its present location and condition.

ElectraMeccanica Vehicles Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States dollars)
For the year ended December 31, 2023 and 2022
Depreciation is generally computed using the straight-line method over the estimated useful lives of the respective assets, as follows:

Furniture and equipment	5 years
Computer hardware	3 years
Computer software	2 years
Vehicles	3 years
Production molds	3 years
Leasehold improvements	over term of lease
Right-of-use assets	over term of lease
Impairment of long-lived assets
Long-lived assets, such as plant, and equipment, finite-lived intangible assets, and operating lease right-of-use assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group exceeds the undiscounted cash flows, an impairment is recognized to the extent that the carrying amount exceeds the fair value. Fair value can be determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. Any impairment loss recognized is not reversed in future periods.
Cloud computing arrangements
Capitalized implementation costs for cloud computing arrangements represents the primary balance of the Company’s other assets.
The Company’s cloud computing arrangements primarily comprise of hosting arrangements which are service contracts, whereby the Company gains remote access to use enterprise software hosted by the vendor or another third party on an as-needed basis for a period of time in exchange for a subscription fee. Subscription fees are usually prepaid and recorded in operating expense over the period that the Company has access to use the software. Implementation costs for cloud computing arrangements are capitalized if certain criteria are met and consist of internal and external costs directly attributable to developing and configuring cloud computing software for its intended use. Amortization of capitalized implementation costs is recorded on a straight-line basis over the term of the cloud computing arrangement, which is the non-cancellable period of the agreement, together with periods covered by renewal options which the Company is reasonably certain to exercise. The Company only capitalizes subsequent additions, modifications or upgrades to internal-use software to the extent that such changes allow the software to perform a task it previously did not perform.
Leases
The Company enters into contractual arrangements for the utilization of certain non-owned assets. Historically, these principally related to property for the Company’s offices, assembly facility and kiosk locations which have varying terms including extension and termination options.
The Company determines if an arrangement is a lease at inception. Leases are evaluated at commencement to determine proper classification as an operating lease or a finance lease. The Company’s leases are all operating leases. The Company recognizes a right-of-use (“ROU”) asset and lease liability at lease commencement based on the present value of lease payments over the lease term.
The Company generally uses its incremental borrowing rate as the discount rate as most of the Company’s lease arrangements do not provide an implicit borrowing rate. The incremental borrowing rate is estimated using a combination of risk-free interest rate corresponding to lease terms, as well as a blended credit risk spread.

ElectraMeccanica Vehicles Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States dollars)
For the year ended December 31, 2023 and 2022
For operating leases, fixed lease payments are recognized on a straight-line basis over the lease term. The Company has lease agreements with lease and non-lease components, and has elected to utilize the practical expedient to account for lease and non-lease components together as a single combined lease component. Certain lease agreements include variable lease payments that depend on an index, as well as payments for non-lease components, such as common area maintenance, and certain pass-through operating expenses such as real estate taxes and insurance. In instances where these payments are fixed, they are included in the measurement of our lease liabilities, and when variable, are excluded and recognized in the period in which the obligations for those payments are incurred. The Company’s leases do not contain any material residual value guarantees or payments under purchase and termination options.
Lease terms are initially determined as the non-cancellable period of a lease adjusted for options to extend or terminate a lease that are reasonably certain to be exercised. Lease liabilities are subsequently measured at amortized cost using the effective interest method.
ROU assets are carried at cost less accumulated amortization, impairment losses, and any subsequent remeasurement of the lease liability. Initial cost comprises the lease liability adjusted for lease payments at or before the commencement date, lease incentives received, initial direct costs and an estimate of restoration costs.
The Company has elected not to present short-term leases on the consolidated balance for leases that have lease terms of 12 months or less and do not contain purchase options or renewal terms that the Company is reasonably certain to exercise. The lease expense related to those short-term leases is recognized on a straight-line basis over the lease term.
Revenue
The Company historically generated revenue primarily through the sale of EVs as well as parts sales, services, repairs, and support services, and sales of custom-built vehicles; however, the revenue from custom built vehicles permanently ceased in the fourth quarter 2022.
Sales of EVs
Vehicle sales revenue is generated from the sale of EVs to customers. There is one performance obligation identified in vehicle sale arrangements. Shipping and handling provided by the Company is considered a fulfillment activity. Payment is typically received at or prior to the transfer of control of the vehicle to the customer. The Company recognizes revenue related to the vehicle when the customer obtains control of the vehicle which occurs at a point in time either upon completion of delivery to the agreed upon delivery location or upon pick up of the vehicle by the customer.
The Company’s vehicle contracts do not contain a significant financing component. The Company has elected to exclude sales taxes and amounts collected on behalf of third parties from the measurement of the transaction price.
The Company provides a manufacturer’s warranty on all vehicles sold. The warranty covers the rectification of reported defects via repair, replacement, or adjustment of faulty parts or components. The warranty does not cover any item where failure is due to normal wear and tear. In February 2023, the Company announced a voluntary recall of the SOLO due to an unidentified technical issue that resulted in loss of propulsion while driving in certain vehicles at certain times. In April 2023, the Company decided to offer to repurchase all 429 previously retailed SOLO vehicles to ensure the safety of our customers, of which the Company has made refund payments for 392 vehicles returned by customers as of December 31, 2023. As of December 31, 2023, there are 23 vehicles subject to the recall which have not been repurchased as a result of the customers rejection of the repurchase offer. At December 31, 2023 and 2022, no additional warranty provision has been recognized other than the recall provision as no future warranty services would be required following Company’s decision to buy-back the vehicles under the recall.

ElectraMeccanica Vehicles Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States dollars)
For the year ended December 31, 2023 and 2022
Part sales
The sale of parts is a single performance obligation to be recognized at the point in time when control is transferred to the customer. Shipping and handling provided by Company is considered a fulfillment activity. Payment for the products sold are made upon invoice or in accordance with payment terms customary to the business. The Company’s parts sales do not contain a significant financing component. The Company has elected to exclude sales taxes from the measurement of the transaction price.
Services, repairs and support services
Services, repairs and support services are recognized in the accounting period when the services are rendered. Payment for the services are made upon invoice or in accordance with payment terms customary to the business. The Company’s service revenue does not contain a significant financing component. The Company has elected to exclude sales taxes from the measurement of the transaction price.
Sales of custom-built vehicles
Prior to the fourth quarter of 2022, the Company manufactured and sold custom built vehicles typically on fixed fee arrangements with its customers. Revenue is recognized when the Company has transferred control to the customer which generally occurs upon completion of shipment to the customer. There is one performance obligation identified in vehicle sale arrangements. Shipping and handling provided by the Company is considered a fulfillment activity. Payment is typically received at or prior to the transfer of control of the vehicle to the customer. The Company’s vehicle contracts do not contain a significant financing component. The Company has elected to exclude sales taxes and amounts collected on behalf of third parties from the measurement of the transaction price.
Foreign currency translation
The Company and its subsidiaries’ functional currency is U.S. dollars (“USD”), except the functional currency of Intermeccanica International Inc. is CAD and the functional currency of EMV Automotive Technology (Chongqing) Inc. is the Chinese RMB.
Each entity within the consolidated group records transactions using its functional currency, being the currency of the primary economic environment in which it operates. Foreign currency transactions are translated into the respective functional currency of each entity using the foreign currency rates prevailing at the date of the transaction. Period-end balances of monetary assets and liabilities in foreign currency are translated to the respective functional currencies using period-end foreign currency rates. Foreign currency gains and losses arising from the settlement of foreign currency transactions are recognized in the consolidated statements of operations and comprehensive loss.
On consolidation, the assets and liabilities of foreign operations that have a functional currency other than USD are translated into USD at the exchange rates in effect at the end of the reporting period. Revenues and expenses are translated at the average monthly exchange rates prevailing during the period. The resulting translation gains and losses are included within other comprehensive loss. The cumulative deferred translation gains or losses on the foreign operations are reclassified to net income, only on disposal of the foreign operations.
Advertising and marketing costs
The Company expenses advertising costs when incurred in sales and marketing expenses.
Research and development expenses
Research and development expenses consist primarily of personnel-related expenses, contractor fees, engineering design and testing expenses, and allocated facilities cost. Most of the Company’s research and development expenses are related to developing new products and services and improving existing products and services. Research and development expenses have been expensed as incurred and included in the consolidated statements of operations and comprehensive loss.

ElectraMeccanica Vehicles Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States dollars)
For the year ended December 31, 2023 and 2022
Stock-based compensation
The Company has a share-based compensation plan under which various types of equity-based awards may be granted, including stock options, deferred share units (“DSUs”) and restricted share units (“RSUs”). We use the fair value method of accounting for our stock options, DSUs and RSUs. The fair value of stock option awards with only service and/or performance conditions is estimated on the grant or offering date using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires inputs such as the risk-free interest rate, expected term and expected volatility. These inputs are subjective and generally require significant judgment. The fair value of DSUs and RSUs is measured on the grant date based on the closing fair market value of the Company’s common shares. Stock-based compensation expense is recognized over the vesting period on a straight-line basis. The Company estimates expected forfeitures at the time of grant instead of accounting for forfeitures as they occur.
For performance-based awards, stock-based compensation expense is recognized over the expected performance achievement period of individual performance milestones when the achievement of each individual performance milestone becomes probable. For performance-based awards with a vesting schedule based on the attainment of both performance and market conditions, stock-based compensation expense associated with each tranche is recognized over the longer of (i) the expected achievement period for the operational milestone for such tranche and (ii) the expected achievement period for the related market capitalization milestone determined on the grant date, beginning at the point in time when the relevant operational milestone is considered probable of being achieved. If such operational milestone becomes probable any time after the grant date, we will recognize a cumulative catch-up expense from the grant date to that point in time. If the related market capitalization milestone is achieved earlier than its expected achievement period and the achievement of the related operational milestone, then the stock-based compensation expense will be recognized over the expected achievement period for the operational milestone, which may accelerate the rate at which such expense is recognized. The fair value of such awards is estimated on the grant date using Monte Carlo simulations.
Stock-based compensation expense is recorded in general and administrative expenses, research and development expenses and sales and marketing expenses in the consolidated statements of operations and comprehensive loss.
Income taxes
Income taxes are comprised of current and deferred taxes. These taxes are accounted for using the liability method. Current tax is recognized in connection with income for tax purposes, unrealized tax benefits and the recovery of tax paid in a prior period and measured using the enacted tax rates and laws applicable to the taxation period during which the income or loss for tax purposes arose.
Deferred tax is recognized on the difference between the carrying amount of an asset or a liability, as reflected in the financial statements, and the corresponding tax base, used in the computation of income for tax purposes (temporary differences) and measured using the enacted tax rates and laws as at the balance sheet date that are expected to apply to the income that the Company expects to arise for tax purposes in the period during which the difference is expected to reverse. Management assesses the likelihood that a deferred tax asset will be realized, and a valuation allowance is provided to the extent that it is more likely than not that all or a portion of a deferred tax asset will not be realized. The determination of both current and deferred taxes reflects the Company’s interpretation of the relevant tax rules and judgement.
An unrealized tax benefit may arise in connection with a period that has not yet been reviewed by the relevant tax authority. A change in the recognition or measurement of an unrealized tax benefit is reflected in the period during which the change occurs.
Income taxes are recognized in the consolidated statements of operations and comprehensive loss, except when they relate to an item that is recognized in other comprehensive loss or directly in equity, in which case, the taxes are also recognized in other comprehensive loss or directly in equity respectively. Where income taxes arise from the initial accounting for a business combination, these are included in the accounting for the business combination.

ElectraMeccanica Vehicles Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States dollars)
For the year ended December 31, 2023 and 2022
Interest and penalties in respect of income taxes are not recognized in the consolidated statement of operations and comprehensive loss as a component of income taxes but as a component of interest expense.
Contingencies
Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount within a range of loss can be reasonably estimated. When no amount within the range is a better estimate than any other amount, the Company accrues for the minimum amount within the range. Legal costs incurred in connection with loss contingencies are expensed as incurred.
Net income or loss per share
Basic net earnings or loss per share is calculated by dividing the profit or loss attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the period. Diluted net earnings or loss per share is determined by adjusting the profit or loss attributable to common shareholders and the weighted average number of common shares outstanding, adjusted for own shares held, and for the effects of all dilutive potential common shares, which comprise warrants, share options, DSUs, RSUs and restricted shares granted to employees and directors.
Segment reporting
The Company continually monitors and reviews its segment reporting structure in accordance with authoritative guidance to determine whether any changes have occurred that would impact its reportable operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing operating performance. The chief operating decision maker (“CODM”) is the Company’s Chief Executive Officer. Up until the fourth quarter of 2022, the Company managed, reported and evaluated its business in the following two reportable operating segments: (i) Electric Vehicles and (ii) Custom Built Vehicles. During the fourth quarter of 2022, the CODM changed how she makes operating decisions, assesses the performance of the business and allocates resources in a manner that caused the Company’s operating segments to change as a result of the Company having ceased receiving orders for custom built vehicles. In consideration of Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) 280, Segment Reporting, the CODM determined that the Company is not organized around specific products and services, geographic regions or regulatory environments. Accordingly, beginning with the fourth quarter of 2022, the Company realigned its reporting structure, resulting in a single reportable segment, Electric Vehicles, in Canada and the United States.
Fair value measurements
The Company follows the accounting guidance in ASC 820, Fair Value Measurement, for its fair value measurements of financial assets and liabilities measured at fair value on a recurring basis. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.
The accounting guidance requires fair value measurements be classified and disclosed in one of the following three categories:
Level 1: Quoted prices in active markets for identical assets or liabilities.
Level 2: Observable inputs other than Level 1 prices, for similar assets or liabilities that are directly or indirectly observable in the marketplace.
Level 3: Unobservable inputs which are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar

ElectraMeccanica Vehicles Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States dollars)
For the year ended December 31, 2023 and 2022
techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.
The Company’s financial assets include cash and cash equivalents, receivables, and restricted cash. The Company’s financial liabilities include trade payables and accrued liabilities, derivative liabilities, share-based compensation liability, and lease liabilities. The carrying amounts of these instruments, including cash and cash equivalents, receivables, restricted cash, and trade payables and accrued liabilities, are considered to be representative of their fair values because of their short-term nature.
Concentration of credit risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of principally cash and cash equivalents, bank deposits and certain receivables. The Company holds cash and cash equivalents with highly rated financial institutions. Balances with these institutions exceeded the Canadian Deposit Insurance Corporation insured amount of CAD$100 thousand as of December 31, 2023 and 2022. The Company has not experienced any significant credit losses in these accounts and does not believe the Company is exposed to any significant credit risk on these instruments.
Concentration of supply risk
In September 2017, we entered into the Manufacturing Agreement (as defined in Note 11) with Chongqing Zongshen Automobile Industry Co., Ltd. (“Zongshen”). In 2022, the delivery of SOLO vehicles to our customers and the revenue derived depended on Zongshen’s ability to fulfil its obligations under that Manufacturing Agreement. On December 20, 2022, the Company gave notice to Zongshen to immediately cease all production of SOLO vehicles due to the economic hardship and issues noted with the vehicles, pursuant to which, such concentration risk no longer existed (see Note 11).
Standards issued but not yet effective
All ASUs issued but not yet adopted were assessed and determined to be either not applicable or are not expected to have a material impact on our consolidated financial statements or financial statement disclosures.
3.    Cash and cash equivalents and restricted cash
The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheets that sum to the total of the same such amounts shown in the consolidated statements of cash flows.

	December 31, 2023	December 31, 2022
Cash and cash equivalents	$65,454,810	$134,255,538
Restricted cash	1,116,456	515,449
Total cash, cash equivalents and restricted cash	$66,571,266	$134,770,987
The Company’s restricted cash as of December 31, 2023 and 2022 consists of certificates of deposits related to the Company’s corporate credit card program and a bank issued letter of credit.

ElectraMeccanica Vehicles Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States dollars)
For the year ended December 31, 2023 and 2022
4.    Prepaid expenses and other current assets

	December 31, 2023	December 31, 2022
SOLO deposit (with manufacturer)	$—	$7,133,451
Battery cell deposit	—	300,000
Prepaid insurance	854,995	1,095,152
Prepaid rent and security deposit	338,797	495,112
Cloud computing assets	1,374,299	1,234,039
Other prepaid expenses	319,717	1,133,096
	$2,887,808	$11,390,850
The Company’s prepaid expenses and other current assets as of December 31, 2023 decreased compared with December 31, 2022 primarily as a result of the settlement agreement with Zongshen, as further described in Note 11, and decreases in prepaid insurance and other prepaid expenses.
5.    Inventory, net
The Company’s inventory consisted of the following:

	December 31, 2023	December 31, 2022
Parts and batteries	$1,527,670	$1,242,055
Vehicles	2,637,750	18,022,771
Inventory provision	(1,795,420)	(15,031,771)
	$2,370,000	$4,233,055
For the years ended December 31, 2023 and 2022, $1,795,420 and $15,031,771, respectively, was recognized as inventory write-downs of parts and vehicles, and are reflected in cost of revenue. In estimating the net realizable value of the vehicle inventory at December 31, 2023 and 2022, the Company has concluded that it is able to recover the inventory value through crushing vehicles to recover tariffs already paid. The vehicle inventory’s net realizable value recognized at December 31, 2023 and 2022 represents the estimated amount that can be recovered from claiming the previously paid tariffs.
6.    Plant and equipment

	December 31, 2023	December 31, 2022
Furniture and equipment	$1,744,693	$2,117,901
Computer hardware and software	955,178	1,381,786
Vehicles	157,490	1,046,817
Leasehold improvements	11,654,292	12,862,333
Production tooling and molds	—	1,956,743
Total plant and equipment	14,511,653	19,365,580
Less: accumulated depreciation	(3,420,785)	(2,913,103)
Plant and equipment, net	$11,090,868	$16,452,477
During the years ended December 31, 2023 and 2022, depreciation expense of $2,072,363 and $4,938,545, respectively, was included in the general and administrative expenses.
During the years ended December 31, 2023 and 2022, $nil and $1,498,130, respectively, of production tooling was transferred to equipment upon completion of the asset.

ElectraMeccanica Vehicles Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States dollars)
For the year ended December 31, 2023 and 2022
During the year ended December 31, 2023, the Company terminated the lease for its Burnaby, British Columbia, Canada headquarters, and concurrently disposed of plant and equipment with the following net book values on the date of disposal: furniture and equipment of $153,482, leasehold improvements of $978,230, computer hardware of $42,599, and vehicles of $1,871. The loss on this disposal was $1,063,425, net of cash proceeds received of $112,757, and was recorded in other expense, net in the consolidated statements of operations and comprehensive loss.
During the years ended December 31, 2023 and 2022, impairment loss of $395,000 and $2,001,930, respectively, was recognized for vehicles assets based on the estimated amount that can be recovered from claiming the previously paid tariffs and disposing of the vehicles. In 2023, the reassessment of tariff claim recoveries led to additional impairments during the year.
During the years ended December 31, 2023 and 2022, impairment loss of $1,534,410 and $nil, respectively, was recognized for furniture and equipment and computer hardware and software based on the appraisal values. In 2023, after deciding to exit the Mesa facility and lacking any saleable product, the Company’s asset groups underwent reassessment for annual impairment testing.
At December 31, 2022, production tooling and molds with a cost of $8,112,133 and accumulated depreciation of $6,294,544 were written off to nil as these molding assets for the SOLO will no longer be used and these assets were not considered to have any alternate use.
7.    Other assets

	December 31, 2023	December 31, 2022
Security deposit	$1,161,000	$1,161,000
Cloud computing assets	2,405,964	3,920,869
Duty drawback receivable	132,896	—
Intangible assets	11,956	11,956
	$3,711,816	$5,093,825
As of December 31, 2023, gross capitalized implementation costs incurred in a cloud computing arrangement and related accumulated amortization were $6,170,195 and $2,389,932, respectively (December 31, 2022 - $6,170,195 and $1,015,287, respectively). The Company’s capitalized implementation costs primarily relate to the implementation of a new enterprise resource planning (“ERP”) system during 2021 and 2022. During the years ended December 31, 2023 and 2022, amortization expense of $1,374,645 and $881,216, respectively was recorded for capitalized implementation costs. The estimated aggregate amortization expense amounts to $1,374,643 for both 2024 and 2025, $1,030,977 for 2026, and $nil for years 2027 and 2028. The Company is currently reassessing the remaining useful life of the capitalized implementation costs as a result of the execution of the Xos Arrangement Agreement on January 11, 2024. Subject to the final assessment of the utility of the related computing assets, the remaining useful life may be materially reduced.
The Company is claiming tariffs paid on the previous importation of SOLO vehicles. As of December 31, 2023, long - term receivable of $132,896 was included in other assets, representing the tariff amount expected to be recovered from U.S. Customs and Border Protection in one to three years.
8.    Impairment of long-lived assets
The Company reviews the carrying value of its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be appropriate.
The Company has historically designed and manufactured smaller, simpler and purposeful EVs primarily targeted for the U.S. market through direct marketing and sales to consumers and small businesses. The Company’s initial product was the three-wheel, single-seat, SOLO. However, given the significant challenges experienced by customers in purchasing, financing, insuring and after-sale servicing of a three-wheel autocycle, such as the SOLO,

ElectraMeccanica Vehicles Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States dollars)
For the year ended December 31, 2023 and 2022
at the end of 2022, the Company made the strategic decision to cease production of the SOLO. In February 2023, the Company announced a voluntary recall of the SOLO due to an unidentified technical issue that resulted in loss of propulsion while driving in certain vehicles at certain times. In April 2023, the Company decided to offer to repurchase all 429 previously retailed SOLO vehicles to ensure the safety of our customers, of which the Company has made refund payments for 392 vehicles returned by customers as of December 31, 2023. In the fourth quarter of 2023, the Company began destruction of SOLO vehicles and engaged a broker to identify potential tenants for its Mesa facility. The Company signed the Xos Arrangement Agreement with Xos in January 2024, pursuant to which Xos will acquire all of the issued and outstanding common shares of the Company in accordance with the Xos Plan of Arrangement. Consequently, the Company plans to dispose of its furniture and equipment and computer hardware assets as well as removing SOLOs from commerce by crushing the vehicles to recover the previously paid tariffs. The Company plans to continue using the operating lease ROU assets and leasehold improvement assets for the remaining term and sub-lease the property. The Company plans to continue using the cloud computing assets until the Company is able to successfully consummate a strategic alternative for its business, such as the contemplated Xos Arrangement. For the purpose of impairment testing, the Company has grouped the long-lived assets into below groups:
•assets to be disposed through auction and sales, including furniture and equipment and computer hardware;
•SOLO vehicles to be removed from commerce by crushing in order to recover previously paid tariffs;
•operating lease ROU assets and leasehold improvements assets to be held and used (including potential plans to sublease related properties); and
•cloud computing assets to be held and used.
The Company estimated the fair values of the individual assets using a combination of methods. The fair values of ROU assets and leasehold improvements were determined using a discounted cash flows approach, where the significant inputs included the estimated market rent and discount rate for each leased property. Fair value of the SOLO vehicles are estimated based on the estimated amount that can be recovered from claiming the previously paid tariffs. The Company used a combination of a market approach and cost approach to determine the fair values of the other plant and equipment and other assets. The significant input in the determination of the fair value of the cloud computing assets was the obsolescence factor applied to determine the depreciated replacement cost.
For the year ended December 31, 2023, the Company recorded a $1,534,410 impairment charge for the assets to be disposed through auction and sales, a $395,000 impairment charge for SOLO vehicles and $nil impairment for operating lease ROU assets and leasehold improvements.
For the purpose of impairment testing at December 31, 2022, all held-and-used long-lived assets, including plant and equipment, operating lease ROU assets, and other assets were grouped in one asset group – the SOLO asset group. For the year ended December 31, 2022, the Company recorded $nil impairment charge for the SOLO asset group as the asset group’s estimated fair value exceeded its carrying value.
9.    Trade payables and accrued liabilities

	December 31, 2023	December 31, 2022
Trade payables	$1,341,526	$3,795,992
Recall provision	315,988	8,915,044
Accrued liabilities	2,584,374	6,635,434
	$4,241,888	$19,346,470
On February 17, 2023, the Company announced a voluntary recall of the SOLO. On April 14, 2023, the Company issued a stop-drive and stop-sell notice and notified customers of a vehicle buy-back program for all 429 SOLO vehicles sold since the release in 2021. The basis of the recall was a result of the vehicle potentially experiencing a loss of propulsion while driving. As of December 31, 2022, a recall provision of $8,915,044 was

ElectraMeccanica Vehicles Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States dollars)
For the year ended December 31, 2023 and 2022
recorded as an estimate of the cost to buy-back all retailed vehicles. During the year ended December 31, 2023, the Company reassessed the recall provision estimation and reversed $440,000 of the recall provision, which was recorded in cost of revenue in the consolidated statements of operations and comprehensive loss. During the year ended December 31, 2023, the Company made payments of $8,159,056 for 392 vehicles returned by customers. Accordingly, the recall provision balance was reduced to $315,988 as of December 31, 2023, which was included in trade payables and accrued liabilities within the consolidated balance sheets.
10.    Leases
In 2023, the company held operating leases for engineering centers, offices, warehouses, and kiosk locations aimed at boosting vehicle sales. These leases ranged from one to eleven years in duration.
The components of lease expense, included within general and administrative expenses and sales and marketing expenses are as follows within the Company’s consolidated statements of operations and comprehensive loss:

	Year ended December 31, 2023	Year ended December 31, 2022
Operating lease expense
Operating lease expense	$2,391,198	$2,260,556
Short-term lease expense	380,183	1,238,114
	$2,771,381	$3,498,670
During the year ended December 31, 2023, the Company terminated the lease of its previous Burnaby, British Columbia, Canada headquarters, and derecognized the ROU assets of $828,193 and lease liability of $936,029. The gain on this disposal was $107,836 and is recorded within other expense, net in the consolidated statement of operations and comprehensive loss.
During the year ended December 31, 2022, the Company commenced a lease agreement for the Mesa facility for a period of 129.5 months. As a result, the Company recognized a ROU asset of $6,736,373, a lease liability of $14,738,973 and leasehold improvements of $8,228,290 and derecognized the prepaid lease payment of $225,690 at the commencement of the lease. The lease grants the Company two renewal options of 5 years each that the Company determined are not reasonably certain to be exercised.
Lease-related assets and liabilities as presented in the consolidated balance sheets consist of the following:

	December 31, 2023	December 31, 2022
Assets:
Operating lease right-of-use assets	$7,336,243	$9,031,277

Liabilities:
Current portion of operating lease liabilities	$1,028,676	$810,677
Long-term portion of operating lease liabilities	15,492,841	17,528,282
Total operating lease liabilities	$16,521,517	$18,338,959
The Company has calculated the weighted-average remaining lease term, presented in years below, and the weighted-average discount rate for the operating lease population. The Company uses the incremental borrowing

ElectraMeccanica Vehicles Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States dollars)
For the year ended December 31, 2023 and 2022
rate as the lease discount rate, unless the lessor’s rate implicit in the lease is readily determinable, in which case it is used.

	December 31, 2023	December 31, 2022
Weighted average remaining operating lease term (in years)	8.83	9.41
Weighted average operating lease discount rate	10.47%	10.28%
Supplemental cash flow information related to leases where the Company is the lessee is as follows:

	Year ended December 31, 2023	Year ended December 31, 2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflows from operating leases	2,422,669	1,233,699
Non-cash item for amounts included in the measurement of lease liabilities:
Leased assets obtained in exchange for new operating lease liabilities	—	8,592,776
As of December 31, 2023, the maturities of our operating lease liabilities (excluding short-term leases) are as follows:

December 31, 2023
2024	$2,698,551
2025	2,763,290
2026	2,847,403
2027	2,598,847
2028	2,647,158
Thereafter	12,583,504
Total minimum lease payments	26,138,753
Less: interest	9,617,236
Present value of lease obligations	16,521,517
Less: Current portion	1,028,676
Long-term portion of lease obligations	$15,492,841
11.    Contract termination liability
On September 29, 2017, the Company entered into a manufacturing agreement with Zongshen, which was amended on June 23, 2021 (as amended, the “Manufacturing Agreement”). Pursuant to the Manufacturing Agreement, Zongshen agreed to manufacture the Company’s SOLO vehicles, and the Company agreed to certain target purchase volumes for the period from June 1, 2021, to November 30, 2023.
On December 20, 2022, the Company gave notice to Zongshen to immediately cease all production of SOLO vehicles due to the economic hardship and issues noted with the vehicles. As a result, Zongshen claimed $22.8 million in relation to the termination of the Manufacturing Agreement. As of December 31, 2022, the Company estimated a $15.7 million termination provision, representing the Company’s best assessment of the settlement amount, which was presented as a contract termination liability within the Company’s consolidated balance sheets.
On May 8, 2023, the Company entered into a settlement deed (the “Settlement Agreement”) with Zongshen, effective as of May 4, 2023. The Settlement Agreement resolved all outstanding claims relating to the Manufacturing Agreement and the related cancellation notice and defective notice provided by the Company to Zongshen (collectively, the "Agreement and Notices").

ElectraMeccanica Vehicles Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States dollars)
For the year ended December 31, 2023 and 2022
As of December 31, 2023, in fulfillment of all obligations under the Settlement Agreement and in settlement of the existing contract termination liability of $15.7 million, the Company paid $8.0 million in cash to Zongshen, de-recognized existing prepaid deposits of $7,167,340 and accounts payable to Zongshen of $281,462, and recognized 129 SOLO vehicle inventories received from Zongshen valued at $44,244, resulting in a gain on settlement of legal liabilities of $858,366, which is recorded within gain / (loss) on settlement of legal liabilities in the consolidated statement of operations and comprehensive loss.
12.    Loan receivable from Tevva
In connection with the Tevva Arrangement Agreement, on August 14, 2023, the Company and Tevva entered into a facility letter, pursuant to which the Company advanced $6,000,000 to Tevva under a term loan facility (the “Working Capital Facility”). Interest on the Working Capital Facility accrued at 8% per annum.
As a result of the Company’s termination of the Tevva Arrangement Agreement on October 4, 2023, all amounts due (including any accrued interest and other sums due) under the Working Capital Facility became repayable in full 90 days from and including the date on which the Tevva Arrangement Agreement was terminated (i.e., January 2, 2024). After assessing the expected proceeds to be received at loan maturity and the potential value of related collateral to secured obligations, the Company determined that the loan receivable advanced pursuant to the Working Capital Facility was fully impaired and recorded an impairment loss of $6,000,000 in the consolidated statement of operations and comprehensive loss.
On November 28, 2023, the Company entered into a settlement agreement (the “Tevva Settlement Agreement”) with Tevva relating to the termination of the Tevva Arrangement Agreement. Pursuant to the terms of the Tevva Settlement Agreement, Tevva agreed to dismiss its previously filed federal and state court complaints relating to the Tevva Arrangement Agreement and the transactions contemplated therein, and the Company agreed to forgive the approximately $6.1 million due from Tevva under the Working Capital Facility (inclusive of $0.1 million of accrued interest) and to pay Tevva $380,000 in connection with the Tevva Settlement Agreement. As of December 31, 2023, payment of $380,000 was made to Tevva and recorded in gain / (loss) on settlement of legal liabilities in the consolidated statements of operations and comprehensive loss.
13.    Income tax
Loss before income taxes consisted of the following:

	December 31, 2023	December 31, 2022
Canadian operations	$(30,999,187)	$(90,933,403)
U.S. operations	(26,464,823)	(32,734,055)
Other operations	(117,190)	(7,501)
	$(57,581,200)	$(123,674,959)
Provisions for federal, foreign and state income taxes in the consolidated statements of operations consisted of the following components:

	Year ended December 31, 2023	Year ended December 31, 2022
Current expense:
State	$1,000	$23,554
Current expense and total income tax expense	$1,000	$23,554

ElectraMeccanica Vehicles Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States dollars)
For the year ended December 31, 2023 and 2022
The Company’s effective tax rate was 27% for the years ended December 31, 2023 and 2022. The following summary reconciles income taxes at the statutory rate of 27% applicable for all periods presented to the Company’s actual income tax expense:

	Year ended December 31, 2023	Year ended December 31, 2022
Income taxes at statutory rate	$(15,546,924)	$(33,392,239)
Increase (decrease) in taxes resulting from:
Non-deductible business expenses	1,188,512	651,693
Tax effects attributable to foreign operations	2,344	150
Change in estimates	(232,497)	1,332,196
Share issue costs and other	(20,442)	56,869
Change in valuation allowance	14,610,007	31,374,885
Income tax expense	$1,000	$23,554
The temporary differences that give rise to significant portion of the deferred tax assets and liabilities are as follows:

	December 31, 2023	December 31, 2022
Deferred tax assets
Net operating loss carryforwards	$66,623,318	$49,865,691
Capital Loss	861,300	—
Federal tax credit carryforwards	819,504	—
Inventory	3,561,379	2,216,526
R&D expenditure	3,532,061	2,599,268
Lease liability	247,843	680,539
Property, plant and equipment	4,423,257	1,898,663
Share issue costs	740,396	1,393,210
Scientific research and experimental development expenditures	696,474	696,474
Other assets / liabilities	3,568,240	8,870,158
Stock based compensation	2,256,939	1,410,199
Deferred tax asset, gross	87,330,711	69,630,728
Valuation allowance	86,078,486	67,597,167
Deferred tax assets, net	$1,252,225	$2,033,561

Deferred tax liabilities
Cloud computing assets	$(1,020,671)	$(1,391,825)
Lease assets	(231,554)	(641,736)
Deferred tax liabilities	$(1,252,225)	$(2,033,561)

Net deferred tax assets (liabilities)	$—	$—
As of December 31, 2023, the Company had approximately $214,959,640 of non-capital loss carryforwards in Canada with expiration dates between 2034 and 2043 and approximately $30,784,428 of non-capital loss carryforwards in United States that can be carried forward indefinitely until used. The Company has provided a valuation allowance against the full amount of such losses, which the Company does not expect to utilize.

ElectraMeccanica Vehicles Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States dollars)
For the year ended December 31, 2023 and 2022
14.    Share capital and other components of equity
Share capital
The Company is authorized to issue an unlimited number of common shares without par value.
The Company is authorized to issue an unlimited number of preferred shares without par value.
At December 31, 2023, the Company had 119,292,132 issued and outstanding common shares (December 31, 2022 – 119,287,917) and nil preferred shares (December 31, 2022 – nil).
Share options exercised
During the year ended December 31, 2023, the Company issued 4,215 common shares for options exercised by option holders for proceeds of $nil (2022 – 1,615,430 shares for proceeds of $487,054).
RSUs released
During the year ended December 31, 2023, the Company issued no common shares in connection with the vesting of RSUs (2022 – 333,523 shares for share capital decrease of $175,526).
Warrants
On exercise, each warrant allows the holder to purchase one common share of the Company, including on a cashless basis, based on the formula as set forth in the applicable warrant agreement.
Changes in the value of equity related to the warrants for the years ended December 31, 2023 and 2022 were as follows:

	December 31, 2023		December 31, 2022
	Number of warrants	Weighted average exercise price	Number of warrants	Weighted average exercise price
Warrants outstanding, beginning	5,395,481	$4.28	5,598,256	$5.23
Warrants exercised	—	—	—	—
Warrants expired	(4,520,693)	4.25	(202,775)	16.3
Warrants outstanding, ending	874,788	$4.34	5,395,481	$4.28
Warrants of the Company classified as equity are composed of the following as at December 31, 2023:

Date of issuance	Number of warrants outstanding	Number of warrants exercisable	Exercise price	Expiry date
October 31, 2017	125,000	125,000	$15	October 31, 2024
November 9, 2018	749,788	749,788	$2.56	May 9, 2024
	874,788	874,788
15.    Share-based payments
Under the Company’s share-based payment arrangements, a total stock-based compensation of $3,570,269 was recognized in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2023 (2022 - $4,985,954).

ElectraMeccanica Vehicles Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States dollars)
For the year ended December 31, 2023 and 2022

Share-based compensation expense recorded in	December 31, 2023	December 31, 2022
General and administrative expenses	$3,430,559	$3,956,824
Research and development expenses	75,494	864,619
Sales and marketing expenses	64,216	164,511
	$3,570,269	$4,985,954
Stock options
The Company adopted its 2020 Stock Incentive Plan (the “Stock Incentive Plan”) on July 9, 2020, which provides that the Board of Directors of the Company may from time to time, in its discretion, grant to directors, officers, employees and consultants of the Company certain stock-based compensation awards including non-transferable stock options to purchase common shares, provided that the number of common shares reserved for issuance will not exceed 30,000,000. Such stock options may be exercisable for a period of up to 10 years from the date of grant. Stock options may be exercised no later than 90 days following cessation of the optionee’s position with the Company unless any exercise extension has been approved in advance by the administrator of the Stock Incentive Plan.
Stock options granted may vest based on terms and conditions set out in the stock option agreements themselves. On exercise, each stock option allows the holder to purchase one common share of the Company, including on a cashless basis, based on the formula as set forth in the applicable stock option agreement.
The changes in stock options during the years ended December 31, 2023 and 2022 were as follows:

	December 31, 2023		December 31, 2022
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
Options outstanding, beginning	14,721,998	$2.27	11,974,300	$2.73
Options granted	1,308,810	0.63	7,346,185	1.39
Options exercised	(19,927)	0.57	(1,623,864)	0.39
Options forfeited/expired/cancelled	(3,565,725)	2.64	(2,974,623)	2.97
Options outstanding, ending	12,445,156	$1.99	14,721,998	$2.27

ElectraMeccanica Vehicles Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States dollars)
For the year ended December 31, 2023 and 2022
Details of stock options outstanding as at December 31, 2023 were as follows:

Exercise price	Weighted average contractual life	Number of options outstanding	Number of options exercisable
$2.00 CAD	0.13	25,000	25,000
$0.39	6.94	42,356	10,590
$0.54	6.23	500,000	—
$0.57	6.36	2,500	989
$0.59	6.46	400,000	—
$0.99	6.06	84,069	46,823
$1.08	5.81	37,081	30,132
$1.11	5.93	3,750,000	1,249,999
$1.50	5.64	466,885	464,510
$1.91	2.05	2,955,000	2,939,723
$1.94	5.30	75,637	57,984
$2.13	5.10	21,120	14,960
$2.45	2.59	1,250,000	1,250,000
$2.53	2.61	25,000	25,000
$3.01	0.93	750,000	750,000
$3.40	1.37	1,035,000	1,035,000
$3.41	3.56	50,000	50,000
$3.55	4.54	5,000	4,050
$3.56	4.87	95,508	78,341
$3.77	0.93	50,000	50,000
$4.15	0.93	750,000	750,000
$7.75	4.13	30,000	28,750
$9.60	1.02	45,000	45,000
		12,445,156	8,906,851
The weighted average grant date fair value of stock options granted during the year ended December 31, 2023 was $0.46 (2022 - $0.90). The fair value was calculated using the Black-Scholes option pricing model using the following weighted average assumptions:

	Year ended December 31, 2023	Year ended December 31, 2022
Expected life of options	4.08-4.5 years	3.85-5 years
Annualized volatility	96.5%-112%	61%-123.7%
Risk-free interest rate	3.42%-4.28%	1.75%-4.23%
Dividend rate	0%	0%
During the year ended December 31, 2023, the Company recognized stock-based compensation expense of $2,428,700 (2022 - $3,920,423) for stock options granted. Unrecognized compensation expense related to stock options was $1,327,327 as of December 31, 2023 with a weighted average period remaining of 5.99 years ($3,400,865 unrecognized compensation expense as of December 31, 2022 with a weighted average period remaining of 6.85 years). In January 2024, the Company approved acceleration of all remaining unvested options in connection with the execution of the Xos Arrangement Agreement. This acceleration resulted in the recognition of all remaining unrecognized compensation expense in January 2024. Pursuant to the terms of the Xos Arrangement Agreement, at the effective time of the Xos Arrangement, outstanding out - of - the - money stock options will be cancelled without any payment therefor and outstanding in - the - money stock options will be cancelled in exchange

ElectraMeccanica Vehicles Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States dollars)
For the year ended December 31, 2023 and 2022
for a number of common shares of the Company with a value equal to the in - the - money value of such option, as calculated in accordance with the Xos Plan of Arrangement, subject to applicable withholdings.
The use of a valuation model for the options requires management to make certain assumptions with respect to selected model inputs. Expected volatility was calculated based on the Company’s historical volatility. The expected time to maturity was based on the weighted-average vesting terms and contractual terms of the awards. The dividend yield was based on the Company’s expected dividend rate. The risk-free interest rate was based on U.S. Treasury rates commensurate with the expected life of the award. The Company uses the simplified method for stock options with no market conditions, which is a weighted average of the vesting term and contractual term, to determine expected term. The simplified method was adopted since the Company does not believe that historical experience is representative of future performance because of the changes in stock prices.
DSUs
DSUs are share-based awards that may be granted by the Company to certain eligible participants pursuant to the Stock Incentive Plan. The Company allows the holders of the DSUs to settle the DSUs in cash (subject to the approval of the Plan Administrator (as defined in the Stock Incentive Plan)) or common shares. During the year ended December 31, 2023, the Company issued 845,686 DSUs (2022 – 42,879 DSUs), which all vested on grant. Pursuant to the terms of the Xos Arrangement Agreement, at the effective time of the Xos Arrangement, outstanding DSUs will vest and be settled by the Company in exchange for one common share of the Company, subject to applicable withholdings.
Changes in the value of the DSUs liability for the years ended December 31, 2023 and 2022 were as follows:

	Number of DSU	Amount
Balance, December 31, 2021	84,581	$53,362
Issuance	42,879	96,003
Stock-based compensation expense	—	$(72,889)
Balance, December 31, 2022	127,460	$76,476
Issuance	845,686	394,253
DSUs exercised	(225,697)	(91,911)
Stock-based compensation expense	—	(128,123)
Balance, December 31, 2023	747,449	$250,695
The number and weighted average share prices of DSUs were as follows:

	December 31, 2023		December 31, 2022
	Number of DSUs	Weighted average share price	Number of DSUs	Weighted average share price
DSUs outstanding, beginning	127,460	$3.02	84,581	$3.41
DSUs granted	845,686	0.47	42,879	2.24
DSUs exercised	(225,697)	0.41	—	—
DSUs outstanding, ending	747,449	$0.80	127,460	$3.02
Details of DSUs outstanding as at December 31, 2023 were as follows:

Deemed value	Weighted average contractual life	Number of DSUs outstanding	Number of DSUs exercisable
$0.80	9.57	747,449	747,449
The fair value of the DSUs liabilities was estimated using the stock price as of December 31, 2023.

ElectraMeccanica Vehicles Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States dollars)
For the year ended December 31, 2023 and 2022
During the year ended December 31, 2023, the Company recognized stock-based compensation expense of $266,130 (2022 – $23,114) for DSUs granted during the year. Unrecognized compensation expense related to DSUs was $nil as of December 31, 2023 with a weighted average period remaining of 9.57 years ($nil unrecognized compensation expense as of December 31, 2022 with a weighted average period remaining of 8.59 years).
RSUs
RSUs are share-based awards that may be granted by the Company to certain eligible participants pursuant to the Stock Incentive Plan. RSUs are accounted for as equity-settled share-based payment transactions as the obligations under an RSU will be settled through the issuance of common shares. Pursuant to the terms of the Xos Arrangement Agreement, at the effective time of the Xos Arrangement, outstanding RSUs will vest and be settled by the Company in exchange for one common share of the Company, subject to applicable withholdings.
The changes in RSUs during the year ended December 31, 2023 were as follows:

	December 31, 2023		December 31, 2022
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
RSUs outstanding, beginning	1,875,000	$1.02	649,473	$3.42
RSUs granted	300,000	0.39	1,875,000	1.02
RSUs exercised	—	—	(466,731)	3.42
RSUs expired	—	—	(182,742)	3.42
RSUs outstanding, ending	2,175,000	$0.94	1,875,000	$1.02
Details of RSUs outstanding as at December 31, 2023 were as follows:

Deemed value	Weighted average contractual life	Number of RSUs outstanding	Number of RSUs exercisable
$0.94	9.08	2,175,000	—
During the year ended December 31, 2023, the Company recognized stock-based compensation expense of $875,439 (2022 - $1,042,418) for RSUs granted during the year. Unrecognized compensation expense related to RSUs was $937,768 as of December 31, 2023 with a weighted average period remaining of 9.03 years ($1,722,547 unrecognized compensation expense as of December 31, 2022 with a weighted average period remaining of 9.94 years). RSUs granted in 2022 included 875,000 units which were subject to certain performance criteria. As discussed above, all RSUs, including those subject to performance criteria, will vest and be settled by the Company at the effective time of the Xos Arrangement. All remaining unrecognized compensation expense will be recognized at that time.

ElectraMeccanica Vehicles Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States dollars)
For the year ended December 31, 2023 and 2022
16.    Basic and Diluted loss per share
The calculation of basic and diluted loss per share for the year ended December 31, 2023 was based on the net loss attributable to common shareholders of $57,582,200 (2022 – $123,698,513) and the weighted average number of common shares outstanding as of December 31, 2023 of 119,288,852 (2022 - 118,739,410). For the year ended December 31, 2023, diluted loss per share did not include the effect of 12,445,156 stock options (2022 - 14,721,998), 874,788 warrants (2022 - 6,026,479), 747,449 DSUs (2022 - 127,460) and 2,175,000 RSUs (2022 - 1,875,000) as the effect would be anti - dilutive.
17.    Segment and Geographic information
Prior to the fourth quarter of 2022, the Company managed, reported and evaluated its business in the following two reportable operating segments: (i) Electric Vehicles and (ii) Custom Built Vehicles. During the fourth quarter of 2022, the CODM changed how she makes operating decisions, assesses the performance of the business and allocates resources in a manner that caused the Company’s operating segments to change as a result of the Company having ceased receiving orders for custom built vehicles. In consideration of Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) 280, Segment Reporting, the CODM determined that the Company is not organized around specific products and services, geographic regions or regulatory environments. Accordingly, beginning with the fourth quarter of 2022, the Company realigned its reporting structure, resulting in a single reportable segment, Electric Vehicles, in Canada and the United States. The company has recast segment information for all prior periods presented.
Supplemental geographic data has been provided below:
Sales to unaffiliated customers:

	Year ended December 31, 2023	Year ended December 31, 2022
United States	$608,429	$6,238,950
Canada	—	573,496
Total	$608,429	$6,812,446
Plant and equipment and right-of-use assets:

	Year ended December 31, 2023	Year ended December 31, 2022
United States	$18,318,055	$23,113,904
Canada	106,822	2,366,861
Other foreign countries	2,234	2,989
Total	$18,427,111	$25,483,754
18.    Fair value
The following table presents the hierarchy for our financial liabilities measured at fair value on a recurring basis as of December 31, 2023:

	Level 1	Level 2	Level 3	Total
Liabilities:
Derivative liabilities	$—	$—	$—	$—
Share-based compensation liability	—	250,694	—	250,694
Total	$—	$250,694	$—	$250,694

ElectraMeccanica Vehicles Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States dollars)
For the year ended December 31, 2023 and 2022
The following table presents the hierarchy for our financial liabilities measured at fair value on a recurring basis as of December 31, 2022:

	Level 1	Level 2	Level 3	Total
Liabilities:
Derivative liabilities	$—	$—	$—	$—
Share-based compensation liability	—	76,476	—	76,476
Total	$—	$76,476	$—	$76,476
Financial liabilities measured at fair value at December 31, 2023 consisted of DSUs. Financial liabilities measured at fair value at December 31, 2022 consisted of the non-transferrable warrants denominated in CAD and DSUs. The fair value of the non-transferrable warrants were classified as Level 2 in the fair value hierarchy in 2022 and had a zero value. DSUs are classified as Level 2 in 2023 and 2022.
The fair value of the DSUs was measured using the quoted market price for common shares of the Company on the Nasdaq exchange.
The fair value of the non-transferrable warrants denominated in CAD were calculated using the Black-Scholes Option Pricing Model using the historical volatility of comparable companies as an estimate of future volatility.
19.    Commitments and contingencies
Commitments
As of December 31, 2023 and 2022, the Company had $nil capital commitments.
On March 3, 2023, the Company entered into a Design and Supply Agreement (the “Design Agreement”) with GLV LLC (“GLV”), pursuant to which GLV was to provide design, development, and manufacturing services for the Company’s previously planned “Project E4” EV. The estimated cost as set out in the Design Agreement is $13,692,000, where 80% was to be paid during 2023 with the remaining costs to be paid in 2024. On August 17, 2023, the Company delivered notice to GLV to terminate the Design Agreement, effective as of September 16, 2023. The Company paid GLV a total of $4,107,600 under the Design Agreement. The Company has no further payment obligations under the Design Agreement, effective as of September 16, 2023.
Contingencies
In the ordinary course of business, the Company may from time to time become subject to legal proceedings and claims arising in connection with ongoing business activities. The Company is subject to threatened and actual legal proceedings and claims for which the outcome is not probable or estimable. The Company does not believe the outcome of such threatened or actual legal proceedings or claims will have a material impact on the Company’s results of operations, financial condition, or cash flows. The results of litigation and claims cannot be predicted with certainty, and unfavorable resolutions are possible and could materially affect the Company’s results of operations, financial condition, or cash flows. In addition, regardless of the outcome, litigation could have an adverse impact on the Company as a result of legal fees, the diversion of management’s time and attention and other factors.
On March 27, 2023, the Company received a deficiency letter from Nasdaq’s Listing Qualifications Department (the “Staff”) notifying the Company that, for the last 30 consecutive business days, the closing bid price for the Company’s common shares had closed below the minimum $1.00 per share requirement for continued inclusion on the Nasdaq Capital Market (the “Minimum Bid Price Requirement”). In accordance with Nasdaq rules, the Company was provided an initial period of 180 calendar days, or until September 25, 2023, to regain compliance with the Minimum Bid Price Requirement. On September 26, 2023, the Company received a letter from Nasdaq granting the Company an additional 180 calendar day period, or until March 25, 2024, to regain compliance with the Minimum Bid Price Requirement. If, at any time before this date, the closing bid price for the Company’s common shares is at least $1.00 for a minimum of ten consecutive business days, the Staff will provide the Company written confirmation of compliance with the Minimum Bid Price Requirement. The Company intends to continue actively

ElectraMeccanica Vehicles Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States dollars)
For the year ended December 31, 2023 and 2022
monitoring the bid price for its common shares and will consider all available options available to it if its common shares do not trade at a level to regain compliance with the Minimum Bid Price Requirement, which includes effecting a reverse stock split, if necessary. However, there can be no assurances that a reverse stock split will be consummated or that it will achieve its intended effect of increasing the bid price of the Company's common shares in an amount sufficient to regain compliance with the Minimum Bid Price Requirement.
Litigation
On November 3, 2023, Tevva filed a complaint (the “Complaint”) in the United States District Court for the District of Arizona against the Company, 1432952 B.C. Ltd. (“Holdco”), 1432957 B.C. Ltd. (“Parentco”) and Susan E. Docherty, the Company’s Chief Executive Officer and Interim Chief Operating Officer. The Complaint alleged breach of contract, defamation and tortious interference by the defendants, as applicable, in connection with the Tevva Arrangement Agreement and the transactions contemplated therein. The Complaint sought actual damages of $75 million, unspecified punitive damages and attorneys’ fees and costs. Additionally, the Complaint sought preliminary and permanent injunctive relief (i) preliminarily prohibiting the Company from completing a merger with any other merger partner pending resolution of the Complaint; (ii) preventing the Company from dissipating its cash reserves through dividend or otherwise; (iii) requiring the Company to complete the Tevva Arrangement; and (iv) otherwise requiring effectuation of the Tevva Arrangement.
On November 7, 2023, the Arizona District Court issued an order (the “Order”) dismissing the Complaint due to the Arizona District Court’s lack of subject matter jurisdiction as a result of (i) the Company, Holdco and Parentco being Canadian corporations and (ii) Tevva’s failure to establish Arizona as Ms. Docherty’s state of domicile in the Complaint. Pursuant to the Order, Tevva had until November 21, 2023 to file an amended complaint seeking to cure the deficiencies identified in the Order. On November 7, 2023, Tevva subsequently filed a substantially similar complaint in the Maricopa County Superior Court, State of Arizona.
On November 28, 2023, the Company announced that it entered into a settlement agreement (the “Settlement Agreement”) by and among the Company, Tevva, Holdco, Parentco and Ms. Docherty relating to the termination of the Tevva Arrangement Agreement. Pursuant to the terms of the Settlement Agreement, parties have agreed to, among other things, the following: (i) Tevva would dismiss, with prejudice, its previously filed federal and state court complaints relating to the Tevva Arrangement Agreement and the transactions contemplated therein; (ii) the Company would forgive the approximately $6.1 million due from Tevva under the Working Capital Facility (inclusive of $0.1 million of accrued interest) and would enter into a release of the debenture securing Tevva’s obligations under the Working Capital Facility; (iii) a general release and waiver between the Company, Parentco, Holdco and Ms. Docherty, on the one hand, and Tevva on the other hand, in favor of the other party; and (iv) the Company would pay Tevva $380,000 in connection with the Settlement Agreement.
20.    Subsequent events
On January 11, 2024, the Company and Xos entered into the Xos Arrangement Agreement, pursuant to which Xos will acquire all of the issued and outstanding common shares of the Company pursuant to the Xos Plan of Arrangement under the Business Corporations Act (British Columbia). Subject to the terms and conditions set forth in the Xos Arrangement Agreement and the Xos Plan of Arrangement, each issued common share of the Company outstanding immediately prior to the effective time of the Xos Arrangement (other than the shares held by the Company’s shareholders who have exercised rights of dissent in respect of the Xos Arrangement) will be transferred to Xos in exchange for such number of shares of Xos common stock, $0.0001 par value per share (the “Consideration Shares”), as is provided for in the Xos Arrangement Agreement. Upon completion of the Xos Arrangement, Xos stockholders and the Company’s shareholders will own approximately 79% and 21% of the combined company, respectively, subject to certain adjustments set forth in the Xos Arrangement Agreement. The exact number of Consideration Shares to be issued to the Company’s shareholders will be determined prior to the closing of the Xos Arrangement. The Xos Arrangement is expected to close in the first half of 2024, subject to the satisfaction or waiver of closing conditions, including, among others, required approvals of Xos’ stockholders and the Company’s shareholders, court approval of the transaction, certain third-party approvals and other customary closing conditions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby. All amounts shown are estimates except for the SEC registration fee.

Amount
SEC registration fee	$4,216
Legal fees and expenses*	225,000
Accounting fees and expenses*	55,000
Printing fees*	10,000
Miscellaneous fees and expenses*	5,784
Total expenses	$300,000
__________________
*Estimated solely for the purposes of this Item 13. Actual expenses may vary.
Item 14. Indemnification of Directors and Officers.
Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.
Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Additionally, our Certificate of Incorporation eliminates our directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:
•for any transaction from which the director derives an improper personal benefit;
•for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•for any unlawful payment of dividends or redemption of shares; or
•for any breach of a director’s duty of loyalty to the corporation or its stockholders.
If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
In addition, we have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.
We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.
Item 15. Recent Sales of Unregistered Securities.
The following disclosure sets forth information regarding all unregistered securities sold by us since January 1, 2021. All share and per share amounts have been retrospectively adjusted to reflect the 1-for-30 reverse split of our Common Stock effected on December 6, 2023.
Subscription Agreements
In August 2021 pursuant to the Subscription Agreements, (i) we issued and sold to the PIPE Investors (substantially concurrently with the consummation of the Merger) an aggregate of 653,333 shares of Common Stock and (ii) Dakota Semler and Giordano Sordoni, our co-founders, sold to the PIPE Investors an aggregate of 66,667 shares of Common Stock, for an aggregate purchase price of $216.0 million, of which 16,667 shares were purchased by affiliates of NextGen Sponsor. The sale of the PIPE Shares was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.
Standby Equity Purchase Agreement
On March 23, 2022, we issued 619 shares of our Common Stock to the Selling Securityholder upon execution of the Purchase Agreement as consideration for its irrevocable commitment to purchase shares of our Common Stock at our election in our discretion.
At various times from March 2022 to January 2024, we have received aggregate cash proceeds of $5.5 million in connection with the issuance of an aggregate of 245,862 shares of our Common Stock pursuant to the Purchase Agreement.
The issuances of securities in the above transactions were made pursuant to the exemption from registration contained in Section 4(a)(2) under the Securities Act.

Convertible Debentures
On August 11, 2022 and September 21, 2022, we issued the Convertible Debentures to Yorkville in the aggregate principal amount of $35.0 million for cash proceeds of $34.3 million, with a maturity date of November 11, 2023, which may be extended to February 11, 2024.
From September 2022 to June 2023, Yorkville converted $2.2 million of unpaid principal and $0.1 million of interest into 2,438,489 shares of our Common Stock. During the year ended December 31, 2023, we made prepayments on the Convertible Debentures which resulted in the Convertible Debentures being fully satisfied prior to year-end.
The issuances of securities in the above transactions were made pursuant to the exemption from registration contained in Section 4(a)(2) under the Securities Act.
Convertible Note
On August 11, 2022, we issued a convertible promissory note (as subsequently amended and restated, the “Convertible Note”) to Aljomaih with a principal amount of $20.0 million for cash proceeds of $20.0 million, with a maturity date of August 11, 2025. The sale of the Convertible Note was made pursuant to the exemption from registration contained in Section 4(a)(2) under the Securities Act.
Restricted Shares
On July 1, 2022, we issued 11,667 restricted shares of our Common Stock to Fitzgerald Manufacturing Partners, LLC (“Fitzgerald”) pursuant to the terms of a prior contract manufacturing agreement by and among the Company, Xos Fleet, Inc. (a wholly owned subsidiary of the Company), and Fitzgerald (the “Manufacturing Agreement”). Pursuant to the Manufacturing Agreement, Fitzgerald assembled medium-commercial vehicles for the Company. The Company purchased completed vehicles from Fitzgerald at a price comprised of fixed and variable costs set forth in the Manufacturing Agreement. In addition to the cash compensation for completed vehicles, the 11,667 restricted shares of Common Stock were issued to Fitzgerald and vest pursuant to performance metrics set forth in the Manufacturing Agreement.
On November 16, 2022, we issued 700 restricted shares of our Common Stock to FON Consulting, LLC pursuant to the terms of a prior services agreement by and between the Company and FORCE Family Office, Inc. (“FORCE”) (the “Services Agreement”). Pursuant to the Services Agreement, FORCE provided consulting services to increase brand awareness for the Company and held information events. In addition to cash compensation for FORCE’s services, 700 shares of our Common Stock were issued to FORCE and vested pursuant to performance metrics set forth in the Services Agreement.
The issuances of securities in the above transactions were made pursuant to the exemption from registration contained in Section 4(a)(2) under the Securities Act.
Item 16. Exhibits

Exhibit Number	Description

2.1+
Agreement and Plan of Merger, dated as of February 21, 2021, as amended on May 14, 2021, by and among NextGen, Sky Merger Sub I, Inc. and Legacy Xos (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed on August 26, 2021).

2.2	Amendment to the Agreement and Plan of Merger, dated as of May 14, 2021 (incorporated by reference to Exhibit 2.2 of the Company’s Current Report on Form 8-K filed on August 26, 2021).
2.3
Arrangement Agreement by and between Xos, Inc. and ElectraMeccanica Vehicles Corp., dated as of January 11, 2024 (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed on January 12, 2024).

2.4
Amendment Agreement by and between Xos, Inc. and ElectraMeccanica Vehicles Corp., dated as of January 31, 2024 (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed on February 1, 2024).

Exhibit Number	Description

3.1	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on August 26, 2021).
3.2	Certificate of Amendment to Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on December 6, 2023).
3.3	Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed on August 26, 2021).
4.1	Form of Specimen Common Stock Certificate of the Company (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on August 26, 2021).
4.2	Form of Warrant Certificate of the Company (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed on August 26, 2021).
4.3
Warrant Agreement, dated October 6, 2020, between NextGen and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.3 of the Company’s Current Report on Form 8-K filed on August 26, 2021).

4.4	Description of Securities (incorporated by reference to Exhibit 4.4 of the Company’s Annual Report on Form 10-K filed on March 30, 2022).
4.5
Amended and Restated Convertible Promissory Note, dated as of September 28, 2022, by and between Xos, Inc. and Aljomaih Automotive Co. (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on September 30, 2022).

4.6	Form of Convertible Debenture, by and between Xos, Inc. and YA II PN, Ltd. (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed on August 11, 2022).
4.7
First Amendment to the Convertible Debentures, dated June 22, 2023, between Xos, Inc. and YA II PN, Ltd. (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed on June 23, 2023).

5.1	Opinion of Cooley LLP (incorporated by reference to Exhibit 5.1 to the initial filing of this Registration Statement on Form S-1 on July 27, 2023).
10.1
Form of Subscription Agreement, by and between NextGen and the undersigned subscriber party thereto (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on August 26, 2021).

10.2
Amended and Restated Registration Rights Agreement, by and among the Company, NextGen Sponsor and certain former stockholders of Legacy Xos (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed on August 26, 2021).

10.3	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed on August 26, 2021).
10.4
Letter Agreement, dated October 6, 2020, among NextGen, NextGen Sponsor and the Registrant’s officers and directors (incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed on August 26, 2021).

10.5
Form of Indemnification Agreement by and between the Company and its directors and officers (incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K filed on August 26, 2021).

10.6#	Xos, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.6 of the Company’s Current Report on Form 8-K filed on August 26, 2021).
10.6a#	Form of Global Option Grant Notice (incorporated by reference to Exhibit 10.6a of the Company’s Current Report on Form 8-K filed on August 26, 2021).
10.6b#	Form of Global RSU Award Grant Notice (incorporated by reference to Exhibit 10.6b of the Company’s Current Report on Form 8-K filed on August 26, 2021).
10.7#	Xos, Inc. 2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.7 of the Company’s Current Report on Form 8-K filed on August 26, 2021).
10.8#	Third Amended and Restated Non-Employee Director Compensation Policy (incorporated by reference to Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q filed on August 11, 2022).
10.9#
Offer Letter between Dakota Semler and Thor Trucks Inc. (now known as Xos Fleet, Inc.), dated September 6, 2016 (incorporated by reference to Exhibit 10.10 of the Company’s Registration Statement on Form S-1 filed on September 13, 2021).

Exhibit Number	Description

10.10#
Offer Letter between Giordano Sordoni and Thor Trucks Inc. (now known as Xos Fleet, Inc.), dated September 7, 2016 (incorporated by reference to Exhibit 10.11 of the Company’s Registration Statement on Form S-1 filed on September 13, 2021).

10.11#	Offer Letter between Liana Pogosyan and Xos, Inc., dated January 5, 2022 (incorporated by reference to Exhibit 10.3of the Company’s Quarterly Report on Form 10-Q filed on August 11, 2023).
10.12#	Amendment to Offer Letter between Liana Pogosyan and Xos, Inc., dated November 21, 2023(incorporated by reference to Exhibit 10.1of the Company’s Current Report on Form 8-Kfiled on November 22, 2023).
10.13#
Offer Letter between Christen Romero and Xos, Inc. (now known as Xos Fleet, Inc.), dated December 6, 2020 (incorporated by reference to Exhibit 4.4 of the Company’s Annual Report on Form 10-K filed on March 30, 2022).

10.14#
Amendment to Offer Letter between Christen Romero and Xos,Inc., dated November 21, 2023 (incorporated by reference to Exhibit 10.14 of the Company’s Annual Report on Form 10-K filed on March 29, 2024).

10.15
Lease between Legacy Xos and RIF V - Glendale Commerce Center, LLC, dated August 6, 2021 (incorporated by reference to Exhibit 10.9 of the Company’s Registration Statement on Form S-1 filed on September 13, 2021).

10.16
Standby Equity Purchase Agreement, dated March 23, 2022 between Xos, Inc. and YA II PN, LTD (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on March 28, 2022).

10.17
First Amendment to Standby Equity Purchase Agreement, dated June 22, 2023, between Xos, Inc. and YA II PN, Ltd. (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on June 23, 2023).

10.18
Note Purchase Agreement, dated as of August 9, 2022, by and between Xos, Inc. and Aljomaih Automotive Co. (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on August 11, 2022).

10.19
Securities Purchase Agreement, dated as of August 9, 2022, by and between Xos, Inc. and YA II PN, Ltd. (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed on August 11, 2022).

10.20
Side Letter to the Securities Purchase Agreement, dated June 22, 2023, between Xos, Inc. and YA II PN, Ltd. (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed on June 23, 2023).

10.21
Registration Rights Agreement, dated as of August 9, 2022, by and between Xos, Inc. and YA II PN, Ltd. (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed on August 11, 2022).

10.22
Form of Voting Support and Lock-Up Agreement, dated as of January 11, 2024,by and between Xos, Inc. and certain holders of shares of common stock of Xos, Inc. (incorporated by reference to Exhibit 10.2of the Company’s Current Report on Form 8-K filed on January 12, 2024).

10.23
Form of Voting Support and Lock-Up Agreement, dated as of January 11, 2024, by and between Xos, Inc. and certain holders of shares of common stock of ElectraMeccanica Vehicles Corp. (incorporated by reference to Exhibit 10.1of the Company’s Current Report on Form 8-K filed on January 12, 2024).

10.24	Xos Inc. Amended and Restated 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on July 23, 2024).
16.1
Letter from WithumSmith+Brown, PC to the Securities and Exchange Commission, dated May 26, 2022 (incorporated by reference to Exhibit 16.1 of the Company’s Current Report on Form 8-K filed on May 26, 2022).

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 of the Company’s Annual Report on Form 10-K filed on March 29, 2024).
23.1*	Consent of Grant Thornton LLP.
23.2*	Consent of KPMG LLP.
23.3	Consent of Cooley LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page hereto).
97.1	Xos, Inc. Incentive Compensation Recoupment Policy effective as of November 15, 2023 (incorporated by reference to Exhibit 97.1 of the Company’s Annual Report on Form 10-K filed on March 29, 2024).

Exhibit Number	Description

101.INS	XBRL Instance Document.
101.SCH	XBRL Taxonomy Extension Schema Document.
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.
107	Filing Fee Table (incorporated by reference to Exhibit 107 to the initial filing of this Registration Statement on Form S-1 on July 27, 2023).
__________________
*Filed herewith.
+The schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.
#Indicates management contract or compensatory plan or arrangement.
Item 17. Undertakings
(a)The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Los Angeles, State of California on September 6, 2024.

XOS, INC.

/s/ Dakota Semler
Name:	Dakota Semler
Title:	Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dakota Semler, Christen Romero and Liana Pogosyan, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dakota Semler	Chief Executive Officer, Chairman	September 6, 2024
Dakota Semler	(Principal Executive Officer)

/s/ Liana Pogosyan	Acting Chief Financial Officer	September 6, 2024
Liana Pogosyan	(Principal Financial Officer and Principal Accounting Officer)

/s/ Giordano Sordoni	Chief Operating Officer, Director	September 6, 2024
Giordano Sordoni

/s/ Alice K. Jackson	Director	September 6, 2024
Alice K. Jackson

/s/ Stuart Bernstein	Director	September 6, 2024
Stuart Bernstein

/s/ Luisa Ingargiola	Director	September 6, 2024
Luisa Ingargiola

/s/ George N. Mattson	Director	September 6, 2024
George N. Mattson

Signature	Title	Date

/s/ Dietmar Ostermann	Director	September 6, 2024
Dietmar Ostermann

/s/ Ed Rapp	Director	September 6, 2024
Ed Rapp

/s/ Michael Richardson	Director	September 6, 2024
Michael Richardson